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                                                     EXHIBIT T3E-1

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (EASTERN DIVISION)

---------------------------------------
In re:                                 )     Chapter 11 Case Nos.
                                       )
SYRATECH  CORPORATION,                 )  05-11062(RS)
WALLACE  INTERNATIONAL DE P.R.,        )  05-11064(RS)
INC. AND CHI INTERNATIONAL, INC.       )  05-11065(RS)
                                       )
Debtors.                               )  Jointly Administered
---------------------------------------

              DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE

                                 March 28, 2005

                 Andrew M. Troop (BBO#547179)
                 Christopher R. Mirick (BBO#639683)
                 Arthur R. Cormier (BBO#645116)
                 WEIL, GOTSHAL & MANGES, LLP
                 100 Federal Street, 34th Floor
                 Boston, MA 02110 (617) 772-8300
                 COUNSEL TO THE DEBTORS AND DEBTORS IN POSSESSION

         THE DEBTORS AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN
         PROVIDES THE BEST POSSIBLE RECOVERIES TO THE CLAIMANTS AND THAT
        ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EVERY CLASS OF
             CLAIMANTS. ACCORDINGLY, THE DEBTORS AND THE CREDITORS'
              COMMITTEE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.
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                                TABLE OF CONTENTS
                                                                            PAGE

I.    INTRODUCTION - SUMMARY OF PROCEDURAL AND VOTING
      MATTERS ...............................................................  2

II.   OVERVIEW OF THE PLAN ..................................................  8

III. HISTORY OF THE DEBTORS PRIOR TO THE FILING DATE ........................ 10

IV.  SUMMARY OF SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS ........ 13
        A.  Prepetition Capital Structure ................................... 13
            1.   Bank Financing ............................................. 13
            2.   Senior Notes ............................................... 14
            3.   Equity Ownership ........................................... 14
        B.  Events Precipitating Negotiations with Noteholders .............. 14
        C.  Negotiations with Noteholders ................................... 14

V.   SIGNIFICANT EVENTS IN THE REORGANIZATION CASES ......................... 15
        A.  Chapter 11 Financing and Exit Financing ......................... 15
        B.  Operational Issues After the Petition Date ...................... 16
            1.   Trade Vendor Matters ....................................... 16
            2.   Employee Matters ........................................... 16
            3.   Operation of Business ...................................... 16
            4.   Sale of Silvestri Division Assets .......................... 16
        C.  Case Administration ............................................. 17
            1.   Representation of the Debtor and the Unsecured Creditors'
                 Committee .................................................. 17
            2.   Establishment of Bar Dates ................................. 18
            3.   Filing of Schedules and Statements of Financial Affairs .... 19

VI.  THE PLAN OF REORGANIZATION ............................................. 19
        A. Classification and Treatment of Claims and Interests in the
                 Debtors .................................................... 20
            1.   Treatment of Classified Claims and Interests ............... 21
                 (a)  Class 1: Priority Claims .............................. 21
                 (b)  Class 2: Senior Lender Claims ......................... 22
                 (c)  Class 3: Non-Bank Secured Claims....................... 22

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                                TABLE OF CONTENTS
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                                                                            PAGE
                 (d)  Class 4: General Unsecured Claims ..................... 23
                 (e)  Class 5: Other Unsecured Claims ....................... 24
                 (f)  Class 6: Old Preferred Stock of Syratech............... 25
                 (g)  Class 7: Old Common Stock of Syratech.................. 25
            2.   Treatment of Unclassified Claims and Interests ............. 26
                 (a)  Administrative Claims; Administrative Claim Bar Date .. 26
                 (b)  Priority Tax Claims ................................... 27
                 (c)  Fee Claims; Fee Claim Bar Date ........................ 27
                 (d)  Intercompany Claims; Interests in Subsidiaries; Treasury
                      Notes.................................................. 29
        B.  Securities to Be Issued Pursuant to the Plan .................... 30
            1.   New Senior Notes ........................................... 30
            2.   New Common Stock ........................................... 31
            3.   New Warrants ............................................... 31
            4.   Securities Law Matters ..................................... 31
                 (a)  Issuance and Resale of New Securities Under the Plan of
                      Reorganization......................................... 31
                 (b)  Listing................................................ 32
                 (c)  Exchange Act Restrictions on Transfers................. 32
                 (d)  Registration Rights.................................... 33
                 (e)  Legends................................................ 33
        C.  Means of Implementation of the Plan of Reorganization............ 34
            1.   Exit Facility............................................... 34
            2.   Issuance of New Senior Notes................................ 34
            3.   Issuance of New Equity and New Warrants..................... 34
            4.   New Warrant Agreement and Stockholders Agreement............ 34
            5.   Cancellation of Existing Securities and Agreements.......... 34
            6.   Corporate Action............................................ 35
                 (a)  Restated Charters and Restated Bylaws.................. 35
                 (b)  Board of Directors of Reorganized Syratech............. 35

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                                   (CONTINUED)

                                                                            PAGE
                 (c)  Officers of the Reorganized Companies.................. 35
       D.  Provisions Governing Distributions ............................... 36
           1.    Date of Distributions ...................................... 36
           2.    Distribution Agent ......................................... 36
           3.    Compensation of Professionals .............................. 36
           4.    Delivery of Distributions .................................. 36
           5.    Manner of Payment Under Plan of Reorganization.............. 37
           6.    Fractional Shares of New Equity and New Warrants ........... 37
           7.    Setoffs and Recoupment ..................................... 38
           8.    Distributions After Distribution Date ...................... 38
           9.    Rights and Powers of Distribution Agent .................... 38
                 (a)  Powers of the Distribution Agent....................... 38
                 (b)  Expenses Incurred On or After the Effective Date ...... 38
           10.   Exemption from Securities Law............................... 38
       E.  Procedures for Treating Disputed Claims Under the Plan ........... 38
           1.    Objections to Claims ....................................... 38
           2.    Distributions on Account of Allowed Claims Only; Reserve for
                 Disputed Other Unsecured Claims Only ....................... 39
           3.    Treatment of Reserve for Disputed Other Unsecured Claims ... 39
                 (a)  Tax Treatment of Escrow................................ 39
                 (b)  Funding of Escrow's Tax Obligation .................... 40
           4.    Allocation Between Principal and Interest .................. 40
       F.  Provisions Governing Executory Contracts and Unexpired Leases .... 40
           1.    Executory Contracts and Unexpired Leases ................... 40
                 (a)  Assumption and Rejection of Leases and Contracts ...... 40
                 (b)  Reservation of Rights ................................. 41
                 (c)  Assumption and Rejection Pursuant to Confirmation Order 41
          2.     Bar Date for Rejection Damages.............................. 42
          3.     Cure........................................................ 42
          4.     Compensation and Benefit Plans ............................. 43

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                                   (CONTINUED)

                                                                            PAGE
           5.    Employee / Management Incentive Plan........................ 43
       G.  Conditions Precedent to Confirmation and Consummation............. 44
           1.    Conditions to Confirmation.................................. 44
           2.    Conditions to Consummation.................................. 44
           3.    Waiver of Conditions to Confirmation and Consummation....... 45
           4.    Effect of Nonoccurrence of the Conditions to Consummation... 45
       H.  Effect of Confirmation............................................ 45
           1.     Vesting of Assets ......................................... 45
           2.     Binding Effect............................................. 46
           3.     Discharge of the Debtors .................................. 46
           4.     Release of Claims ......................................... 46
           5.     Indemnification Obligations ............................... 50
       I.  Waiver of Avoidance Actions....................................... 50
       J.  Retention of Jurisdiction......................................... 50
       K.  Miscellaneous Provisions ......................................... 52
           1.     Payment of Statutory Fees.................................. 52
           2.     Administrative Expenses Incurred After the Confirmation
                  Date....................................................... 52
           3.     Amendment or Modification of the Plan of Reorganization.... 53
           4.     Section 1125(e) of the Bankruptcy Code..................... 53
           5.     Compliance with Tax Requirements .......................... 53
           6.     Exemption from Transfer Taxes.............................. 53
           7.     Non-Severability of Plan Provisions........................ 53
           8.     Governing Law.............................................. 54
VII.  PROJECTIONS ........................................................... 54
VIII. CERTAIN FACTORS AFFECTING THE DEBTORS.................................. 55
       A.  Certain Bankruptcy Law Considerations............................. 55
           1.     Risk of Non-Confirmation of the Plan....................... 55
           2.     Non-Consensual Confirmation or "Cramdown".................. 55
           3.     Risk of Non-Occurrence of the Effective Date............... 56

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
           4.    Effect of the Debtors' Chapter 11 Cases on Relations With
                 Customers................................................... 56
       B.  Factors Affecting the Value of the Securities to be Issued Under
           the Plan.......................................................... 56
           1.    Competitive Conditions...................................... 56
           2.    Capital Requirements........................................ 57
           3.    Variances from Projections.................................. 57
           4.    Disruption of Operations.................................... 57
           5.    Lack of Trading Market...................................... 57
           6.    Dividend Policies........................................... 57
       C.  Certain Tax Matters .............................................. 58
       D.  Pending Litigation or Demands Asserting Prepetition Liability..... 58

IX. VOTING PROCEDURES AND REQUIREMENTS ...................................... 58
       A.  Voting Deadline................................................... 58
       B.  Holders of Claims and Equity Interests Entitled to Vote........... 59
       C.  Vote Required for Acceptance by a Class........................... 60
       D.  Voting Procedures................................................. 60
           1.    Holders of Other Unsecured Claims (Class 5)................. 60
           2.    Holders of Old Preferred Stock of Syratech (Class 6)........ 60
           3.    Holders of Old Common Stock of Syratech (Class 7)........... 60
           4.    Delivery of Old Securities.................................. 61
           5.    Withdrawal of Ballot........................................ 61
X.  CONFIRMATION OF THE PLAN................................................. 61
       A.  Confirmation Hearing.............................................. 61
       B.  Requirements for Confirmation of the Plan......................... 62
           1.    Requirements of Section 1129(a) of the Bankruptcy Code...... 62
                 (a)  General Requirements................................... 62
                 (b)  Best Interests Test.................................... 63
                 (c)  Feasibility............................................ 65
           2.    Requirements of Section 1129(b) of the Bankruptcy Code...... 65
                 (a)  No Unfair Discrimination............................... 65

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                                   (CONTINUED)

                                                                            PAGE

                 (b)  Fair and Equitable..................................... 66
XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF
     REORGANIZATION.......................................................... 66
     A.    Liquidation Under Chapter 7 ...................................... 66
     B.    Alternative Plan of Reorganization................................ 67

XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION... 67
     A.    Consequences to the Debtors....................................... 68
           1.    Cancellation of Debt........................................ 69
           2.    Limitation on NOL Carryforwards and Other Tax Attributes.... 69
                 (a)  General Section 382 Annual Limitation.................. 70
                 (b)  Built-In Gains and Losses.............................. 70
                 (c)  Special Bankruptcy Exception........................... 71
           3.    Alternative Minimum Tax..................................... 71
     B.    Consequences to Holders of Certain Claims and Interests........... 72
           1.    Consequences to Holders of Other Unsecured Claims........... 72
                 (a)  Consequences if the Other Unsecured Claims Do Not
                      Constitute "Securities" of Syratech.................... 72
                 (b)  Consequences if the Other Unsecured Claims Constitute
                      "Securities" of Syratech............................... 74
           2.    Consequences to Holders of Interests in Syratech
                 (i.e., holders of Old Preferred Stock of Syratech or
                 Old Common Stock of Syratech)............................... 74
           3.    Distributions in Discharge of Accrued but Unpaid Interest
                 and Allocation of Consideration............................. 75
           4.    Ownership and Disposition of the New Senior Notes........... 76
                 (a)  Interest and Original Issue Discount on the
                      New Senior Notes....................................... 76
                 (b)  The Issue Price of the New Senior Notes................ 77
                 (c)  Acquisition Premium and Bond Premium................... 77
                 (d)  Sale, Exchange or Redemption of New Senior Notes ...... 78
                 (e)  Market Discount ....................................... 78

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                                   (CONTINUED)

                                                                            PAGE
           5.    Subsequent Sale of Shares of New Equity..................... 79
           6.    Ownership and Disposition of New Warrants; Constructive
                 Distributions to Holders of New Equity...................... 79
           7.    Treatment of the Other Unsecured Claims Escrow Account...... 80
                 (a)  Other Unsecured Claims Escrow Account -
                      Federal Income Tax - General........................... 80
                 (b)  Other Unsecured Claims Escrow Account -
                       Intended Treatment by Debtors......................... 81
                 (c)  Other Unsecured Claims Escrow Account -
                      Financing of Tax Obligations........................... 81
           8.    Information Reporting and Withholding....................... 82

XIII. CONCLUSION............................................................. 83

EXHIBITS

Exhibit A - Plan of Reorganization
Exhibit B - Disclosure Statement Order
Exhibit C - Voting Procedures
Exhibit D - Liquidation Analysis

Exhibit E - Condensed Projected Financial Statements
Exhibit F - Form of Lock-up Agreement and Noteholder Term Sheet
Exhibit G - List of Members of the Noteholders' Committee
Exhibit H - Executory Contract Schedule
Exhibit I - Exit Financing Commitment Term Sheet
Exhibit J - Term Sheet for Stockholders' Agreement
Exhibit K - Form of New Senior Notes and Indenture
Exhibit L - Term Sheet for New Warrants
Exhibit M - Prepetition Equity Ownership

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              DEBTORS' FIRST AMENDED DISCLOSURE STATEMENT PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE

         This Disclosure Statement ("DISCLOSURE STATEMENT") has been prepared pursuant to section 1125 of chapter 11, title 11 of the United States Code (the "BANKRUPTCY CODE") on behalf of Syratech Corporation, Wallace International de P.R., Inc. and CHI International, Inc. (collectively, the "DEBTORS") and describes the terms and provisions of the First Amended Joint Plan of Reorganization of Syratech Corporation and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code filed with the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the "BANKRUPTCY COURT"), on March 28, 2005 (the "Plan"). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan. A copy of the Plan is attached as EXHIBIT A.

         The information contained in the Disclosure Statement has been prepared by the Debtors in good faith The financial information in this document has not been subject to an audit. The Debtors believe that this Disclosure Statement complies with the requirements of the Bankruptcy Code.

         The statements contained in this Disclosure Statement are generally made as of the date hereof, unless another time is specified, and delivery of this Disclosure Statement shall not create an implication that there has been no change in the information set forth herein since the date of this Disclosure Statement or the date of the materials relied upon in preparation of this Disclosure Statement.

         This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan, and nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive advice on the tax or other legal effects of the Plan on holders of Claims or Interests.

         The description of the Plan contained in this Disclosure Statement is intended as a summary only and is qualified in its entirety by reference to the Plan itself. Each holder of a Claim or an Interest should read, consider and carefully analyze the terms and provisions of the Plan. If any inconsistency exists between the Plan and this Disclosure Statement, the terms of the Plan are controlling.

         Any representation made to secure acceptance of the Plan that is not contained in this Disclosure Statement should be reported to the Bankruptcy Court, counsel to the Debtors and the United States Trustee.

         All holders of Claims or Interests who are entitled to vote are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan, prior to submitting a ballot pursuant to this solicitation.

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         Bankruptcy Court approval of this Disclosure Statement is not a decision by the Bankruptcy Court on the merits of the Plan.

I. INTRODUCTION - SUMMARY OF PROCEDURAL AND VOTING MATTERS

         The Debtors have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan filed with the Bankruptcy Court. The purpose of this Disclosure Statement is to provide holders of Claims and Interests ("CLAIMANTS") with sufficient information to make an informed decision as to whether to accept or reject the Plan. The Plan is a legally binding arrangement and should be read in its entirety. No summary o f the Plan should be relied upon in determining whether to accept or reject the Plan.

         UNLESS OTHERWISE DEFINED HEREIN, ALL CAPITALIZED TERMS CONTAINED IN THIS DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

         Attached as Exhibits to this Disclosure Statement are the following documents:

         1.       the Plan (Exhibit "A");

         2. the Order of the Bankruptcy Court, dated March 30, 2005, approving this Disclosure Statement (the "DISCLOSURE STATEMENT ORDER") (Exhibit `B");

         3. Ballot Tabulation and Solicitation Procedures, as approved by the order of the Bankruptcy Court dated March 30, 2005 (the "VOTING PROCEDURES") (Exhibit "C");

         4.       Liquidation Analysis (Exhibit "D");

         5.       Condensed Projected Financial Statements (Exhibit "E");

         6.       Form of Lock-up Agreement and Noteholder Term Sheet (Exhibit
                  "F"),

         7. Executory Contract Schedule pursuant to Section 8.1 (a) of the Plan (Exhibit "G");

         8.       List of members of the Noteholders' Committee (Exhibit "H");

         9.      DIP Financing and Exit Financing Commitment Term Sheets
                 (Exhibit "I");

         10.      Term Sheet for Stockholders' Agreement (Exhibit "J");

         11.      Form of New Senior Notes and Indenture (Exhibit "K");

         12.      Term Sheet for New Warrants (Exhibit "L"); and

         13.      Prepetition Equity Ownership (Exhibit "M").

         Please note the remaining exhibits (if any) to the Plan and Disclosure Statement, amendments to the exhibits (if any), the definitive form of each of the Stockholders' Agreement, the New Warrants and the New Warrant Agreements, and any additional agreements, instruments or other definitive documents contemplated by the Plan or Disclosure Statement but

                                        2
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not currently attached hereto as an exhibit, will be contained in a separate exhibit volume (the "PLAN SUPPLEMENT'), and be filed with the clerk of the Bankruptcy Court at least fifteen (15) days prior to the Confirmation Hearing. Upon filing, this exhibit volume will be deemed a part of the Disclosure Statement and record before the Bankruptcy Court. Such exhibit volume may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Claimants and Interest holders also may obtain a copy of the exhibit volume, once filed, from the Debtors by written request sent to the following address:

                          If by Mail:

                                  Donlin, Recano & Company,
                                  Inc. Re: Syratech
                                  Corporation P.O. Box 2034
                                  Murray Hill Station
                                  New York, NY 10156-0701
                                  Attn.: Voting Department

                          If by hand delivery or overnight courier:

                                  Donlin, Recano & Company,
                                  Inc. Re: Syratech
                                  Corporation 419 Park
                                  Avenue South Suite 1206
                                  New York, NY 10016
                                  Attn.: Voting Department

or from the following website: WWW.DONLINRECANO.COM.
                               --------------------

         In addition, the Ballot for acceptance or rejection of the Plan is enclosed with this Disclosure Statement if you are entitled to vote to accept or reject the Plan.

         On March 30, 2005, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable hypothetical, reasonable investors typical of the Claimants to make an informed judgment as to whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         On March 30, 2005, after notice and a hearing, the Bankruptcy Court also entered an order approving the Voting Procedures. Among other things, these procedures (i) designate which Claimants are entitled to vote on the Plan and
(ii) establish other procedures governing the

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solicitation and tabulation of Ballots. A copy of the Voting Procedures is attached to this Disclosure Statement as Exhibit "C." SEE Article IX of this Disclosure Statement, entitled, "VOTING PROCEDURES AND REQUIREMENTS," for a complete description of the Voting Procedures.

         Each Claimant entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting on the Plan.

         As prescribed by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), Claims asserted against, and equity Interests in, the Debtors are placed into "Classes." The Plan designates seven (7) separate Classes of Claims and Interests. The classification of Claims and Interests and the treatment of each Class is discussed in detail below. SEE
Article VI. A. of this Disclosure Statement, entitled "THE PLAN OF REORGANIZATION - Classification and Treatment of Claims and Interests in the Debtors", below.

         Under the Bankruptcy Code, only classes of claims or equity interests that are "impaired" and receiving or retaining any property on account of such claim or interest are entitled to vote to accept or reject the Plan. The Claims in Class 5 (Other Unsecured Claims), and the Interests in Class 6 (Old Preferred Stock of Syratech) and Class 7 (Old Common Stock of Syratech), are impaired and entitled to vote. SEE Article III of the Plan, entitled "CLASSIFICATION OF CLAIMS AND INTERESTS", and Article VI. A. of this Disclosure Statement, entitled "THE PLAN OF REORGANIZATION - Classification and Treatment of Claims and Interests in the Debtors", below. Claimants in these Classes who, pursuant to the Voting Procedures, are entitled to vote on the Plan may do so by completing and mailing the enclosed Ballot to the address set forth on the Ballot so that it is received by 4:00 p.m. (prevailing Eastern time) on May 2, 2005 (the "VOTING DEADLINE").

         If you did not receive a Ballot, it is because the Debtors believe that, in accordance with the Voting Procedures, you are not entitled to vote on the Plan.

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================================================================================

     THE FOLLOWING ARE NOT ENTITLED TO VOTE ON THE PLAN AND, THEREFORE, HAVE NOT RECEIVED BALLOTS WITH THIS DISCLOSURE STATEMENT:

o        HOLDERS OF ADMINISTRATIVE CLAIMS
o        HOLDERS OF PRIORITY TAX CLAIMS
o        HOLDERS OF PRIORITY NON-TAX CLAIMS
o        HOLDERS OF SENIOR LENDER CLAIMS
o        HOLDERS OF NON-BANK SECURED CLAIMS
o        HOLDERS OF GENERAL UNSECURED CLAIMS
o        CLAIMANTS WHOSE CLAIMS HAVE BEEN FULLY DISALLOWED
o CLAIMANTS WHOSE CLAIMS ARE THE SUBJECT OF PENDING OBJECTIONS AND HAVE NOT BEEN ALLOWED FOR VOTING PURPOSES

================================================================================

                 If you are not listed above and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact the Balloting Agent at

                          If by Mail:

                                  Donlin, Recano & Company,
                                  Inc. Re: Syratech
                                  Corporation P.O. Box 2034
                                  Murray Hill Station
                                  New York, NY 10156-0701
                                  Attn.: Voting Department

                          If by hand delivery or overnight courier:

                                  Donlin, Recano & Company,
                                  Inc. Re: Syratech
                                  Corporation 419 Park Avenue
                                  South Suite 1206
                                  New York, NY 10016
                                  Attn.: Voting
                                  Department

or by telephone at 212-481-1411.

         If you are not entitled to vote solely because your Claim is the subject of a pending objection, you may apply to the Bankruptcy Court for an order allowing your Claim for voting purposes only.

                                        5
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         The Bankruptcy Code defines "acceptance" of a plan by (a) a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan and (b) a class of interests as acceptances by holders of at least two-thirds in amount of the allowed interests of that class that cast ballots for acceptance or rejection of the plan. The Debtors are seeking acceptance of the Plan by holders of Claims in Class 5 and holders of Interests in Class 6 and Class 7. For a complete description of the requirements for acceptance of the Plan, SEE Article X of this Disclosure Statement, entitled, "CONFIRMATION OF THE PLAN."

         In the event one or more of Class 6 (Old Preferred Stock of Syratech) or Class 7 (Old Common Stock of Syratech) votes not to accept the Plan, and such Plan is not withdrawn as provided in the Plan, the Debtors may, at their option, seek to effect a "cramdown" on such dissenting Class or Classes, including by modifying the Plan, if necessary, to provide that such impaired rejecting Class or Classes are treated in accordance with the absolute priority rule contained in section 1129(b) of the Bankruptcy Code; any such modification may include eliminating (in whole or in part) value from all Classes at and below the level of the objecting Class or Classes and, if applicable, reallocating such value to the impaired Class or Classes that did not accept the Plan. SEE Article X.B.2. of this Disclosure Statement, entitled, "CONFIRMATION OF THE PLAN - Requirements for Confirmation of the Plan - Requirements of Section 1129(b) of the Bankruptcy Code." The Debtors may make any such modifications or amendments to the Plan, and any such modifications or amendments shall be filed with the Court and served on all parties in interest entitled to receive notice of the Confirmation Hearing, at least one (1) day prior to such hearing. In the event that the Debtors determine to modify or amend the Plan to effectuate a "cramdown, " the filing and service of the modifications and amendments, if any, in accordance with this paragraph shall be deemed to be adequate notice of the Debtors' intention to seek "cramdown" and no other notice will be required. In the event that the Debtors determine to seek "cramdown" without modifying or amending the Plan, the Debtors shall not be required to file or serve any notice in connection therewith. All holders of Claims and Interests are hereby advised that the Debtors may seek "cramdown" of the Plan in its current form over the rejecting votes of any impaired Class at the Confirmation Hearing without any further notice.

         Nothing contained in the foregoing paragraph shall limit the ability of the Debtors to modify the Plan at the Confirmation Hearing, subject to Bankruptcy Court approval, without any further notice.

         After carefully reviewing this Disclosure Statement, including the Exhibits, each Claimant in an impaired class that is entitled to vote should vote on the enclosed Ballot and return the Ballot in the envelope provided so that it is ACTUALLY RECEIVED by the Voting Deadline: 4:00 p.m. (prevailing Eastern time) on May 2, 2005. If you have a Claim or Interest in more than one class and you are entitled to vote Claims or Interests in more than one class, you will receive separate Ballots for each Claim or Interest.

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         All Claimants entitled to vote should vote and return their Ballots to the following address:

               If by Mail:

                       Donlin, Recano & Company, Inc.
                       Re: Syratech Corporation
                       P.O. Box 2034
                       Murray Hill Station
                       New York, NY 10156-0701
                       Attn.: Voting Department

               If by hand delivery or overnight courier:

                       Donlin, Recano & Company, Inc.
                       Re: Syratech Corporation
                       419 Park Avenue South
                       Suite 1206
                       New York, NY 10016
                       Attn.: Voting Department

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLYRECEIVED BY THE BALLOTING AGENT BY THE VOTING DEADLINE -- 4:00 P.M., PREVAILING EASTERN TIME ON MAY 2, 2005. BALLOTS MUST BE DELIVERED BY MAIL, COURIER, OR DELIVERY SERVICE. FACSIMILE OR EMAIL BALLOTS WILL NOT BE ACCEPTED. ANY COMPLETED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL BE COUNTED AS ACCEPTING THE PLAN.

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on May 12, 2005, at 10:00 a.m., before the Honorable Robert Somma, United States Bankruptcy Court, Courtroom 4, Thomas P. O'Neill, Jr., Federal Building, 10 Causeway Street, Boston, Massachusetts 02222. In the Disclosure Statement Order (which is attached as Exhibit "B" hereto), the Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before May 2, 2005, at 4:00 p.m. (prevailing Eastern Time), in the manner described in the Disclosure Statement Order and set forth in Article X.A. of this Disclosure Statement, entitled, "CONFIRMATION
OF THE PLAN -- Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned date of the Confirmation Hearing.

                            II. OVERVIEW OF THE PLAN

                 The following is a summary overview of the Plan, and is intended to provide parties in interest with a concise description of the Plan. THIS SUMMARY OVERVIEW IS NOT A COMPLETE DESCRIPTION OF THE PLAN AND DOES NOT SUBSTITUTE FOR THE PLAN AND THE DISCLOSURE STATEMENT, BOTH OF WHICH SHOULD BE READ IN THEIR ENTIRETY. Capitalized terms used in this summary overview but not defined herein are used with the meanings assigned to such terms in the Disclosure Statement or the Plan. This summary overview is provided as a convenience only, and in the event of any discrepancy between this summary overview and the terms of the Plan, the Plan controls. Parties in interest are encouraged to read the Plan and this Disclosure Statement carefully.

         The Plan is the result of pre-petition negotiations between the Debtors and the Noteholders' Committee, and primarily implements the financial restructuring of the Debtors set forth in the Lock-up Agreement and its attached term sheet, which are attached as Exhibit "F" to this Disclosure Statement. Briefly stated, the Plan provides for the continued operations of these Debtors after the confirmation of the Plan, with essentially their current operational structure' but with a new capital structure. To achieve the new capital structure, the Plan effectively provides for (a) new senior secured financing that will be used, among other things, to pay off in full the DIP Obligations,
(b) holders of trade debt and employee-related unsecured debt to be paid in full the allowed amounts of their claims as they would otherwise become due in the ordinary course of business, and holders of other general unsecured claims to be paid in full the allowed amount of their claims on the Effective Date of the Plan, (c) holders of Senior Notes and certain other non trade unsecured debt to share pro rata, in a pool consisting of $55 million in New Senior Notes to be issued by Reorganized Syratech and approximately 90% of the common equity of Reorganized Syratech, subject to dilution as described in the Plan, (d) holders of Syratech's outstanding preferred equity interests to receive a pro rata share of warrants for 2.5% of Reorganized Syratech's common stock, exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $140,000,000 (the "NEW WARRANTS A"), (e) holders of Syratech's outstanding common equity interests to receive a pro rata share of warrants for 2.5% of Reorganized Syratech's common stock, exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000 (the "NEW WARRANTS B"), and (f) approximately 10% of the common stock of the reorganized Syratech to be reserved for a management incentive plan.

         The details of the Plan will govern your rights, not the summary set forth above. YOU ARE THEREFORE, URGED TO READ THE PLAN CAREFULLY.

--------------
1 As part and parcel of the reorganization process, the Debtors may sell assets during these chapter 11 cases, provided that the Debtors will have the benefit of the proceeds of such sale(s). Any sale(s) outside the ordinary course of business will be made in compliance with the requirements of section 363(b) of the Bankruptcy Code and rule 2002(a)(2) of the Bankruptcy Rules. In fact, prior to the Confirmation Hearing, the Debtors anticipate selling their Silvestri Division in this manner. SEE Section V.B.4 of this Disclosure Statement, entitled "SIGNIFICANT EVENTS IN THE REORGANIZATION CASES - Operational Issues After the Petition Date - Sale of Silvestri Division Assets," below.

         The Plan classifies the Claims against, and Interests in, the Debtors as follows:

------------------------------------------------------------------------------------------------------------
  CLASSIFICATION        DESCRIPTION                                      TREATMENT
------------------------------------------------------------------------------------------------------------
                                                                         Unimpaired - paid in full on
  Unclassified          Administrative Claims                            the Distribution Date, or when
                                                                         due in ordinary course, or as
                                                                         otherwise agreed
------------------------------------------------------------------------------------------------------------

                                                                         Unimpaired - paid in full on the
                                                                         Distribution Date, or paid in
                                                                         equal quarterly installments with
                                                                         interest at 6.0% per year such

  Unclassified          Priority Tax Claims                              that the claim is paid in full
                                                                         on the Effective Date anniversary
                                                                         which precedes the sixth anniversary
                                                                         of the date of assessment of such
                                                                         claim, or as otherwise agreed

------------------------------------------------------------------------------------------------------------
  Unclassified          Fee Claims                                       Unimpaired - paid in full
                                                                         when Allowed by the Court

------------------------------------------------------------------------------------------------------------
                                                                         Unimpaired - paid in full on
  Class 1               Priority Non- Tax Claims                         the Distribution Date (or when
                                                                         due if due later), or as otherwise
                                                                         agreed

------------------------------------------------------------------------------------------------------------
                                                                         Unimpaired - paid in full on
  Class 2               Senior Lender Claims                             the Distribution Date to extent
                                                                         not previously paid
------------------------------------------------------------------------------------------------------------
                                                                         Unimpaired - either (i)
                                                                         Reinstated, (ii) paid in full on
  Class 3               Non-Bank Secured Claims                          the Distribution Date, (iii) receive
                                                                         the relevant collateral securing
                                                                         such claim, or (iv) as otherwise
                                                                         agreed
------------------------------------------------------------------------------------------------------------
  Class 4               Syratech General Unsecured Claims                Unimpaired - Reinstated
------------------------------------------------------------------------------------------------------------
  Class 5               Other Unsecured Claims                           Impaired - pro rata share of the
                                                                         Debt/Equity Pool
------------------------------------------------------------------------------------------------------------
  Class 6               Old Preferred Stock of Syratech                  Impaired - pro rata share of the
                                                                         New Warrants A
------------------------------------------------------------------------------------------------------------
  Class 7               Old Common Stock of Syratech                     Impaired - pro rata share of the
                                                                         New Warrants B
------------------------------------------------------------------------------------------------------------

              III. HISTORY OF THE DEBTORS PRIOR TO THE FILING DATE

         Syratech was founded in 1986. Syratech was publicly traded on the NYSE under the symbol "SYR" until April of 1997, when Syratech merged with THL Transaction I Corp., a Delaware corporation controlled by affiliates of Thomas H. Lee Partners, L.P. ("THL"). Following the merger, Syratech was de-listed from the NYSE. As of the Petition Date, a majority of the equity interests of Syratech were held by affiliates of THL. SEE Article IV. A. of this Disclosure Statement, entitled "SUMMARY OF SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS - Prepetition Capital Structure" for details regarding the Debtors' prepetition capital structure.

         Syratech and its debtor and non-debtor subsidiaries (collectively, the "COMPANY") design, manufacture, import and market a diverse portfolio of tabletop, giftware and products for home entertaining and decoration. The Company is one of the leading domestic manufacturers and marketers of sterling silver flatware and sterling silver and silver-plated hollowware. The Company also offers a number of other complementary tabletop, giftware and products for home decoration including stainless steel flatware, picture frames, photo albums, photo storage, glassware, crystal, ceramics, lawn and garden and seasonal decorations and ornaments, lighting, and small furnishings.

         The Company has positioned itself as a single-source supplier to retailers by offering a wide assortment of products across multiple price points through its "good-better-best" strategy. This strategy enables the Company to sell its products through a broad array of distribution channels, including retail specialty stores, department stores, specialty mail order catalogue companies, mass market merchandisers, warehouse clubs, premium and incentive marketers, drug store chains, supermarkets and home centers. The Company markets its products under numerous and well-recognized tradenames including the Company owned Towle Silversmiths(R), Wallace Silversmiths(R), International Silver Company(R), Rochard(R) and Silvestri(R)(2) tradenames, and under license agreements, the tradenames Cuisinart(R), Spode(TM), and Vera Wang(R).

         As noted above, the Company's products are sold through multiple distribution channels. Customers in each distribution channel purchase a wide range of the Company's products and may purchase, on a single purchase order, any of the Company's products. Significant portions of the Company's products are sourced overseas. The Company's product development personnel work closely on design with third party vendors located primarily in the Asia Pacific Rim from whom most of these products are imported. A full-time quality assurance staff based in Hong Kong and mainland China inspects products against the Company's quality and design standards and facilitates timely deliveries. The Company's products, all of which are marketed under one of the Company's many well-recognized tradenames, include the following:

--------------
2 The Debtors anticipate that they will sell their Silvestri Division prior to the Confirmation Hearing. SEE Section V.B.4 of this Disclosure Statement, entitled "SIGNIFICANT EVENTS IN THE REORGANIZATION CASES - Operational Issues After the Petition Date - Sale of Silvestri Division Assets," below.

         STERLING SILVER AND SILVER PLATED FLATWARE AND HOLLOWWARE. The Company designs, markets and distributes a variety of products in these categories, including flatware, serving pieces, cosmetic accessories and hollowware, such as candlesticks, casserole and coffee and tea services under the tradenames
Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), Tuttle Sterling(R), and under a license agreement, Vera Wang(R). Sterling flatware is manufactured at the Company's plant in Puerto Rico. Other products in this category are sourced from overseas suppliers. These products are sold primarily to specialty stores, including jewelry stores and gift stores, and department stores and are generally included in bridal registries.

         STAINLESS STEEL FLATWARE. The Company designs, markets and distributes several lines of stainless steel flatware ranging from premium mass-produced sets to high-end flatware place settings. The Company markets these products under tradenames such as Wallace Silversmiths(R), Towle Silversmiths(R), International Silver Company(R), 1847 Rogers Bros.(R) and, under license agreements, the tradenames Cuisinart(R), Spode(TM), and Vera Wang(R). Products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution for these products include department stores, mass-market merchandisers, warehouse clubs and specialty stores, and these products are also included in bridal registries.

         PICTURE FRAMES, PHOTO STORAGE AND PHOTO ALBUMS. The Company designs, markets and distributes several lines of picture frames and photo albums. The picture frames range from high end sterling silver to a variety of other frames produced in wood, resin, ceramic, metal and other mediums. The photo albums are produced in metal, fabric and wood. The Company has introduced photo storage products including wooden cabinets, compact disk holders, decorative wall accessories and wooden collage boxes. The Company markets these products under tradenames such as Melannco International(R), International Silver Company(R), Wallace Silversmiths(R), Towle Silversmiths(R), and Silvestri(R). Products in this category are imported from the Company's third-party vendors located primarily in Eastern Europe and the Asia Pacific Rim. The channels of distribution for these products include department stores (and their stationery departments), specialty stores and mass-market merchandisers.

         GLASSWARE, CRYSTAL AND CERAMICS. The Company designs, markets and distributes several lines of glassware and crystal products, including beverageware, serveware and accessories, glass vases and candle lighting. The Company markets these products under the tradenames Towle Crystal(R), International Silver Company(R), Imperial Crystal(R), and Elements(R). The Company also designs, markets and distributes a line of ceramic serveware. The Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The channels of distribution for these products include mass-market merchandisers, department stores, warehouse clubs and specialty stores.

         PORCELAIN BOXES. The Company designs, markets and distributes a diverse range of high-end, hand-painted porcelain boxes under the Rochard(TM) and Limoges

Imports(TM) tradenames which are manufactured by third-party vendors located primarily in France. The channels of distribution for these products include specialty stores, jewelry stores and department stores.

                  HOME DECORATION. The Company designs, markets and distributes a wide range of other products, including lighting and candles and candle holders produced in glass, ceramic, metal, and other mediums, brassware, napkin rings and decorative clocks. Also included in this category are figurines, vases, bowls, trays, lawn and garden decor (statuary and plant stands) and other items comprised of metal, resin, textiles, wood, ceramic and glass. The majority of the Company's products in this category are imported from the Company's third-party vendors located primarily in the Asia Pacific Rim. The Company markets these products under certain of its tradenames including International Silver Company(R), Elements(R), International Bazaar(TM), Silvestri(R), and Potpourri Designs(R). The channels of distribution for these products include department stores, mass-market merchandisers, warehouse clubs and specialty stores.

                  SEASONAL DECORATION. The Company manufactures limited edition, sterling silver Christmas ornaments that are marketed under the tradenames Wallace Silversmiths(R) and Towle Silversmiths(R). The Company designs, markets and distributes a diverse product offering of other Christmas decorations including figurines, ornaments, waterglobes, collectibles, trim, lighting, nativities, and other decorative items for Valentine's Day, Easter, Mother's Day, Halloween, and Thanksgiving produced in wood, resin, metal, paper, textiles, glass and ceramic. These products are marketed under the tradenames Silvestri(R), Wallace Silversmiths(R), International Silver Company(R), and International Bazaar(TM). These products are distributed through specialty stores, department stores, jewelry stores, mass market merchandisers and warehouse clubs.

         Because the Company sells its products through a variety of distribution channels including department and specialty stores, mass market merchandisers and warehouse clubs, drugstores, supermarkets, incentive marketers and jewelry stores, it maintains separate sales forces for its product lines so as to provide the specialized expertise and attention necessary to service its customer base. The Company's sales and marketing staff coordinates with individual retailers to devise marketing strategies and merchandising concepts and to furnish advice on advertising and product promotion. The Company has developed several promotional programs for use in the ordinary course of business to promote sales throughout the year.

         The Company's various sales and marketing efforts are supported from its principal office and showroom in East Boston, Massachusetts and, for certain of its products, from its offices and showrooms in Hong Kong. The Company maintains additional showrooms in New York, Los Angeles, Chicago, Atlanta and Dallas (although certain of these showrooms may be closed, or assigned, during the course of these reorganization cases). The Company's sales and marketing staff at December 31, 2004, consisted of approximately 121 employees who are salaried, paid commissions based on sales or, in some instances, paid a base salary plus commissions. The Company also distributes certain of its products through independent sales representatives who work on a commission basis only.

         On January 15, 2003, the Company sold its primary warehouse and distribution facility located in Mira Loma, California. Simultaneously with the sale of the property, the Company entered into an agreement to lease the facility back. The agreement provides for gradual reductions in the square footage leased during its 66 month term. To date, the Company has scaled back its use of this facility to approximately 48% of its original square footage. The Company also distributes certain tabletop and giftware products from its facility in East Boston, Massachusetts. On December 18, 2003, the Company sold its corporate headquarters office and distribution property in East Boston, Massachusetts, and leased a portion of this property back from the buyer.

         In December of 2003, the Company made the decision to discontinue the manufacture of Christmas balls and the marketing of the seasonal products including Christmas ornaments, Christmas trim, lighting and tree skirts by its Rauch Industries, Inc. subsidiary ("RAUCH"). Manufacturing operations were suspended in December 2003. The Company sold Rauch in April, 2004.

                    IV. SUMMARY OF SIGNIFICANT EVENTS LEADING
                           TO THE CHAPTER 11 FILINGS

     A. PREPETITION CAPITAL STRUCTURE

         1. BANK FINANCING.

         Syratech was party to the Amended and Restated Loan and Security Agreement dated as of March 26, 2004 (as amended as of October 15, 2004, as of November 15, 2004, as of December 23, 2004, and as of January 31, 2005, the "PREPETITION CREDIT AGREEMENT") among Syratech and the lender parties thereto and Bank of America, N.A., as Administrative Agent for such lenders. As of February 15, 2005, Syratech owed approximately $15.0 million (including accrued but unpaid interest) under the Prepetition Credit Agreement. The obligations under the Prepetition Credit Agreement were secured by substantially all of the assets of Syratech.(3)

         Wallace is party to the Second Amended and Restated Line of Credit Agreement dated as of August 12, 2003 (as amended as of July 15, 2004, the "WALLACE BANK LINE") between Wallace and Banco Popular de Puerto Rico. As of February 15, 2005, Wallace owed approximately $473,000 (including accrued but unpaid interest) under the Wallace Bank Line. Syratech has guaranteed the obligations of Wallace under the Wallace Bank Line. The obligations under the Wallace Bank Line are unsecured.

         Syratech's wholly-owned non-Debtor subsidiary, Syratech (H.K.), Ltd. posted letters of credit for certain of its vendors under the Prepetition Credit Agreement.

--------------
3      As described below, and as authorized by the Bankruptcy Court's
       February 18, 2005 order, the obligations under the Prepetition Credit Agreement were fully paid with borrowings under the DIP Credit Agreement.

         2. SENIOR NOTES.

         As of February 15, 2005, Syratech also had outstanding Senior Notes in the amount of approximately $129.1 million (including accrued but unpaid interest), issued pursuant to the Senior Notes Indenture. The Senior Notes are unsecured, and are guaranteed by the Subsidiaries.

         3. EQUITY OWNERSHIP.

         As of the Petition Date, there were 3,784,018 shares of Old Common Stock of Syratech issued and outstanding. The ownership of the Old Common Stock of Syratech is set forth as Exhibit "M" to this Disclosure Statement.

         In addition to the Old Common Stock of Syratech, as of the Petition Date, there were 18,000 shares of Old Preferred Stock of Syratech issued and outstanding. The Old Preferred Stock of Syratech has a liquidation preference of $1,000 per share plus accrued but unpaid dividends. At December 31, 2004, accrued and unpaid dividends amounted to $25,174,173.38. The ownership of the Old Preferred Stock of Syratech is set forth as Exhibit "M" to this Disclosure Statement.

         All Interests of the Subsidiaries are held solely by Syratech

         Pursuant to the Plan, all Interests of Syratech will be cancelled on the Effective Date. The New Equity and New Warrants will not be listed or traded on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Equity or New Warrants will be able to sell such securities in the future or as to the price at which any sale may occur.

     B.  EVENTS PRECIPITATING NEGOTIATIONS WITH NOTEHOLDERS

         The Debtors suffered significant net losses and generated negative cash flows from both operating and investing activities during years 2002, 2003 and 2004. As a result, the Debtors did not make certain payments due on October 15, 2004, with a grace period until November 15, 2004, under the Senior Notes Indenture, constituting events of default under both the Senior Notes Indenture and the Prepetition Credit Agreement, which would have permitted the Debtors' obligations under both agreements to be declared immediately payable. However,
(i) the holders of the Senior Lender Claims entered into a waiver and forbearance agreement, subject to certain conditions, pursuant to which they agreed not to take any action prior to December 31, 2004 with respect to such defaults, so as to provide the Debtors with additional time to finalize and implement a financial restructuring, which agreement was subsequently extended through February 21, 2005, and (ii) certain holders of the Senior Notes Claims entered into the Lock-up Agreement, as further described below.

     C.  NEGOTIATIONS WITH NOTEHOLDERS

         To address issues that have caused the Debtors to suffer losses and generate negative cash flows, the Debtors have revised, and have continued to revise, their business model. This revised business model reflects the fact that the Debtors remain strategically focused and operationally strong. However, the business environment, the lack of available financing, anticipated liquidity constraints and the defaults under the Prepetition Credit Agreement and the Senior Notes Indenture require a financial restructuring to support the Debtors' continuing existence. Accordingly, the Debtors embarked on negotiations with the holders of their Senior Notes in an effort to minimize leverage on their balance sheets, while recognizing the importance of maintaining uninterrupted, solid and dependable relationships with their trade creditors, employees and customers.

         After extensive and ultimately successful negotiations with the Noteholders' Committee, on November 16, 2004, the Debtors announced that they had reached an agreement in principle to restructure and substantially reduce the Debtors' outstanding indebtedness, while at the same time preserving the Debtors' critical relationships with suppliers, employees and customers, through a "prenegotiated" chapter 11 filing . The parties agreed that a chapter 11 would be the best vehicle to implement the proposed restructuring, because it would enable the Debtors to take necessary actions to protect and enhance their businesses and the value that will inure to the benefit of creditors.

         To reflect this agreement, the Debtors entered into the Lock-up Agreement, dated November 15, 2004, with certain of the holders of the Senior Notes. The Lock-up Agreement was amended by that certain First Amendment to Lock-up Agreement dated as of December 28, 2004, and further amended by that certain Second Amendment to Lock-up Agreement dated as of January 31, 2005. Pursuant to the terms and conditions of the Lock-up Agreement, the holders of in excess of 70% of the amount of the Senior Note Claims have agreed not to oppose the Plan, subject to the terms thereof. The Lock-up Agreement and the attached term sheet are attached as Exhibit "F" to this Disclosure Statement.

                V. SIGNIFICANT EVENTS IN THE REORGANIZATION CASES

     A.  CHAPTER 11 FINANCING AND EXIT FINANCING

         To facilitate the Debtors' filing and uninterrupted operations during the Reorganization Cases, the Debtors negotiated an agreement with the DIP Agent regarding debtor in possession financing. The debtor in possession financing was approved on an interim basis by an order of the Court entered on February 18, 2005, and on a final basis by an order of the Court dated March 8, 2005. In accordance with these orders, the DIP facility was used to pay in full the amount owed on the Prepetition Credit Agreement; and borrowings under the DIP facility have been used to support operations during the course of the Reorganization Cases. The DIP Obligations are Administrative Claims under the Plan, secured by valid, enforceable and fully perfected interests in and liens and mortgages upon all prepetition and postpetition assets of the Debtors, and of Syratech' s wholly owned non-debtor subsidiary, Syratech (H.K.) Ltd., which is a guarantor of the DIP Obligations. The DIP Obligations will be paid in full on the Effective Date.

         To facilitate their emergence from chapter 11, the Debtors also negotiated terms of permanent financing with the DIP Agent to be put in place and available upon the Effective

Date of the Plan. A summary of terms and conditions of the permanent financing (the "EXIT FINANCING TERM SHEET") is annexed as Exhibit "I" to this Disclosure Statement.

      B. OPERATIONAL ISSUES AFTER THE PETITION DATE

         On the Petition Date, the Debtors filed motions to obtain certain orders from the Court designed to minimize disruptions of business operations and to facilitate their reorganization. These include, but are not limited to, the following:

         1. TRADE VENDOR MATTERS

         Continued good and uninterrupted relations with trade and other business vendors are essential, the Debtors believe, to the continued operation of their business during the pendency of the Reorganization Cases. Accordingly, and in light of the anticipated recovery to General Unsecured Creditors of 100%, the Debtors requested an order of the Court authorizing payments to vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date, as long as the vendors who receive such payments continue to provide the Debtors with customary shipments and credit terms. On February 18, 2005, the Court entered an order granting the Debtors' request.

         2. EMPLOYEE MATTERS

         The Debtors also consider their employees and their independent contractors to be essential to the continued operation of the business and believe that their workforce is one of their most valuable assets. Continued employee cooperation and support is important to the success of this reorganization. Accordingly, on the Petition Date, the Debtors requested an order of the Bankruptcy Court authorizing the Debtors to pay the relatively small amount of wages, salaries, commissions, reimbursable expenses and accrued and unpaid employee benefits incurred, but not paid, prior to the Petition Date, predominately in the ordinary course of their business. On February 18, 2005, the Court entered an order granting the Debtors' request.

         3. OPERATION OF BUSINESS

         The Debtors also filed motions on the Petition Date seeking various other orders intended to allow a smooth transition through the chapter 11 process. These include, but are not limited to, orders permitting the Debtors to continue their customer programs, to pay certain insurance obligations, including workers' compensation insurance, and to maintain their cash management system. On February 18, 2005, the Court entered an order granting the Debtors' request.

         4. SALE OF SILVESTRI DIVISION ASSETS

         On March 10, 2005, the Debtors filed a motion (the "SALE MOTION") seeking authority to sell the assets related to the Debtors' Silvestri division. As set forth in the Sale Motion, prior to the Petition Date, the Debtors worked, without success, to make the Silvestri(R) division of Syratech (the "SILVESTRI DIVISION" or "SILVESTRI") a profitable contributor to the Debtors' businesses. Instead, the Silvestri Division continued to produce losses for the Debtors.

Accordingly, the Debtors concluded prior to the Petition Date that it was in their best interests to divest themselves of the Silvestri Division. To achieve this end, the Debtors explored the alternatives of liquidating the Silvestri Division and selling the division through an asset sale. Prior to the Petition Date, the Debtors solicited proposals from multiple parties for liquidating Silvestri's inventory or purchasing the Silvestri Division as a whole. As an integral part of their reorganization plan, the Debtors continued to explore liquidation and sale alternatives for the Silvestri Division after the Petition Date.

         In the Debtors' judgment, a proposal made by Gift Acquisition, L.L.C. ("GIFT ACQUISITION") to purchase the Silvestri Division as a whole, for approximately $2.5 million (subject to various adjustments), was the best proposal received. Gift Acquisitions is a whollyowned subsidiary of D.E Shaw Laminar Portfolios, L.L.C., and was formed with the involvement of Edie Lufkin, the current General Manager of the Silvestri Division, as well as of Linda Simpson, Silvestri's Vice President of Product Development. Because of their involvement on the bidder side, Mses. Lufkin and Simpson did not participate in the negotiation of this transaction on behalf of the Debtors.

         In the Sale Motion, the Debtors asked the Court to establish a sale process to allow the Debtors to "market test" the Gift Acquisition offer by soliciting competing offers and holding an auction. On March 22, 2005, the Court entered an order establishing bidding procedures in connection with the proposed sale, and scheduling a hearing on April 19, 2005, to consider approving the sale of the Silvestri Division to the highest and best bidder for those assets. Pursuant to the DIP Credit Agreement, the proceeds of the sale of the Silvestri Division will be applied to reduce the DIP Obligations. The Debtors anticipate that the sale of the Silvestri Division will close prior to, but in anticipation of, confirmation of the Plan.

      C.   CASE ADMINISTRATION

         1. REPRESENTATION OF THE DEBTOR AND THE UNSECURED CREDITORS' COMMITTEE.

         On March 8, 2005, the Court allowed the Debtors' application to retain the law firm Well, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, MA 02110 as counsel to the Debtors from the Petition Date.

         On March 8, 2005, the Court allowed the Debtors' application to retain Peter J. Solomon Company, L.P., 520 Madison Avenue, 29th Floor, New York, NY 10022 as investment bankers to the Debtors from the Petition Date.

         On March 8, 2005, the Court allowed the Debtors' application to retain Deloitte & Touche LLP, 200 Berkeley Street, Boston, MA 02116 as restructuring accountants to the Debtors from the Petition Date.

         On March 8, 2005, the Court allowed the Debtors' application to retain Alvarez and Marsal, 101 East 52nd Street, 6th Floor, New York, NY 10022 as the Debtors' restructuring advisors from the Petition Date.

         On February 18, 2005, the Court allowed the Debtors' application to retain Donlin, Recano & Company, Inc., 419 Park Avenue South, Suite 1206, New York, NY 10016 as the claims agent for the Debtors from the Petition Date.

         Pursuant to section 1102(a) of the Bankruptcy Code, following the commencement of a chapter 11 case, the United States Trustee may appoint a committee of creditors holding unsecured claims against the chapter 11 debtor, and may appoint additional committees of creditors as deemed appropriate to assure the adequate representation of creditors in a chapter 11 case. On February 25, 2005, the Creditors' Committee was designated to represent the interests of all unsecured creditors in the Reorganization Cases.

         On March 30, 2005, the Court allowed the Creditors' Committee's application to retain the law firm of Anderson, Kill & Olick, P.C., 1251 Avenue of the Americas, New York, NY 10020 as counsel to the Creditors' Committee from February 25, 2005.

         On March 30, 2005, the Court allowed the Creditors' Committee's application to retain the law firm of Bowditch & Dewey, 311 Main Street, P.O. Box 15156, Worcester, MA 01615 as local counsel to the Creditors' Committee from February 25, 2005.

         On March 30, 2005, the Court allowed the Creditors' Committee's application to retain Houlihan Lokey Howard & Zukin Financial Advisors, Inc., 225 S. Sixth Street, Suite 4950, Minneapolis, MN 55402, as financial advisors to the Creditors' Committee from February 25, 2005.

         2.   ESTABLISHMENT OF BAR DATES.

         Pursuant to the Plan, the following deadlines are established for Claimants to file a proof of claim, proof of interest, or other request for payment, as appropriate, in the Reorganization Cases:

----------------------------------------------------------------------------------------------
BAR DATE (deadline by which a proof of claim             90 days after the Confirmation Date
or proof of interest must be filed for all Claim
and Interests not covered by another bar date)
----------------------------------------------------------------------------------------------
ADMINISTRATIVE CLAIM BAR DATE (deadline for              60 days after the Confirmation Date
holders of Administrative Claims, other than
Fee Claims, to file a notice of Administrative
Claim)
----------------------------------------------------------------------------------------------
FEE CLAIM BAR DATE (deadline by which proof              60 days after the Effective Date
or applications for payment of Fee Claims
must be filed)
----------------------------------------------------------------------------------------------

                                       18

----------------------------------------------------------------------------------------------
REJECTION DAMAGE CLAIM BAR DATE (deadline                30 days after the later of (a) notice
by which a proof of claim must be filed for any          of the entry of the Confirmation Order
claim arising from the rejection of an                   or (b) the entry of a separate order
executory contract or unexpired lease)                   pursuant to a separate motion seeking
                                                         specific authority to reject the
                                                         executory contract or unexpired lease
----------------------------------------------------------------------------------------------

The Debtors will provide notice of the bar dates to all Claimants once the Confirmation Order is entered.

           3. FILING OF SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS.

         On the Petition Date, the Debtors filed with the Court their initial Statements of Financial Affairs and Schedules of Assets and Liabilities. On March 30, 2005, the Debtors filed with the Court updated Statements of Financial Affairs and Schedules of Assets and Liabilities.

                         VI. THE PLAN OF REORGANIZATION

         The Plan is annexed hereto as Exhibit "A" and forms a part of this Disclosure Statement. A summary of the principal provisions of the Plan is set forth below. This summary is qualified in its entirety by reference to the provisions of the Plan and, to the extent there is any conflict between this summary and the Plan, the language of the Plan will govern.

         The Plan provides for the restructuring of the Debtors' financial obligations. In essence, the Plan (i) does not impair Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Fee Claims, Allowed Priority Claims, Allowed Senior Lender Claims, Allowed Non-Bank Secured Claims and Allowed General Unsecured Claims; (ii) provides the holders of Allowed Senior Notes Claims, Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims, in the aggregate, with (a) New Senior Notes in the aggregate principal amount of $55 million and (b) 405,000 shares of the New Equity, subject to dilution by the Incentive Plan, the conversion of the New Senior Notes and the exercise of the New Warrants (such aggregate consideration, the "DEBT/EQUITY POOL"); (iii) provides the holders of Old Preferred Stock of Syratech with the New Warrants A for an aggregate of 2.5% of the common stock of Reorganized Syratech in satisfaction of all Old Preferred Stock of Syratech; and (iv) provides the holders of Old Common Stock of Syratech with the New Warrants B for an aggregate of 2.5% of the common stock of Reorganized Syratech in satisfaction of all Old Common Stock of Syratech The Plan of Reorganization also provides for the Debtors to satisfy in full their DIP Obligations as an Administrative Claim.

         The result of the restructuring will be a significant reduction in the amount of debt borne by the Debtors. The Debtors believe that the proposed restructuring will provide them with the necessary liquidity to fund essential capital expenditures and to compete effectively in today's business environment. Accordingly, the Debtors believe, and will demonstrate to the Court, that creditors will receive at least as much, if not more, in value under the Plan of than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

         The following is a non-technical discussion of the provisions of the Plan.

      A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN THE DEBTORS

         The Plan classifies Claims and Interests in the Debtor separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, either that Claims are unimpaired or that holders of Claims and Interests will receive various types of consideration or no distribution, thereby giving effect to the different rights of the holders of Claims or Interests of each class.

         One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Court or another court of appropriate jurisdiction determines that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between the debtor and the claimant or under applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late- filed claims, and contingent claims for contribution and reimbursement.

         The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature, and that such classes only contain claims or interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified.

         Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the holder receives nothing under the plan, in which case the holder is deemed to vote against the plan), and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 (the straight liquidation chapter) of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan
(i) does not alter the legal, equitable and contractual rights of the holders or
(ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are actually due and payable, payment in full, in cash, and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

         For a description o f the voting procedures for the Plan and the requirements that must be satisfied for the confirmation of the Plan, see, respectively, Article IX of this Disclosure Statement, entitled "VOTING PROCEDURES AND REQUIREMENTS," and Article X of this Disclosure Statement, entitled "CONFIRMATION OF THE PLAN."

         Consistent with these requirements, the Plan divides the Allowed Claims against, and Allowed Interests in, the Debtors into the following classes, with the treatment for each class as described below:

     1.  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

         The Plan divides Claims and Interests into Classes, depending on their nature and the treatment to be afforded them under the Plan. Generally, a Claim or Interest is classified in a particular Class for voting and distribution purposes only to the extent the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim or Interest qualifies for inclusion in a more specifically defined Class and a more generally defined Class, it shall be included in the more specifically defined Class.

     (a) CLASS 1: PRIORITY CLAIMS.

         Class 1 consists of all Priority Claims. Priority Claims consist of those Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code, other than an Administrative Claim, Fee Claim or Priority Tax Claim. Priority Claims include Claims for (i) accrued employee compensation earned within 90 days prior to commencement of the Reorganization Cases to the extent of $4,925 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Reorganization Cases, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,925 less (b) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the 90 days prior to the Petition Date.

         Pursuant to Section 4.1 of the Plan, unless otherwise agreed to by the Debtors or the Reorganized Companies and the respective claimant, each holder of an Allowed Priority Claim shall be paid the Allowed Amount of such Claim in full in Cash on the Distribution Date; PROVIDED, HOWEVER, that if an Allowed Priority Claim is not yet due by its terms on the Distribution Date, the Debtors shall pay such Allowed Priority Claim when due.

Notwithstanding the foregoing, the holder of an Allowed Priority Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Debtors or the Reorganized Companies.

             The Debtors believe that all Priority Claims previously have been paid or have been authorized to be paid pursuant to orders of the Court. Accordingly, the Debtors believe there should be no Allowed Priority Claims as of the Effective Date that have not been paid in full.

             The Claims in Class 1 are not impaired under the Plan. The holders of the Claims in Class 1 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

         (b) CLASS 2: SENIOR LENDER CLAIMS.

             Class 2 consists of the Senior Lender Claims. The Senior Lender Claims are the Claims of the Senior Lenders under the Prepetition Credit Agreement. As of February 15, 2005, the Debtors owed approximately $15.0 million (including accrued but unpaid interest) under the Prepetition Credit Agreement.

             Pursuant to Section 4.2 of the Plan, on the Distribution Date, the Prepetition Lender Agent shall receive Cash equal to 100% of the Allowed Senior Lender Claims (to the extent such Allowed Senior Lender Claims have not already been paid) for distribution to the Senior Lenders in satisfaction of all obligations under the Prepetition Credit Agreement.

             The Debtors paid all outstanding amounts owed under the Prepetition Credit Agreement with borrowings under the DIP Credit Agreement. Accordingly, the Debtors believe there should be no Allowed Senior Lender Claims as of the Effective Date that have not been paid in full.

             The Claims in Class 2 are not impaired under the Plan. The holders of the Claims in Class 2 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

         (c) CLASS 3: NON-BANK SECURED CLAIMS.

             Class 3 consists of all Non-Bank Secured Claims. The Non-Bank Secured Claims are all Secured Claims other than the Senior Lender Claims.

             Pursuant to Section 4.3 of the Plan, subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Non-Bank Secured Claim shall receive, at the Reorganized Companies' option to the extent such Claim is secured by collateral in the possession of the Debtors or the Reorganized Companies: (i) the Reinstatement of such Claim; (ii) 100% of the allowed amount of such Claim in Cash (including through a Distribution of 100% of the net proceeds of the sale of the relevant collateral); (iii) the relevant collateral; or (iv) such other, less favorable treatment as may be agreed between such holder and the Reorganized Companies. Such Distribution shall be made on the Distribution

Date (subject, if applicable, to the Reorganized Companies' receipt of the proceeds of the sale of the relevant collateral). To the extent a Claim is partially an Allowed Non-Bank Secured Claim based on an offset right and partially an Allowed Claim of another type, such Non-Bank Secured Claim shall be deemed to have been (x) setoff only to the extent of the allowed amount of the allowed, liquidated, nondisputed, non-contingent claim owing to the relevant Debtor and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off. If a Claim is fully an Allowed Non-Bank Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the relevant Debtor or Reorganized Company that are in an amount in excess of the amount offset and the payment of all amounts due and owing as of the Effective Date to such Debtor or Reorganized Company and the turnover of any property of such Debtor or Reorganized Company held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Non-Bank Secured Claim.

             In their Schedules of Assets and Liabilities, the Debtors listed no holders of Non-Bank Secured Claims.

             The Claims in Class 3 are not impaired under the Plan. The holders of the Claims in Class 3 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

         (d) CLASS 4: GENERAL UNSECURED CLAIMS.

             Class 4 consists of all General Unsecured Claims against the Debtors.

             Pursuant to Section 4.4 of the Plan, the rights of holders of Allowed General Unsecured Claims shall be unaffected by the Plan, and shall be fully Reinstated in all respects as of the Effective Date. Notwithstanding anything to the contrary herein or in the Plan, the Plan shall not, and does not, confer any greater rights on any holder of a General Unsecured Claim than such holder had on the date immediately preceding the Petition Date. The joint administration and procedural consolidation of the Debtors shall not, and does not, affect the rights of the holders of Allowed General Unsecured Claims, and each such Allowed General Unsecured Claim remains an obligation of the Reorganized Company or Companies that is the successor to the Debtor or Debtors that were obligated on such Claim prior to the Petition Date, subject to all defenses, off-sets or counterclaims (if any) that such Debtor or Debtors possessed, or such Reorganized Company or Companies possess, regarding such claim. No guaranty by one Reorganized Company of the Allowed General Unsecured Claim obligations of another Reorganized Company is affected under the Plan.

             In their Schedules of Assets and Liabilities, the Debtors listed 422 holders of General Unsecured Claims, with an aggregate of $4,283,543.12 in potential claims (including any amounts listed on the Schedules of Assets and Liabilities as disputed, contingent or unliquidated).(4) As noted above, on February 18, 2005, the Court granted the Debtors' requests

----------------------
(4) The Debtors' schedules do not include any amounts owed to employees for which the Debtors obtained approval from the Court to pay during the course of these Chapter 11 cases as described above. SEE Article V.B.2 of this Disclosure Statement entitled" SIGNIFICANT EVENTS IN THE REORGANIZATION CASES - Operational Issues After the Petition Date - Employee Matters."

for orders permitting the Debtors to pay prepetition trade vendor, employee and certain other claims as they came due in the ordinary course of the Debtors' business. Accordingly, the Debtors expect that the majority of the General Unsecured Claims will have been paid prior to the Effective Date of the Plan, to the extent the Claims have become due during these Reorganization Cases and the Debtors do not dispute such Claims.

             The Debtors and Banco Popular de Puerto Rico ("BANCO POPULAR") entered into a Stipulation and Order Resolving Motion for Reconsideration by, and Claim of, Banco Popular de Puerto Rico (the "STIPULATION"), which was approved by the Court on April 1, 2005. Pursuant to the Stipulation, INTER ALIA, Banco Popular's Claim on account of the Wallace Bank Line, which the Debtors had scheduled in the amount of $471,481.01, has been Allowed as a Class 4 Claim in the amount $236,904.53.

             The Claims in Class 4 are not impaired under the Plan. The holders of the Claims in Class 4 are not entitled to vote to accept or reject the Plan.

         (e) CLASS 5: OTHER UNSECURED CLAIMS.

             Class 5 consists of all Other Unsecured Claims, which are, collectively, all the Senior Note Claims, the Rejection Damage Claims and the Unsecured Loan Claims. The Senior Note Claims are the Claims arising under or related to the Senior Notes. The Rejection Damage Claims are all Claims for damages arising from an executory contract or unexpired lease rejected under section 365 of the Bankruptcy Code. The Unsecured Loan Claims are all Claims, other than a Senior Notes Claim, for money loaned or credit extended to any Debtor (or to any Debtor's predecessor) with an original maturity of more than twelve months from the date of such loan or extension of credit, not secured by any asset of any Debtor as of the Petition Date.

             Pursuant to Section 5.2 of the Plan, on the Distribution Date, (i) the Indenture Trustee, on behalf of the holders of Senior Notes Claims, and in satisfaction of the Senior Notes and any Claims related to or arising from the Senior Notes, and (ii) the Rejection Damage Claims Distribution Agent, on behalf of the holders of Rejection Damage Claims and Unsecured Loan Claims, and in satisfaction of the Rejection Damage Claims and the Unsecured Loan Claims, shall receive, for the benefit of the respective holders on whose behalf they act, the Debt/Equity Pool. The New Equity and the New Senior Notes in the Debt/Equity Pool shall be allocated to the Indenture Trustee and the Rejection Damage Claim Distribution Agent on the basis of the Ratable Share of such New Equity and New Senior Notes to which each holder on whose behalf the Indenture Trustee or the Rejection Damage Claim Distribution Agent acts is entitled to receive pursuant to the Plan, with the Rejection Damage Claims Maximum being used initially to determine the Ratable Share for all Rejection Damage Claims and Unsecured Loan Claims. The method for distribution (including reallocation of New Senior Notes and New Equity once the final aggregate amount of all Allowed Senior Notes Claims, Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims are determined and/or if any holder of an Allowed Senior Notes Claim fails to surrender the security evidencing such Claim as required by

Section 7.1 of the Plan) shall be as set forth in Section 6.11 of the Plan. The Senior Notes, and any guaranty of the Senior Notes by any Person, shall be cancelled, PROVIDED, HOWEVER, that the Senior Notes Indenture shall survive for the limited purposes set forth in Section 6.11 of the Plan. The New Senior Notes and New Equity are further described in Article VI.B. of this Disclosure Statement, entitled "THE PLAN OF REORGANIZATION - Securities to be Issued Pursuant to the Plan."

             As of February 15, 2005, the Senior Notes Claims consisted of approximately $129.1 million (consisting of principal plus accrued but unpaid interest) on account of the Senior Notes. The Debtors are not aware of any Claims that qualify as Unsecured Loan Claims. The Debtors have estimated the Rejection Damage Claims as $1,018,890.54, as set forth in the Executory Contract Schedule.

             The Claims in Class 5 are impaired under the Plan. The holders of the Claims in Class 5 are entitled to vote on the Plan.

         (f) CLASS 6: OLD PREFERRED STOCK OF SYRATECH.

             Class 6 consists of the Old Preferred Stock of Syratech

             All Old Preferred Stock of Syratech shall be cancelled on the Effective Date. The New Warrants A, for an aggregate of 2.5% of the New Equity exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $140,000,000, shall be distributed pro rata to holders of Old Preferred Stock of Syratech The New Warrants A are further described in
Article VI.B. of this Disclosure Statement, entitled "THE PLAN OF REORGANIZATION
- Securities to be Issued Pursuant to the Plan. "

             The holders of Old Preferred Stock of Syratech are identified in
Article IV.A.3 of this Disclosure Statement, entitled "SUMMARY OF SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS - Prepetition Capital Structure - Equity Ownership."

             All holders Old Preferred Stock of Syratech in Class 6 are impaired under the Plan. The holders of Old Preferred Stock of Syratech in Class 6 are entitled to vote on the Plan.

         (g) CLASS 7: OLD COMMON STOCK OF SYRATECH.

             Class 7 consists of the Old Common Stock of Syratech

             All Old Common Stock of Syratech shall be cancelled on the Effective Date. The New Warrants B, for an aggregate of 2.5% of the New Equity exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000, shall be distributed pro rata to holders of Old Common Stock of Syratech. The New Warrants B are further described in
Article VI.B. of this Disclosure Statement, entitled "THE PLAN OF REORGANIZATION
- Securities to be Issued Pursuant to the Plan."

             The holders of Old Common Stock of Syratech are identified in
Article IV.A.3 of this Disclosure Statement, entitled "SUMMARY OF SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS - Prepetition Capital Structure - Equity Ownership."

             All holders of Old Common Stock of Syratech in Class 7 are impaired under the Plan. The holders of Old Common Stock of Syratech in Class 7 are entitled to vote on the Plan.

         2. TREATMENT OF UNCLASSIFIED CLAIMS AND INTERESTS.

            Administrative Expense Claims, Priority Tax Claims, Fee Claims and Intercompany Claims have not been classified for purposes of voting or receiving Distributions under the Plan and are excluded from the Classes set forth in
Article III of the Plan in accordance with section 1123(a)(1) of the Bankruptcy Code.

         (a) ADMINISTRATIVE CLAIMS; ADMINISTRATIVE CLAIM BAR DATE.

             Administrative Claims are any Claims, other than Fee Claims, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services rendered); (b) allowed claims for reclamation of goods pursuant to section 546(c) of the Bankruptcy Code; (c) the DIP Obligations; and (d) any fees and charges assessed against the Estate pursuant to section 1930 of title 28 of the United States Code.

             Pursuant to Section 2.2(a) of the Plan, the holder of an Administrative Claim (other than the Administrative Claims noted immediately below) must file with the Bankruptcy Court and serve on the Debtors, the Creditors' Committee, the United States Trustee, and their respective counsel, notice of such Administrative Claim within sixty (60) days after the Confirmation Date (the "ADMINISTRATIVE CLAIM BAR DATE"). Such notice must include, at a minimum, (i) the name of the holder of the Claim, (ii) the amount of the Claim, and (iii) the basis of the Claim. Failure to file and serve this notice timely and properly shall result in the Administrative Claim being forever barred and discharged. Notwithstanding the first sentence of this paragraph, the holders of the following Administrative Claims are not required to file a notice of Administrative Claim: (i) the DIP Obligations, which shall be deemed an Allowed Administrative Claim as of the Effective Date and such Allowed Administrative Claim of the DIP Agent and the DIP Lenders shall be paid in full in Cash on the earlier of the Effective Date or in accordance with the terms of the DIP Credit Agreement, (ii) Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as trade and vendor Claims) which shall be paid, at the sole option of the Debtors or the Reorganized Companies, in accordance with ordinary business terms for payment of such Claims, and (iii) Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. Section 1930(a)(6), which shall be paid in accordance with the applicable schedule for payment of such fees, provided that after the

Confirmation Date, the Debtors shall be treated as a single entity for the purpose of calculating and paying fees under 28 U.S.C. Section 1930(a)(6).

             An Administrative Claim with respect to which notice has been properly filed and served shall become an Allowed Administrative Claim if no objection is filed within sixty (60) days of the filing and service of notice of such Administrative Claim. If an objection is filed within such sixty (60) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order of the Bankruptcy Court, or as agreed by the Debtors.

             Each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date, or as soon as practicable after such Administrative Claim becomes an Allowed Administrative Claim by the passage of time or by Final Order of the Bankruptcy Court, or (ii) such other treatment as may be agreed upon in writing by such holder and the Debtors or the Reorganized Companies; PROVIDED, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors will be paid in the ordinary course of business.

         (b) PRIORITY TAX CLAIMS.

             Priority Tax Claims are those Claims for taxes, to the extent Allowed, entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

             Under Section 2.2(b) of the Plan, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Companies, (i) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date, or as soon as practicable after such Priority Tax Claim is Allowed; (ii) the amount of such holder's Allowed Claim plus interest accrued at the rate of 6.0% per annum paid over time in equal quarterly cash installments, until the last anniversary of the Effective Date that precedes the sixth anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed upon in writing by such holder and the Debtors or the Reorganized Companies.

         (c) FEE CLAIMS; FEE CLAIM BAR DATE.

             A Fee Claim is a Claim for compensation or reimbursement of expenses pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Reorganization Cases.

             Pursuant to Section 2.2(c) of the Plan, each professional Person who holds or asserts a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court and serve on all parties required to receive notice a fee application within sixty (60) days after the Effective Date (the "FEE CLAIM BAR DATE"). The failure to file and serve the fee application timely shall result in the Fee Claim being forever barred and discharged. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered Order of the Bankruptcy Court regarding procedures for the payment of Fee Claims.

             A Fee Claim, with respect to which a fee application has been properly filed and served pursuant to Section 2.2(c) of the Plan, shall become an Allowed Fee Claim only to the extent allowed by Final Order of the Bankruptcy Court. Nothing herein shall be construed to determine the appropriate amount of any Fee Claim, nor to limit the right of any holder of a Fee Claim to assert, or the right of any party in interest to object to, a Fee Claim.

             The Debtors estimate that, on the Effective Date, the Debtor will have Fee Claims that may become Allowed in the following approximate amounts:


FEE CLAIM                                                ESTIMATED AMOUNT
---------                                                ----------------
Weil, Gotshal & Manges LLP
  (counsel to the Debtors)                               $1,000,000

Peter J. Solomon Company, L.P.
  (investment bankers to the Debtors)                    $ 405,000

Deloitte & Touche LLP
  (restructuring accountants to the Debtors)             $ 563,500

Alvarez & Marsal
  (turn around consultants to the Debtors)               $ 480,000

Donlin, Recano & Company, Inc.
  (claims agent to the Debtors)                          $ 172,500

Anderson, Kill & Olick, P.C.
  (counsel to the Creditors' Committee)                  $ 500,000

Bowditch & Dewey
  (local counsel to the Creditors' Committee)            $ 150,000

Houlihan Lokey Howard & Zukin Financial
Advisors, Inc.
  (financial advisors to the Creditors' Committee)       $ 300,000

             On March 10, 2005, the Court entered the Order Regarding Procedures for Interim Compensation and Expense Reimbursement (the "INTERIM COMPENSATION ORDER"), which provides procedures for professionals retained by the Debtors and/or the Creditors' Committee to submit monthly bills to the Debtors, and to file and serve interim fee applications for the period from February 16, 2005, through May 31, 2005, on or before June 30, 2005. Pursuant to the Interim Compensation Order, the Debtors pay each such professional 80% of the undisputed services and 100% of the undisputed expenses that are the subject of each such monthly bill. The Interim Compensation Order also provides procedures for resolving disputes regarding monthly bills, and preserves the right of parties to raise objections to amounts sought by professionals in connection with subsequent interim or final fee applications.

         (d) INTERCOMPANY CLAIMS; INTERESTS IN SUBSIDIARIES; TREASURY NOTES.

             An Intercompany Claim is a Claim of any Debtor against another Debtor. Intercompany Claims shall be cancelled, unless the Plan is withdrawn as the plan of reorganization for a Debtor as provided in Section 6.5 of the Plan; PROVIDED, HOWEVER, that Syratech may, in its sole discretion, determine that no Intercompany Claim shall be cancelled if such cancellation may have adverse consequences on any Debtor or Reorganized Company.

             Each Debtor reserves the right, with the consent of the Noteholders Committee, the Creditors' Committee and the DIP Agent, which consent shall not unreasonably be withheld, to modify, revoke or withdraw the Plan as the plan of reorganization for such Debtor at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If a Debtor withdraws from the Plan as provided in Section 6.5 of the Plan, its Intercompany Claims, if any, against the remaining Debtors shall be treated as General Unsecured Claims of such withdrawing Debtor against the applicable remaining Debtors. If a Debtor revokes and withdraws the Plan pursuant to Section 6.5 of the Plan: (a) nothing contained in the Plan or Disclosure Statement shall be deemed to constitute a waiver or release of any claims by or against such Debtor or to prejudice in any manner the rights of such Debtor or any Persons in any further proceeding involving such Debtor (including, without limitation, with respect to any Intercompany Claim); and (b) any provisions of the Confirmation Order with respect to such Debtor shall be null and void and the result, with respect to such Debtor, shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

             As of December 31, 2004, the Debtors' books reflected the following net intercompany receivables and payables (payables are given in parentheses):


             DEBTORS' INTERCOMPANY ACCOUNTS AS OF DECEMBER 31, 2004
--------------------------------------------------------------------------------------------------
               INTERCOMPANY RECEIVABLE/(PAYABLE) ON THE BOOKS OF:
--------------------------------------------------------------------------------------------------
                                                WALLACE INTERNATIONAL
                     SYRATECH CORPORATION           DE P.R., INC.         CHI INTERNATIONAL, INC.
--------------------------------------------------------------------------------------------------
     SYRATECH
   CORPORATION                                      $31,820.342                 $(879,869)
--------------------------------------------------------------------------------------------------
     WALLACE
  INTERNATIONAL
  DE P.R., INC.         $(31,820,342)                                           $ 175,695
--------------------------------------------------------------------------------------------------
       CHI
  INTERNATIONAL,
       INC.             $    879,869                $  (175,695)
--------------------------------------------------------------------------------------------------
      TOTAL             $(30,940,473)               $31,644,647                 $(704,174)
--------------------------------------------------------------------------------------------------

In addition, Syratech's books reflect a net intercompany payable owed to Syratech's non-debtor wholly owned subsidiary, Syratech (H.K.) Ltd., of $45,800,000 as of December 31, 2004. Pursuant to the Senior Notes Indenture, intercompany obligations of Syratech are subordinated to the payment in full of amounts owed on the Senior Notes.

             All Interests in the Subsidiaries are held solely by Syratech. The Interests in the Subsidiaries shall not be canceled, but shall be Reinstated and shall continue in place following the Effective Date, solely for the purpose of maintaining the existing corporate structure of the Debtors and the Reorganized Companies. If and to the extent the terms of the immediately preceding sentence are not approved by the Court, and the Interests in the Debtors other than Syratech are required to be canceled, then such Debtors shall is sue such new common stock to the Reorganized Companies that are the successors to the Debtor holders of such Interests (but not to any holder of Old Preferred Stock of Syratech or Old Common Stock of Syratech), as may be required to maintain through the Reorganized Companies the existing corporate structure of the Debtors.

             Any authorized but not issued and outstanding 11% Senior Notes due 2007 of Syratech (the "TREASURY NOTES') shall be cancelled on the Effective Date.

         B. SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

            1.  NEW SENIOR NOTES

            Pursuant to the Plan, on the Effective Date, Reorganized Syratech will issue an aggregate of $55 million of New Senior Notes to the holders of Allowed Class 5 Claims. The form of the New Senior Note and the indenture governing the New Senior Notes are attached as Exhibit "K" to this Disclosure Statement.

            The New Senior Notes have a five-year term. Interest is payable semi-annually. The first four coupon payments, at the option of Reorganized Syratech, are payable at 8% annual interest if paid in cash, or 10% annual interest if paid in kind in additional New Senior Notes ("PIK"). (For purposes of voting on the Plan, the Debtors recommend that you assume that the Reorganized Debtors will exercise the PIK option). Each $1000 principal amount of New Senior Notes shall be convertible into 10 shares of New Equity. If 75% or more of the outstanding principal amount of New Senior Notes vote to convert the New Senior Notes into New Equity, then all outstanding New Senior Notes shall be automatically converted on the same terms. Conversion is not permitted during any period that Reorganized Syratech makes or has the option of making PIK coupon payments on the New Senior Notes, unless such conversion is agreed to by a majority of the Board of Directors of Reorganized Syratech (including the CEO in his capacity as a director) and 75% or more of the outstanding principal amount of the New Senior Notes. The New Senior Notes shall be redeemable by Reorganized Syratech at any time at a price equal to 100% of the principal amount then outstanding plus any accrued and unpaid interest. The New Senior Notes shall be redeemable in part by Reorganized Syratech at any time in increments of no less than $10,000,000 principal amount, with the New Senior Notes subject to redemption being redeemed ratably from all holders. The New Senior Notes shall receive liens in all assets and property of Reorganized Syratech, junior only to the liens granted to secure the indebtedness under or provided for in the Exit Facility (including the contemplated mezzanine or other secured working capital facility); the intercreditor agreement governing the rights of the New Senior Notes and the Exit Facility in the collateral will be filed with the Plan Supplement.

             2. NEW COMMON STOCK.

             Pursuant to the Plan, on the Effective Date, (i) 405,000 shares of New Equity, representing approximately 90% of such stock, will be distributed to and among the holders of Allowed Other Unsecured Claims, and (ii) 45,000 shares of New Equity, representing approximately 10% of such stock, will be reserved for the Incentive Plan. The New Equity issued on the Effective Date is subject to dilution by the exercise of the New Warrants, the conversion of the New Senior Notes, and the vesting of shares under the Incentive Plan, and is subject to a Stockholders Agreement (as described immediately below).

             The New Equity will be subject to a Stockholders' Agreement, which provides for, among other things, customary drag-along and tag-along rights in the event of a change of control of Reorganized Syratech The Stockholders' Agreement will also provide that the holders of the New Equity will be entitled to exercise certain demand registration rights and will be entitled to exercise certain incidental registration rights in accordance with the terms and conditions of the Stockholders' Agreement. A term sheet for the Stockholders' Agreement is attached as Exhibit "J" to this Disclosure Statement. The Stockholders' Agreement will be contained in the Plan Supplement. Parties receiving New Equity under the Plan will be deemed bound by the terms of the Stockholders' Agreement whether or not executed by them individually.

             3. NEW WARRANTS.

             On the Effective Date, Reorganized Syratech will issue (a) to the holders of Old Preferred Stock of Syratech the New Warrants A for 2.5% (fully diluted) of the New Equity, exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $140,000,000, and
(b) to the holders of Old Common Stock of Syratech the New Warrants B for 2.5% (fully diluted) of the New Equity, exercisable when Reorganized Syratech' s equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000. The New Warrants have a term of five years. The New Warrants are governed by the New Warrant Agreement; the term sheet for the New Warrants is attached as Exhibit "L" to this Disclosure Statement. The forms of New Warrants and the New Warrant Agreement will be contained in the Plan Supplement. Parties receiving New Warrants under the Plan will be deemed bound by the terms of the New Warrant Agreement whether or not executed by them individually.

             4. SECURITIES LAW MATTERS.

             (a) ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN OF REORGANIZATION.

                 Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the New Senior Notes, the New Equity and the New Warrants generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration prior to resale under state law in any given instance and as to any applicable requirements or conditions to such availability.

                 Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

                 Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

             (b) LISTING.

                 Pursuant to the Plan, upon the Effective Date, all Senior Notes of and Interests in Syratech will be cancelled and neither the New Notes nor the New Equity will be listed or traded on the Nasdaq Market or any other nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Notes or New Equity will be able to sell such securities in the future or as to the price at which any sale may occur.

             (c) EXCHANGE ACT RESTRICTIONS ON TRANSFERS.

                 Reorganized Syratech currently expects to have less than 50 stockholders on the Effective Date. Accordingly, it will not be subject to the periodic reporting and other procedural requirements of the Exchange Act. This is expected to avoid significant costs. In order to ensure that Reorganized Syratech does not inadvertently become subject to the requirements of the Exchange Act, its Restated Charter will impose restrictions on transfer that are designed to keep the number of stockholders below the number that would cause Reorganized Syratech to become subject to the Exchange Act. In order to implement such restrictions, all transfers of New Equity and New Warrants will require the approval of

Reorganized Syratech Such approval will be given for (i) transfers to another stockholder of Reorganized Syratecl (ii) transfers of all of a holder's New Equity and/or New Warrants to a single stockholder and (iii) other transfers that do not jeopardize the status of Reorganized Syratech as a non-reporting company under the Exchange Act.

             (d) REGISTRATION RIGHTS.

                 The Plan provides for a Stockholders' Agreement. Under the Stockholders' Agreement, the holders of the New Equity will be entitled to exercise certain demand registration rights and will be entitled to exercise certain incidental registration rights in accordance with the terms and conditions of the Stockholders' Agreement.

             (e) LEGENDS.

                 Certificates evidencing shares of New Equity and New Warrants will bear a legend substantially in the form below:

        THE [SHARES OF COMMON STOCK] [WARRANTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED. THE [SHARES] [WARRANTS] ALSO ARE SUBJECT TO VARIOUS RESTRICTIONS AND OBLIGATIONS, AND ARE ENTITLED TO CERTAIN BENEFITS AND RIGHTS, AS SET FORTH IN THE STOCKHOLDERS AGREEMENT AND NEW WARRANT AGREEMENT, AS AND TO THE EXTENT APPLICABLE.

                 The New Senior Notes will bear a legend substantially in the form below.

        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

                 Certificates evidencing shares of New Equity and New Warrants will also bear a legend referencing the Stockholders' Agreement and the restrictions on transfer in Reorganized Syratech's restated charter.

         C. MEANS OF IMPLEMENTATION OF THE PLAN OF REORGANIZATION

             1. EXIT FACILITY.

             On the Effective Date, the documents to establish the Exit Facility will be executed and delivered and the Debtors or the Reorganized Companies will be authorized to execute, deliver and enter into such documents without the need for any further corporate action and without further action by the holders of Claims or Interests.

             2. ISSUANCE OF NEW SENIOR NOTES.

             On the Effective Date, the indenture for the New Senior Notes will be executed and delivered and the Debtors or the Reorganized Companies will be authorized to issue the New Senior Notes and to execute, deliver and enter into the indenture for the New Senior Notes without the need for any further corporate action and without further action by the holders of Claims or Interests.

             3. ISSUANCE OF NEW EQUITY AND NEW WARRANTS.

             The authorization and issuance of the New Equity and New Warrants by Reorganized Syratecl and the authorization of sufficient additional shares of New Equity to permit the exercise of the New Warrants and the conversion of the New Notes, will be duly authorized without the need for any further corporate action or without any further action by a holder of Claims or Interests in the Debtors. On the Effective Date, or as soon thereafter as is reasonably practicable, (a) 405,000 shares of the New Equity distributed pursuant to the Plan shall be issued to the holders of the Allowed Class 5 Claims, (b) 45,000 shares of the New Equity authorized pursuant to the Plan shall be reserved for the Incentive Plan, (c) all the New Warrants A distributed pursuant to the Plan shall be issued to the holders of the Allowed Old Preferred Stock of Syratech, and (d) all the New Warrants B distributed pursuant to the Plan shall be issued to the holders of the Allowed Old Common Stock of Syratech

             4. NEW WARRANT AGREEMENT AND STOCKHOLDERS AGREEMENT.

             On the Effective Date, the New Warrant Agreement shall be deemed to have been executed and delivered by Reorganized Syratech and the other parties thereto, and the Stockholders' Agreement shall be deemed to have been executed and delivered by Reorganized Syratech and the other parties thereto. Each recipient of New Equity or New Warrants pursuant to the Plan will be bound by the New Warrant Agreement and the Stockholders' Agreement, regardless of whether such Person has signed such agreement(s).

             5. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS.

             On the Effective Date, the Prepetition Credit Agreement, the Senior Notes Indenture, the Interests, and any agreements or commitments, contractual or otherwise, obligating the Debtors to issue, transfer or sell Interests, shall be cancelled, except as otherwise provided in the Plan The Prepetition Credit Agreement and the Senior Notes Indenture shall continue in effect solely for the purposes of allowing holders of the Senior Lender Claims and Senior Note Claims to receive their distributions under the Plan.

             Notwithstanding the foregoing, the provisions of the Senior Notes Indenture governing the relationships of the Indenture Trustee and its respective holders of Senior Notes, including, without limitation, those provisions relating to distributions, the Indenture Trustee's right to payment, liens on property to be distributed to holders of such Senior Notes, and the Indenture Trustee's right of indemnity, if any, shall not be affected by the Plan, Confirmation or the occurrence of the Effective Date. Nothing herein affects the Indenture Trustee's rights pursuant to the Senior Notes Indenture and applicable non-bankruptcy law to assert liens on any distributions hereunder to the holders of the Senior Notes issued pursuant to such Senior Notes Indenture, to secure payment of its fees and expenses. If the Indenture Trustee does not serve as disbursing agent with respect to distributions to the holders of Senior Notes, then the funds distributed to any such disbursing agent shall be subject to the lien of the Indenture Trustee under the Senior Notes Indenture.

             6. CORPORATE ACTION

             (a) RESTATED CHARTERS AND RESTATED BYLAWS.

                 Forms of restated charters and restated bylaws for each Reorganized Company shall be filed in the Plan Supplement. The restated charters and restated bylaws shall be adopted effective as of the Effective Date. On or about the Effective Date, each Reorganized Company shall file its restated charter with the Secretary of State of its respective jurisdiction of incorporation or organization.

             (b) BOARD OF DIRECTORS OF REORGANIZED SYRATECH.

                 On the Effective Date, the operation of Reorganized Syratech shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its restated charter and restated bylaws. The initial Board of Directors of Reorganized Syratech shall consist of five members (i) four of whom shall be selected by the holders of a majority of the Senior Note Claims, and (ii) one of whom shall be Reorganized Syratech's Chief Executive Officer. The initial members of the Board of Directors of each Reorganized Company shall be disclosed in the Plan Supplement or such other filing as may be made with the Bankruptcy Court at or prior to the Confirmation Hearing.

             (c) OFFICERS OF THE REORGANIZED COMPANIES.

                 The initial officers of the Reorganized Debtors shall be disclosed in the Plan Supplement or such other filing as maybe made with the Bankruptcy Court at or prior to the Confirmation Hearing. The selection of officers of the Reorganized Companies after the Effective Date shall be as provided in their respective restated charters and restated bylaws or other organizational documents of the Reorganized Companies.

         D. PROVISIONS GOVERNING DISTRIBUTIONS

             1. DATE OF DISTRIBUTIONS.

             Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Distribution Date or as soon as reasonably practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a business day, then the making of such payment or the performance of such act may be completed on the next succeeding business day, but will be deemed to have been completed as of the required date.

             2. DISTRIBUTION AGENT.

             In general, a distribution agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. The Rejection Damage Claims Distribution Agent (which the Plan provides is the Reorganized Syratech) and the Indenture Trustee will make distributions to holders of Allowed Other Unsecured Claims; the Prepetition Lender Agent will make distributions to holders of Allowed Class 2 Claims. It is anticipated that all other distributions under the Plan will be made by Reorganized Syratech as Distribution Agent. The Debtors reserve the right to designate another entity as Distribution Agent on the Effective Date. The Distribution Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Distribution Agent is ordered otherwise, all costs and expenses of procuring any such bond or surety will be borne by the Reorganized Companies.

             3. COMPENSATION OF PROFESSIONALS.

             Each Person retained or requesting compensation in the Reorganization Cases pursuant to sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the Reorganization Cases on or before a date to be determined by the Court in the Confirmation Order or any other order of the Court. Objections to any application will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

             4. DELIVERY OF DISTRIBUTIONS.

             Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Interest will be made at the address of such holder as set forth in the books and records of the Debtors or their agents, or such address as the holder of an Allowed Claim or Allowed Interest provides on its proof of Claim, unless the Debtors or the Reorganized Companies, as applicable, have been notified in writing of a change of address. Any Distributions provided for in the Plan on account of Allowed Senior Notes Claims shall be made to the Indenture Trustee, and the Indenture Trustee shall thereafter promptly distribute to the holders of the Senior Notes their pro rata share of the New Notes and New Equity. Distributions on account of Allowed Senior Notes Claims shall be deemed complete upon delivery of such Distributions to the Indenture Trustee. In the event that any distribution to any holder is returned as undeliverable, the Distribution Agent will use its reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Distribution Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; PROVIDED that such distributions will be deemed Unclaimed Property at the expiration of one year from the relevant Distribution Date. After such date, all Unclaimed Property or interest in such property shall revert to the Reorganized Companies, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

             On the Senior Notes Record Date (which is 5:00 p.m. prevailing Boston time on the day the Confirmation Order is entered on the Court's docket), the register with respect to Senior Notes Claims (the "SENIOR NOTES REGISTER") shall be deemed closed for purposes of determining whether a holder of a Senior Notes Claim is a record holder entitled to distributions under the Plan. The Debtors, the Indenture Trustee and their respective agents, successors, and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan, any Senior Note Claim or Claim arising therefrom or in connection therewith transferred after the Senior Notes Record Date. Instead, they all shall be entitled to recognize and deal for distribution purposes with only those record holders set forth in the Senior Notes Register as of the Senior Notes Record Date irrespective of the number of distributions to be made under the Plan or the date of such distributions. Upon the Debtors' request, the Indenture Trustee shall cause to be delivered to the Debtors, at the Debtors' expense, a list of the registered holders, as of the Senior Notes Record Date, of the Senior Notes Claims.

             5. MANNER OF PAYMENT UNDER PLAN OF REORGANIZATION

             At the option of the Distribution Agent, any cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

             All distributions of New Equity and New Senior Notes to the creditors of the Debtors under the Plan shall be made by Reorganized Syratech to the Indenture Trustee (for the benefit of holders of Allowed Senior Note Claims) and to the Rejection Damage Claims Distribution Agent (for the benefit of the holders of Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims) as provided in Section 5.1 and 6.11 of the Plan. All distributions of New Warrants to holders of Old Preferred Stock of Syratech and Old Common Stock of Syratech shall be made by Reorganized Syratech.

             6. FRACTIONAL SHARES OF NEW EQUITY AND NEW WARRANTS.

             No fractional shares of New Equity or New Warrants or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Equity or New Warrants of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

             7. SETOFFS AND RECOUPMENT.

             The Debtors may, but shall not be required to, set off against, or recoup from, any claim and the payments to be made pursuant to the Plan in respect of such claim, any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan will constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

             8. DISTRIBUTIONS AFTER DISTRIBUTION DATE.

             Distributions made after the Distribution Date to holders of Disputed Claims that are not Allowed Claims as of the Distribution Date but which later become Allowed Claims will be deemed to have been made on the Distribution Date.

             9. RIGHTS AND POWERS OF DISTRIBUTION AGENT.

             (a) POWERS OF THE DISTRIBUTION AGENT.

                 The Distribution Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Distribution Agent by order of the Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

             (b) EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE.

                 Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Distribution Agent, will be paid in Cash by the Reorganized Companies.

             10. EXEMPTION FROM SECURITIES LAW.

             The issuance of the New Equity, the New Warrants and the New Senior Notes pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

         E. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

             1. OBJECTIONS TO CLAIMS.

             Except insofar as a Claim is Allowed under the Plan or by Final Order prior to the Confirmation Date, the Reorganized Companies shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before 360 days after the later to occur of (a) the Effective Date, and (b) the filing of the relevant proof of Claim. The Reorganized Companies may settle or compromise any Disputed Claim without Court approval.

             2. DISTRIBUTIONS ON ACCOUNT OF ALLOWED CLAIMS ONLY; RESERVE FOR DISPUTED OTHER UNSECURED CLAIMS ONLY.

             Except as otherwise provided in the Plan or as ordered by the Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable; PROVIDED, HOWEVER, that the DIP Obligations shall be paid in full in Cash on the earlier of the Effective Date or in accordance with the DIP Credit Agreement.

             Notwithstanding anything in the Disclosure Statement or the Plan to the contrary, no Distribution shall be made on a Disputed Claim until such Disputed Claim becomes an Allowed Claim. On any Distribution Date, the Distribution Agent shall reserve on account of any Disputed Other Unsecured Claim the Distribution that would be payable to or on account of such Disputed Claim if it were an Allowed Claim on such Distribution Date; there shall be no reserve for any other Disputed Claim. When and to the extent that a Disputed Other Unsecured Claim becomes an Allowed Claim by Final Order, the Distribution Agent shall promptly thereafter deliver to the holder of the Allowed Claim from the reserved Distributions, without interest thereon (but with any dividends, gains or income attributable thereto), the Ratable Share to which the holder of such Allowed Claim would have been entitled if the Allowed Claim had been Allowed on the Distribution Date, subject to the provisions of the Plan including without limitation Sections 6.3(b) and 6.12 thereof No payments or distributions shall be made with respect to all or any portion of any Disputed Other Unsecured Claim pending the entire resolution thereof by Final Order.

             3. TREATMENT OF RESERVE FOR DISPUTED OTHER UNSECURED CLAIMS.

             (a) TAX TREATMENT OF ESCROW.

                 Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Distribution Agent of a private letter ruling if the Distribution Agent so requests, or the receipt of an adverse determination by the IRS upon audit if not contested by the Distribution Agent), the Distribution Agent shall (i) treat the escrow of New Senior Notes and New Equity for Disputed Other Unsecured Claims created pursuant to Section 6.3(a) of the Plan (the "OTHER UNSECURED CLAIMS ESCROW ACCOUNT") as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code of 1986 as amended from time to time (Sections 641 ET SEQ.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Allowed Other Unsecured Claims shall report, for tax purposes, consistent with the foregoing.

             (b) FUNDING OF ESCROW'S TAX OBLIGATION.

                 If the Other Unsecured Claims Escrow Account has insufficient funds to pay any applicable taxes imposed upon it or its assets, subject to the other provisions contained herein, the Reorganized Companies shall advance to the Other Unsecured Claims Escrow Account the funds necessary to pay such taxes (a "TAX ADVANCE"), with all such Tax Advances repayable from future amounts otherwise receivable by the Other Unsecured Claims Escrow Account pursuant to
Section 6.3(a) of the Plan or otherwise. If and when a distribution is to be made from the Other Unsecured Claims Escrow Account, the distributee will be charged its pro rata portion of any outstanding Tax Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Distribution Agent shall be entitled to withhold from such distributee's distribution the amount required to pay such portion of the Tax Advance (including accrued interest). If such cash is insufficient to satisfy the respective portion of the Tax Advance and there is also to be made to such distributee a distribution of assets other than cash, the distributee shall, as a condition to receiving such other assets, pay in cash to the Distribution Agent an amount equal to the unsatisfied portion of the Tax Advance (including accrued interest). Failure to make such payment shall entitle the Distribution Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Other Unsecured Claims Escrow Account for the unpaid portion of the Tax Advance (including accrued interest).

             4. ALLOCATION BETWEEN PRINCIPAL AND INTEREST.

             To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest; PROVIDED, HOWEVER, that all distributions under the Plan with respect to the DIP Obligations shall be allocated pursuant to the terms and conditions of the DIP Credit Agreement.

         F.  PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

             1. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

             (a) ASSUMPTION AND REJECTION OF LEASES AND CONTRACTS.

                 On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates, shall be assumed by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate motions to assume or reject filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; (ii) contracts and leases listed in the schedule of rejected executory contracts and unexpired leases (the "EXECUTORY CONTRACT SCHEDULE") attached as Exhibit "H" to this Disclosure Statement; (iii) the management agreement between the Debtors and Thomas H. Lee Partners, L.P.; and (iv) all executory contracts or unexpired leases rejected under the Plan or by order of the Court entered before the Confirmation Date. Notwithstanding the foregoing, the employment contracts for each of Robert Meers, Gregory Hunt and Alan Kanter shall be deemed assumed, but prior to confirmation they shall be amended in a manner satisfactory to the Debtors, the Creditors' Committee and (as to their respective employment contracts) each of Messrs. Meers, Hunt and Kanter, and assumed as modified; however, if with respect to any of these contracts, no such amendment is agreed upon prior to confirmation, such contract shall be deemed rejected.

                 The Executory Contract Schedule shall identify the executory contracts and unexpired leases of the Debtors that shall be deemed rejected on the Effective Date. The Executory Contract Schedule shall also state, for each identified executory contract or unexpired lease, the Debtors' estimate, subject to Sections 8.1(b) and 8.2 of the Plan, of the maximum Rejection Damage Claim that the non-Debtor party to such executory contract or unexpired lease could assert as arising from such rejected executory contract or unexpired lease. Unless the Court orders a different maximum Rejection Damage Claim for an executory contract or unexpired lease identified on the Executory Contract Schedule prior to the entry of the Confirmation Order, the figure listed on the Executory Contract Schedule shall be used in determining the Ratable Share for the holder of such Rejection Damage Claim for the purpose of calculating the Rejection Damage Claims Maximum to determine the initial allocation of New Equity and New Senior Notes between the Indenture Trustee and the Rejection Damage Claims Distribution Agent, as provided in Section 5.1 (a) of the Plan

                 Notwithstanding anything to the contrary in the Plan, the management agreement between the Debtors and Thomas H. Lee Partners, L.P. shall be rejected on the Effective Date and Thomas H. Lee Partners, L.P., shall be deemed to have waived any Claim arising from such agreement in partial exchange for the releases in favor of the Released Parties under the Plan.

             (b) RESERVATION OF RIGHTS.

                 Listing a contract or lease in the Executory Contract Schedule shall not constitute an admission by the Debtors or the Reorganized Companies that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtors or the Reorganized Companies have any liability thereunder. Listing an estimated Rejection Damage Claim on the Executory Contract Schedule shall not constitute an admission by the Debtors or the Reorganized Companies that the non-Debtor party to the identified contract or lease is entitled to a Rejection Damage Claim in the estimated amount or in any amount. Any non-Debtor party to a rejected executory contract or unexpired lease who fails to file a proof of claim as provided in Section 8.2 of the plan, shall be barred from asserting a Claim arising under such rejected executory contract or unexpired lease, notwithstanding the listing of such executory contract or unexpired lease and an estimated Rejection Damage Claim on the Executory Contract Schedule.

             (c) ASSUMPTION AND REJECTION PURSUANT TO CONFIRMATION ORDER.

                 Subject to Sections 8.1 and 8.3 of the Plan, the Confirmation Order shall constitute an order of the Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 8.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code, and such assumption or rejection shall be deemed effective as of the Effective Date.

                 2. BAR DATE FOR REJECTION DAMAGES.

                 If the non-Debtor party or parties to any executory contract or unexpired lease rejected under the Plan, or otherwise, has a Claim arising under such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified as a Rejection Damage Claim in Class 5; PROVIDED, HOWEVER, that the Rejection Damage Claim arising from such executory contract or unexpired lease shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Companies, their successors or properties, unless a proof of such Claim is filed and served on the Reorganized Companies in accordance with Section 10.10 of the Plan within 30 days (or, if such date is not a Business Day, by the next Business Day thereafter) after the date of notice of the entry of the order of the Court rejecting the executory contract or unexpired lease, which may include, if applicable, the Confirmation Order (the "REJECTION DAMAGE CLAIM BAR DATE"). Without limiting the foregoing, the Debtors' listing of an estimated Rejection Damage Claim on the Executory Contract Schedule shall constitute the maximum Allowed Claim on account of the corresponding rejected executory contract or unexpired lease, unless the Court orders a different amount PRIOR to the entry of the Confirmation Order.

                 3. CURE.

                 On the Effective Date, all the unexpired leases and executory contracts not listed on the Executory Contract Schedule or otherwise not assumed pursuant to Section 8.1 (a) of the Plan shall be deemed assumed pursuant to section 365 of the Bankruptcy Code (the "DEEMED ASSUMED CONTRACTS'). Unless a non-Debtor party to a Deemed Assumed Contract files and serves an objection to the assumption of its Deemed Assumed Contract at least 10 business days prior to the Confirmation Hearing (which objection may be heard and determined at the Confirmation Hearing), the Confirmation Order shall act as the order approving the assumption of the non-Debtor party's Deemed Assumed Contract and a determination that: (a) the cure obligations due with respect to such Deemed Assumed Contract is the greater of (i) $0.00 or (ii) the amount (if any) listed by the Debtors in their Schedules of Assets and Liabilities as not contingent, disputed or unliquidated and as owed to the non-Debtor party under such Deemed Assumed Contract (which cure obligation will be satisfied in accordance with the provisions of the immediately following paragraph as if such cure obligation had been the subject of an objection that was resolved by Final Order); and (b) all other requirements for assumption under section 365 of the Bankruptcy Code have been met, with regard to such Deemed Assumed Contract.

                In the event of an objection as provided in the preceding paragraph, at the election of the Debtors or Reorganized Companies, any monetary defaults under the affected Deemed Assumed Contract shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on or as soon as reasonably practicable after the later to occur of (i) thirty (30) days after the determination of the cure amount and (ii) the Effective Date or such other date as may be set by the Court; (b) by payment of the default amount in equal quarterly installments commencing on the Effective Date (or, if later, the date of determination of the cure amount) or as soon thereafter as practicable and continuing for one year (with simple interest payable with the final installment at the rate of 6% per annum and with principal prepayable at any time with no penalty or premium); or
(c) on such other terms as agreed to by the Debtors or Reorganized Companies and the non-Debtor party to such Deemed Assumed Contract. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability of the Debtors or Reorganized Companies to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the dispute and approving assumption.

                 4. COMPENSATION AND BENEFIT PLANS.

                 Except and to the extent previously assumed pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed pursuant to the Plan The Debtors' obligations under such plans and programs shall survive confirmation of the Plan, except for (i) executory contracts or benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a) (13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. In addition, Syratech may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements will be included in the Plan Supplement or otherwise filed with the Court and will be subject to the prior approval of the Creditors' Committee.

                 5. EMPLOYEE / MANAGEMENT INCENTIVE PLAN

                 On the Effective Date, 45,000 shares of New Equity will be reserved for issuance pursuant to the Incentive Plan. Such shares, may be allocated by the Debtors, and the terms thereof (including vesting schedules, eligibility criteria, performance targets and strike prices for options) may be established, prior to the Effective Date in accordance with the terms of the Lock-up Agreement and with the prior approval of the Creditors' Committee. To the extent such shares are not allocated and the terms thereof established by the Debtors prior to the Effective Date, decisions regarding their allocation and the terms thereof will be made by the Board of Directors of Reorganized Syratech or a committee thereof following the Effective Date.

             G.  CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION

                 1. CONDITIONS TO CONFIRMATION

                 The Plan may not be confirmed unless (i) the Disclosure Statement Order, in form and substance reasonably satisfactory to the Debtors, shall have been entered, (ii) the Rejection Damage Claims Maximum is less than or equal to $10,000,000 (unless this amount is otherwise increased by the Debtors with the consent of the Noteholders Committee, the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld) at or before the Confirmation Hearing), and (iii) all provisions, terms and conditions of the Plan are approved in the Confirmation Order.

                 2. CONDITIONS TO CONSUMMATION

                 The Plan may not be consummated, and the Effective Date will not occur, unless each of the conditions set forth in this Section is satisfied. Except as provided in subsection 3 below, any one or more of the following conditions may be waived at any time by the Debtors with the consent of the Noteholders Committee, the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld):

                 (a) The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Creditors' Committee and the DIP Agent, shall have been entered and shall be a Final Order;

                 (b) The Certificates of Incorporation and By-Laws of the Reorganized Companies shall have been amended or created as provided in the Plan;

                 (c) The Debtors and the Reorganized Companies shall have sufficient Cash on hand (or investments projected by the Debtors to provide Cash as needed) to make timely Distributions of Cash required hereunder;

                 (d) The Exit Facility shall have closed and been funded;

                 (e) All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan, including without limitation the New Indenture and the New Senior Notes issued thereunder, the New Warrant Agreement and the New Warrants issued thereunder, and the documents comprising exhibits to the Plan Supplement that are necessary for the effectuation of the Plan, shall have been duly and validly executed and delivered by the Debtors or the Reorganized Companies and, to the extent necessary, by the other parties thereto, in form and substance reasonably acceptable to the Debtors, the Noteholders Committee, the Creditors' Committee and the DIP Agent, and all conditions to their effectiveness shall have been satisfied or waived; and

                 (f) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulations or order.

                 3. WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION.

                 Other than the requirements (i) that the Disclosure Statement Order and the Confirmation Order (in form and substance reasonably acceptable to the Debtors, the Creditors' Committee and the DIP Agent) must be entered, (ii) that the Debtors or Reorganized Companies shall have sufficient Cash on hand to make required Distributions, and (iii) that the Exit Facility shall have closed and been funded, none of which can be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the consent of the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld), without notice and a hearing, and the Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision of the Plan The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

                 4. EFFECT OF NONOCCURRENCE OF THE CONDITIONS TO CONSUMMATION

                 If the Effective Date does not occur (i) on or before the date which is 180 days after the Confirmation Date (in which case the DIP Lenders shall be entitled to exercise any and all rights under the DIP Credit Agreement) or (ii) by such later date, after notice and hearing as is proposed by the Debtors (with written consent of the DIP Agent and the Creditors' Committee) and approved by the Court, then upon motion by the Debtors and upon notice to such parties in interest as the Court may direct, the Confirmation Order may be vacated by the Court; PROVIDED, HOWEVER, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section 9.4 of the Plan, (a) the Plan shall be null and void in all respects, (b) nothing contained in the Plan shall
(i) constitute a waiver or release of any Claims against or Interests in the Debtors, or (ii) prejudice in any manner the rights of the Debtors; and (c) subject to any limitations contained in the DIP Order, the DIP Agent and the DIP Lenders can exercise all rights and remedies under applicable law and under the DIP Credit Agreement in accordance with the terms thereof.

             H.  EFFECT OF CONFIRMATION

                 1. VESTING OF ASSETS.

                 On the Effective Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Court, and the estates of the Debtors shall vest in the Reorganized Companies. From and after the Effective Date, the Reorganized Companies may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

                 2. BINDING EFFECT.

                 Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against or Interest in the Debtors and such holder's respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The Plan shall also be binding upon the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Companies.

                 3. DISCHARGE OF THE DEBTORS.

                 Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Interests in the Debtors shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estates or properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. At any time, the Debtors or Reorganized Companies will have the right to file termination statements for any liens, mortgages, security interests or other encumbrances released pursuant to the Plan. Except as otherwise provided in the Plan, all Persons or entities shall be precluded from asserting against the Debtors or the Reorganized Companies or their respective properties or interests in property, any Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

                 4. RELEASE OF CLAIMS.

                 (a) SATISFACTION OF CLAIMS AND INTERESTS.

                     The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Interests. After the Effective Date, the Reorganized Companies shall not have any liability to holders of Claims and Interests other than as provided for in the Plan.

                 (b) DEBTORS' RELEASES.

                     As of the Effective Date, each Debtor (and its successor) and each Estate hereby waives, releases and discharges (subject to Section 6.8 of the Plan): (i) all Released Parties from any claim (as such term "claim" is defined in section 10 1(5) of the Bankruptcy Code), obligation, right, cause of action or liability (including, but not limited to, any claims under chapter 5 of the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan; (ii)
(A) the DIP Agent and the DIP Lenders, (B) the Creditors' Committee and each member thereof, in such capacity, (C) the Noteholders'

Committee and each member thereof, in such capacity, (D) the holders of Other Unsecured Claims that have voted to accept the Plan, (E) the holders of Interests that have voted to accept the Plan, and (F) each of the current or former officers, directors, employees, agents, representatives, partners, limited partners, managers, affiliates, successors, predecessors and professionals of the parties listed in this clause (ii), from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code), obligation, right, cause of action or liability (including, but not limited to, any claims under chapter 5 of the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing, or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan; and (iii) all Persons from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) arising under chapter 5 of the Bankruptcy Code; PROVIDED, HOWEVER, that this subsection shall not apply to claims arising in the ordinary course of business and unrelated to the Reorganization Cases (such as trade and vendor claims) between any Debtor and any member of the Creditors' Committee or Noteholders' Committee. Holders of Claims and Interests shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is released as provided in this subsection.

                 (c) RELEASE AND WAIVER OF CLAIMS.

                     As of the Effective Date, and except as otherwise expressly provided herein or in the Confirmation Order, (i) all Released Parties, (ii) the Creditors' Committee and each member thereof, in such capacity, (iii) the Noteholders' Committee and each member thereof, in such capacity and (iv) Persons who (A) directly or indirectly, have held, hold or may hold Claims or Interests and (B) (in the case of holders of impaired Claims or Interests) vote to accept the Plan as set forth on the relevant Ballot, shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, (1) to have covenanted with the Debtors, the Reorganized Companies, and the Released Parties not to: (y) sue or otherwise seek recovery from (i) any Released Party, (ii) the Prepetition Lender Agent, in its capacity as agent, (iii) the holders of Other Unsecured Claims that have voted to accept the Plan, (iv) DIP Agent and the DIP Lenders, (v) the holders of Interests that have voted to accept the Plan, (vi) the Creditors' Committee and each member thereof in such capacity, (vii) the Noteholders' Committee and each member thereof, in such capacity, and (viii) each of the current or former officers, directors, employees, agents, representatives, partners, limited partners, managers, affiliates, successors, predecessors and professionals of the foregoing parties and of the Debtors and the Reorganized Companies (the parties listed in clauses (i) through (viii) of this clause (y), collectively, the "RELEASEES"), on account of any claim (as such term is defined in section 101(5) of the Bankruptcy Code), including but not limited to any claim sounding in law or equity or asserting a tort, breach of any duty or contract, violations of the common law, any federal or state statute, any federal or state securities laws or otherwise, based upon any act, occurrence or failure to act from the beginning of time through the Effective Date in any way related to the Debtors, their businesses or affairs, the Reorganization Cases or the Plan; or (z) assert, against any of the Releasees, any claim, obligation, right, cause of action or liability which such releasing party or any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan (including, as to any Distribution made pursuant to Section 4.3 of the Plan, any allegation regarding inadequacy of proceeds received from the sale of collateral securing a Non-Bank Secured Claim) and (2) to have released and forever discharged each and all of the Releasees of and from any claims as to which they have covenanted not to sue pursuant to clause (1) of this subsection; PROVIDED, HOWEVER that this subsection shall not apply to (y) claims arising in the ordinary course of business and unrelated to the Debtors or the Reorganization Cases, and (z) claims arising under the Plan or with respect to the rights or the obligations under the Plan and/or the Confirmation Order of the Debtors or the holders of Claims or Interests.

                 In addition to the foregoing provisions, as of the Effective Date, and except as otherwise expressly provided herein or in the Confirmation Order, (i) all Released Parties, (ii) the Creditors' Committee and each member thereof, in such capacity, (iii) the Noteholders' Committee and each member thereof, in such capacity, (iv) the Debtors and (v) the Reorganized Companies shall be deemed (1) to have covenanted with the Debtors, the Reorganized Companies, and the Released Parties not to: (y) sue or otherwise seek recovery from the Debtors or the Reorganized Companies on account of any claim (as such term is defined in section 101(5) of the Bankruptcy Code) that does not arise under a written contract or implied-in-fact contract between the releasing party and any of the Debtors or Reorganized Companies; or (z) assert, against any of Debtors or the Reorganized Companies any claim, obligation, right, cause of action or liability which such releasing party or any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan (including, as to any Distribution made pursuant to Section 4.3 of the Plan, any allegation regarding inadequacy of proceeds received from the sale of collateral securing a Non-Bank Secured Claim) that does not arise under a written contract or implied-in-fact contract between the releasing party and any of the Debtors or Reorganized Companies; and (2) to have released and forever discharged each and all of the Debtors and Reorganized Companies of and from any claims as to which they have covenanted not to sue pursuant to clause (1) of this subsection.

             (d) INJUNCTION.

                 Unless otherwise provided for in the Plan, the Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold Claims or Interests are, with respect to any such Claims or Interests, permanently enjoined, from and after the Confirmation Date, from (A) taking any of the following actions in respect of such Claims or Interests (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Companies, or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (B) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (C) prosecuting or otherwise asserting any right, claim or cause of action released or waived pursuant to the Plan.

                 The Confirmation Order shall further provide that all Persons releasing claims pursuant to Section 7.3(c) of the Plan shall be permanently enjoined from and after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) of the immediately preceding paragraph against any party with respect to any claim released pursuant to such Section 7.3(c).

             (e) EXCULPATION.

                 As of the Confirmation Date, but conditioned on the occurrence of the Effective Date, the Debtors, the Reorganized Companies, the Released Parties, the Creditors' Committee and its members (in their capacity as such, and specifically excluding such members as creditors of the Debtors), the Noteholders' Committee and its members (in their capacity as such, and specifically excluding such members as creditors of the Debtors), the DIP Agent and the DIP Lenders, the parties to the Lock-up Agreement, and any directors, officers or employees of or professionals retained by the foregoing Persons, or direct or indirect successor in interest or predecessor in interest to any of the foregoing Persons, shall have no liability to any Person for any act or omission in connection with the Debtors or the Reorganization Cases or arising out of their administration of the Plan or the property to be distributed under the Plan, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administering the Plan, the Disclosure Statement or any contract, instrument, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan, or (ii) any Distributions made pursuant to the Plan, including, without limitation, the tax treatment thereof, except for willful misconduct or gross negligence and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

             (f) CLAIMS ASSOCIATED WITH PENSION PLANS.

                 Nothing herein or in the Plan shall in any way release any party from any claims associated with the Pension Plan, including any claims arising under ERISA, the Internal Revenue Code or other applicable government policies and regulations.

             5. INDEMNIFICATION OBLIGATIONS.

                 Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in such Debtor's certificate of incorporation, bylaws or other organizational documents, or applicable state law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

                 On the Effective Date, the authority, power and incumbency of the persons then acting as directors of each of the Debtors shall automatically cease and such directors shall be deemed to have resigned without the necessity of any act on the part of such parties, the Reorganized Companies or their shareholders. In their stead, the directors of each of the Reorganized Companies shall be as set forth in the Plan Supplement.

         I. WAIVER OF AVOIDANCE ACTIONS

            Effective as of the Effective Date, except as expressly provided in the Plan the Debtors will waive the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors as debtors or debtors in possession.

         J. RETENTION OF JURISDICTION

            The Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                 (i) To determine the allowability, classification, or priority of Claims upon objection by the Debtors, the Reorganized Companies or any other party in interest entitled hereunder to file an objection (including the entry of an Estimation Order as to any Claim, and including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

                 (ii) To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

                 (iii) To protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estates;

                 (iv) To determine any and all applications for allowance of Fee Claims;

                 (v) To determine any Priority Tax Claims, Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

                 (vi) To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder, and to hear and determine any challenge to any action taken or proposed to be taken by the Reorganized Companies;

                 (vii) To determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Article VIII of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

                 (viii) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

                 (ix) To enter a Final Order or orders closing the Reorganization Cases;

                 (x) To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                 (xi) To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the fullest extent authorized by the Bankruptcy Code;

                 (xii) To enable the Reorganized Companies to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws, except as may be released, waived or transferred pursuant to the Plan;

                 (xiii) To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

                 (xiv) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

             (xv) To resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Claims bar date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

             (xvi) To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Reorganization Cases;

             (xvii) To authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

             (xviii) To hear and resolve any causes of action asserted or that may be asserted by or against the Debtors, the Reorganized Companies, or the Estates that arose preconfirmation or in connection with the implementation of the Plan, including claims to avoid or recover preferential transfers or fraudulent conveyances;

             (xix) To resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

             (xx) To approve any Distributions, or objections thereto, under the Plan;

             (xxi) To approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Companies;

             (xxii) To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of any Debtor; and

             (xxiii) To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code.

         K. MISCELLANEOUS PROVISIONS

             1. PAYMENT OF STATUTORY FEES.

             All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Court at the Confirmation Hearing, will be paid on the Effective Date.

             2. ADMINISTRATIVE EXPENSES INCURRED AFTER THE CONFIRMATION DATE.

             Unless otherwise provided in any Final Order of the Court, administrative expenses incurred by the Debtors or the Reorganized Companies after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Companies, as the case may be, in the ordinary course of business and without further Court approval.

             3. AMENDMENT OR MODIFICATION OF THE PLAN OF REORGANIZATION.

             Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, with the prior consent of the Creditors' Committee and the DIP Agent, at any time prior to or after the Confirmation Date but prior to the Effective Date. Holders of Claims or Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

             4. SECTION 1125(e) OF THE BANKRUPTCY CODE.

             As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Specifically, the Debtors and the Noteholders' Committee (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan

             5. COMPLIANCE WITH TAX REQUIREMENTS.

             In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all Distributions under the Plan shall be subject to such withholding and reporting requirements.

             6. EXEMPTION FROM TRANSFER TAXES.

             Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including the New Senior Notes, New Equity and New Warrants, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan (including the sale of the Silvestri Division) shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

             7. NON-SEVERABILITY OF PLAN PROVISIONS.

             The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

             8. GOVERNING LAW.

             Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for (i) Reinstated Claims or (ii) instruments issued pursuant to the Plan governed by another jurisdiction's law, the rights and obligations arising under the Plan shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law.

                                VII. PROJECTIONS

             As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management, with the assistance but not independent verification of its professionals, have analyzed the ability of the Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their businesses.

             The Condensed Projected Financial Statements (the "PROJECTIONS") attached as Exhibit "E" to this Disclosure Statement should be read in conjunction with Article VIII below, entitled "CERTAIN FACTORS AFFECTING THE DEBTORS" and with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Syratech's 10-K for the fiscal year ended December 31, 2003 and its 10-Q for the period ended September 30, 2004, the full texts of which are incorporated herein by reference. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

             Some matters discussed herein and in the Projections contain forward- looking statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential," or "continues," or the negative of these terms or other comparable terminology. In addition, except for historical facts, the "Projections " provided in Article VII herein, and the "Certain Factors Affecting the Debtors" provided in Article VIII herein, should be considered forward- looking statements. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Debtors may vary materially from any future results, performance or achievements expressed or implied by such forward- looking statements.

             Forward-looking statements are based on beliefs and assumptions of the Debtors' management and on information currently available to such management. Forward- looking statements speak only as of the date they are made, and the Debtors undertake no obligation to update publicly any of them in light of new information or future events. Undue reliance should not be placed on such forward- looking statements, which are based on current expectations.

Forward-looking statements are not guarantees of performance. For additional information about the Debtors, its operating and financial condition, and relevant risk factors, reference is made to Syratech's 10-K for the fiscal year ended 2003 and its 10-Q for the quarter ended September 30, 2004, as filed with the SEC.

                   VIII. CERTAIN FACTORS AFFECTING THE DEBTORS

         A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

             1. RISK OF NON-CONFIRMATION OF THE PLAN

             Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation.

             2. NON-CONSENSUAL CONFIRMATION OR "CRAMDOWN".

             In the event one or more of Class 6 (Old Preferred Stock of Syratech) or Class 7 (Old Common Stock of Syratech) votes not to accept the Plan, and such Plan is not withdrawn as provided above, the Debtors may, at their option, seek to effect a "cramdown" on such dissenting Class or Classes, including by modifying the Plan, if necessary, to provide that such impaired rejecting Class or Classes are treated in accordance with the absolute priority rule contained in section 1129(b) of the Bankruptcy Code; any such modification may include eliminating (in whole or in part) value from all Classes at and below the level of the objecting Class or Classes and, if applicable, reallocating such value to the impaired Class or Classes that did not accept the Plan. SEE Article XB.2 below, entitled "CONFIRMATION OF THE PLAN - Requirements for Confirmation of the Plan- Requirements of Section 1129(b) of the Bankruptcy Code." The Debtors may make any such modifications or amendments to the Plan, and any such modifications or amendments shall be filed with the Court and served on all parties in interest entitled to receive notice of the Confirmation Hearing, at least one (1) day prior to such hearing. In the event that the Debtors determine to modify or amend the Plan to effectuate a "cramdown," the filing and service of the modifications and amendments, if any, in accordance with this paragraph shall be deemed to be adequate notice of the Debtors' intention to seek "cramdown" and no other notice will be required. In the event that the Debtors determine to seek "cramdown" without modifying or amending the Plan, the Debtors shall not be required to file or serve any notice in connection therewith. All holders of Claims and Interests are hereby advised that the Debtors may seek "cramdown" of the Plan in its current form over the rejecting votes of any impaired Class at the Confirmation Hearing without any further notice. In the event one or more of Class 6 and 7 do not vote to accept the Plan, or if the Debtors modify the Plan to provide for the deemed rejection of the Plan by one or more Classes, the Plan could only be confirmed if these requirements are satisfied with respect to such rejecting classes. The Debtors believe that the Plan satisfies such requirements.

             3. RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE.

             Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

             4. EFFECT OF THE DEBTORS' CHAPTER 11 CASES ON RELATIONS WITH
                CUSTOMERS.

             The commencement of chapter 11 cases by the Debtors may adversely affect their businesses and cause certain customers to seek alternative suppliers. Although the Debtors believe that they have good relationships with their customers, there can be no assurance that such customers will continue to purchase from the Debtors in the same amounts or at all after the commencement of the Reorganization Cases or the Effective Date.

         B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

             1. COMPETITIVE CONDITIONS.

             The Debtors sell their tabletop, giftware and home decorative product lines in a highly competitive market place, consisting of a variety of domestic manufacturers and foreign importers. Several of the Debtors' competitors are larger and have greater financial resources than the Debtors. The Debtors' products compete indirectly with a broad range of household products not offered by the Debtors. Within the overall tabletop products category, the production of sterling silver flatware in the United States is relatively concentrated, with five manufacturers, including the Debtors, accounting for substantially all of the sterling silver flatware manufactured and sold in the United States. The other principal manufacturers and marketers of sterling silver flatware are Gorham, Inc. and its affiliate The Kirk Steiff Company, Reed & Barton Corp. and Lunt Silversmiths, all of which have been in business for many years. Other tabletop, giftware and home decorative products industries, however, are very fragmented with numerous small manufacturers and marketers of a limited number of products. The Debtors are not aware of any competitor having the same product line breadth as they.

             The Company's diverse product lines allow it to target a wide range of customers and to respond more effectively to changes in retail distribution and consumer preferences. Furthermore, the trend towards vendor consolidation, and increasing electronic communications and complex logistical requirements of the retail industry, increases demand for vendors, like the Company, who can meet these requirements and make timely deliveries of a broad range of quality products and provide advertising and other sales support.

             A number of factors affect competition in the sale of products of the type manufactured, imported and sold by the Company. Among these are brand identification, style, design, packaging, price, quality, promotion, sales staff and the level of service provided to customers. An important aspect of service is the ability to meet customers' "Floor-Ready" standards, including store-level distribution, pre-pricing, electronic invoicing and shipping notices. The importance of these competitive factors varies from customer to customer and from product to product and no one of these factors is dominant in all cases. The Company believes that its ability to compete effectively can be attributed to its historical, and expected continued, performance in all of these areas.

             2. CAPITAL REQUIREMENTS.

             The business of the Reorganized Companies is expected to have substantial capital expenditure needs. To meet such needs, the Reorganized Companies will enter into the Exit Facility, under which they will have access to up to $45 million for working capital needs, and the New Senior Notes and the Exit Facility permit the Reorganized Companies to incur an additional mezzanine or other working capital facility of up to $10 million The Debtors' ability to gain access to additional capital, if needed, however, cannot be assured, particularly in view of competitive factors and industry conditions.

             3. VARIANCES FROM PROJECTIONS.

             The fundamental premise of the Plan is the deleveraging of the Debtors' balance sheet and the implementation and realization of the Debtors' business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Companies, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, customer purchasing trends and preferences, and the ability to stabilize and grow the Debtors' sales base and control future operating expenses. The Debtors believe that the assumptions underlying the Projections are reasonable. Unanticipated events and circumstances occurring subsequent to the preparation of the Projections, however, may affect the actual financial results of the Reorganized Companies. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse. In recent years, the Debtors' actual performance has varied negatively from their projections.

             4. DISRUPTION OF OPERATIONS.

             The commencement and pendency of the Reorganization Cases could adversely affect the Debtors' commercial relationships and their ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors' Projections.

             5. LACK OF TRADING MARKET.

             Upon the Effective Date, pursuant to the Plan, all Interests in Syratech will be cancelled and the New Equity and New Warrants will not be listed or traded on any nationally recognized market or exchange. Similarly, the New Senior Notes will not be listed or traded on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Senior Notes, New Equity or New Warrants will be able to sell such securities in the future or as to the price at which any sale may occur.

             6. DIVIDEND POLICIES.

             The Debtors do not anticipate that any dividends will be paid on the New Equity in the foreseeable future.

         C. CERTAIN TAX MATTERS

             For a summary of certain federal income tax consequences of the Plan to holders of Claims and Interests and to the Debtors, see Article XIII below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION."

         D. PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

             As of the date of this Disclosure Statement, except as disclosed in Syratech's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, there were no pending demands or litigation asserting prepetition liability which the Debtors believe will have a material adverse effect upon the operations or financial position of the Debtors or the Reorganized Companies, if determined unfavorably to the Debtors.

             IX. VOTING PROCEDURES AND REQUIREMENTS

         A. VOTING DEADLINE

             IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 5 (OTHER UNSECURED CLAIMS), CLASS 6 (OLD PREFERRED STOCK OF SYRATECH) AND CLASS 7 (OLD COMMON STOCK OF SYRATECH) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Other Unsecured Claims and Interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

             The Debtors have engaged Donlin, Recano & Company, Inc. as their Balloting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan of Reorganization. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE BALLOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING EASTERN TIME) ON MAY 2, 2005.

             IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT BEFORE THE VOTING DEADLINE.

             IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE DEBTORS' BALLOTING AGENT AT THE NUMBER SET FORTH BELOW. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OF REORGANIZATION WILL BE COUNTED AS AN ACCEPTANCE OF THE PLAN.

             IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE BALLOTING AGENT AT:

                  If by MAIL:

                       Donlin, Recano & Company, Inc.
                       Re: Syratech Corporation
                       P.O. Box 2034
                       Murray Hill Station
                       New York, NY 10156-0701
                       Attn.: Voting Department

                  If by hand delivery or overnight courier:

                       Donlin, Recano & Company, Inc.
                       Re: Syratech Corporation
                       419 Park Avenue South
                       Suite 1206
                       New York, NY 10016
                       Attn.: Voting Department

or by telephone at 212-481-1411.

             Additional copies of this Disclosure Statement are available upon request made to the Balloting Agent, at the address set forth immediately above, or from the following website: www.donlinrecano.com.

         B. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

             Class 5 (Other Unsecured Claims), Class 6 (Old Preferred Stock ofSyratech) and Class 7 (Old Common Stock of Syratech) are the only classes of claims and interests under the Plan that are impaired and entitled to vote to accept or reject the Plan Each holder of a Class 5 Claim or Class 6 or Class 7 Interest as of March 23, 2005 (the Record Date established by the Court for purposes of this solicitation) may vote to accept or reject the Plan.

             At 5:00 p.m., prevailing Boston time, on the Record Date the claims register maintained by the Debtors and the register(s) with respect to Senior Notes Claims (collectively, the "CLAIMS REGISTERS') shall be deemed closed for purposes of determining whether a holder of a claim is a record holder entitled to vote on the Plan. The Debtors, the Indenture Trustee and their respective aWnts, successors, and assigns shall have no obligation to recognize for purposes of voting on the Plan any claim transferred after the Record Date. Instead, they shall be entitled to recognize and deal for voting purposes with only those record holders set forth in the Claims Registers as of the Record Date.

             Upon the Debtors' request, the Indenture Trustee shall cause to be delivered to the Debtors, at the Debtors' expense, a list of the registered holders, as of the Record Date, of the Senior Notes Claims.

         C. VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

             Under the Bankruptcy Code, (i) acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan; (ii) acceptance of a plan of reorganization by a class of interests occurs when the holders of at least two-thirds in amount of the allowed interests of that class that cast their ballots for acceptance or rejection of the plan of reorganization vote to accept the plan Thus, acceptance of the Plan of Reorganization by Class 5 (Other Unsecured Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Class 5 Claims that cast their Ballots vote in favor of acceptance, and acceptance by each of Class 6 (Old Preferred Stock of Syratech) and Class 7 (Old Common Stock of Syratech) will occur only if the holders of at least two-thirds in amount of the Allowed Interests of each Class of Interests that cast their Ballots vote in favor of acceptance. As noted above in Article II, the Debtors have entered into the Lock- up Agreement with certain of the holders of Senior Notes. Pursuant to the terms and conditions of the Lock- up Agreement, the holders of approximately 70% of the amount of Senior Note Claims have agreed (i) not to vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any tender offer, settlement offer, or exchange offer for the Senior Notes except as contemplated by the Lock- up Agreement, (ii) not to object to, or otherwise commence any proceeding to oppose, the Plan, and (iii) not to take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Plan

             A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         D. VOTING PROCEDURES

             1. HOLDERS OF OTHER UNSECURED CLAIMS (CLASS 5).

             All beneficial holders of Other Unsecured Claims in Class 5 should complete the enclosed Ballot and return it to the Balloting Agent so that it is received by the Balloting Agent before the Ballot Deadline.

             2. HOLDERS OF OLD PREFERRED STOCK OF SYRATECH (CLASS 6).

             All beneficial holders of Old Preferred Stock of Syratech in Class 6 should complete the enclosed Ballot and return it to the Balloting Agent so that it is received by the Balloting Agent before the Ballot Deadline.

             3. HOLDERS OF OLD COMMON STOCK OF SYRATECH (CLASS 7).

             All beneficial holders of Old Common Stock of Syratech in Class 7 should complete the enclosed Ballot and return it to the Balloting Agent so that it is received by the Balloting Agent before the Ballot Deadline.

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

             4. DELIVERY OF OLD SECURITIES.

             The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Balloting Agent will accept, certificates representing any Senior Notes, Old Preferred Stock of Syratechor Old Common Stock ofSyratech In connection with the Effective Date, the Debtors will furnish all holders of Senior Note Claims and all holders of Interests with appropriate letters of transmittal to be used to remit such instrument in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtors after confirmation of the Plan.

             Notwithstanding the foregoing, the Senior Noteholders and the Indenture Trustee, instead, shall abide by the procedures and deadlines established in the Senior Notes Indenture and applicable non-bankruptcy law with respect to surrender of certificated instruments or notes, provision of indemnity to the Indenture Trustee due to inability to surrender, forfeiture of distributions due to failure to surrender, and related matters. Any distributions forfeited by any Senior Notes holder shall be handled as provided in Section 6.11 of the Plan

             5. WITHDRAWAL OF BALLOT.

             Pursuant to the Voting Procedures, upon receipt by the Balloting Agent, any Ballot is irrevocable and such vote or election may not be withdrawn. In the case where more than one timely, properly completed Ballot is received, only the Ballot that accepts the Plan will be counted.

                           X. CONFIRMATION OF THE PLAN

         A. CONFIRMATION HEARING

             Section 1128(a) of the Bankruptcy Code requires the Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Court has scheduled the Confirmation Hearing for May 12, 2005 at 10:00 a.m. (prevailing Eastern time). Notice of the confirmation hearing will be provided to all creditors and interest holders or their representatives. The confirmation hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

             Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Pursuant to the Disclosure Statement Order attached to this Disclosure Statement as Exhibit "B", any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the Debtors' estates or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (i) Syratech Corporation, 175 McClellan Highway, East Boston, MA 02128-9114, (Attn: Gregory W. Hunt, Chief Financial Officer); (ii) the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, MA 02110 (Attn: Andrew M. Troop, Esq.); (iii) the attorneys for the Creditors Committee, (a) Bowditch & Dewey, 311 Main Street,

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P.O. Box 15156, Worcester, MA 01615 (Attn: George W. Tetler, Esq.) and (b)
Anderson, Kill & Olick, P.C., 1251 Avenue of the Americas, New York, NY 10020 (Attn: J. Andrew Rahl, Esq.); and (iv) the Office of the United States Trustee for the District of Massachusetts, Office of the United States Trustee, 1184 Federal Building, 10 Causeway Street, Boston, MA 02222 (Attn: Eric Bradford, Esq.), so as to be received no later than 4:00 p.m. (prevailing Eastern time) on May 2, 2005.

             Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT.

         B. REQUIREMENTS FOR CONFIRMATION OF THE PLAN

             1. REQUIREMENTS OF SECTION 1129(A) OF THE BANKRUPTCY CODE.

             (a) GENERAL REQUIREMENTS.

             At the confirmation hearing, the Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

             (1) The Plan complies with the applicable provisions of the Bankruptcy Code.

             (2) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

             (3) The Plan has been proposed in good faith and not by any means proscribed by law.

             (4) Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been disclosed to the Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable.

             (5) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Companies, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Companies, and the nature of any compensation for such insider.

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             (6) With respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. SEE the discussion of "Best Interests Test" below.

             (7) Except to the extent the Plan meets the requirements of section 1129(B) of the Bankruptcy Code (discussed below), each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan.

             (8) Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expenses and priority claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims.

             (9) At least one Class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

             (10) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility" below.

             (b) BEST INTERESTS TEST

             As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

             The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 cases. The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net

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cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

             The Debtors' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 cases and allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code.

             The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder would receive any distribution until all creditors are paid in full, with interest. The Debtors believe that in chapter 7 cases, holders of Interests in Syratech would receive no distributions of property, and holders of Other Unsecured Claims and General Unsecured Claims would all receive less than they are to receive under the Plan.

             After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will provide each creditor with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

             Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in chapter 7 cases may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be further prolonged and administrative expenses further increased.

             THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS, WHICH ARE DESCRIBED. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS'

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

ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

             The Debtors' chapter 7 liquidation analysis (the "LIQUIDATION ANALYSIS") is set forth in Exhibit "D" to this Disclosure Statement. Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired Allowed Claim or Interest either (a) accept the plan of reorganization or (b) receive or retain under such plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the plan. The purpose of the Liquidation Analysis that follows is to provide information in order for the Court to determine that the Plan satisfies this requirement. The Liquidation Analysis was prepared to assist the Court in making this determination and should not be used for any other purpose.

         (c) FEASIBILITY.

             The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations as contemplated thereunder. As part of this analysis, the Debtors have prepared the Projections contained in Article VII above, entitled "PROJECTIONS." These Projections are based upon the assumption that the Plan will be confirmed by the Court, and for projection purposes, that the Effective Date of the Plan and its substantial consummation will take place on or about June 30, 2005. The Projections include balance sheets, statements of operations and statements of cash flows. Based upon the Projections, the Debtors believe they will be able to make all payments required to be made pursuant to the Plan, and the Reorganized Companies will be able to service their post reorganization debt obligations.

             2. REQUIREMENTS OF SECTION 1129(B) OF THE BANKRUPTCY CODE.

             Section 1129(b) of the Bankruptcy Code provides that the Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or interests if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class. The requirement that a plan not discriminate unfairly and be fair and equitable is referred to colloquially as the "absolute priority rule," while the confirmation of a plan over the rejection or deemed rejection by a class of claims or interests is referred to colloquially as a "cramdown."

             The requirements of section 1129(b) of the Bankruptcy Code are as follows:

             (a) NO UNFAIR DISCRIMINATION.

             Section 1129(b) of the Bankruptcy Code requires that the Plan "does not discriminate unfairly." This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

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

             (b) FAIR AND EQUITABLE.

             Section 1129(b) of the Bankruptcy Code also requires that the Plan be "fair and equitable." This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

             SECURED CLAIMS. Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

             UNSECURED CLAIMS. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

             INTERESTS. Either (i) each interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

             In the event a one or more of Class 6 (Old Preferred Stock of Syratech) or Class 7 (Old Common Stock of Syratech) votes not to accept the Plan, the Debtors may, at their option, seek to effect a "cramdown" on such dissenting Class or Classes, including by modifying the Plan, if necessary, to provide that such impaired rejecting Class or Classes are treated in accordance with the absolute priority rule. The Debtors have reserved the right, INTER ALIA, to modify the Plan in order to effectuate a "cramdown" over the rejection of Classes 6 or 7. SEE Section 6.6 of the Plan, and Article I of this Disclosure Statement.

                      XI. ALTERNATIVES TO CONFIRMATION AND
                   CONSUMMATION OF THE PLAN OF REORGANIZATION

             If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and (ii) an alternative chapter 11 plan of reorganization

             A. LIQUIDATION UNDER CHAPTER 7

             If no plan can be confirmed, the Debtors' chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors' liquidation analysis are set

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

forth in Article X above, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION - Requirements for Confirmation of the Plan of Reorganization - Consensual Confirmation - Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in an unorderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, the Debtors believe that the holders of Interests in Syratech would receive no distributions of property, and the holders of Other Unsecured Claims and General Unsecured Claims would receive less than they are to receive under the Plan

         B. ALTERNATIVE PLAN OF REORGANIZATION

             If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets under chapter 11. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any liquidation under chapter I I is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan and the retention of jobs that would be lost in a liquidation.

                  XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                          OF THE PLAN OF REORGANIZATION

             The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and holders of Other Unsecured Claims (Class 5). The following discussion also summarizes certain federal income tax consequences of the implementation of the Plan to the holders of Old Preferred Stock of Syratech (Class 6) and Old Common Stock of Syratech (Class 7) but only to such holders that do not own any options, warrants or classes of stock other than Old Preferred Stock of Syratech or Old Common Stock of Syratech, that can be converted to or exercised to acquire Old Preferred Stock of Syratech or Old Common Stock of Syratech, respectively. This summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash or are otherwise unimpaired under the Plan (i.e., the holders of Priority Claims (Class 1), Senior

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Lender Claims (Class 2), Non-Bank Secured Claims (Class 3) and General Unsecured
Claims (Class 4)).

             The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "TAX CODE"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

             The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, brokerdealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a Claim as part of a hedging, integrated constructive sale or straddle, investors in passthrough entities, and persons, if any, who received the rights underlying their Claims as compensation).

             Additionally, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

             THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS OF SYRATECH ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         A. CONSEQUENCES TO THE DEBTORS

             Syratech and CHI are members of an affiliated group of corporations for federal income tax purposes (the "SYRATECH GROUP") of which Syratech is the common parent. Wallace is not a member of the Syratech Group. The Syratech Group files consolidated federal income tax returns. As of December 31, 2003, the Syratech Group reported consolidated net operating losses ("NOLs"), available to be carried forward for federal income tax purposes, of approximately $26 million. SEE Note 8 (Income Taxes) to the Syratech Group Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2003. The Syratech Group expects to report capital loss of approximately $43 million and additional ordinary losses estimated to be approximately $17 million for the taxable year ended December 31, 2004. All such amounts remain subject to adjustment by the IRS. Based on current projections, the Syratech Group does not expect to report any significant loss for the taxable year ending December 31, 2005.

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

             As discussed below, the Syratech Group's NOLs and, possibly, certain other of its tax attributes will be substantially reduced in connection with the implementation of the Plan, and the Debtors' subsequent utilization of any remaining NOLs carryforwards and possibly certain other tax attributes will be restricted following the Effective Date.

             1. CANCELLATION OF DEBT.

             In general, the Tax Code provides that a debtor in a Chapter 11 bankruptcy case is not required to recognize as taxable income the amount of its cancellation of debt ("COD"), but is required to reduce certain of its tax attributes - such as NOL carryforwards, net capital loss carryforwards, current year NOLs and capital losses, tax credits and tax basis in assets - by such amount. Where the debtor joins in the filing of a consolidated federal income tax return, the Treasury Regulations require, in certain circumstances and in certain respects, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. Generally, COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD that will be applied to effect the reduction of tax attributes (such as where the payment of the cancelled debt would have given rise to a tax deduction). In addition, to the extent the amount of COD exceeds the tax attributes available for reduction, the excess COD generally has no further adverse effect for tax purposes. Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. A debtor may elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.

             As a result of the discharge of Claims pursuant to the Plan, the Debtors are expected to realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in principal part, on the value of the New Equity and New Warrants and the "issue price" of the New Senior Notes distributed under the Plan. Based on the estimated reorganization value of the Reorganized Debtors (SEE Article VII, "PROJECTIONS"), it is anticipated that the Debtors will incur COD in excess of approximately $53 million. Accordingly, it is anticipated that the resulting tax attribute reduction would eliminate the Debtors' NOLs and reduce the Debtors' net capital loss carryforwards.

             2. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES.

             Following the implementation of the Plan any remaining NOLs and tax credit carryforwards and certain other tax attributes (including current year
NOLs) of the Reorganized Companies allocable to periods prior to the Effective Date (collectively, "PRE-CHANGE LOSSES") may be subject to limitation under
Section 382 of the Tax Code hereinafter, "SECTION 382")AS a result of the change in ownership of the Reorganized Companies. These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the discharge of Claims pursuant to the Plan.

             Under Section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed

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below, the amount of its Pre-change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized.

             The issuance of the New Equity to the holders of the Other Unsecured Claims pursuant to the Plan of Reorganization will constitute an ownership change of the Reorganized Companies for purposes of Section 382.

             (a) GENERAL SECTION 382 ANNUAL LIMITATION.

             In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.20% for ownership changes occurring during April, 2005). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors' claims. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

             (b) BUILT-IN GAINS AND LOSSES.

             If a loss corporation (or consolidated group) has a net unrealized built-in loss, calculated in accordance with applicable rules, at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and will be subject to the annual limitation under
Section 382. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance under Section 382. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is expected that the Syratech Group will be in a net built-in gain position as of the Effective Date. However, it is unclear whether such built-in gain would exceed the applicable threshold, and therefore the built-in gain may be deemed to be zero.

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             (c) SPECIAL BANKRUPTCY EXCEPTION.

             An exception to the general annual limitation rules under Section 382 is available in the context of a chapter 11 reorganization where qualified creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan Under this exception, a debtor's Pre-change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, a second ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will result in an annual limitation of zero, and thus would preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

             Were the Debtors to qualify for this exception, they could, if they so desire, elect not to have the exception apply, and instead remain subject to the general Section 382 annual limitation described above. Such election would have to be made in the Syratech Group's federal income tax return for the taxable year in which the change occurs.

             3. ALTERNATIVE MINIMUM TAX

             In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. In computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

             In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 and is in a net unrealized built- in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this provision to the Debtors is unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation rules of Section 382 discussed in the preceding section. In any event, however, the Syratech Group expects to be in a net unrealized built-in gain position as of the Effective Date.

             Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in subsequent taxable years in which the corporation is no longer subject to the AMT.

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         B. CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND INTERESTS

             Pursuant to the Plan, the holders of Other Unsecured Claims (Class
5) will receive the Debt/Equity Pool in satisfaction of their Claims. Holders of Interests in Syratech (i.e., holders of Old Preferred Stock of Syratech (Class
6) and Old Common Stock of Syratech (Class 7)) will receive New Warrants in satisfaction of their respective interests.

             l. CONSEQUENCES TO HOLDERS OF OTHER UNSECURED CLAIMS.

             The federal income tax consequences to holders of Other Unsecured Claims depend, in part, on whether such claims constitute "securities" of Syratech for federal income tax purposes, and whether the New Senior Notes constitute such securities. The term "security" is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity of ten years or more constitute securities. Each holder is urged to consult its tax advisor regarding the status of its claim, or any portion thereof, and the New Senior Notes as a "security" of Syratech.

             (a) CONSEQUENCES IF THE OTHER UNSECURED CLAIMS DO NOT CONSTITUTE "SECURITIES" OF SYRATECH.

             If the other Unsecured Claims do not constitute "securities" of Syratech for federal income tax purposes, the receipt by holders of Other Unsecured Claims of consideration under the Plan will be a fully taxable transaction.

             If the exchange is a fully taxable transaction, a holder generally will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest, and less any portion of the distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date) and (ii) the holder's adjusted tax basis in its Allowed Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, SEE
Article XII.B.3 of this Disclosure Statement entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION - Consequences to Holders of Certain Claims and Interests - Distributions in Discharge of Accrued But Unpaid Interest," below.

             A holder of any Other Unsecured Claims may receive distributions subsequent to the Effective Date of the Plan (e.g., distributions from the Other Unsecured Claims Escrow Account). As a result, any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final distribution. All holders of Other Unsecured Claims are urged to consult their tax advisors regarding the possibility for such deferral of recognition of gains and losses and the possibility of electing out of the installment

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method of reporting any gain realized in respect of their Claims (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its Allowed Claim. The imputed interest provisions of the Tax Code may apply to treat a portion of such subsequent distributions as imputed interest as well. Depending upon the timing of a distribution made subsequent to the Effective Date, any imputed interest (including any imputed interest described in the preceding paragraph) may accrue over time using the constant interest method, in which event the holder may be required to include such imputed interest in income prior to his actual receipt thereof

             Generally, the "amount realized" by a holder will equal the sum of
(i) the fair market value of any shares of New Equity received by such holder in satisfaction of its Claim, and (ii) the "issue price," as determined for federal income tax purposes, of any New Senior Notes received by such holder in satisfaction of its Allowed Claim. The "issue price" of the New Senior Notes may, or may not, be equal to the fair market value of such notes (SEE Article XII.B.4(b) of this Disclosure Statement, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION - Consequences to Holders of Certain Claims and Interests - Ownership and Disposition of the New Senior Notes - The Issue Price of the New Senior Notes," below).

             Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. A holder of an Allowed Claim which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a DE MINIMIS rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

             A holder's tax basis in any New Equity received in satisfaction of any Senior Notes Claim, Rejection Damage Claim, or Unsecured Loan Claim that does not constitute a security will equal the fair market value of such shares of New Equity. Such holder's tax basis in any New Senior Notes received will equal the "issue price" of such New Senior as determined for federal income tax purposes (SEE Article XII.B.4(b) of this Disclosure Statement, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION - Consequences to Holders of Certain Claims and Interests - Ownership and Disposition of the New Senior Notes -The Issue Price of the New Senior Notes," below). Such holder's holding period for any shares of New Equity and New Senior Notes generally will begin the day following the Distribution Date.

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             (b) CONSEQUENCES IF THE OTHER UNSECURED CLAIMS CONSTITUTE
"SECURITIES" OF SYRATECH.

             If and to the extent the Other Unsecured Claims qualify as "securities" of Syratech, the receipt of shares of New Equity and New Senior Notes in exchange for Other Unsecured Claims will constitute a "recapitalization" of Syratech for federal income tax purposes. If so treated, holders of such Claims who receive their allocable portion of the New Senior Notes and the New Equity in the Debt/Equity Pool will not recognize loss in the exchange. If and to the extent any such holder realizes gain in the exchange, all or a portion of such gain would be recognized, depending upon whether the New Senior Notes are "securities." Generally in that case, a holder will recognize gain up to an amount equal to either (i) the "issue price" of the New Senior Notes received, if such Notes do not qualify as "securities," or (ii) the excess of the principal amount of such New Senior Notes over the principal of the Other Unsecured Claims exchanged therefore, if such New Senior Notes qualify as "securities." In each case, gain recognized will not include the portion of any such other consideration allocable to an Other Unsecured Claim for accrued but unpaid interest or required to be treated as imputed interest as a result of any such distribution being made after the Effective Date.

             The character and timing of such gain will be determined in accordance with the principles discussed in the preceding section. For a discussion of the tax consequences of Claims for accrued but unpaid interest, see 'Distributions in Discharge of Accrued but Unpaid Interest," below.

             In general, a holder's aggregate tax basis in any New Equity and, if treated as securities, any New Senior Notes received in satisfaction of an Other Unsecured Claim treated as a security for federal income tax purposes will equal the holder's aggregate tax basis in such Claim (including any claim for accrued but unpaid interest), increased by any gain and unpaid interest income recognized in respect of such portion, and decreased by (i) the amount of other consideration (if any) received (or deemed receive) in satisfaction thereof and
(ii) the amount of any deductions claimed in respect of any interest previously accrued but not paid in full pursuant to the Plan. In general, the holder's holding period for any such New Equity or New Senior Notes received will include the holder's holding period for the Other Unsecured Claim, except to the extent that such New Equity or New Senior Notes were issued in respect of an Other Unsecured Claim for accrued but unpaid interest (which will begin the day following receipt of such interest).

             In general, the holder's tax basis in any New Senior Notes received that do not constitute "securities" will equal the issue price of such notes, and the holding period for such notes generally will begin the day following the Effective Date.

             2. CONSEQUENCES TO HOLDERS OF INTERESTS IN SYRATECH (i.e., HOLDERS OF OLD PREFERRED STOCK OF SYRATECH OR OLD COMMON STOCK OF SYRATECH).

             In general, upon the receipt of any New Warrants each holder of Interest in Syratech (i.e., an holder of Old Preferred Stock of Syratechor Old Common Stock of Syratech) would recognize gain or loss (subject to the "wash sale" rules discussed below) in an amount equal to the difference between (x) the fair market value of the New Warrants, received and (y) the holder's adjusted tax basis in its Interest in Syratech Such gain or loss generally will be capital gain or loss if the holder held its Interest as a capital asset, and will be long-term if held for at least one year.

             To the extent a loss would otherwise be recognized on the exchange, all or a portion of such loss may be effectively deferred under the "wash sale" rules of the Tax Code. Section 1091 (a) of the Tax Code generally provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If any of the applicable Interests in Syratech and the New Warrants are considered "substantially identical" and the exchange of such Interests for New Warrants results in a loss to the holder, all or a portion of such loss may be disallowed. The extent to which the different Interests in Syratech and the New Warrants would be considered "substantially identical" and to which a loss would be disallowed under the wash sale rules is unclear. Holders of Interests in Syratech (i.e., holders of Old Preferred Stock of Syratech or Old Common Stock of Syratech) should consult their tax advisors.

             In general, a holder's tax basis in any New Warrants received will equal the fair market value of such warrants plus the amount of loss, if any, disallowed under the wash sale rules. A holder's holding period for the New Warrants will include the holder's holding period for any Interest in Syratech with respect to which a loss was disallowed under the wash sale rules. If no loss is disallowed under the wash sale rules, the holding period for such warrants will begin the day following the issuance thereof.

             3. DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST AND ALLOCATION OF CONSIDERATION

             In general, to the extent that any consideration received pursuant to the plan by a holder of an Allowed Claim is received in satisfaction of accrued interest or amortized original issue discount ("OID") during such holder's holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly it is also unclear whether, by analogy, a holder of an Allowed Claim that does not qualify as a "security" would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

             Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such Claim, if any, representing accrued but unpaid interest; PROVIDED, HOWEVER, that all distributions under the Plan with respect to the DIP Obligations shall be allocated pursuant to the terms and conditions of the DIP Credit Agreement.

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

However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

             Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

             4. OWNERSHIP AND DISPOSITION OF THE NEW SENIOR NOTES.

             (a) INTEREST AND ORIGINAL ISSUE DISCOUNT ON THE NEW SENIOR NOTES.

             The New Senior Notes will generally bear interest at a fixed annual rate of 8% and provide for the semi- annual payment of all stated interest. However, Reorganized Syratech has an option to determine whether any of the first four semi- annual interest payments on the New Senior Notes is paid (i) in cash at an 8% annual interest rate, or (ii) in kind, at a 10% annual interest rate, by issuing additional New Senior Notes ("PIK-OPTION"). As a result of such option, the New Senior Notes will be treated as issued with OID.

             In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" exceeds its "issue price" (discussed in XII.B.4(b) below) by more than a DE MINIMIS amount. A debt instrument's "stated redemption price at maturity" is the sum of all payments provided by the debt instrument other than qualified stated interest ("QSI") payments. Pursuant to applicable Treasury Regulations, because Reorganized Syratech may elect the PIK option, none of the interest to be paid on the New Senior Notes would constitute QSI. This will result in the "stated redemption price of maturity" of the New Senior Notes exceeding their "issue price," and, consequently, the New Senior Notes will be treated as issued with OID.

             Each holder of a New Senior Note will be required to include in its gross income, as interest for federal income tax purposes, the portion of the OID that accrues while the holder held the note (including the day the note is acquired but excluding the day it is disposed of), regardless of such holder's normal method of accounting. Any OID will accrue over the term of the New Senior Notes based on the "constant yield method" (with the amount of OID attributable to each accrual period allocated ratably to each day in such period). Accordingly, a holder may be required to recognize income prior to the receipt of cash payments attributable to such income.

             As explained in Article XII. B.1., above, if and to the extent the exchange of a holder's Other Unsecured Claims for New Senior Notes constitutes a "recapitalizatiorf 'and such New Senior Notes constitute "securities" of the Reorganized Syratech, the holder's tax basis in the New Senior Notes will equal that portion of the aggregate tax basis in such Claim that is allocated to the New Senior Notes (subject to certain adjustments). In all other cases, a holder's tax basis in any New Senior Notes received will equal the issue price of such notes

             A holder's tax basis in a New Senior Note will be increased by the amount of any OID included in its gross income and reduced by any payments of cash (other than payments of QSI) made with respect to such note.

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             Pursuant to applicable Treasury Regulations, for purposes of applying the "constant yield method" and determining the yield and maturity of the New Senior Notes, and therefore, the amount of OID for each accrual period, it is assumed that the Reorganized Syratech will not exercise the PIK-option. If, notwithstanding the assumption, the Reorganized Syratech in fact exercises the PIK-option, the New Senior Notes will be treated as retired and then reissued on the date such PIK-option is exercised for an amount equal to their "adjusted issue price" on that date, and OID calculations will be redetermined as of that time.

             With respect to holders of Disputed Claims allowed after the Effective Date, any New Senior Note received will have been outstanding since the Effective Date. Such holders should consider their federal income tax consequences accordingly.

             Holders are urged to consult their tax advisors with respect to the application of the OID rules described above, including (without limiting to) the tax consequences if Reorganized Syratech exercise the PIK-option.

             (b) THE ISSUE PRICE OF THE NEW SENIOR NOTES.

             The "issue price" of the New Senior Notes depends upon whether such notes are traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date, or whether a significant portion of the Other Unsecured Claims are so traded. For this purpose, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, and (ii) the ready availability of price quotations from dealers, brokers or traders.

             If the New Senior Notes are traded on an established securities market, the "issue price" will be equal to the fair market value of the New Senior Notes as of the "issue date." If a significant portion of the Other Unsecured Claims is traded on an established securities market and the New Senior Notes are not so traded, the "issue price" will be equal to the fair market value of the New Senior Notes as of the "issue date." Otherwise, the issue price of the New Senior Notes will be their "imputed principal amount." The "imputed principal amount" in this situation would be the sum of all of all present values, as of the "issue date," of all payments due under the New Senior Notes (determined by using a discount rate provided under the applicable Treasury regulations).

             (c) ACQUISITION PREMIUM AND BOND PREMIUM.

             If a holder has a tax basis in the New Senior Notes received that EXCEEDS the adjusted issue price of such notes, but is LESS THAN OR EQUAL TO the sum of all remaining amounts payable (an "acquisition premium") the amount of OID includible in the holder's gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis. Alternatively, a holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method. Such an election may not be revoked without the consent of the IRS.

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             If a holder has a tax basis in any of the New Senior Notes received that EXCEEDS the sum of all remaining amounts payable under the notes (a "bond premium"), the holder will not include any of the OID in income. Moreover, a holder may elect to amortize the bond premium by offsetting the QSI allocable to an accrual period (if any) with the premium allocable to that period. If such bond premium is amortized, the holder's tax basis in its New Senior Notes will be reduced by a matching amount. If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the bond premium only in computing such holder's gain or loss upon the sale or other taxable disposition of the New Senior Notes, or upon the full or partial payment of principal. An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder's gross income and that are held at, or acquired after, the beginning of the holder's taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

             The rules described above may differ if any payments on the New Senior Notes were to qualify as QSI. As explained above, pursuant to applicable Treasury Regulations, because Reorganized Syratech may elect the PIK-option, none of the interest to be paid on the New Senior Notes is expected to constitute QSI.

             Holders are urged to consult their tax advisors with respect to the application of the acquisition premium and bond premium rules described above, including (without limiting to) the availability, advisability, procedure and timing of making any of the elections described above.

             (d) SALE, EXCHANGE OR REDEMPTION OF NEW SENIOR NOTES.

             Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of a New Senior Note equal to the difference, if any, between the holder's adjusted tax basis in the note and the amount realized on the sale, exchange or redemption thereof. For this purpose, a holder's adjusted tax basis in a New Senior Note generally will equal the holder's initial tax basis in the note, increased by the amount of any OID accrued on the note up through the date of the sale, exchange, or redemption, and decreased by the amount of any cash payments (other than QSI). Any gain or loss generally will be capital gain or loss (subject to the market discount rules discussed below).

             (e) MARKET DISCOUNT

             Any holder of Other Unsecured Claim generally will be subject to the market discount rules if such holder has a tax basis in any of the New Senior Notes that IS LESS THAN the "adjusted issue price" of such note (provided such difference is more than a DE MINIMIS amount). Under the market discount rules, a holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an

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election is made to include all market discount in income as it accrues. Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

             Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such note to the maturity date of the note, unless the holder irrevocably elects to compute the accrual on a constant yield basis. This election can be made on a note-by-note basis.

             5. SUBSEQUENT SALE OF SHARES OF NEW EQUITY.

             Any gain recognized by a holder upon a subsequent taxable disposition of shares of New Equity received in satisfaction of a Claim will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) in the case of a cash-basis holder, any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not so included by reason of the cash method of accounting.

             In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and likely even without issuance of regulations), any holder of an Allowed Other Unsecured Claim which has accrued market discount that is exchanged in a "recapitalization" would carry over such accrued market discount to any shares of New Equity received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

             6. OWNERSHIP AND DISPOSITION OF NEW WARRANTS; CONSTRUCTIVE DISTRIBUTIONS TO HOLDERS OF NEW EQUITY.

             A holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the shares of New Equity received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the New Warrant and the exercise price. The holder will commence a new holding period with respect to the shares of New Equity received.

             If the terms of the New Warrant provide for any adjustment to the number of shares of New Equity, for which the warrant may be exercised or to the exercise price of the warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the New Warrants. If no appropriate adjustment is made to the number of shares of New Equity for which New Warrants may be exercised or to the exercise

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

price of such New Warrants, a constructive distribution may result that could be taxable to the holders of shares of New Equity.

             Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the New Warrant. In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

             7. TREATMENT OF THE OTHER UNSECURED CLAIMS ESCROW ACCOUNT.

             Pursuant to the provisions of the Plan, including without limitation Section 6.11 thereof, on the Effective Date the Rejection Damage Claims Distribution Agent shall receive the Ratable Share of New Equity and New Senior Notes for distribution to holders of Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims (the "OTHER UNSECURED CLAIMS ESCROW ACCOUNT").

             When all Rejection Damage Claims and Unsecured Loan Claims have become Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims, respectively, or have been disallowed by Final Order, the Rejection Damage Claims Distribution Agent shall commence the distribution out of the Other Unsecured Chims Escrow Account to holders of Allowed Rejection Damage Claims, Allowed Unsecured Loan Claims and possibly (under circumstances provided for in Section 6.11(c) of the Plan) to the Indenture Trustee (on account of holders of Senior Notes Claims). Such distributions (other than amounts attributable to earnings) should be taxable to the recipient in accordance with the principles discussed above in "Gain or Loss - Generally."

             (a) OTHER UNSECURED CLAIMS ESCROW ACCOUNT - FEDERAL INCOME TAX - GENERAL.

             Under Section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund, or similar fund are subject to current tax. Although certain Treasury Regulations have been issued under this section, no final Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting. Thus, depending on the facts of a particular situation, such an account could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Disputed Claims or by the Debtors (or, if applicable, any of its successors), or otherwise. On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of escrows of the type here involved that are established after the date such Treasury Regulations become final. As to previously established escrows, such Treasury Regulations would provide that the IRS would not challenge any reasonably and consistently applied method of taxation for income earned by the escrow, and any reasonably and consistently applied method for reporting such income.

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             (b) OTHER UNSECURED CLAIMS ESCROW ACCOUNT - INTENDED TREATMENT BY
DEBTORS.

             Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable final Treasury Regulations, the receipt by the Rejection Damage Claims Distribution Agent of a private letter ruling if the Rejection Damage Claims Distribution Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Rejection Damage Claims Distribution Agent), the Rejection Damage Claims Distribution Agent shall (i) treat the Other Unsecured Claims Escrow Account as one or more discrete trusts (which may consist of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the IRC (sections 641 et seq.), and (ii) to the extent permitted by applicable law, report consistently for state and local income tax purposes. The Plan requires all parties to consistently follow such treatment in filing any returns and reports with the IRS.

             Accordingly, subject to issuance of definitive guidance, the Rejection Damage Claims Distribution Agent will report as subject to a separate entity level tax any amounts earned by the Other Unsecured Claims Escrow Account except to the extent such earnings or income are distributed by the Rejection Damage Claims Distribution Agent during the same taxable year. In such event, the amount of earnings or income that is so distributed to an Allowed Claim holder during the same taxable year will be includible in such holder's gross income.

             (c) OTHER UNSECURED CLAIMS ESCROW ACCOUNT - FINANCING OF TAX OBLIGATIONS.

             If the Other Unsecured Claims Escrow Account has insufficient funds to pay any applicable taxes imposed upon it or its assets, subject to the other provisions contained herein, the Reorganized Companies shall make a Tax Advance to the Other Unsecured Claims Escrow Account. Any such Tax Advance will be repayable from future amounts, if any, otherwise receivable by the Other Unsecured Claims Escrow Account.

             If and when a distribution is to be made from the Other Unsecured Claims Escrow Account, the distributee (and in case such distribution is to be made to the Indenture Trustee, the applicable holders of the Senior Notes Claims) will be charged its pro rata portion of any outstanding Tax Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Rejection Damage Claims Distribution Agent shall be entitled to withhold from such distributee's distribution the amount required to pay such portion of the Tax Advance. If such cash is insufficient to satisfy the respective portion of the Tax Advance and there is also to be made to such distributee a distribution of assets other than cash, the distributee shall as a condition to receiving such other assets pay in cash to the Rejection Damage Claims Distribution Agent an amount equal to the unsatisfied portion of the Tax Advance. Failure to make such payment shall entitle the Rejection Damage Claims Distribution Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Rejection Damage Claims Account for the unpaid portion of the Tax Advance (including accrued interest).

              In light of the foregoing, each holder of Other Unsecured Claim is urged to consult its tax advisor regarding the potential tax treatment of the Other Unsecured Claims Escrow Account, distributions therefrom, and any tax consequences to such holder relating thereto.



         8. INFORMATION REPORTING AND WITHHOLDING.

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.

         The Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following: (1) certain transactions that result in the taxpayer's claiming a loss in excess of specified thresholds; and (2) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                XIII. CONCLUSION

         The Debtors believe that confirmation and implementation of the Plan is in the best interests of the holders of Claims and Interests, and urges holders of impaired claims and interests in Classes 5, 6 and 7 vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m. (prevailing Eastern time) on May 2, 2005.

Dated: March 28, 2005
Respectfully submitted,

SYRATECH CORPORATION

By: /s/ GREGORY W. HUNT
    ----------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized


WALLACE INTERNATIONAL DE P.R., INC.

By: /s/ GREGORY W. HUNT
    ----------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized


CHI INTERNATIONAL, INC.

By: /s/ GREGORY W. HUNT
    ----------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized

SYRATECH CORPORATION, WALLACE
INTERNATIONAL DE P.R., INC. AND
CHI INTERNATIONAL, INC.

By their Attorneys,


      /s/ ANDREW M. TROOP
--------------------------------
Andrew M. Troop (BBO#547179)
Christopher R. Mirick (BBO#639683)
Arthur R. Cormier (BBO#645116)
WEIL, GOTSHAL & MANGES, LLP
100 Federal Street, 34th Floor
Boston, MA 02110
(617) 772-8300
COUNSEL TO THE DEBTORS AND DEBTORS IN POSSESSION

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



                                    Exhibit A
                            (Plan of Reorganization)



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


                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (EASTERN DIVISION)

----------------------------------
                                  )
In re:                            ) Chapter 11 Case Nos.
                                  )
SYRATECH CORPORATION,             ) 05-11062 (RS)
WALLACE INTERNATIONAL DE P.R.,    ) 05-11064 (RS)
INC. AND CHI INTERNATIONAL, INC.  ) 05-11065 (RS)
                                  )
Debtors.                          ) Jointly Administered
                                  )
----------------------------------


                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                   OF SYRATECH CORPORATION AND CERTAIN OF ITS
              SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                 March 28, 2005






                 Andrew M. Troop (BBO#547179)
                 Christopher R. Mirick (BBO#639683)
                 Arthur R. Cormier (BBO#645116)
                 WEII, GOTSHAL & MANGES, LLP
                 100 Federal Street, 34th Floor
                 Boston, MA 02110
                 (617) 772-8300
                 COUNSEL TO THE DEBTORS AND DEBTORS IN POSSESSION

                      (This page intentionally left blank)

                                TABLE OF CONTENTS


                                                                                                          PAGE
INTRODUCTION ...............................................................................................1

ARTICLE I     DEFINITIONS ..................................................................................1

      1.1     Administrative Claim .........................................................................1

      1.2     Administrative Claim Bar Date ................................................................2

      1.3     Allowed Claim ................................................................................2

      1.4     Allowed [Class Designation] Claim ............................................................2

      1.5     Ballot........................................................................................2

      1.6     Ballot Deadline ..............................................................................2

      1.7     Balloting Agent...............................................................................2

      1.8     Bankruptcy Code ..............................................................................3

      1.9     Bankruptcy Rules .............................................................................3

      1.10    Bar Date .....................................................................................3

      1.11    Bar Date Order................................................................................3

      1.12    Business Day .................................................................................3

      1.13    Cash .........................................................................................3

      1.14    CHI ..........................................................................................3

      1.15    Claim.........................................................................................3

      1.16    Class.........................................................................................3

      1.17    Confirmation Date ............................................................................3

      1.18    Confirmation Hearing .........................................................................3

      1.19    Confirmation Order ...........................................................................3

      1.20    Court ........................................................................................3

      1.21    Creditors' Committee .........................................................................3

      1.22    Debt/Equity Pool .............................................................................4

      1.23    Debtors.......................................................................................4

      1.24    Deemed Assumed Contract ......................................................................4

      1.25    DIP Agent ....................................................................................4

      1.26    DIP Credit Agreement .........................................................................4

      1.27    DIP Lenders ..................................................................................4

      1.28    DIP Obligations ..............................................................................4

      1.29    DIP Order.....................................................................................4

                                TABLE OF CONTENTS


                                                                                                          PAGE
      1.30    Disclosure Statement .........................................................................4

      1.31    Disclosure Statement Order....................................................................4

      1.32    Disputed Claim ...............................................................................4

      1.33    Distribution..................................................................................4

      1.34    Distribution Address .........................................................................4

      1.35    Distribution Agent ...........................................................................5

      1.36    Distribution Date ............................................................................5

      1.37    Effective Date ...............................................................................5

      1.38    ERISA.........................................................................................5

      1.39    Estate........................................................................................5

      1.40    Estimation Order..............................................................................5

      1.41    Executory Contract Schedule ..................................................................5

      1.42    Exit Facility ................................................................................6

      1.43    Fee Claim ....................................................................................6

      1.44    Fee Claim Bar Date ...........................................................................6

      1.45    Final Order ..................................................................................6

      1.46    General Unsecured Claim ......................................................................6

      1.47    Incentive Plan ...............................................................................6

      1.48    Indenture Trustee ............................................................................7

      1.49    Indenture Trustee Claim ......................................................................7

      1.50    Insurance Claim ..............................................................................7

      1.51    Insurance Policy..............................................................................7

      1.52    Intercompany Claim ...........................................................................7

      1.53    Interest .....................................................................................7

      1.54    Lock-up Agreement ............................................................................7

      1.55    New Equity....................................................................................7

      1.56    New Indenture ................................................................................7

      1.57    New Senior Notes .............................................................................7

      1.58    New Warrants .................................................................................7

      1.59    New Warrants A ...............................................................................8

      1.60    New Warrants B ...............................................................................8

      1.61    New Warrant Agreement ........................................................................8

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                                TABLE OF CONTENTS


                                                                                                          PAGE
      1.62    Non-Bank Secured Claim .......................................................................8

      1.63    Noteholders' Committee .......................................................................8

      1.64    Old Common Stock of Syratech..................................................................8

      1.65    Old Preferred Stock of Syratech...............................................................8

      1.66    Other Unsecured Claims .......................................................................8

      1.67    Other Unsecured Claims Escrow Account ........................................................8

      1.68    Pension Plan..................................................................................8

      1.69    Person .......................................................................................8

      1.70    Petition Date ................................................................................8

      1.71    Plan .........................................................................................8

      1.72    Plan Supplement ..............................................................................9

      1.73    Prepetition Credit Agreement .................................................................9

      1.74    Prepetition Lender Agent......................................................................9

      1.75    Priority Claim ...............................................................................9

      1.76    Priority Tax Claim ...........................................................................9

      1.77    Ratable Share ................................................................................9

      1.78    Reinstated or Reinstatement ..................................................................9

      1.79    Rejection Damage Claim ......................................................................10

      1.80    Rejection Damage Claim Bar Date .............................................................10

      1.81    Rejection Damage Claims Distribution Agent ..................................................10

      1.82    Rejection Damage Claims Maximum..............................................................10

      1.83    Released Party ..............................................................................10

      1.84    Releasees....................................................................................11

      1.85    Reorganization Case .........................................................................11

      1.86    Reorganized Companies .......................................................................11

      1.87    Reorganized Debtor ..........................................................................11

      1.88    Schedule of Assets and Liabilities ..........................................................11

      1.89    Secured Claim ...............................................................................11

      1.90    Senior Lenders ..............................................................................11

      1.91    Senior Lender Claims ........................................................................11

      1.92    Senior Notes ................................................................................11

      1.93    Senior Notes Claims .........................................................................11

                                TABLE OF CONTENTS


                                                                                                          PAGE
      1.94    Senior Notes Indenture ......................................................................11

      1.95    Senior Notes Record Date ....................................................................11

      1.96    Senior Notes Register .......................................................................12

      1.97    Stockholders' Agreement .....................................................................12

      1.98    Subsidiaries ................................................................................12

      1.99    Syratech ....................................................................................12

      1.100   Tax Advance .................................................................................12

      1.101   Treasury Notes ..............................................................................12

      1.102   Unclaimed Property...........................................................................12

      1.103   United States Trustee .......................................................................12

      1.104   Unsecured Loan Claim ........................................................................12

      1.105   Wallace .....................................................................................12

      1.106   Workers Compensation Claims .................................................................12

ARTICLE II    METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS,
              TREATMENT OF UNCLASSIFIED CLAIMS, AND GENERAL PROVISIONS.....................................13

      2.1     General Rules of Classification .............................................................13

      2.2     Treatment of Administrative, Priority Tax, and Fee Claims ...................................13

      2.3     Non-Bank Secured Claims .....................................................................14

      2.4     Indenture Trustee Claims.....................................................................14

      2.5     Intercompany Claims; Interests in Subsidiaries; Treasury Notes ..............................15

ARTICLE III   CLASSIFICATION OF CLAIMS AND INTERESTS ......................................................15

      3.1     Class 1......................................................................................15

      3.2     Class 2......................................................................................15

      3.3     Class 3......................................................................................15

      3.4     Class 4......................................................................................15

      3.5     Class 5......................................................................................15

      3.6     Class 6......................................................................................15

      3.7     Class 7......................................................................................15

ARTICLE IV    TREATMENT OF UNIMPAIRED CLASSES .............................................................16

      4.1     Class 1 - Priority Claims ...................................................................16

      4.2     Class 2 - Senior Lender Claims...............................................................16

      4.3     Class 3 - Non-Bank Secured Claims ...........................................................16

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                                TABLE OF CONTENTS


                                                                                                          PAGE
      4.4     Class 4 - General Unsecured Claims ..........................................................16

ARTICLE V     TREATMENT OF IMPAIRED CLASSES ...............................................................17

      5.1     Class 5 - Other Unsecured Claims ............................................................17

      5.2     Class 6 - Old Preferred Stock of Syratech ...................................................17

      5.3     Class 7 - Old Common Stock of Syratech ......................................................18

ARTICLE VI    IMPLEMENTATION ..............................................................................18

      6.1     The Reorganized Companies ...................................................................18

      6.2     Directors and Officers ......................................................................18

      6.3     Distributions to Holders of Claims Generally ................................................18

      6.4     Unclaimed Property...........................................................................20

      6.5     Modification, Revocation or Withdrawal of the Plan...........................................21

      6.6     Cramdown.....................................................................................21

      6.7     Exemption from Certain Transfer Taxes .......................................................22

      6.8     Setoffs .....................................................................................22

      6.9     Compromise of Controversies .................................................................22

      6.10    Insurance Preservation and Proceeds .........................................................23

      6.11    Indenture Trustee as Claim Holder; Cancellation of Senior Notes
              Indenture; Distributions to Holders of Rejection Damage Claims and
              Unsecured Loan Claims .......................................................................23

      6.12    No Recourse to Reorganized Companies ........................................................25

      6.13    Deemed Execution of Stockholders' Agreement and New Warrant
              Agreements ..................................................................................25

ARTICLE VII  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS ...................................................25

      7.1     Release of Liens, Surrender of Securities and Cancellation of Instruments ...................25

      7.2     Revesting and Vesting; Retention and Enforcement of Claims ..................................27

      7.3     Release of Claims ...........................................................................27

      7.4     Claims and Interests Objections .............................................................30

      7.5     Amendments to Claims ........................................................................30

ARTICLE VIII  EXECUTORY CONTRACTS .........................................................................31

      8.1     Executory Contracts and Unexpired Leases ....................................................31

      8.2     Bar Date for Rejection Damages ..............................................................32

      8.3     Cure.........................................................................................32

      8.4     Compensation and Benefit Plans ..............................................................33

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                                TABLE OF CONTENTS


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
      8.5     Employee / Management Incentive Plan.........................................................34

ARTICLE IX    CONDITIONS TO CONFIRMATION AND CONSUMMATION .................................................34

      9.1     Conditions to Confirmation...................................................................34

      9.2     Conditions to Consummation...................................................................34

      9.3     Waiver of Conditions to Confirmation and Consummation........................................35

      9.4     Effect of Nonoccurrence of the Conditions to Consummation....................................35

ARTICLE X     ADMINISTRATIVE PROVISIONS....................................................................36

     10.1     Retention of Jurisdiction....................................................................36

     10.2     Governing Law ...............................................................................38

     10.3     Corporate Action ............................................................................38

     10.4     Effectuating Documents and Further Transactions .............................................39

     10.5     Amendments ..................................................................................39

     10.6     Successors and Assigns ......................................................................39

     10.7    Confirmation Order and Plan Control ..........................................................40

     10.8    Rules of Construction.........................................................................40

     10.9    Creditors' Committee .........................................................................40

     10.10   Notices ......................................................................................40

     10.11   Immediate Consummation........................................................................42

     10.12   No Admissions ................................................................................42

                                  INTRODUCTION

         Syratech Corporation, Wallace International de P.R., Inc., and CHI International, Inc., as debtors and debtors in possession under chapter 11 of title 11 of the United States Code, in each of their separate reorganization cases, which have been consolidated for procedural purposes only, hereby propose and file this joint plan of reorganization (the "PLAN").

         The Plan, which primarily implements a financial restructuring of the Debtors, is the result of pre-petition negotiations between the Debtors and the Noteholders' Committee. Briefly stated, the Plan provides for the continued operations of the Debtors after the confirmation of the Plan, with essentially their current operational structure(1) but with a new capital structure. To achieve the new capital structure, the Plan effectively provides for (a) new senior secured financing that will be used, among other things, to pay off in full the DIP Obligations, (b) holders of trade debt and employee-related unsecured debt to be paid in full the allowed amounts of their claims as they would otherwise become due in the ordinary course of business, and holders of other general unsecured claims to be paid in full the allowed amount of their claims on the Effective Date of the Plan, (c) holders of the Senior Notes and certain other non-trade unsecured debt to share pro rata, in a pool consisting of $55 million in New Senior Notes to be issued by Reorganized Syratech and approximately 90% of the common equity of Reorganized Syratech, subject to dilution as described in the Plan, (d) holders of Syratech's outstanding preferred equity interests to receive a pro rata share of warrants for 2.5% of Reorganized Syratech's common stock, exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $140,000,000,
(e) holders of Syratech's outstanding common equity interests to receive a pro rata share of warrants for 2.5% of Reorganized Syratech's common stock, exercisable when Reorganized Syratech's equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000, and (f) approximately 10% of the common stock of the Reorganized Syratech to be reserved for a management incentive plan

         The details of the Plan will govern your rights, not the summary set forth above. YOU ARE, THEREFORE, URGED TO READ THE ENTIRE PLAN CAREFULLY.

                                    ARTICLE I
                                   DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:

         1.1 ADMINISTRATIVE CLAIM means an unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the

-----------------------------------

(1) In the event that the Debtors sell assets during these chapter 11 cases, the Debtors will have the benefit of the proceeds of such sale(s). Any sale(s) outside the ordinary course of business will be made in compliance with the requirements of section 363(b) of the Bankruptcy Code and rule 2002(a)(2) of the Bankruptcy Rules.

businesses of the Debtors (such as wages, salaries or commissions for services rendered); (b) allowed claims for reclamation of goods pursuant to section 546(c) of the Bankruptcy Code; (c) the DIP Obligations; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code.

         1.2 ADMINISTRATIVE CLAIM BAR DATE shall have the meaning ascribed to such term in Section 2.2(a) hereof

         1.3 ALLOWED CLAIM means a Claim as to which: (a)(i) either: (A) such Claim is scheduled by a Debtor pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed; or (B) proof of such Claim has been timely filed, or deemed timely filed, with the Claims Agent or Court pursuant to the Bar Date Order, the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Court, or late filed with leave of Court; and (ii) such Claim is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Court; (b) the allowed amount of such Claim has been determined by the Court in an Estimation Order which has become a Final Order; or (c) such Claim has otherwise been allowed by a Final Order or (if the Confirmation Order has become a Final Order) pursuant to the Plan An Allowed Claim: (A) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and
(B) shall be net of any setoff amount of any claim that may be asserted by any Debtor against the holder of such Claim, which amount shall be deemed to have been setoff in accordance with the provisions of the Plan, and in particular
Section 6.8 hereof. Without limiting the foregoing, no Claim shall be considered an Allowed Claim before the time that an objection has been or may be filed with regard to such Claim if: (x) the amount or classification of the Claim specified in the relevant proof of claim exceeds the amount of or has a classification different from any corresponding Claim scheduled by the relevant Debtor in its Schedules of Assets and Liabilities; (y) any corresponding Claim scheduled by the relevant Debtor has been scheduled as disputed, contingent or unliquidated; or (z) no corresponding Claim has been scheduled by the relevant Debtor in its Schedules of Assets and Liabilities.

         1.4 ALLOWED [CLASS DESIGNATION] CLAIM means an Allowed Claim in the specified Class. For example, an Allowed Class 4 Claim or Allowed Syratech General Unsecured Claim is an Allowed Claim in the Syratech General Unsecured Claims Class designated herein as Class 4.

         1.5 BALLOT means the ballot distributed to each claimant eligible to vote on the Plan by the Balloting Agent, on which ballot such claimant may, INTER ALIA, vote for or against the Plan

         1.6 BALLOT DEADLINE means 4:00 p.m. (prevailing Easter time) on May 2, 2005, which is the date and time set by the Court as the deadline by which the Balloting Agent must receive all Ballots. The Ballot Deadline may be extended by agreement between the Debtors and any claimant entitled to vote on the Plan.

         1.7 BALLOTING AGENT means the entity designated by Court order to distribute, collect and tally Ballots from claimants. Initially, the Balloting Agent is Donlin, Recano & Company, Inc.

         1.8 BANKRUPTCY CODE means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

         1.9 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure and the local rules of the Court (including any applicable local rules of the United States District Court for the District of Massachusetts), as applicable to the Reorganization Cases.

         1.10 BAR DATE means 90 days after the Confirmation Date, the deadline by which a proof of claim or proof of interest must be or must have been filed, as established by the Bar Date Order.

         1.11 BAR DATE ORDER means the Order or Orders of the Court establishing the Bar Date, the Administrative Claim Bar Date, the Fee Claim Bar Date and/or the Rejection Damage Claim Bar Date, as the case may be. The defined term Bar Date Order includes the Confirmation Order if and to the extent the Confirmation Order grants the same relief as would have been granted in a separate Bar Date Order.

         1.12 BUSINESS DAY means any day except a Saturday, Sunday, or "legal holiday" as such term is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

         1.13 CASH means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar items.

         1.14 CHI means CHI International, Inc.

         1.15 CLAIM means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code.

         1.16 CLASS means a group of Claims or Interests described in Article III of the Plan.

         1.17 CONFIRMATION DATE means the date the Court enters the Confirmation Order on its docket.

         1.18 CONFIRMATION HEARING means the hearing pursuant to which the Court considers confirmation of the Plan.

         1.19 CONFIRMATION ORDER means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.20 COURT means the United States Bankruptcy Court for the District of Massachusetts.

         1.21 CREDITORS' COMMITTEE means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the District of Massachusetts and as may be reconstituted from time to time.

         1.22 DEBT/EQUITY POOL means the New Senior Notes and 405,000 shares of New Equity to be distributed pro rata to the holders of Other Unsecured Claims.

         1.23 DEBTORS means, collectively, Syratech Corporation, Wallace International de P.R., Inc., and CHI International, Inc. Each individually is a "Debtor."

         1.24 DEEMED ASSUMED CONTRACT shall have the meaning ascribed to such term in Section 8.3 hereof.

         1.25 DIP AGENT means CapitalSource Finance LLC, as administrative agent under the DIP Credit Agreement, or any successor agent appointed in accordance with such agreement.

         1.26 DIP CREDIT AGREEMENT means the Debtor-in-Possession Credit Agreement among the Debtors, the DIP Agent, and the lender parties thereto, entered into pursuant to the DIP Order.

         1.27 DIP LENDERS means those entities identified as lenders from time to time in the DIP Credit Agreement and their respective successors and assigns.

         1.28 DIP OBLIGATIONS means any obligations under the DIP Credit Agreement.

         1.29 DIP ORDER means, collectively, the orders of the Court dated February 18, 2005 and March 8, 2005, approving, and authorizing the Debtors to enter into, the DIP Credit Agreement.

         1.30 DISCLOSURE STATEMENT means the Disclosure Statement that relates to this Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified or supplemented (and all exhibits and schedules annexed thereto or referred to therein).

         1.31 DISCLOSURE STATEMENT ORDER means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

         1.32 DISPUTED CLAIM means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim.

         1.33 DISTRIBUTION means the distribution in accordance with this Plan of Cash, New Senior Notes, New Equity, or New Warrants, or the return of collateral securing a Non-Bank Secured Claim, in each case if any and as the case may be.

         1.34 DISTRIBUTION ADDRESS means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect of a particular Claim, such defined term means the address set forth in the relevant Debtor's Schedules of Assets and Liabilities or register maintained for registered securities. Notwithstanding anything to the contrary herein, to the extent a Distribution is required to be made to a Distribution Agent, the Distribution Address for the relevant Claim shall be the address of the relevant Distribution Agent.

         1.35 DISTRIBUTION AGENT means the Prepetition Lender Agent, the Indenture Trustee, the Rejection Damage Claims Distribution Agent, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants or interest holders, and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan.

         1.36 DISTRIBUTION DATE means: (a) with respect to a Senior Lender Claim, an Other Unsecured Claim, and an Interest, the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) and (ii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim or Interest becomes an Allowed Claim or Interest or otherwise become payable under the Plan; (b) with respect to an Administrative Claim, a Priority Tax Claim, a Priority Claim, a Non-Bank Secured Claim, and a General Unsecured Claim, the date that is the latest of (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, provided, however, that Cash payments on account of a Non-Bank Secured Claim may be deferred until the sale by the Reorganized Companies of the relevant collateral; and (c) with respect to a Fee Claim, the date (or as soon thereafter as reasonably practicable) that such Claim becomes an Allowed Claim by Final Order of the Court.

         1.37 EFFECTIVE DATE means: (a) if no stay of the Confirmation Order is in effect, a Business Day selected by the Debtors, which date is not more than 45 calendar days after the date each of the conditions set forth in Section 9.2 hereof has been satisfied or waived as set forth in Section 9.3 hereof, or (b) if a stay of the Confirmation Order is in effect, a Business Day selected by the Debtors that is not more than 45 calendar days after the later of (i) the date such stay is vacated or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order; or (ii) the date each condition set forth in Section 9.2 hereof has been satisfied or waived as set forth in Section 9.3 hereof.

         1.38 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         1.39 ESTATE means the relevant estate created in each of the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

         1.40 ESTIMATION ORDER means an order or orders of the Court estimating for distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if and to the extent the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

         1.41 EXECUTORY CONTRACT SCHEDULE shall have the meaning ascribed to such term in Section 8.1 (a) hereof.

         1.42 EXIT FACILITY means the permanent financing for the Reorganized Companies as of the Effective Date, which will be substantially in accordance with the terms set forth in Exhibit "I" to the Disclosure Statement.

         1.43 FEE CLAIM means a Claim for compensation or reimbursement of expenses pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Reorganization Cases.

         1.44 FEE CLAIM BAR DATE shall have the meaning ascribed to such term in
Section 2.2(c) hereof.

         1.45 FINAL ORDER means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

         1.46 GENERAL UNSECURED CLAIM means any Claim that is not an Administrative, Fee, Priority Tax, Priority, Non-Bank Secured, Senior Lender, Other Unsecured, Indenture Trustee or Intercompany Claim and is not cured, paid, released or waived pursuant to the Plan, assumed by any Debtor pursuant to the Plan or agreements incorporated into the Plan, or classified in any Class other than Class 4. Subject to the preceding sentence, General Unsecured Claims include, but are not limited to, Claims: (a) for goods sold and/or services rendered, (b) for moneys lent, (c) based upon guarantees of performance or payment of the obligations or duties of any Person, (d) for tort liability, (e) for environmental remediation, (f) of governmental units under any applicable unclaimed property or escheat laws, (g) of governmental units for taxes, assessments, penalties or charges which are not Priority Tax Claims or Non-Bank Secured Claims, (h) for contribution, reimbursement or indemnity, (i) for fines, penalties or other assessments, (j) for the portion of any Claim supported directly or indirectly by a letter of credit issued for the account of any Debtor in excess of the amount available under such letter of credit, (k) representing the undersecured portion of any Claim that is otherwise a Secured Claim, or (1) that are Insurance Claims or Workers' Compensation Claims. Notwithstanding the prior two sentences, if a Debtor withdraws from the Plan as provided in Section 6.5 hereof, such withdrawing Debtor's Intercompany Claims, if any, against the other Debtors shall be treated as General Unsecured Claims of such withdrawing Debtor against the applicable remaining Debtors.

         1.47 INCENTIVE PLAN means the plan to be implemented by the Reorganized Companies to provide certain of the Reorganized Companies' senior management with New Equity on a time and performance vesting schedule, which plan will be consistent with the term sheet annexed as Exhibit A to the Lock-up Agreement.

         1.48 INDENTURE TRUSTEE means U.S. Bank Trust National Association or its successor, if any, as successor indenture trustee under the Senior Notes.

         1.49 INDENTURE TRUSTEE CLAIM mean a Claim of the Indenture Trustee for fees and expenses related to the Reorganization Cases or the implementation of the Plan.

         1.50 INSURANCE CLAIM means any Claim that is payable, in whole or in part, from the proceeds of any Insurance Policy.

         1.51 INSURANCE POLICY means any policy of insurance, together with any agreements relating thereto, that is available to provide coverage for Claims, including but not limited to policies providing coverage for personal injury claims, employment discrimination claims or other claims against a Debtor.

         1.52 INTERCOMPANY CLAIM means a Claim of any Debtor against another Debtor.

         1.53 INTEREST means an equity security, within the meaning of section 101(16) of the Bankruptcy Code, in a Debtor, including but not limited to Old Preferred Stock of Syratech and Old Common Stock of Syratech. The defined term "Interests" shall also include all options to purchase such equity securities.

         1.54 LOCK-UP AGREEMENT means that certain Lock-up Agreement with Respect to Syratech Corporation, dated as of November 15, 2004, by and among the Debtors and certain holders of Senior Notes, as amended by that certain First Amendment to Lock-up Agreement dated as of December 28, 2004, and as further amended by that certain Second Amendment to Lock-up Agreement dated as of January 31, 2005. The Lock-up Agreement is attached to the Disclosure Statement as Exhibit "F".

         1.55 NEW EQUITY means common stock of Reorganized Syratech, issued or to be issued to holders of Other Unsecured Claims as described in Section 5.1 hereof and pursuant to the Incentive Plan. The New Equity shall be subject to the Stockholders' Agreement.

         1.56 NEW INDENTURE means the indenture governing the New Senior Notes. The New Indenture shall be as set forth in Exhibit "K" to the Disclosure Statement.

         1.57 NEW SENIOR NOTES means the $55,000,000 of notes of Reorganized Syratech issued or to be issued to holders of Other Unsecured Claims as described in Section 5.1 hereof The terms of the New Senior Notes shall be as set forth in the term sheet annexed as Exhibit A to the Lock-up Agreement. The form of New Senior Notes is attached to the Disclosure Statement as Exhibit "K".

         1.58 NEW WARRANTS means collectively the New Warrants A and New Warrants B. The term sheet for the New Warrants is attached to the Disclosure Statement as Exhibit "L" and the form of New Warrants will be provided in the Plan Supplement.

         1.59 NEW WARRANTS A means the warrants for an aggregate of 2.5% of the common stock of Reorganized Syratech, issued or to be issued to holders of Old Preferred Stock of Syratech as described in Section 5.2 hereof.

         1.60 NEW WARRANTS B means the warrants for an aggregate of 2.5% of the common stock of Reorganized Syratech, issued or to be issued to holders of Old Common Stock of Syratech as described in Section 5.3 hereof.

         1.61 NEW WARRANT AGREEMENT means the agreement among Reorganized Syratech and the holders of the New Warrants governing the New Warrants. The New Warrant Agreement shall be provided in the Plan Supplement.

         1.62 NON-BANK SECURED CLAIM means a Secured Claim other than a Senior Lender Claim.

         1.63 NOTEHOLDERS' COMMITTEE means the unofficial committee of holders of the Senior Notes. The membership of the Noteholders' Committee is set forth in Exhibit "G" to the Disclosure Statement.

         1.64 OLD COMMON STOCK OF SYRATECH means the preconfirmation common stock of Syratech issued and outstanding or held in treasury as of the Confirmation Date (including any options, warrants or classes of stock other than Old Common Stock of Syratech that can be converted to or exercised to acquire Old Common Stock of Syratech).

         1.65 OLD PREFERRED STOCK OF SYRATECH means the preconfirmation Cumulative Redeemable Preferred Stock of Syratech (which is the only class of preferred stock of Syratech), issued and outstanding or held in treasury as of the Confirmation Date (including any options, warrants or classes of stock other than Old Preferred Stock of Syratech that can be converted to or exercised to acquire Old Preferred Stock of Syratech).

         1.66 OTHER UNSECURED CLAIMS means, collectively, the Senior Notes Claims, the Rejection Damage Claims, and the Unsecured Loan Claims.

         1.67 OTHER UNSECURED CLAIMS ESCROW ACCOUNT shall have the meaning ascribed to such term in Section 6.3(b)(i) hereof.

         1.68 PENSION PLAN means the retirement or pension plans established for the benefit of the Debtors' employees as in effect on the Petition Date.

         1.69 PERSON means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Creditors' Committee, the Noteholders' Committee, Interest holders, current or former employees of any Debtor, or any other entity.

         1.70 PETITION DATE means February 16, 2005.

         1.71 PLAN means this First Amended Joint Plan of Reorganization, dated as of the date set forth on the first page hereof, for each of the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Court). If this Plan is withdrawn as the plan of reorganization for a particular Debtor, the defined term Plan shall not include the plan of reorganization for such Debtor.

         1.72 PLAN SUPPLEMENT means the exhibit volume which will be filed with the clerk of the Court at least fifteen (15) days prior to the Confirmation Hearing. This exhibit volume will contain any exhibits to the Plan not filed with the Plan and Disclosure Statement, any amendments to any exhibits filed with the Plan and Disclosure Statement, the definitive form of each of the Stockholders' Agreement, the New Warrants and the New Warrant Agreements, and any additional agreements, instruments or other definitive documents contemplated by the Plan or Disclosure Statement but not attached to the Plan or Disclosure Statement as an exhibit.

         1.73 PREPETITION CREDIT AGREEMENT means that certain Amended and Restated Loan and Security Agreement, dated as of March 26, 2004, by and among Syratech, as borrower, the banks and other financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as Administrative Agent, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral agreements, undertakings, guaranties, and other instruments and documents, as each may from time to time be amended, restated, or otherwise modified from time to time.

         1.74 PREPETITION LENDER AGENT means Bank of America, N.A., as Administrative Agent under the Prepetition Credit Agreement.

         1.75 PRIORITY CLAIM means any Claim, if allowed, entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; or (c) a Fee Claim.

         1.76 PRIORITY TAX CLAIM means a Claim, if allowed, entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.77 RATABLE SHARE means the amount (expressed as a percentage) equal to the proportion that a Claim in a particular Class bears to the aggregate amount of (a) Allowed Claims plus (b) Disputed Claims (for each Disputed Claim, in the amount as scheduled by the Debtors in their Schedules of Assets and Liabilities or, if not scheduled therein, in the amount asserted by the holder of such Disputed Claim in a filed proof of claim) in such Class, as calculated by the Reorganized Companies on or before the date of any Distribution to which the Ratable Share will be applied. The Claim of any holder who has forfeited any Distribution under the Plan (SEE, E.G., Section 6.11 (a) hereof) shall not be included in the calculation of Ratable Share from and after the date of such forfeit.

         1.78 REINSTATED OR REINSTATEMENT means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of any Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of such Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim's acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

         1.79 REJECTION DAMAGE CLAIM means any Claim based upon or arising from an unexpired lease or executory contract with any Debtor which is rejected, pursuant to section 365 of the Bankruptcy Code, during the Reorganization Cases (including pursuant to the Plan).

         1.80 REJECTION DAMAGE CLAIM BAR DATE shall have the meaning ascribed to such term in Section 8.2 hereof.

         1.81 REJECTION DAMAGE CLAIMS DISTRIBUTION AGENT means Reorganized Syratech.

         1.82 REJECTION DAMAGE CLAIMS MAXIMUM means the aggregate of all Rejection Damage Claims and Unsecured Loan Claims determined, on the Effective Date, as the sum of (i) the Debtors' estimate on the Executory Contract Schedule of the maximum Rejection Damage Claim for each executory contract and unexpired lease listed on the Executory Contract Schedule, or such other amount as ordered by the Court, (ii) the amount of any Rejection Damage Claim asserted but not Allowed or disallowed prior to the Confirmation Date, to the extent not listed on the Executory Contract Schedule, (iii) the amount of any Rejection Damage Claim that has been Allowed prior to the Confirmation Date, to the extent not listed on the Executory Contract Schedule, (iv) the amount of any Unsecured Loan Claim asserted but not Allowed or disallowed prior to the Confirmation Date, (v) the amount of any Unsecured Loan Claim that has been Allowed prior to the Confirmation Date, and (vi) any other amounts ordered by the Court.

         1.83 RELEASED PARTY means any current or former officer, director, employee, agent, representative, attorney, accountant, financial advisor, other professional, Interest holder or controlling person of a Debtor, whether or not in such Person's capacity as such, and any current or former officer, director, employee, agent, representative, partner, limited partner, member, trustee, manager, affiliate or professional of any of the foregoing or any Person controlling or controlled by any of the foregoing. Without in any way limiting the generality of the foregoing definition of "Released Party," the following are specifically included in the definition of "Released Party": Todd M. Abbrecht, C. Hunter Boll, Anthony J. DiNovi, Faye A. Florence, Leonard Florence, Thomas H. Hagerty, David V. Harkins, Gregory W. Hunt, Joseph J. Incandela, Alan
R. Kanter, Seth W. Lawry, Thomas H. Lee, Melvin L. Levine, Robert Meers, Terrence M. Mullen, E. Merle Randolph, Scott A. Schoen, Thomas R. Shepherd, Warren C. Smith, Jr., Scott M. Sperling, George R. Talyor, Kent R. Weldon, Thomas H. Lee Partners, L.P., Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., THL Co-Investors III-A LLC, THL Co-Investors III-B LLC, CMS Business Spectrum Fund, L.P., CMS Co-Investment Subpartnership, CMS Mid-Atlantic Business Opportunity Partners, L.P., CMS Diversified Partners, L.P., and any heirs, successors, predecessors, assigns, trustees, beneficiaries or general or limited partners of the foregoing, known or unknown.

         1.84 RELEASEES shall have the meaning ascribed to such term in Section 7.3(c) hereof.

         1.85 REORGANIZATION CASE means the chapter 11 case of each Debtor pending before the Court.

         1.86 REORGANIZED COMPANIES means the Debtors, or successors thereto, on and after the Effective Date, as reorganized pursuant to the Plan

         1.87 REORGANIZED [DEBTOR] means the identified Debtor, or successor thereto, on and after the Effective Date, as reorganized pursuant to the Plan

         1.88 SCHEDULE OF ASSETS AND LIABILITIES means a Debtor's schedule of assets and liabilities filed with the Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code.

         1.89 SECURED CLAIM means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is (a) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant Estate, to the extent of the value of the holder's interest in such property as of the relevant determination date or (b) allowed as such pursuant to the terms of the Plan (subject to the Confirmation Order becoming a Final Order). The defined term Secured Claim includes any Claim that is: (i) subject to an offset right under applicable law, and (ii) a secured claim against a Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.

         1.90 SENIOR LENDERS means the several banks and other financial institutions or entities from time to time party to the Prepetition Credit Agreement.

         1.91 SENIOR LENDER CLAIMS means the Claims of the Senior Lenders against the Debtors arising under the Prepetition Credit Agreement.

         1.92 SENIOR NOTES means the issued and outstanding 11% Senior Notes due 2007 of Syratech The Senior Notes do not include any Treasury Notes.

         1.93 SENIOR NOTES CLAIMS means, collectively, the Claims in the aggregate amount, as of the Petition Date, of approximately $129.1 million (including interest accrued, at applicable non-default rates, but unpaid as of the Petition Date) arising under the Senior Notes (which Claims, as described in
Section 6.11(a) hereof, shall be deemed for Distribution (but not voting) purposes, to be held by the Indenture Trustee).

         1.94 SENIOR NOTES INDENTURE means the Indenture (as amended, modified or supplemented from time to time), dated as of April 16, 1997 between Syratech, as issuer, and State Street Bank and Trust Company as indenture trustee, governing the Senior Notes.

         1.95 SENIOR NOTES RECORD DATE means 5:00 p.m., prevailing Boston time, on the date the Confirmation Order is entered on the Court's docket.

         1.96 SENIOR NOTES REGISTER shall have the meaning ascribed to such term in Section 6.11(a) hereof.

         1.97 STOCKHOLDERS' AGREEMENT means the agreement among Reorganized Syratech and each holder of an Allowed Other Unsecured Claim who receives New Equity under the Plan. The term sheet for the Stockholders' Agreement is attached as Exhibit "J" to the Disclosure Statement, and the Stockholders' Agreement shall be provided in the Plan Supplement.

         1.98 SUBSIDIARIES means collectively Wallace and CHI. Each individually is a "Subsidiary."

         1.99 SYRATECH means Syratech Corporation.

         1.100 TAX ADVANCE shall have the meaning ascribed to such term in
Section 6.3(b)(ii) hereof.

         1.101 TREASURY NOTES means any authorized but not currently issued and outstanding 11% Senior Notes due 2007 of Syratech.

         1.102 UNCLAIMED PROPERTY means any Cash and other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and other property not mailed or delivered because no Distribution Address to mail or deliver such checks or other property was available.

         1.103 UNITED STATES TRUSTEE means the Office of the United States Trustee for the District of Massachusetts.

         1.104 UNSECURED LOAN CLAIM means any Claim, other than a Senior Notes Claim, for money loaned or credit extended to any Debtor (or to any Debtor's predecessor) with an original maturity of more than twelve months from the date of such loan or extension of credit, not secured by any asset of any Debtor as of the Petition Date.

         1.105 WALLACE means Wallace International de P.R., Inc.

         1.106 WORKERS COMPENSATION CLAIMS means all Claims based on workers compensation or other similar laws.

                                   ARTICLE II
                     METHOD OF CLASSIFICATION OF CLAIMS AND
                  INTERESTS, TREATMENT OF UNCLASSIFIED CLAIMS,
                             AND GENERAL PROVISIONS

         2.1 GENERAL RULES OF CLASSIFICATION

         Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

         2.2 TREATMENT OF ADMINISTRATIVE, PRIORITY TAX, AND FEE CLAIMS

         Administrative Claims, Priority Tax Claims, and Fee Claims have not been classified and are excluded from the Classes set forth in Article III of the Plan in accordance with section 1123(a)(1) of the Bankruptcy Code.

             (a) ADMINISTRATIVE CLAIMS; ADMINISTRATIVE CLAIM BAR DATE. Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence: (i) the DIP Obligations shall be deemed an Allowed Administrative Claim as of the Effective Date and such Allowed Administrative Claim of the DIP Agent and the DIP Lenders shall be paid in full in Cash on the earlier of the Effective Date or in accordance with the terms of the DIP Credit Agreement, (ii) Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as trade and vendor Claims) shall be paid, at the sole option of the Debtors or the Reorganized Companies, in accordance with ordinary business terms for payment of such Claims, and (iii) Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. Section 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees; provided that after the Confirmation Date, the Debtors shall be treated as a single entity for the purpose of calculating and paying fees under 28 U.S.C. Section 1930(a)(6). Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the applicable Debtor or Reorganized Company.

             The holder of an Administrative Claim other than an Administrative Claims described in (i), (ii) or (iii) of the immediately preceding paragraph, must file with the Bankruptcy Court and serve on the Debtors, the Creditors' Committee, the United States Trustee, and their respective counsel, notice of such Administrative Claim within sixty (60) days after the Confirmation Date (or, if such date is not a Business Day, by the next Business Day thereafter) (the "ADMINISTRATIVE CLAIM BAR DATE"). Such notice must include, at a minimum, (i) the name of the holder of the Claim,
(ii) the amount of the Claim, and (iii) the basis of the Claim. Failure to file and serve this notice timely and properly shall result in the Administrative Claim being forever barred and discharged. An Administrative Claim with respect to which notice has been properly filed and served shall become an Allowed Administrative Claim if no objection is filed within sixty (60) days of the filing and service of notice of such Administrative Claim. If an objection is filed within such sixty (60) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order of the Bankruptcy Court, or as agreed by the Debtors.

             (b) PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Companies, (i) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date, or as soon as practicable after such Priority Tax Claim is Allowed; (ii) the amount of such holder's Allowed Claim plus interest accrued at the rate of 6.0% per annum paid over time in equal quarterly cash installments, until the last anniversary of the Effective Date that precedes the sixth anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed upon in writing by such holder and the Debtors or the Reorganized Companies.

             (c) FEE CLAIMS; FEE CLAIM BAR DATE. Each holder of an Allowed Fee Claim shall receive 100% of the unpaid amount of such Allowed Fee Claim in Cash promptly after such Fee Claim becomes Allowed by Final Order of the Court. All proofs or applications for payment of Fee Claims must be filed with the Court and served on all parties required to receive notice by the date that is 60 days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter) (the "FEE CLAIM BAR DATE"). Any Person or entity that fails to file such a proof of Fee Claim or application on or before such date shall be forever barred from asserting such Fee Claim against the Debtors, the Reorganized Companies or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Fee Claim.

             (d) POST-CONFIRMATION DATE ADMINISTRATIVE EXPENSES. Unless otherwise provided in any Final Order of the Court, administrative expenses incurred by the Debtors or the Reorganized Companies after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Companies, as the case may be, in the ordinary course of business and without further Court approval.

         2.3 NON-BANK SECURED CLAIMS

         Non-Bank Secured Claims are classified in Class 3. Notwithstanding anything to the contrary herein, to the extent that the relevant Debtor: (i) does not have a fee ownership interest in the property that is the subject of a Non-Bank Secured Claim; or (ii) is not a lessee under an assumed lease or financing lease of property that is the subject of a Non-Bank Secured Claim, such Claim is classified in the General Unsecured Claims Class.

         2.4 INDENTURE TRUSTEE CLAIMS

         All Indenture Trustee Claims shall be paid in Cash on the Effective Date, as provided in Section 5.2(b) of the Plan.

         2.5 INTERCOMPANY CLAIMS; INTERESTS IN SUBSIDIARIES; TREASURY NOTES

             (a) Intercompany Claims are not classified or included in any Class and shall be cancelled (unless the Plan is withdrawn as to any particular Debtor, as provided in Section 6.5 hereof); provided, however, that Syratech may, in its sole discretion, determine that no Intercompany Claim shall be cancelled if such cancellation may have adverse consequences on any Debtor or Reorganized Company.

             (b) All Interests in the Subsidiaries are held solely by Syratech. The Interests in the Subsidiaries shall not be canceled, but shall be Reinstated and shall continue in place following the Effective Date, solely for the purpose of maintaining the existing corporate structure of the Debtors and the Reorganized Companies. If and to the extent the terms of the immediately preceding sentence are not approved by the Court, and the Interests in the Debtors other than Syratech are required to be canceled, then such Debtors shall issue such new common stock to the Reorganized Companies that are the successors to the Debtor holders of such Interests (but not to any holder of Old Preferred Stock of Syratech or Old Common Stock of Syratech), as may be required to maintain through the Reorganized Companies the existing corporate structure of the Debtors.

             (c) The Treasury Notes shall be cancelled on the Effective Date.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         The following is the designation of the Classes of Claims and Interests under the Plan:

         3.1 CLASS 1 shall consist of all Priority Claims.

         3.2 CLASS 2 shall consist of all Senior Lender Claims.

         3.3 CLASS 3 shall consist of all Non-Bank Secured Claims, whether validly perfected under applicable state law prior to the Petition Date or validly perfected after the Petition Date in accordance with section 546(b) of the Bankruptcy Code. Each Allowed NonBank Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate class for purposes of the Plan. To the extent a Non-Bank Secured Claim is undersecured, such Claim shall be classified as a General Unsecured Claim.

         3.4 CLASS 4 shall consist of all General Unsecured Claims.

         3.5 CLASS 5 shall consist of all Other Unsecured Claims.

         3.6 CLASS 6 shall consist of all Old Preferred Stock of Syratech.

         3.7 CLASS 7 shall consist of all Old Common Stock of Syratech.

                                   ARTICLE IV
                         TREATMENT OF UNIMPAIRED CLASSES

         4.1 CLASS 1 - PRIORITY CLAIMS

         Each holder of an Allowed Priority Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash on the Distribution Date; PROVIDED, HOWEVER, that if an Allowed Priority Claim is not yet due by its terms on the Distribution Date, the Debtors shall pay such Allowed Priority Claim when due. Notwithstanding the foregoing, the holder of an Allowed Priority Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Companies.

         4.2 CLASS 2 - SENIOR LENDER CLAIMS

         On the Distribution Date, the Prepetition Lender Agent shall receive Cash equal to 100% of the Allowed Senior Lender Claims (to the extent such Allowed Senior Lender Claims have not already been paid) for distribution to the Senior Lenders in satisfaction of all obligations under the Prepetition Credit Agreement.

         4.3 CLASS 3 - NON-BANK SECURED CLAIMS

         Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Non-Bank Secured Chim shall receive, at the Reorganized Companies' option to the extent such Claim is secured by collateral in the possession of the Debtors or the Reorganized Companies: (i) the Reinstatement of such Claim; (ii) 100% of the allowed amount of such Claim in Cash (including through a Distribution of 100% of the net proceeds of the sale of the relevant collateral); (iii) the relevant collateral; or (iv) such other, less favorable treatment as may be agreed between such holder and the Reorganized Companies. Such Distribution shall be made on the Distribution Date (subject, if applicable, to the Reorganized Companies' receipt of the proceeds of the sale of the relevant collateral). To the extent a Claim is partially an Allowed Non-Bank Secured Claim based on an offset right and partially an Allowed Claim of another type, such Non-Bank Secured Claim shall be deemed to have been
(x) setoff only to the extent of the allowed amount of the allowed, liquidated, nondisputed, non-contingent claim owing to the relevant Debtor and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off. If a Claim is fully an Allowed Non-Bank Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the relevant Debtor or Reorganized Company that are in an amount in excess of the amount offset and the payment of all amounts due and owing as of the Effective Date to such Debtor or Reorganized Company and the turnover of any property of such Debtor or Reorganized Company held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Non-Bank Secured Claim.

         4.4 CLASS 4 - GENERAL UNSECURED CLAIMS

         The rights of holders of Allowed General Unsecured Claims shall be unaffected by the Plan, and shall be fully Reinstated in all respects as of the Effective Date. Notwithstanding anything to the contrary herein, the Plan shall not, and does not, confer any greater rights on any holder of a General Unsecured Claim than such holder had on the date immediately preceding the Petition Date. The joint administration and procedural consolidation of the Debtors shall not, and does not, affect the rights of the holders of Allowed General Unsecured Claims, and each such Allowed General Unsecured Claim remains an obligation of the Reorganized Company or Companies that is the successor to the Debtor or Debtors that were obligated on such Claim prior to the Petition Date, subject to all defenses, off-sets or counterclaims (if any) that such Debtor or Debtors possessed, or such Reorganized Company or Companies possess, regarding such Claim. No guaranty by one Reorganized Company of the Allowed General Unsecured Claim obligations of another Reorganized Company is affected under the Plan.

                                    ARTICLE V
                          TREATMENT OF IMPAIRED CLASSES

         5.1 CLASS 5 - OTHER UNSECURED CLAIMS

             (a) On the Distribution Date, (i) the Indenture Trustee, on behalf of the holders of Senior Notes Claims, and in satisfaction of the Senior Notes and any Claims related to or arising from the Senior Notes, and (ii) the Rejection Damage Claims Distribution Agent, on behalf of the holders of Rejection Damage Claims and Unsecured Loan Claims, and in satisfaction of the Rejection Damage Claims and the Unsecured Loan Claims, shall receive, for the benefit of the respective holders on whose behalf they act, the Debt/Equity Pool. The New Equity and the New Senior Notes in the Debt/Equity Pool shall be allocated to the Indenture Trustee and the Rejection Damage Claim Distribution Agent on the basis of the Ratable Share of such New Equity and New Senior Notes to which each holder on whose behalf the Indenture Trustee or the Rejection Damage Claim Distribution Agent acts is entitled to receive pursuant to this Plan, with the Rejection Damage Claims Maximum being used initially to determine the Ratable Share for all Rejection Damage Claims and Unsecured Loan Claims. The method for distribution (including reallocation of New Senior Notes and New Equity once the final aggregate amount of all Allowed Senior Notes Claims, Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims are determined or estimated and/or if any holder of an Allowed Senior Notes Claim fails to surrender the security evidencing such Claim as required by Section 7.1 hereof) shall be as set forth in Section 6.11 hereof. The Senior Notes, and any guaranty of the Senior Notes by any Person, shall be cancelled, provided, however, that the Senior Notes Indenture shall survive for the limited purposes set forth in
Section 6.11 hereof.

             (b) Any Indenture Trustee Claims and the fees and expenses of the Noteholders' Committee (including legal fees), if any, shall be paid by the Debtors in Cash on the Effective Date.

         5.2 CLASS 6 - OLD PREFERRED STOCK OF SYRATECH

         The Old Preferred Stock of Syratech shall be cancelled on the Effective Date. The New Warrants A for an aggregate of 2.5% of the New Equity shall be distributed pro rata to the holders of the Old Preferred Stock of Syratech.

         5.3 CLASS 7 - OLD COMMON STOCK OF SYRATECH

         The Old Common Stock of Syratech shall be cancelled on the Effective Date. The New Warrants B for an aggregate of 2.5% of the New Equity shall be distributed pro rata to the holders of the Old Common Stock of Syratech.

                                   ARTICLE VI
                                 IMPLEMENTATION

         6.1 THE REORGANIZED COMPANIES

         The Debtors shall continue to exist as the Reorganized Companies on and after the Effective Date, with all of the powers of corporations under applicable law. The certificates of incorporation and by-laws of the Reorganized Companies shall, INTER ALIA, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code.

         6.2 DIRECTORS AND OFFICERS

             (a) On the Effective Date, the authority, power and incumbency of the persons then acting as directors of each of the Debtors shall automatically cease and such directors shall be deemed to have resigned without the necessity of any act on the part of such parties, the Reorganized Companies or their shareholders. In their stead, the directors of each of the Reorganized Companies shall be as set forth in the Plan Supplement.

             (b) Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in such Debtor's certificate of incorporation, bylaws or other organizational documents, or applicable state law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

         6.3 DISTRIBUTIONS TO HOLDERS OF CLAIMS GENERALLY

             (a) DISTRIBUTIONS ON ACCOUNT OF ALLOWED CLAIMS ONLY; RESERVE FOR DISPUTED OTHER UNSECURED CLAIMS ONLY.

             Except as otherwise provided in the Plan or as ordered by the Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable; provided, however, that the DIP Obligations shall be paid in full in Cash on the earlier of the Effective Date or in accordance with the DIP Credit Agreement.

             Notwithstanding anything herein to the contrary, no Distribution shall be made on a Disputed Claim until such Disputed Claim becomes an Allowed Claim. On any Distribution Date, the Distribution Agent shall reserve on account of any Disputed Other Unsecured Claim the Distribution that would be payable to or on account of such Disputed Claim if it were an Allowed Claim on such Distribution Date; there shall be no reserve for any other Disputed Claim. Subject to Section 6.11 hereof, when and to the extent that a Disputed Other Unsecured Claim becomes an Allowed Claim by Final Order, the Distribution Agent shall promptly thereafter deliver to the holder of the Allowed Claim from the reserved Distributions, without interest thereon (but with any income attributable thereto), the Ratable Share to which the holder of such Allowed Claim would have been entitled if the Allowed Claim had been Allowed on the Distribution Date, subject to the provisions of this Plan, including without limitation Sections 6.3(b) and 6.12 hereof.

             (b) TREATMENT OF RESERVE FOR DISPUTED OTHER UNSECURED CLAIMS.

             (i) TAX TREATMENT OF ESCROW: Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Distribution Agent of a private letter ruling if the Distribution Agent so requests, or the receipt of an adverse determination by the IRS upon audit if not contested by the Distribution Agent), the Distribution Agent shall
(i) treat the escrow of New Senior Notes and New Equity created pursuant to
Section 6.3(a) hereof (the "OTHER UNSECURED CLAIMS ESCROW ACCOUNT") as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code of 1986 as amended from time to time (Sections 641 ET SEQ.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Allowed Other Unsecured Claims shall report, for tax purposes, consistent with the foregoing.

             (ii) FUNDING OF ESCROW'S TAX OBLIGATION: If the Other Unsecured Claims Escrow Account has insufficient funds to pay any applicable taxes imposed upon it or its assets, subject to the other provisions contained herein, the Reorganized Companies shall advance to the Other Unsecured Claims Escrow Account the funds necessary to pay such taxes (a "TAX ADVANCE"), with all such Tax Advances repayable from future amounts otherwise receivable by the Other Unsecured Claims Escrow Account pursuant to Section 6.3(a) or otherwise. If and when a distribution is to be made from the Other Unsecured Claims Escrow Account, the distributee will be charged its pro rata portion of any outstanding Tax Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Distribution Agent shall be entitled to withhold from such distributee's distribution the amount required to repay to the Reorganized Companies such portion of the Tax Advance (including accrued interest). If such cash is insufficient to satisfy the respective portion of the Tax Advance and there is also to be made to such distributee a distribution of assets other than cash, the distributee shall, as a condition to receiving such other assets, pay in cash to the Distribution Agent an amount equal to the unsatisfied portion of the Tax Advance (including accrued interest). Failure to make such payment shall entitle the Distribution Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Other Unsecured Claims Escrow Account for the unpaid portion of the Tax Advance (including accrued interest).

             (c) ALLOCATION BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest,

PROVIDED, HOWEVER, that all distributions under the Plan with respect to the DIP Obligations shall be allocated pursuant to the terms and conditions of the DIP Credit Facility.

             (d) METHOD OF CASH DISTRIBUTIONS. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

             (e) DISTRIBUTIONS ON NON-BUSINESS DAYS. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

             (f) NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM; NO POSTPETITION INTEREST. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the Allowed amount of such Claim. Except with respect to (i) the DIP Obligations, (ii) the Senior Lender Claims and Non-Bank Secured Claims (to the extent the holders of such Claims are entitled to postpetition interest with regard to such Claims pursuant to section 506 of the Bankruptcy Code), (iii) Allowed General Unsecured Claims (which shall be entitled to interest until paid to the extent provided, if at all, under the relevant contract, document, agreement or instrument, or applicable non-bankruptcy law, but only to the extent so provided), or (iv) as otherwise expressly provided herein, no Claim shall be allowed to the extent that it is for postpetition interest.

             (g) DISPUTED PAYMENTS. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Companies may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute. Any interest or other earnings on such escrowed Distribution shall be retained for the benefit of the Reorganized Companies.

             (h) WITHHOLDING TAXES. Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

             (i) REJECTION DAMAGE CLAIMS. The Distribution to holders of Allowed Rejection Damage Claims shall be as set forth in Section 6.11(c) hereof.

         6.4 UNCLAIMED PROPERTY

             (a) ESCROW OF UNCLAIMED PROPERTY. The Reorganized Companies shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan; PROVIDED, however, that any New Senior Notes and New Equity that would have been distributed to the holder of an Allowed Senior Notes Claim who fails to surrender the security evidencing such Claim as required by Section 7.1 of the Plan shall be distributed to holders of Allowed Other Unsecured Claims as provided in Section 6.11 of the Plan.

             (b) INVESTMENT OF UNCLAIMED CASH. All Cash held by the Reorganized Companies pursuant to the immediately preceding subsection shall be invested in accordance with section 345 of the Bankruptcy Code, as modified by the relevant orders of the Court, if any, for investments made by the Debtors during the Reorganization Cases. The earnings on such investments shall be retained for the benefit of the Reorganized Companies.

             (c) DISTRIBUTION OF UNCLAIMED PROPERTY. At the end of one year following the relevant Distribution Date of particular Cash or other property to be distributed under the Plan, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this Section shall be deemed to have forfeited such property, whereupon (i) all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Companies, (ii) such holders shall cease to be entitled thereto and shall be deemed to have waived all claims and rights to or arising from such Unclaimed Property, and (iii) any such Unclaimed Property shall be property of the Reorganized Companies, free of any restrictions thereon other than any restriction imposed under the Plan.


         6.5 MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

         Each Debtor reserves the right, with the consent of the Noteholders Committee, the Creditors' Committee and the DIP Agent, which consent shall not unreasonably be withheld, to modify, revoke or withdraw the Plan as the plan of reorganization for such Debtor at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If a Debtor withdraws from the Plan as provided in this Section, its Intercompany Claims, if any, against the remaining Debtors shall be treated as General Unsecured Claims of such withdrawing Debtor against the applicable remaining Debtors. If a Debtor revokes and withdraws the Plan pursuant to this Section: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against such Debtor or to prejudice in any manner the rights of such Debtor or any Persons in any further proceeding involving such Debtor (including, without limitation, with respect to any Intercompany Claim); and (b) any provisions of the Confirmation Order with respect to such Debtor shall be null and void and the result, with respect to such Debtor, shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

         6.6 CRAMDOWN

         In the event one or more of Class 6 (Old Preferred Stock of Syratech) or Class 7 (Old Common Stock of Syratech) votes not to accept the Plan, and such Plan is not withdrawn as provided above, the Debtors may, at their option, seek to effect a "cramdown" on such dissenting Class or Classes, including by modifying the Plan, if necessary, to provide that such impaired rejecting Class or Classes are treated in accordance with the absolute priority rule contained in section 1129(b) of the Bankruptcy Code; any such modification may include eliminating (in whole or in part) value from all Classes at and below the level of the objecting Class or Classes and, if applicable, reallocating such value to the impaired Class or Classes that did not accept the Plan. The Debtors may make any such modifications or amendments to the Plan and any such modifications or amendments shall be filed with the Court and served on all parties in interest entitled to receive notice of the Confirmation Hearing, at least one (1) day prior to such hearing.

In the event that the Debtors determine to modify or amend the Plan to effectuate a "cramdown," the filing and service of the modifications and amendments, if any, in accordance with this paragraph shall be deemed to be adequate notice of the Debtors' intention to seek "cramdown" and no other notice will be required. In the event that the Debtors determine to seek "cramdown" without modifying or amending the Plan, the Debtors shall not be required to file or serve any notice in connection therewith. All holders of Claims and Interests are hereby advised that the Debtors may seek "cramdown" of the Plan in its current form over the rejecting votes of any impaired Class at the Confirmation Hearing WITHOUT ANY FURTHER NOTICE.

         6.7 EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with the Plan or the sale of any assets of the Debtors, and any deeds, bills of sale or assignments executed in connection with the Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for or allowable under section 1146(c) of the Bankruptcy Code.

         6.8 SETOFFS

         Except as otherwise provided in the Plan, the Confirmation Order, or in agreements approved by Final Order of the Court, the Debtors or Reorganized Companies may, pursuant to applicable law (including section 553 of the Bankruptcy Code), offset against any Distribution amount related to any Claim, including an administrative expense of the Debtors, before any Distribution is made on account of such Claim, any and all of the claims, rights and causes of action of any nature that the Debtors or Reorganized Companies may hold against the holder of such Claim; PROVIDED, HOWEVER that neither the failure to effect such a setoff, the allowance of any Claim hereunder, any other action or omission of the Debtors or Reorganized Companies, nor any provision of this Plan shall constitute a waiver or release by the Debtors or Reorganized Companies of any such claims, rights and causes of action that the Debtors or Reorganized Companies may possess against such holder. To the extent the Debtors or Reorganized Companies fail to set off against a creditor and seek to collect a claim from such creditor after a Distribution to such creditor pursuant to the Plan, the Reorganized Companies, if successful in asserting such claim, shall be entitled to full recovery on the claim of the Debtors or Reorganized Companies against such creditor.

         6.9 COMPROMISE OF CONTROVERSIES

         Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, the Debtors, the holders of Senior Notes who vote to accept the Plan, and the holders of Rejection Damage Claims who vote to accept the Plan, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

         6.10 INSURANCE PRESERVATION AND PROCEEDS

         Except with regard to claims against Released Parties that are released hereunder, nothing in the Plan shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any related Person. Holders of Claims which are eligible to be satisfied, in whole or in part, through any such policy (including Insurance Claims) shall be obligated, as a condition to receiving any Distributions under the Plan, to seek recovery or assist the Debtors in seeking recovery under such policies with regard to such Claims.

         6.11 INDENTURE TRUSTEE AS CLAIM HOLDER; CANCELLATION OF SENIOR NOTES INDENTURE; DISTRIBUTIONS TO HOLDERS OF REJECTION DAMAGE CLAIMS AND UNSECURED LOAN CLAIMS

             (a) INDENTURE TRUSTEE AS CLAIM HOLDER. Any individual proof of Claim filed by a holder of Senior Notes solely for the principal face amount of the Claim set forth on the registry of record holders, plus unpaid interest thereon calculated through the Petition Date on account of a Claim under or evidenced by the Senior Notes, with respect to which Senior Notes Claim a proof of Claim has been deemed filed or filed by the Indenture Trustee, shall be disallowed for distribution (but not voting) purposes. Instead, one Claim shall be allowed in the name of the Indenture Trustee in the amount of $129.1 million which amount includes principal and interest accrued, at applicable non-default rates, but unpaid as of the Petition Date. The Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Senior Notes. Accordingly, any Distributions provided for in the Plan on account of Allowed Senior Notes Claims shall be made to the Indenture Trustee, and the Indenture Trustee shall thereafter promptly distribute to the holders of the Senior Notes their pro rata share of the New Senior Notes and New Equity. Distributions on account of Allowed Senior Notes Claims shall be deemed complete upon delivery of such Distributions to the Indenture Trustee. If the holder of an Allowed Senior Notes Claim fails to surrender the security evidencing such Claim as required by Section 7.1 hereof, the Indenture Trustee shall distribute the New Equity and New Senior Notes that would otherwise have been distributed to such holder among all other holders of Allowed Other Unsecured Claims (with any such Distribution on account of Rejection Damage Claims or Unsecured Loan Claims being made to the Rejection Damage Claim Distribution Agent) in accordance with the Ratable Share of each holder of an Allowed Other Unsecured Claim.

             On the Senior Notes Record Date, the register with respect to Senior Notes Claims (the "SENIOR NOTES REGISTER") shall be deemed closed for purposes of determining whether a holder of a Senior Notes Claim is a record holder entitled to distributions under the

Plan. The Debtors, the Indenture Trustee and their respective agents, successors, and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan, any Senior Note Claim or Claim arising therefrom or in connection therewith transferred after the Senior Notes Record Date. Instead, they all shall be entitled to recognize and deal for distribution purposes with only those record holders set forth in the Senior Notes Register as of the Senior Notes Record Date irrespective of the number of distributions to be made under the Plan or the date of such distributions. Upon the Debtors' request, the Indenture Trustee shall cause to be delivered to the Debtors, at the Debtors' expense, a list of the registered holders, as of the Senior Notes Record Date, of the Senior Notes Claims.


             (b) CANCELLATION OF SENIOR NOTES INDENTURE. To the extent that the Senior Notes Indenture is not an executory contract rejected pursuant to Section
8.1 hereof (which rejection shall not give rise to rejection damages or any Claims by the holders of the Senior Notes or the Indenture Trustee beyond the Senior Notes Claims), the rights and obligations of the Debtors, if any, under the Senior Notes Indenture shall be deemed canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code on the Effective Date, except (i) to the extent that any provisions of such indenture are incorporated by reference into the Plan or preserved pursuant to Section 7.1(d) hereof, and (ii) to the extent necessary to allow the Indenture Trustee to receive and make Distributions to holders of Senior Notes Claims under the Plan and collect its fees and/or expenses, if any, from the Debtors or Reorganized Companies for making such Distributions as provided in Section 5.1(b) hereof; PROVIDED, HOWEVER that the provisions of clause (ii) of this subsection shall not impair or limit the release of the Debtors' liabilities under the Plan or result in any expense or liability to the Debtors or the Reorganized Companies other than as provided in
Section 5.1(b) hereof.

             Notwithstanding the foregoing, the provisions of the Senior Notes Indenture governing the relationships of the Indenture Trustee and its respective holders of Senior Notes, including, without limitation, those provisions relating to distributions, the Indenture Trustee's right to payment, liens on property to be distributed to holders of such Senior Notes, and the Indenture Trustee's right of indemnity, if any, shall not be affected by the Plan, Confirmation or the occurrence of the Effective Date. Nothing herein affects the Indenture Trustee's rights pursuant to the Senior Notes Indenture and applicable non-bankruptcy law to assert liens on any distributions hereunder to the holders of the Senior Notes issued pursuant to such Senior Notes Indenture, to secure payment of its fees and expenses. If the Indenture Trustee does not serve as disbursing agent with respect to distributions to the holders of Senior Notes, then the funds distributed to any such disbursing agent shall be subject to the lien of the Indenture Trustee under the Senior Notes Indenture.

             (c) DISTRIBUTIONS TO HOLDERS OF REJECTION DAMAGE CLAIMS AND UNSECURED LOAN CLAIMS. On the Effective Date, the Rejection Damage Claims Distribution Agent shall receive the Ratable Share of New Equity and New Senior Notes for distribution to holders of Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims, with the Ratable Share calculated using the Rejection Damage Claims Maximum for the Rejection Damage Claims and Unsecured Loan Claims on the one hand, and the Senior Notes Claims on the other. When all Rejection Damage Claims and Unsecured Loan Claims have become Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims, respectively, or have been disallowed by Final Order, the Rejection Damage Claims Distribution Agent shall commence the Distribution to holders of Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims. In the event that the total of the Allowed Rejection Damage Claims and Allowed Unsecured Loan Claims is less than the Rejection Damage Claims Maximum, each holder of an Allowed Rejection Damage Claim or an Allowed Unsecured Loan Claim shall receive a Distribution of New Equity and New Senior Notes from the Rejection Damage Claims Distribution Agent that is the same Ratable Share as the Distribution received by the holders of Senior Notes Claims, and the Rejection Damage Claims Distribution Agent shall then distribute the remaining New Equity and New Senior Notes in its possession among all holders of Allowed Other Unsecured Claims (with any such Distribution on account of Senior Notes Claims being made to the Indenture Trustee in accordance with Section 6.11(a) hereof) in accordance with the Ratable Share of each holder of an Allowed Other Unsecured Claim.

         6.12 NO RECOURSE TO REORGANIZED COMPANIES

         Notwithstanding that (a) the Allowed amount of any particular Other Unsecured Claim is subsequently reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, or (b) any Disputed Other Unsecured Claim is allowed in an amount for which there is insufficient New Senior Notes or New Equity to provide a recovery equal to the Ratable Share received by other holders of Allowed Other Unsecured Claims, no Claim holder shall have recourse to the Debtors, the Reorganized Companies, or any of their respective professionals, or their successors or assigns, or the holder of any other Claim, or any of their respective property.

         6.13 DEEMED EXECUTION OF STOCKHOLDERS' AGREEMENT AND NEW WARRANT AGREEMENTS

         Any holder of a Claim or Interest who receives New Equity or New Warrants as a Distribution under this Plan shall be conclusively deemed to have signed the Stockholders' Agreement and/or New Warrant Agreements, as applicable, and shall be bound by the applicable agreement(s) in all respects regardless of whether such holder actually signs such agreement(s).

                                   ARTICLE VII
                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         7.1 RELEASE OF LIENS, SURRENDER OF SECURITIES AND CANCELLATION OF INSTRUMENTS

             (a) RELEASE OF LIENS. Unless a particular Claim is Reinstated or is an Intercompany Claim: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including a Non-Bank Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Non-Bank Secured Claims treated pursuant to Section 4.3 (ii) (in the case of a sale of the relevant collateral) or 4.3 (iii) hereof, on or prior to the date of the sale or return of the relevant collateral): (A) turn over and release to the Debtors or Reorganized Companies, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Companies require to evidence, or record with respect to any liens or security interests recorded in the public records, such claimant's release of such property and of all liens and security interests in such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Companies, free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates and/or the Reorganized Companies shall be deemed to be canceled and released as of the Effective Date (or such other date described in this subsection).

                  (b) SURRENDER OF SECURITIES. Each holder of any Claim or Interest not referenced in the immediately preceding subsection (other than the holder of a Claim or Interest that is to be Reinstated pursuant to the Plan) shall surrender to the Reorganized Companies any note, instrument, document, certificate, agreement, certificated security or other item evidencing such Claim; PROVIDED, HOWEVER, that holders of Senior Notes and the Indenture Trustee, instead, shall abide by the procedures and deadlines established in the Senior Notes Indenture and applicable non-bankruptcy law with respect to surrender of certificated instruments or notes, provision of indemnity to the Indenture Trustee due to inability to surrender, forfeiture of distributions due to failure to surrender, and related matters. Any distributions forfeited by holders of Senior Notes shall be treated as provided in Section 6.11 of the Plan.

                  (c) EFFECT OF FAILURE TO RELEASE LIENS OR SURRENDER SECURITIES. No Distribution hereunder shall be made to or on behalf of any holder of a Claim unless and until such holder executes and delivers to the Reorganized Companies such release and surrender of liens or other items described in this Section, or demonstrates non-availability of such items to the satisfaction of the Reorganized Companies, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold the Debtors and the Reorganized Companies harmless in respect of such lien, instrument or other item described in this Section and any Distributions made in respect thereof. The Reorganized Companies may require the holder of such Claim to hold the Reorganized Companies harmless up to the amount of any Distribution made in respect of such unavailable note, instrument, document, certificate, Senior Note, agreement, certificated security or other item evidencing such Claim. Any such holder that fails to execute and deliver such release of liens or other items described in this Section or satisfactorily explain their non-availability to the Reorganized Companies within 180 days of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Companies or any of their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property, PROVIDED, HOWEVER, that if the holder of an Allowed Senior Notes Claim fails to surrender the security evidencing such Claim as required by this
Section 7.1, the Indenture Trustee shall distribute the New Equity and New Senior Notes that would otherwise have been distributed to such holder among all holders of Allowed Other Unsecured Claims as set forth in Section 6.11(a) hereof. To the extent any holder of a Claim described in subsection (a) of this Section fails to release the relevant liens as described in such subsection and in this Section, the Reorganized Companies may act as attorney- in- fact, on behalf of the holders of such liens, to provide any releases as may be required.

                  (d) CANCELLATION OF INSTRUMENTS. All Senior Notes, and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of any of the Debtors, and all Interests in Syratech, shall be canceled on the Effective Date, PROVIDED, HOWEVER that the Senior Notes Indenture shall continue in effect solely for the limited purposes described in
Section 6.11 hereof.

         7.2 REVESTING AND VESTING; RETENTION AND ENFORCEMENT OF CLAIMS

         Except as otherwise provided in the Plan, on the Effective Date all property comprising the Estates (including any claim, right or cause of action which may be asserted by or on behalf of the Debtors), other than the assets, property, claims, rights or causes of actions being released hereunder, shall revest in the Reorganized Companies, free and clear of all claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. The Reorganized Companies may use their assets and settle and compromise claims or interests without supervision of the Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Court, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Reorganized Companies shall retain and may enforce any claims, rights and causes of action, that the Debtors or the Estates may hold. The Reorganized Companies or any successors to them may pursue those claims, rights and causes of action in accordance with what is in their best interests and in accordance with their fiduciary duties.

         7.3 RELEASE OF CLAIMS

                  (a) SATISFACTION OF CLAIMS AND INTERESTS. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Interests. After the Effective Date, the Reorganized Companies shall not have any liability to holders of Claims and Interests other than as provided for in the Plan.

                  (b) DEBTORS' RELEASES. As of the Effective Date, each Debtor (and its successor) and each Estate hereby waives, releases and discharges (subject to Section 6.8 hereof): (i) all Released Parties from any claim (as such term "claim" is defined in section 10 1(5) of the Bankruptcy Code), obligation, right, cause of action or liability (including, but not limited to, any claims under chapter 5 of the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan; (ii) (A) the DIP Agent and the DIP Lenders,
(B) the Creditors' Committee and each member thereof, in such capacity, (C) the Noteholders' Committee and each member thereof, in such capacity, (D) the holders of Other Unsecured Claims that have voted to accept the Plan, (E) the holders of Interests that have voted to accept the Plan, and (F) each of the current or former officers, directors, employees, agents, representatives, partners, limited partners, managers, affiliates, successors, predecessors and professionals of the parties listed in this clause (ii), from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code), obligation, right, cause of action or liability (including, but not limited to, any claims under chapter 5 of the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing, or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan; and (iii) all Persons from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) arising under chapter 5 of the Bankruptcy Code; PROVIDED, HOWEVER, that this subsection shall not apply to claims arising in the ordinary course of business and unrelated to the Reorganization Cases (such as trade and vendor claims) between any Debtor and any member of the Creditors' Committee or Noteholders' Committee. Holders of Claims and Interests shall be enjoined from commencing or continuing any action, employment ofprocess or act to collect, offset or recover any claim that is released as provided in this subsection.

                  (c) RELEASE AND WAIVER OF CLAIMS. As of the Effective Date, and except as otherwise expressly provided herein or in the Confirmation Order,
(i) all Released Parties, (ii) the Creditors' Committee and each member thereof, in such capacity, (iii) the Noteholders' Committee and each member thereof, in such capacity and (iv) Persons who (A) directly or indirectly, have held, hold or may hold Claims or Interests and (B) (in the case of holders of impaired Claims or Interests) vote to accept the Plan as set forth on the relevant Ballot, shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, (1) to have cove nanted with the Debtors, the Reorganized Companies, and the Released Parties not to: (y) sue or otherwise seek recovery from (i) any Released Party, (ii) the Prepetition Lender Agent, in its capacity as agent, (iii) the holders of Other Unsecured Claims that have voted to accept the Plan, (iv) DIP Agent and the DIP Lenders, (v) the holders of Interests that have voted to accept the Plan, (vi) the Creditors' Committee and each member thereof, in such capacity, (vii) the Noteholders' Committee and each member thereof, in such capacity, and (viii) each of the current or former officers, directors, employees, agents, representatives, partners, limited partners, managers, affiliates, successors, predecessors and professionals of the foregoing parties and of the Debtors and the Reorganized Companies (the parties listed in clauses (i) through (viii) of this clause (y), collectively, the "RELEASEES"), on account of any claim (as such term is defined in section 101(5) of the Bankruptcy Code), including but not limited to any claim sounding in law or equity or asserting a tort, breach of any duty or contract, violations of the common law, any federal or state statute, any federal or state securities laws or otherwise, based upon any act, occurrence or failure to act from the beginning of time through the Effective Date in any way related to the Debtors, their businesses or affairs, the Reorganization Cases or the Plan; or (z) assert, against any of the Releasees, any claim, obligation, right, cause of action or liability which such releasing party or any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan (including, as to any Distribution made pursuant to Section 4.3 hereof, any allegation regarding inadequacy of proceeds received from the sale of collateral securing a Non-Bank Secured Claim) and (2) to have released and forever discharged each and all of the Releasees of and from any claims as to which they have covenanted not to sue pursuant to clause
(1) of this subsection; PROVIDED, HOWEVER that this subsection shall not apply to (y) claims arising in the ordinary course of business and unrelated to the Debtors or the Reorganization Cases, and (z) claims arising under the Plan or with respect to the rights or the obligations under the Plan and/or the Confirmation Order of the Debtors or the holders of Claims or Interests.

                  In addition to the foregoing provisions of Section 7.3(c), as of the Effective Date, and except as otherwise expressly provided herein or in the Confirmation Order, (i) all Released Parties, (ii) the Creditors' Committee and each member thereof, in such capacity, (iii) the Noteholders' Committee and each member thereof, in such capacity, (iv) the Debtors and (v) the Reorganized Companies shall be deemed (1) to have cove nanted with the Debtors, the Reorganized Companies, and the Released Parties not to: (y) sue or otherwise seek recovery from the Debtors or the Reorganized Companies on account of any claim (as such term is defined in section 101(5) of the Bankruptcy Code) that does not arise under a written contract or implied- in fact contract between the releasing party and any of the Debtors or Reorganized Companies; or (z) assert, against any of Debtors or the Reorganized Companies any claim, obligation, right, cause o f action or liability which such releasing party or any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Reorganization Cases or the Plan (including, as to any Distribution made pursuant to Section 4.3 hereof, any allegation regarding inadequacy of proceeds received from the sale of collateral securing a Non-Bank Secured Claim) that does not arise under a written contract or implied-in-fact contract between the releasing party and any of the Debtors or Reorganized Companies; and (2) to have released and forever discharged each and all of the Debtors and Reorganized Companies of and from any claims as to which they have covenanted not to sue pursuant to clause (1) of this subsection.

                  (d) INJUNCTION. Unless otherwise provided for herein, the Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold Claims or Interests are, with respect to any such Claims or Interests, permanently enjoined, from and after the Confirmation Date, from
(A) taking any of the following actions in respect of such Claims or Interests (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Companies, or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Reorganized Companies, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (B) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (C) prosecuting or otherwise asserting any right, claim or cause of action released or waived pursuant to the Plan.

                  The Confirmation Order shall further provide that all Persons releasing claims pursuant to Section7.3(c) hereof shall be permanently enjoined from and after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) of the immediately preceding paragraph against any party with respect to any claim released pursuant to such Section 7.3 (c).

                  (e) EXCULPATION. As of the Confirmation Date, but conditioned on the occurrence of the Effective Date, the Debtors, the Reorganized Companies, the Released Parties, the Creditors' Committee and its members (in their capacity as such, and specifically excluding such members as creditors of the Debtors), the Noteholders' Committee and its members (in their capacity as such, and specifically excluding such members as creditors of the Debtors), the DIP Agent and the DIP Lenders, the parties to the Lock-up Agreement, and any directors, officers or employees of or professionals retained by the foregoing Persons, or direct or indirect successor in interest or predecessor in interest to any of the foregoing Persons, shall have no liability to any Person for any act or omission in connection with the Debtors or the Reorganization Cases or arising out of their administration of the Plan or the property to be distributed under the Plan, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administering the Plan, the Disclosure Statement or any contract, instrument, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan, or (ii) any Distributions made pursuant to the Plan, including, without limitation, the tax treatment thereof, except for willful misconduct or gross negligence and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  (f) CLAIMS ASSOCIATED WITH PENSION PLANS. Nothing herein shall in any way release any party from any claims associated with the Pension Plan, including any claims arising under ERISA, the Internal Revenue Code or other applicable government policies and regulations.

         7.4 CLAIMS AND INTERESTS OBJECTIONS

         Unless otherwise ordered by the Court, objections (including motions for the entry of Estimation Orders) to Claims (other than Claims allowed herein or by Final Order entered prior to the Confirmation Date) shall be filed and served on the applicable holder of such Claim not later than 360 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant proof of Claim. After the Confirmation Date, only the Reorganized Companies shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. The Reorganized Companies may settle or compromise any Disputed Claim without Court approval.

         7.5 AMENDMENTS TO CLAIMS

         After the Bar Date, a Claim may not be filed or amended without the authorization of the Court and, even with such Court authorization, may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority of such Claim. Unless otherwise provided herein, any new or amended Claim filed after the Bar Date shall be deemed disallowed in full and expunged without any action by the Debtors or the

Reorganized Companies, unless the Claim holder has obtained prior Court authorization for the filing.

                                  ARTICLE VIII
                               EXECUTORY CONTRACTS

         8.1 EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  (a) ASSUMPTION AND REJECTION OF LEASES AND CONTRACTS. ON THE Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates, shall be assumed by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate motions to assume or reject filed pursuant to section365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; (ii) contracts and leases listed in the schedule of rejected executory contracts and unexpired leases (the "EXECUTORY CONTRACT SCHEDULE") attached as Exhibit "H" to the Disclosure Statement; (iii) the management agreement between the Debtors and Thomas H. Lee Partners, L.P.; and (iv) all executory contracts or unexpired leases rejected under this Plan or by order of the Court entered before the Confirmation Date. Notwithstanding the foregoing, the employment contracts for each of Robert Meers, Gregory Hunt and Alan Kanter shall be deemed assumed, but prior to confirmation they shall be amended in a manner satisfactory to the Debtors, the Creditors' Committee and (as to their respective employment contracts) each of Messrs. Meers, Hunt and Kanter, and assumed as modified; however, if with respect to any of these contracts, no such amendment is agreed upon prior to confirmation, such contract shall be deemed rejected.

                  The Executory Contract Schedule identifies certain executory contracts and unexpired leases of the Debtors that shall be deemed rejected on the Effective Date. The Executory Contract Schedule also states, for each identified executory contract or unexpired lease, the Debtors' estimate, subject to Sections 8.1(b) and 8.2 hereof, of the maximum Rejection Damage Claim that the non-Debtor party to such executory contract or unexpired lease could assert as arising from such rejected executory contract or unexpired lease. Unless the Court orders a different maximum Rejection Damage Claim for an executory contract or unexpired lease identified on the Executory Contract Schedule prior to the entry of the Confirmation Order, the figure listed on the Executory Contract Schedule shall be used in determining the Ratable Share for the holder of such Rejection Damage Claim for the purpose of calculating the Rejection Damage Claims Maximum to determine the initial allocation of New Equity and New Senior Notes between the Indenture Trustee and the Rejection Damage Claims Distribution Agent, as provided in Section 5.1 (a) hereof

                  Notwithstanding anything to the contrary herein, the management agreement between the Debtors and Thomas H. Lee Partners, L.P., shall be rejected on the Effective Date and Thomas H. Lee Partners, L.P., shall be deemed to have waived any Claim arising from such agreement in partial exchange for the releases in favor of the Released Parties under the Plan.

                  (b) RESERVATION OF RIGHTS. Listing a contract or lease in the Executory Contract Schedule shall not constitute an admission by the Debtors or the

Reorganized Companies that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtors or the Reorganized Companies have any liability thereunder. Listing an estimated Rejection Damage Claim on the Executory Contract Schedule shall not constitute an admission by the Debtors or the Reorganized Companies that the non-Debtor party to the identified contract or lease is entitled to a Rejection Damage Claim in the estimated amount or in any amount. Any non-Debtor party to a rejected executory contract or unexpired lease who fails to file a proof of claim as provided in Section 8.2 hereof; shall be barred from asserting a Claim arising under such rejected executory contract or unexpired lease, notwithstanding the listing of such executory contract or unexpired lease and an estimated Rejection Damage Claim on the Executory Contract Schedule.

                  (c) ASSUMPTION AND REJECTION PURSUANT TO CONFIRMATION ORDER. Subject to subsection (a) above and Section 8.3 hereof, the Confirmation Order shall constitute an order of the Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 8.1 (a) hereof pursuant to sections 365 and 1123 of the Bankruptcy Code, and such assumption or rejection shall be deemed effective as of the Effective Date.

         8.2 BAR DATE FOR REJECTION DAMAGES

         If the non-Debtor party or parties to any executory contract or unexpired lease rejected under the Plan or otherwise, has a Claim arising under such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified as a Rejection Damage Claim in Class 5; PROVIDED, HOWEVER, that the Rejection Damage Claim arising from such executory contract or unexpired lease shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Companies, their successors or properties, unless a proof of such Claim is filed and served on the Reorganized Companies in accordance with Section 10.10 hereof within 30 days (or, if such date is not a Business Day, by the next Business Day thereafter) after the date of notice of the entry of the order of the Court rejecting the executory contract or unexpired lease, which may include, if applicable, the Confirmation Order (the "REJECTION DAMAGE CLAIM BAR DATE"). Without limiting the foregoing, the Debtors' listing of an estimated Rejection Damage Claim on the Executory Contract Schedule shall constitute the maximum Allowed Claim on account of the corresponding rejected executory contract or unexpired lease, unless the Court orders a different amount prior to the entry of the Confirmation Order.

         8.3 CURE

         On the Effective Date, all the unexpired leases and executory contracts not listed on the Executory Contract Schedule or otherwise not assumed pursuant to Section 8.1 (a) hereof shall be deemed assumed pursuant to section 365 of the Bankruptcy Code (the "DEEMED ASSUMED CONTRACTS").
Unless a non-Debtor party to a Deemed Assumed Contract files and serves an objection to the assumption of its Deemed Assumed Contract at least 10 business days prior to the Confirmation Hearing (which objection may be heard and determined at the Confirmation Hearing), the Confirmation Order shall act as the order approving the assumption of the non-Debtor party's Deemed
Assumed Contract and a determination that: (a) the cure obligations due with respect to such Deemed Assumed Contract is the greater of (i) $0.00 or (ii) the amount (if any) listed by the Debtors in their Schedules of Assets and Liabilities as not contingent, disputed or unliquidated and as owed to the non-Debtor party under such Deemed Assumed Contract (which cure obligation will be satisfied in accordance with the provisions of the immediately following paragraph as if such cure obligation had been the subject of an objection that was resolved by Final Order); and (b) all other requirements for assumption under section 365 of the Bankruptcy Code have been met, with regard to such Deemed Assumed Contract.

         In the event of an objection as provided in the preceding paragraph, at the election of the Debtors or Reorganized Companies, any monetary defaults under the affected Deemed Assumed Contract shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on or as soon as reasonably practicable after the later to occur of (i) thirty (30) days after the determination of the cure amount and (ii) the Effective Date or such other date as may be set by the Court; (b) by payment of the default amount in equal quarterly installments commencing on the Effective Date (or, if later, the date of determination of the cure amount) or as soon thereafter as practicable and continuing for one year (with simple interest payable with the final installment at the rate of 6% per annum and with principal prepayable at any time with no penalty or premium); or
(c) on such other terms as agreed to by the Debtors or Reorganized Companies and the non-Debtor party to such Deemed Assumed Contract. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability of the Debtors or Reorganized Companies to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the dispute and approving assumption.

         8.4 COMPENSATION AND BENEFIT PLANS

         Except and to the extent previously assumed pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of the Plan, except for (i) executory contracts or benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. In addition, Syratech may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements will be included in the Plan Supplement or otherwise filed with the Court and will be subject to the prior approval of the Creditors' Committee.

         8.5 EMPLOYEE / MANAGEMENT INCENTIVE PLAN

         On the Effective Date, 45,000 shares of New Equity will be reserved for issuance pursuant to the Incentive Plan. Such shares may be allocated by the Debtors, and the terms thereof (including vesting schedules, eligibility criteria, performance targets and strike prices for options) may be established, prior to the Effective Date in accordance with the terms of the Lock-up Agreement and with the prior approval of the Creditors' Committee. To the extent such shares are not allocated and the terms thereof established by the Debtors prior to the Effective Date, decisions regarding their allocation and the terms thereof will be made by the Board of Directors of Reorganized Syratech or a committee thereof following the Effective Date.

                                   ARTICLE IX
                   CONDITIONS TO CONFIRMATION AND CONSUMMATION

         9.1 CONDITIONS TO CONFIRMATION

         This Plan may not be confirmed unless (i) the Disclosure Statement Order, in form and substance reasonably satisfactory to the Debtors, shall have been entered, (ii) the Rejection Damage Claims Maximum is less than or equal to $10,000,000 (unless this amount is otherwise increased by the Debtors with the consent of the Noteho lders Committee, the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld) at or before the Confirmation Hearing), and (iii) all provisions, terms and conditions hereof are approved in the Confirmation Order.

         9.2 CONDITIONS TO CONSUMMATION

         This Plan may not be consummated, and the Effective Date will not occur, unless each of the conditions set forth in this Section is satisfied. Except as provided in Section 9.3 below, any one or more of the following conditions may be waived at any time by the Debtors with the consent of the Noteholders Committee, the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld)

                  (a) The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been entered and shall be a Final Order;

                  (b) The Certificates of Incorporation and By-Laws of the Reorganized Companies shall have been amended or created as provided in the Plan;

                  (c) The Debtors and the Reorganized Companies shall have sufficient Cash on hand (or investments projected by the Debtors to provide Cash as needed) to make timely Distributions of Cash required hereunder;

                  (d) The Exit Facility shall have closed and been funded;

                  (e) All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan, including without limitation the New Indenture and the New Senior Notes issued thereunder, the New Warrant

Agreement and the New Warrants issued thereunder, and the documents comprising exhibits to the Plan Supplement that are necessary for the effectuation of the Plan, shall have been duly and validly executed and delivered by the Debtors or Reorganized Companies and, to the extent necessary, by the other parties thereto, in form and substance reasonably acceptable to the Debtors, the Noteholders Committee, the Creditors' Committee and the DIP Agent, and all conditions to their effectiveness shall have been satisfied or waived; and

                  (f) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulations or order.

         9.3 WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION

         Other than the requirements (i) that the Disclosure Statement Order and the Confirmation Order (in form and substance reasonably acceptable to the Debtors, the Creditors' Committee and the DIP Agent) must be entered, (ii) that the Debtors or Reorganized Companies shall have sufficient Cash on hand to make required Distributions, and (iii) that the Exit Facility shall have closed and been funded, none of which can be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the consent of the Creditors' Committee and the DIP Agent (which consent shall not unreasonably be withheld), without notice and a hearing, and the Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

         9.4 EFFECT OF NONOCCURRENCE OF THE CONDITIONS TO CONSUMMATION

         If the Effective Date does not occur (i) on or before the date which is 180 days after the Confirmation Date (in which case the DIP Lenders shall be entitled to exercise any and all rights under the DIP Credit Agreement) or (ii) by such later date, after notice and hearing as is proposed by the Debtors (with written consent of the DIP Agent and the Creditors' Committee) and approved by the Court, then upon motion by the Debtors and upon notice to such parties in interest as the Court may direct, the Confirmation Order may be vacated by the Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this section, (a) the Plan shall be null and void in all respects,
(b) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims against or Interests in the Debtors, or (ii) prejudice in any manner the rights of the Debtors; and (c) subject to any limitations contained in the DIP Order, the DIP Agent and the DIP Lenders can exercise all rights and remedies under applicable law and under the DIP Credit Agreement in accordance with the terms thereof.

                                    ARTICLE X
                            ADMINISTRATIVE PROVISIONS

         10.1 RETENTION OF JURISDICTION

                  (a) PURPOSES. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

                  (i) To determine the allowability, classification, or priority of Claims upon objection by the Debtors, the Reorganized Companies or any other party in interest entitled hereunder to file an objection (including the entry of an Estimation Order as to any Claim, and including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

                  (ii) To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

                  (iii) To protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estates;

                  (iv) To determine any and all applications for allowance of Fee Claims;

                  (v) To determine any Priority Tax Claims, Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

                  (vi) To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder, and to hear and determine any challenge to any action taken or proposed to be taken by the Reorganized Companies;

                  (vii) To determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Article VIII of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

                  (viii) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

                  (ix) To enter a Final Order or orders closing the Reorganization Cases;

                  (x) To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                  (xi) To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the fullest extent authorized by the Bankruptcy Code;

                  (xii) To enable the Reorganized Companies to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws, except as may be released, waived or transferred pursuant to the Plan;

                  (xiii) To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

                  (xiv) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  (xv) To resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Claims bar date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

                  (xvi) To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Reorganization Cases;

                  (xvii) To authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

                  (xviii) To hear and resolve any causes of action asserted or that may be asserted by or against the Debtors, the Reorganized Companies, or the Estates that arose preconfirmation or in connection with the implementation of the Plan, including claims to avoid or recover preferential transfers or fraudulent conveyances;

                  (xix) To resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

                  (xx) To approve any Distributions, or objections thereto, under the Plan;

                  (xxi) To approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Companies;

                  (xxii) To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of any Debtor; and

                  (xxiii) To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code.

                  (b) FAILURE OF THE COURT TO EXERCISE JURISDICTION. If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 10.1 (a) hereof shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

         10.2 GOVERNING LAW

         Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for (i) Reinstated Claims or (ii) instruments issued pursuant to the Plan governed by another jurisdiction's law, the rights and obligations arising under this Plan shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law.

         10.3 CORPORATE ACTION

         The adoption of any new or amended and restated certificate of incorporation and by- laws of the Debtors, as reorganized pursuant to the Plan, and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors and Reorganized Companies, as the case may be, or corporate or other action to be taken by or required of the Debtors or Reorganized Companies, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of the Debtors or Reorganized Companies, as the case may be. Without limiting the foregoing, the Reorganized Companies shall be authorized, without any further act or action required, to issue all instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the issuance of New Senior Notes, New Equity and New Warrants pursuant to Sections 5.1 and 5.2 hereof, and to undertake any action or execute and deliver any document contemplated under Section 10.4 hereof.

         On or before the Effective Date, the Debtors and Reorganized Companies shall be authorized and directed to enter into the Exit Facility and to enter into and execute a new credit agreement, new credit financing documents and any notes, documents or agreements in furtherance thereof. The rights and obligations of the DIP Lenders that are parties to the new credit agreement shall be governed by the terms of the new credit agreement and such other documents, agreements and instruments as may be executed and delivered pursuant thereto or in connection therewith.


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


         The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and Reorganized Companies to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 10.3, and no board or shareholder vote shall be required with respect thereto.

         10.4 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

         The Debtors and Reorganized Companies shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

         10.5 AMENDMENTS

                  (a) PRECONFIRMATION AMENDMENT. The Debtors, with the consent of the Creditors' Committee and the DIP Agent (which consent shall not be unreasonably withheld), may modify the Plan at any time prior to the entry of the Confirmation Order, PROVIDED that the Plan, as modified, and the Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements.

                  (b) POSTCONFIRMATION AMENDMENT NOT REQUIRING RESOLICITATION. After the entry of the Confirmation Order, the Debtors, with the consent of the Creditors' Committee and the DIP Agent (which consent shall not be unreasonably withheld), may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, or in a manner that does not materially adversely affect the interests, rights, treatment or Distributions of a Class of Claims or Interests, PROVIDED that the Debtors obtain approval of the Court, on notice to the Creditors' Committee and the DIP Agent, for such modification. Any waiver under Section 9.3 hereof shall not be considered to be a modification of the Plan.

                  (c) POSTCONFIRMATION/PRECONSUMMATION AMENDMENT REQUIRING RESOLICITATION. After the Confirmation Date and before substantial consummation of the Plan, the Debtors, with the consent of the Creditors' Committee and the DIP Agent (which consent shall not be unreasonably withheld), may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a class of Claims or Interests, PROVIDED that:
(i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

         10.6 SUCCESSORS AND ASSIGNS

         The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person. For the purposes of this Plan, but not for any other purpose, the Reorganized Companies shall be successors to the Debtors.

         10.7 CONFIRMATION ORDER AND PLAN CONTROL

         To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement and/or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any such agreements, and the Confirmation Order (and any other orders of the Court entered contemporaneously with or after the Confirmation Order) controls the Plan.

         10.8 RULES OF CONSTRUCTION

                  (a) UNDEFINED TERMS. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

                  (b) MISCELLANEOUS RULES. (i) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular Section, subsection, or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and the neuter; (iii) captions and headings to articles and sections of the Plan are inserted for convenience of reference only and are not intended to be a part or to affect the interpretation of the Plan; (iv) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order; (v) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date; (vi) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; and (vii) whenever the Plan provides that a payment or other Distribution shall occur "on" any date, it shall mean "on or as soon as reasonably practicable after" such date.

         10.9 CREDITORS' COMMITTEE

         As of the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal pending on the Effective Date of an order in the Reorganization Cases and the pursuit of or objection to any Fee Claims.

         10.10 NOTICES

         All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

     (a)      if to the Debtors or the Reorganized Companies

              Syratech Corporation
              175 McClellan Highway
              East Boston, MA 02128-9114
              Attn: Gregory W. Hunt, CFO
              Fax: 617-568-8178

              with copies to:

              Weil, Gotshal & Manges, LLP
              100 Federal Street
              Boston, MA 02110
              Attn: Andrew M. Troop, Esquire
              Fax: 617-772-8333

     (b)      if to the Creditors' Committee:

              Bennett Management Group
              2 Stamford Plaza, Suite 1501
              281 Tresser Road
              Stamford, CT 06901
              Attn: Joseph Russick
              Fax:
              with copies to:

              Anderson, Kill & Olick, P.C.
              1251 Avenue of the Americas
              New York, NY 10020
              Attn: J. Andrew Rahl, Esquire
              Fax: 212-278-1733

     (c)      if to the DIP Agent:

              CapitalSource Finance LLC
              4445 Willard Avenue, 12th Floor
              Chevy Chase, MD 20815
              Attn: Michael P. Keller
              Fax: 301-841-2340
              with copies to:

              Katten Muchin Zavis Rosenman
              525 West Monroe Street, Suite 1900
              Chicago, IL 60661
              Attn: Kenneth J. Ottaviano, Esquire
              Fax: 312-577-4662

         10.11 IMMEDIATE CONSUMMATION

         The Confirmation Order shall provide that the provision of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rules 7052, 3020(e), 6004(g) and 6006(d) shall not apply to the Confirmation Order, and shall authorize the Debtors to consummate the Plan immediately upon entry of the Confirmation Order.

         10.12 No ADMISSIONS

         Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Debtors with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of a Claim's classification.

Respectfully submitted, SYRATECH CORPORATION


By: /s/ Gregory W. Hunt
    ------------------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized


WALLACE INTERNATIONAL DE P.R., INC.


By: /s/ Gregory W. Hunt
    ------------------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized


CHI INTERNATIONAL, INC.


By: /s/ Gregory W. Hunt
    ------------------------------------
Name: Gregory W. Hunt
Title: Chief Financial Officer, Duly Authorized




SYRATECH CORPORATION, WALLACE
INTERNATIONAL DE P.R., INC. AND
CHI INTERNATIONAL, INC.

By their Attorneys,


/s/ Andrew M. Troop
-----------------------------------
Andrew M. Troop (BBO# 547179)
Christopher R. Mirick (BBO# 639683)
Arthur R. Cormier (BBO# 645116)
WEIL, GOTSHAL & MANGES, LLP
100 Federal Street, 34th Floor
Boston, MA 02110
(617) 772-8300
COUNSEL TO THE DEBTORS AND DEBTORS IN POSSESSION

                      (This page intentionally left blank)

                                    Exhibit B
                          (Disclosure Statement Order)

                      (This page intentionally left blank)

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION




---------------------------------------
In re:                                 ) Chapter 11 Case Nos.
                                       )
SYRATECH CORPORATION,                  ) 05-11062 (RS)
WALLACE INTERNATIONAL DE P.R.,         ) 05-11064 (RS)
INC. AND CHI INTERNATIONAL, INC.       ) 05-11065 (RS)
                                       )
Debtors.                               ) Jointly Administered
                                       )
---------------------------------------)



               ORDER (i) APPROVING DEBTORS' DISCLOSURE STATEMENT,
           (ii) FIXING A CONFIRMATION HEARING DATE, (iii) ESTABLISHING
                NOTICE AND OBJECTION PROCEDURES RELATING TO PLAN
            CONFIRMATION, AND (iv) APPROVING SOLICITATION PACKAGES,
                PROCEDURES FOR DISTRIBUTION AND FORMS OF BALLOTS

         Upon the motion dated February 1.6, 2005 (the "MOTION") of Syratech Corporation, Wallace International de P.R., Inc. and CHI International, Inc., as debtors and debtors in possession (collectively, the "DEBTORS") for an order (i) approving the Debtors' Disclosure Statement (as amended by the First Amended Disclosure Statement, defined below, the "DISCLOSURE STATEMENT"):, (ii) fixing a Confirmation Hearing date, (iii) establishing the notice and objection procedures for confirmation of the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended by the First Amended Plan, defined below, the "PLAN"), and (iv) approving the Solicitation Packages (as defined in the Motion), procedures for distribution, and the forms of ballots and procedures for voting on the Plan, all as more fully set forth in the Motion; and the Debtors having filed on March 28, 2005, the Debtors' First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "FIRST AMENDED

DISCLOSURE STATEMENT") and the First Amended Joint Plan of Reorganization of Syratech Corporation and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code (the "FIRST AMENDED PLAN"); and the Debtors having filed a separate motion seeking the approval of an abbreviated disclosure statement and plan summary for distribution to the holders of equity interests in Syratech and authority to refrain from serving the Plan and Disclosure Statement on. unimpaired general unsecured creditors, which motion has been allowed by a separate order of this Court; and it appearing that the Court has jurisdiction over this matter; and due and sufficient notice of the Motion and this Order having been provided, and it appearing that no other or further notice need be provided; and it further appearing that the relief requested in the Motion is in the best interests of the Debtors, their creditors, and all parties in interest; and the Court having conducted a hearing on these matters on March 30, 2005, and having determined that the legal and factual basis set forth, in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor, it is ORDERED that the Motion is Granted in accordance with the terms of this Order.

         1. The Debtors' Disclosure Statement is approved as containing "adequate information" within the meaning of section 1125 of the Bankruptcy Code, and any and all objections to the Motion not otherwise settled or withdrawn are hereby overruled.

         2. The procedures for soliciting acceptance or rejection of the Plan, as described in the Motion, are approved.

         3. The forms of Ballots annexed as Exhibit "C" to the Motion are approved and, subject to the Court's approval of the Disclosure Statement, the Debtors are authorized to use such Ballots in soliciting votes on the Plan; PROVIDED, HOWEVER, that the Debtors shall have the right to prepare and distribute other or modified forms of Ballots, substantially conforming with the Ballots and Official Form No. 14 as the Debtors deem necessary due to further refinement of the balloting process or modifications to the Plan.

         4. Ballots are to be distributed to holders of claims in Class 5 (Other Unsecured Claims), Class 6 (Old Preferred Stock of Syratech), and Class 7 (Old Common Stock of Syratech) under the Plan.

         5. All Ballots must be properly executed, completed, and delivered to the Debtors' ballot solicitation and tabulation agent Donlin, Recano & Company, Inc. ("DONLIN RECANO"), by (i) mail, in the return envelope provided with each Ballot, (ii) overnight courier, or (iii) personal delivery so that they are received by Donlin Recano no later than 4:00 p.m. (Prevailing Eastern Time) on May 2, 2005 (the "VOTING DEADLINE").

         6. Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a claim and without prejudice to the rights of the Debtors in any other context, each claim within a class of claims entitled to vote to accept or reject the Plan is to be temporarily allowed in an amount equal to the amount of such claim as set forth in a proof of claim filed on or before March 23, 2005 (the "Record Date" established by this Court's Order (i) Fixing A Disclosure Statement Hearing Date
(ii) Establishing. Notice and Objection Procedures Relating to the Disclosure Statement and (iii) Establishing a Record Date, dated February 18, 2005), or, if no proof of claim was filed prior to the Record Date, the amount of such claim as set forth in the Debtors' schedules of liabilities filed with the Court (the "SCHEDULES"), provided that:

                       (1) If a claim, is deemed allowed in accordance with the Plan, such claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan, notwithstanding subparagraph (5) of this decretal paragraph;

                       (2) If a claim for which a proof of claim has been filed prior to the Record Date is marked as contingent, unliquidated, or disputed in the Schedules, such claim is temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

                       (3) If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

                       (4) If a claim is listed in the Schedules as contingent, unliquidated, or disputed, or scheduled in the amount of zero, and a proof of claim was NOT filed on or before the Record Date, such claim shall be disallowed for voting purposes;

                       (5) If the Debtors have served an objection to a claim at least seven (7) days before the Voting Deadline, such claim shall be temporarily disallowed for voting purposes only and not for purposes of allowance or distribution, except to the extent and in the manner as may be set forth in the objection; and

                       (6) If any creditor challenges the allowance of ITS claim for voting purposes in accordance with the above procedures, such creditor shall, at least three (3) days before the Voting Deadline, serve on the Debtors and file with the Court a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing its claim in. a different amount for purposes of voting to accept or reject the Plan, and such creditor's Ballot will not be counted unless temporarily allowed by the Court for voting purposes, after notice and a hearing.

         7. Any Ballot that is properly completed, executed, and timely returned to Donlin Recano but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, shall be counted as a vote to accept the Plan.

         8. If no votes to accept or reject the Plan are received with respect to a particular class, such class is deemed to have voted to accept the Plan.

         9. If a creditor casts more than one Ballot voting the same claim before the Voting Deadline, the Ballot voting in favor of the Plan, if any, received before the Voting Deadline shall be deemed to reflect the creditors' intent and thus to supersede any other Ballots.

         10. Creditors must vote all of their claims within a particular class under the Plan, whether or not such claims are asserted against the same or multiple Debtors, either to accept or reject the Plan and may not split their vote(s), and thus a Ballot that partially rejects and partially accepts the Plan will be deemed a vote to accept the Plan.

         11. The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected- (i) any Ballot received after the Voting Deadline unless the Debtors shall have granted in writing an extension of the Voting Deadline with respect to such Ballot; (ii) any Ballot that is illegible or contains insufficient information to permit identification of the claimant; (iii) any Ballot cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan; (iv) any Ballot cast for a claim listed in the Schedules as unliquidated, contingent, or disputed for which no proof of claim was filed on or before the Record

Date; (v) any unsigned Ballot; (vi) any Ballot transmitted to Donlin Recano by facsimile, electronic mail or other electronic transmission; and (vi) any Ballot submitted which is a photocopy of an original Ballot, or otherwise not an original Ballot supplied by Donlin Recano.

         12. The Confirmation Hearing will be held on May 12, 2005 at 10 a.m. (Prevailing Eastern Time); PROVIDED, HOWEVER, that the Confirmation Hearing maybe continued from time to time by the Court or the Debtors without further notice other than announcement in open court.

         13. Any objections to confirmation of the Plan must (i) be in writing,
(ii) state the name and address of the objecting party and the nature of the claim or interest of such party, (iii) state the basis and nature of any objection and include, where appropriate, proposed language to be inserted in the Plan to resolve any such objection, and (iv) be filed, together with proof of service, with the Court and served so as to be actually received on or before 4:00 p.m. (Prevailing Eastern Time) on May 2, 2005 by: (a) the Clerk of the Court, (b) the attorneys for the Debtors, (c) the attorneys for the Official Committee of Unsecured Creditors appointed in these cases, (d) the attorneys for CapitalSource Finance LLC and (e) the U.S. Trustee. Responses to timely-served objections to confirmation of the Plan, if any, may be filed at the Confirmation Hearing. Filing a response to any objection is not a prerequisite to the ability of the Debtors or any party in interest to defend against any objection at the Confirmation Hearing.

         14. The form of Confirmation Hearing Notice annexed hereto as Exhibit "A" is approved.

         15. With respect to addresses from which Disclosure Statement Notices or other notices in these cases were returned as undeliverable by the United States Postal. Service, the Debtors are excused from mailing Solicitation Packages to those entities listed at such addresses unless the Debtors are provided with accurate addresses for such entities at least 15 days before the Voting Deadline; any failure to mail Solicitation Packages to such entities will not constitute inadequate notice of the Confirmation Hearing, the Voting Deadline, or violation of Bankruptcy Rule 3017(d).

         16. The Debtors are authorized to take or refrain from taking any action reasonably necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court. Dated:

Boston, Massachusetts
        March 30, 2005
                                /s/ Robert Somma
                                ---------------------------------
                                Robert Somma
                                United States Bankruptcy Judge

                                    EXHIBIT A


                           CONFIRMATION HEARING NOTICE

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MASSACHUSETTS
EASTERN DIVISION

---------------------------------------
In re:                                 ) Chapter 11 Case Nos.
                                       )
SYRATECH CORPORATION,                  ) 05-11062 (RS)
WALLACE INTERNATIONAL DE P.R.,         ) 05-11064 (RS)
INC. AND CHI INTERNATIONAL, INC.       ) 05-11065 (RS)
                                       )
Debtors.                               ) Jointly Administered
                                       )
---------------------------------------)


                 NOTICE OF (i) APPROVAL OF DISCLOSURE STATEMENT;
               (ii) ESTABLISHMENT OF RECORD DATE; (iii) HEARING ON
                   CONFIRMATION OF THE PLAN AND PROCEDURES FOR
                   OBJECTING TO CONFIRMATION OF THE PLAN; AND
               (iv) PROCEDURES AND DEADLINE FOR VOTING ON THE PLAN

PLEASE TAKE NOTICE that:

APPROVAL of DISCLOSURE STATEMENT. By order dated March 30, 2005 (the "ORDER"), the United States Bankruptcy Court for the District of Massachusetts (the "COURT") approved the Debtors' First Amended Disclosure Statement Pursuant to
Section 1125 of the Bankruptcy Code, dated March 28, 2005, (the "DISCLOSURE STATEMENT") filed by Syratech Corporation, Wallace International de P.R., Inc. and CHI International, Inc., as debtors and debtors in possession (collectively, the "DEBTORS"), and directed the Debtors to solicit votes with regard to the approval or rejection of the First Amended Joint Plan of Reorganization of Syratech Corporation and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code, dated March 28, 2005, (as it may be amended, the "PLAN"), annexed as Exhibit A to the Disclosure Statement. Any capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

IF YOU ARE RECEIVING ONLY THIS NOTICE, WITHOUT AN ACCOMPANYING PLAN, DISCLOSURE STATEMENT, OR BALLOT, IT IS BECAUSE YOUR CLAIM IS NOT IMPAIRED UNDER THE PLAN. PLEASE NOTE THAT THIS DOES NOT MEAN THAT YOUR CLAIM IS ALLOWED, OR THAT THE DEBTORS DO NOT DISPUTE, OR RESERVE THE RIGHT TO DISPUTE, THE AMOUNT OF YOUR CLAIM; HOWEVER, ONCE THE AMOUNT OF YOUR CLAIM IS DETERMINED AND YOUR CLAIM IS ALLOWED. YOUR CLAIM WILL BE PAID IN FULL UNDER THE PLAN (THAT IS, IN ACCORDANCE WITH ITS ORIGINAL TERMS INCLUDING THE DATE FOR PAYMENT OR, IF THE DATE FOR PAYMENT HAS PASSED, UPON THE EFFECTIVE DATE). THE PLAN AND DISCLOSURE STATEMENT WILL BE MADE AVAILABLE TO YOU ON REQUEST. OR CAN BE OBTAINED FROM CERTAIN WEBSITES, AS DESCRIBED IN PARAGRAPH 8, BELOW.

RECORD DATE FOR VOTING PURPOSES. If you hold a claim against one of the Debtors as of March 23, 2005, the Record Date established by the Court in the Order, and are entitled to vote to accept or reject the Plan, you have received with this Notice (the "CONFIRMATION HEARING NOTICE") a ballot form (the "BALLOT") and voting instructions appropriate for your claim.

VOTING DEADLINE. For your vote to accept or reject the Plan to be counted, you must complete all required information on the Ballot, execute the Ballot, and return the completed Ballot to Donlin, Recano & Company, Inc. ("DONLIN RECANO") at the address indicated on the Ballot by 4:00 p.m. (Prevailing Eastern Time) on May 2, 2005 (the "VOTING DEADLINE"). Any failure to follow strictly the voting instructions included with the Ballot may disqualify the Ballot cast by/for you.

PARTIES IN INTEREST NOT ENTITLED TO VOTE. The following creditors and shareholders are not entitled to vote on the Plan: (i) holders of unimpaired claims; (ii) holders of claims or interests who will receive no distribution at all under the Plan; and (iii) holders of claims that are the subject of filed objections or requests for estimation. If you disagree with the Debtors' classification of, objection to, or request for estimation of, your claim and believe that you should be entitled to vote on the Plan, then you must serve on the Debtors and the official committee of unsecured creditors appointed in these cases (the "CREDITORS' COMMITTEE"), at the addresses set forth below, and file with the Court a motion (a "RULE 3018(a) MOTION") for an order pursuant to Rule 3018(a) of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES") temporarily allowing such claim in a different AMOUNT OR IN A DIFFERENT CLASS for PURPOSES OF VOTING to accept or reject the Plan. All Rule 3018(a) Motions must be filed on or before three (3) days before the Voting Deadline. In accordance with Bankruptcy Rule 3018, as to any creditor filing a Rule 3018(a) Motion, such creditor's Ballot will be temporarily allowed or disallowed pursuant to the Court's determination of such motion at the Confirmation Hearing (as defined below) or at such other date as the Court shall set, after notice. Creditors may contact Donlin Recano at [212-771-1128] to receive an appropriate ballot for any claim for which Rule 3018(a) Motion has been filed. Rule 3018(a) Motions that are not timely filed and served in the manner set forth above shall not be considered.

CONFIRMATION HEARING. A hearing (the "CONFIRMATION HEARING") to consider entry off an order confirming the Plan will be held at 10 a.m. (Prevailing Eastern
Time) on May 12, 2005, before the Honorable Robert Somma, United States Bankruptcy Judge, in Courtroom 4 of the United States Bankruptcy Court for the District of Massachusetts, Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222. The Confirmation Hearing maybe continued from time to time without further notice other than the announcement by the Debtors of the adjourned date(s) at the Confirmation Hearing or any continued hearing, and the Plan may be modified, if necessary, pursuant to 11 U.S.C. Section 1127 prior to, during, or as a result of the Confirmation Hearing, without further notice to interested parties.

OBJECTIONS TO CONFIRMATION. Responses and objections, if any, to confirmation of the Plan must:

                  (a)      be in writing;

                  (b) state the name and address of the objecting party and the nature of the claim or interest of such party;

                  (c) state with particularity the basis and nature of any objection or proposed modification to the Plan,

                  (d)      be filed with the Court either (i) electronically or
                           (ii) conventionally, as noted below:

                           (i) ELECTRONIC FILING: the filer must be an attorney in possession of passwords and logins to both PACER (see paragraph 2 above) and the Court's Electronic Case Filing System; electronic filing must be in accordance with the Electronic Filing Rules of the United States Bankruptcy Court for the District of Massachusetts ("MEFR") (which can be found at www.mab.uscourts.gov); or

                           (ii) CONVENTIONAL FILING: the filer must send the response or objection by mail, courier or messenger to the Clerk's Office at the following address: United States Bankruptcy Court, 1101 O'Neill Federal. Building, 10 Causeway Street, Boston, MA 02222; the hard copy of the response or objection should be accompanied by a diskette containing the response or objection in Portable Document Format (PDF) format or, if PDF format is unavailable, in either Word or WordPerfect format; and

                  (e) be served upon (i) the United States Trustee for the District of Massachusetts, 10 Causeway Street, Room 1184, Boston, MA 02222, Attention: Eric Bradford, Esq.; (ii) Weil, Gotshal & Manges LLP, attorneys for the Debtors and Debtors in Possession, 100 Federal Street, 34th Floor, Boston, MA 02110, Attention:
                           Andrew M. Troop, Esq.; (iii) Anderson, Kill & Olick, P.C., attorneys for tine Official Committee of Unsecured Creditors, 1251 Avenue of the Americas,
                           New York, NY 10020, Attention: J. Andrew Rahl, Jr., Esq.; and (iv) Katten Muchin Zavis Rosenman, attorneys for CaptialSource Finance LLC, 525 West Monroe Street, Suite 1900, Chicago, IL 60661, Attention Kenneth J. Ottaviano, Esq., SO AS TO BE FILED WITH THE COURT IN ACCORDANCE WITH PARAGRAPH 6(d) ABOVE AND SERVED AND ACTUALLY RECEIVED BY THE PARTIES LISTED IN THIS PARAGRAPH BY NO LATER THAN MAY 2, 2005 AT 4:00 P.M. (PREVAILING EASTERN TIME). IF ANY OBJECTION TO CONFIRMATION OF THE PLAN IS NOT FILED AND SERVED STRICTLY AS PRESCRIBED HEREIN, THE OBJECTING PARTY MAY BE BARRED FROM OBJECTING TO CONFIRMATION OF THE PLAN AND MAY NOT BE HEARD AT THE HEARING. The Debtors, the U.S. Trustee, the attorneys for the Creditors' Committee, and the attorneys for CapitalSource Finance LLC, respectively, may file and serve replies to such responses or objections at the Confirmation Hearing.

PARTIES WHO WILL NOT BE TREATED AS CREDITORS. Any holder of a claim that (i) is scheduled in the Debtors' schedules off assets and liabilities, statements of financial affairs and schedules of executory contracts and unexpired leases at zero, or in an. unknown amount, or as disputed, contingent or unliquidated, and is not the subject of a proof off claim filed prior to the Record Date, or (ii) is not scheduled and is not the subject of a proof of claim filed prior to the Record Date, shall not be treated as a creditor with respect to such claim for purposes of voting on the Plan.

ADDITIONAL INFORMATION. Any party in interest wishing to obtain (i) information about the solicitation procedures or (ii) copies of the Disclosure Statement or the Plan should telephone the Debtors' voting agent, Donlin Recano, at [212-771-1128], or may view such documents by accessing Donlin Recano's website: www.donlinrecano.com or by accessing the Court's website: www.mab.uscourts.gov. Note as in paragraph 6(d)(i) above that a PACER (http://www.pacer.mab.uscourts.gov) password and login are needed to access documents on the Court's website (www.mab.uscourts.gov).

CREDITORS ARE HEREBY ALERTED THAT THE PLAN (I) CONTAINS RELEASES OF CERTAIN CLAIMS OF THE ESTATE AGAINST (a) CERTAIN CURRENT AND FORMER OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PROFESSIONALS AND SHAREHOLDERS OF THE DEBTORS, (b) THE DEBTORS' PREPETITION LENDER AGENT, (c) MEMBERS OF THE CREDITORS' COMMITTEE, (d) MEMBERS OF THE NOTEHOLDERS' COMMITTEE AND (e) CERTAIN OTHER PARTIES, (II) PROVIDES THAT IF A CREDITOR VOTES IN FAVOR OF THE PLAN IT WILL BE DEEMED TO HAVE WAIVED DIRECT CLAIMS AGAINST THE FOREGOING RELATED TO THE DEBTORS AND (III) ENJOINS THE PROSECUTION OF, AMONG OTHER THINGS, ANY OF THE FOREGOING RELEASED CLAIMS.

DATED: [_________________], 2005           Andrew M. Troop (BBO#547179)
       Boston, Massachusetts               Christopher R. Mirick (BBO#639683)
                                           Arthur R. Cormier (BBO#645116)

                                           WEIL, GOTSHAL & MANGES LLP
                                           100 Federal Street, 34th Floor
                                           Boston, MA 02110
                                           Telephone: (617) 772-8300
                                           Facsimile: (617) 772-8333

                                           Attorneys for Debtors and
                                           Debtors In Possession

                                    Exhibit C
                               (Voting Procedures)




PLEASE SEE PARAGRAPHS 2 THROUGH 11 OF THE DISCLOSURE STATEMENT ORDER, ATTACHED AS EXHIBIT B TO THE DISCLOSURE STATEMENT, WHICH SET FORTH THE VOTING PROCEDURES.

                      (This page intentionally left blank)

                                    Exhibit D
                             (Liquidation Analysis)

                      (This page intentionally left blank)

                                  SYRATECH CORP


                 LIQUIDATION ANALYSIS - SUMMARY ASSET VALUATION
                             AS OF DECEMBER 31, 2004
                             (DOLLARS IN THOUSANDS)




ASSETS                                        NOTES      SYRATECH     WALLACE PR.  CHI, INC.  CONSOLIDATED
                                              -----      --------     ----------   --------   ------------
  Current assets:
    Cash and cash equivalents
                                                B             $368         $22                     390
                                                --------------------------------------------------------
     RECOVERY                                                  100%        100%                    100%
     ESTIMATED VALUE                                           368          22                     390
                                                --------------------------------------------------------
    Accounts receivable, net                    C           15,472                              15,472
                                                --------------------------------------------------------
     RECOVERY                                                   73%                                 73%
     ESTIMATED VALUE                                        11,332                              11,332
                                                --------------------------------------------------------
    Inventories                                 D           33,312      $3,319                  36,631
                                                --------------------------------------------------------
     RECOVERY                                                   85%         84%                     85%
     ESTIMATED VALUE                                        28,399       2,793                  31,192
                                                --------------------------------------------------------
    Deferred Income Tax, Current                E           11,764                              11,764
                                                --------------------------------------------------------
     RECOVERY                                                    0%                                  0%
     ESTIMATED VALUE                                             0                                   0
                                                --------------------------------------------------------
    Prepaid expenses and other current assets   F            1,366          28                   1,394
                                                --------------------------------------------------------
     RECOVERY                                                   10%         10%                     10%
     ESTIMATED VALUE                                           137           3                     139
                                                ========================================================

     TOTAL CURRENT ASSETS                                   62,282       3,369                  65,651
     TOTAL ESTIMATED VALUE                                  40,235       2,818          0       43,053

    Property and equipment, net                 G            7,774       3,292         96       11,162
                                                --------------------------------------------------------
     RECOVERY                                                   20%         20%       623%          25%
     ESTIMATED VALUE                                         1,555         658        600        2,813
                                                --------------------------------------------------------


    Inter-company Receivables, net              H                0      31,647          0       31,647
                                                --------------------------------------------------------
     RECOVERY                                                    0%          0%         0%           0%
     ESTIMATED VALUE                                             0           0          0            0
                                                --------------------------------------------------------

    Other assets, net                           I            1,845          10                   1,854
                                                --------------------------------------------------------
     RECOVERY                                                    0%          0%                      0%
     ESTIMATED VALUE                                             0           0                       0
                                                ========================================================

     Total assets                                          $71,900      $6,671        $96     $110,314
     TOTAL ESTIMATED VALUE                                  41,790       3,476        600       45,866

  Orderly Liquidation Value of Non-Debtor       J
  Entities
                                                --------------------------------------------------------
  Assets and Other Items Available for                      41,790       3,476        600       45,866
  Distribution
                                                --------------------------------------------------------

  Costs Associated with Liquidation             K
    Corporate Payroll / Overhead Costs during
      Liquidation                                            7,541         751          0        8,292
    Chapter 7 Trustee Fee                                    1,376           0          0        1,376
    Chapter 7 Professional Fees                                167         167        167          500
                                                --------------------------------------------------------
     Total Costs                                             9,083         918        167       10,168
                                                --------------------------------------------------------

  Net Estimated Liquidation Proceeds Available
    for Distribution                                        32,707       2,558        433       35,698
                                                --------------------------------------------------------

                                  SYRATECH CORP


                              DISTRIBUTION ANALYSIS
                            AS OF DECEMBER 31, 2004
                             (DOLLARS IN THOUSANDS)


                                                                                              ESTIMATED
                                                                         ELIMINA-             LIQUIDATION
                                   NOTES SYRATECH WALLACE PR.  CHI, INC.  TIONS  CONSOLIDATED   VALUE
                                   ----- -------- -----------  --------- ------- ------------ -----------
  Net Estimated Proceeds Available
    for Distribution                      $32,707   $2,558      $  433       $0     $35,698    $35,698

  Less: Secured Claims               L     15,958       --          --       --      15,958     15,958
                                          -------------------------------------------------------------

  Proceeds Available to Unsecured
    Claims                                 16,749    2,558         433               19,741     19,741

  Less Unsecured Claims with
    Debtor entities                       118,742        --         --       --     118,742    118,742
    Senior Notes
    Senior Note Guarentee Claim      M              104,532    104,532 (209,064)         --          0
    Other Unsecured Loan                                471        471       --         943        943
    Prepetition Accounts Payable            1,919        98         --       --       2,017      2,017
    Prepetition Accrued Expenses           16,798       123         25       --      16,947     16,947
    Prepetition Accrued                        61       212         --       --         273        273
    Compensation                               --        --         --       --          --         --
    Pension Liability                       2,441        --         --       --       2,441      2,441
                                          -------------------------------------------------------------
  Total Unsecured Claims                  139,961   105,437    105,029 (209,064)    141,363    141,363

  Net Estimated Deficiency to
    Unsecured Claims                     (123,212) (102,878)  (104,596)      --    (121,622)  (121,622)

    Hypothetical Recovery                   12.0%      2.4%       0.4%       --       14.0%      14.0%

  Net Inter-company Liabilities
    (Receivable)                           75,692         0        193       --      75,885     75,885

                          NOTES TO LIQUIDATION ANALYSIS

Syratech Corporation, Wallace International de P.R., Inc. and CHI International, Inc. (collectively, the "Debtors") believe that the Plan of Reorganization (the "Plan") meets the "best interest of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each impaired class will receive under the Plan at least as much as they would if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The analysis is summarized below.

The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, which would be realized if the Debtors were to be liquidated in accordance with chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management and Peter J. Solomon Company, L.P., are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management, and upon assumptions with respect to the liquidation decisions that could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis was prepared by the Debtors' management with the assistance of Peter J Solomon Company, L.P., based on the Debtors' balance sheets as of December 31, 2004, the end of Fiscal Year 2004, and on the assumption that in a chapter 7 liquidation, the Debtors would cease operations on July 31, 2005. The Liquidation Analysis assumes that the actual December 31, 2004 balance sheets, on which the analysis is based, are proxies for the July 31, 2005 balance sheets. It is also assumed that the liquidation of the Subsidiaries would commence under the direction of a Court-appointed trustee and continue for five months, during which time all of the Debtors' major assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors. Although some assets might be liquidated in less than five months, other assets would be more difficult to collect or sell, thus requiring a liquidation period substantially longer than five months. The liquidation period would allow for the collection of receivables, sale of assets, and wind-down of daily operations. For certain assets, estimates of the liquidation proceeds were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through their disposition. The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with sections 726 and 1129(b) of the Bankruptcy Code. The Liquidation Analysis assumes that there are no proceeds from recoveries of any potential preferences, fraudulent conveyances, or other causes of action.

                        FOOTNOTES TO LIQUIDATION ANALYSIS

A summary of the assumptions used by Peter J. Solomon Company, L.P. and the Debtors' management in preparing the liquidation analysis is set forth below.

NOTE A - BOOK VALUES AS OF DECEMBER 31, 2004

Unless stated otherwise, the book values used in this Liquidation Analysis are the unaudited book values as of December 31, 2004 of the Debtors and are assumed to be representative of the Debtors' assets and liabilities as of December 31, 2004.

NOTE B - CASH AND CASH EQUIVALENTS

The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents of the Subsidiaries would be 100% collectible.

NOTE C - ACCOUNTS RECEIVABLE

The Liquidation Analysis assumes that a chapter 7 trustee would retain a staff to process the collection of outstanding accounts receivable. Proceeds from the collection of trade accounts receivable were estimated using the same methodology as the borrowing base certificate prepared on December 31, 2004. The result is assumed to be an estimate of the amount of proceeds that would be available to a secured lender in the event of a liquidation as it is generally deemed adequate to cover the amount of the funds advanced based on the anticipated collections. Based on the borrowing base certificate, certain ineligible items were subtracted, and a discount based on the borrowing base advance rate was applied to the net receivables amount.

Accounts and notes receivable have been discounted to approximately 73% of their book value for each of the Subsidiaries as a result of the application of this methodology.

NOTE D - INVENTORY

Inventories are comprised of raw materials, work-in-process and finished goods. Proceeds from the collection of inventories were estimated using the same methodology as the Great American Group Inventory Evaluation and Appraisal completed in January 2005, which included estimates on a subsidiary by subsidiary basis. The result is assumed to be an estimate of the amount of proceeds that would be available to a secured lender in the event of a liquidation as it is generally deemed adequate to cover the amount of the funds advanced based on the anticipated collections. Based on the borrowing base certificate, certain ineligible items were subtracted, and a discount based on the borrowing base advance rate was applied to the net inventory amount.

The liquidation of the Debtors' substantial investment in inventory will require the expenditure of significant funds, including the costs of retaining a sales force and operating the distribution centers during the liquidation period.

On a consolidated basis, inventories have been discounted to approximately 85% of their book value as a result of the application of this methodology. These costs are discussed in Note I -Costs Associated with Liquidation.

NOTE E - DEFERRED INCOME TAX ASSETS

The Debtors have $6.7 million and $5.1 million in Current and Long-term Deferred Income Tax Assets, respectively, on a consolidated basis, all of which are assumed to have 0% recovery in a liquidation.

NOTE F - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets include prepaid marketing and promotion expenses, prepaid rent, prepaid insurance, and other miscellaneous current assets. These assets are assumed to have a 10% recovery rate as virtually all of the assets are either non-transferable or will have been expensed during the liquidation period.

NOTE G - PROPERTY, PLANT & EQUIPMENT, NET

Property, Plant & Equipment includes owned land, buildings, machinery and equipment. The recovery rates for property, plant and equipment were determined by assumptions of the Debtors' management. Using this valuation, Property, Plant & Equipment for Syratech Corporation and for Wallace International de Puerto Rico was deemed to have a liquidation value of approximately 20% of its book value. CHI International owns a building, currently leased to a third party,with a $600,000 purchase option in 2007.

NOTE H - INTER-COMPANY RECEIVABLES

Wallace International de Puerto Rico has a net inter-company receivable balance of $31.6 million from Syratech Corporation. Pursuant to the Syratech Corporation bond indenture, the payment of inter-company debt is prohibited until the senior notes are paid in full.

NOTE I - OTHER NON-CURRENT ASSETS

Other non current assets include deferred financing costs, the intangible asset related to an officers retirement plan which is being amortized using the interest method over the terms of the related debt and deposits. A 0% recovery for these assets is assumed.

NOTE J - ORDERLY LIQUIDATION VALUE OF NON-DEBTOR ENTITIES

Orderly Liquidation Value of non-debtor business units refers to the Company's [ ] subsidiary. Despite the fact that Hong Kong is not a debtor, it is assumed that Hong Kong undergoes an orderly liquidation as a result of the liquidation of the Debtors under Chapter 7. A similar liquidation analysis of Hong Kong was performed assuming that there would be no recovery of $45.8 million in net inter-company receivables from the Company currently registered on its balance sheet. As a result of such liquidation analysis of Hong Kong, no value is generated by the orderly liquidation of the Debtor's non-debtor entities.

NOTE K - COSTS ASSOCIATED WITH LIQUIDATION

In order to successfully complete an orderly liquidation, it was assumed in the Great American Group's Inventory appraisal that an additional $6.2 million would need to be spent on costs related to selling off all remaining inventory. These costs were then allocated among the Subsidiaries according to inventory level. In addition, it is assumed a minimum amount of corporate payroll and operating costs during liquidation will be necessary and these costs are based upon the assumption that corporate functions would be required to oversee the liquidation process. Additional corporate payroll/overhead costs of $2.1 million are calculated using the pay and benefits ($1.7 million/month) for 25% of employees of the Debtors for five months. These costs were also allocated to the divisions as a percentage of inventory.

Chapter 7 Trustee Fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total cash generated during the liquidation and are allocated to the Subsidiaries as a percentage of receivables held.

Chapter 7 Professional Fees include legal and accounting fees incurred during the five-month liquidation period. Monthly professional fees are assumed to be $100,000 per month during the beginning of the chapter 7 liquidation and will last for five months. These costs were then allocated equally to each of the Subsidiaries.

The costs of administering a chapter 7 liquidation, on a consolidated basis, are estimated as follows:

         Corporate payroll/Overhead Costs            $8.3 million
         Trustee Fees                                 1.4 million
         Professional Fees                            0.5 million
                                                 ----------------
         Total                                      $10.1 million

NOTE L - SECURED CREDITOR CLAIMS

For purposes of the Liquidation Analysis, the Debtors' management believes that the only significant secured claim is the revolving credit facility, which has an outstanding amount owed of approximately $16.0 million as of December 31, 2004. This entire amount will be found on the books of Syratech.

NOTE M - SENIOR NOTE GUARANTEE CLAIM

The Senior Note Guarantee Claim represents the balance due on subsidiary guarantees of the Senior Notes after a dividend is paid by the primary obligor, Syratech Corporation.

                      (This page intentionally left blank)

                                    Exhibit E
                   (Condensed Projected Financial Statements)

                      (This page intentionally left blank)

The following projected pro forma balance sheet, statement of net income, and projected cash flows ("Projections") reflect the projected operating performance of the Debtor entities and wholly owned subsidiaries for the twelve months ended December 31, 2005, 2006, and 2007.

It is important to note that the Projections described below may differ from actual performance and are highly dependent upon significant assumptions concerning the future operations of the Debtor entities. These assumptions are based on current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond the control of the Debtors, that could significantly affect current plans and expectations and the future financial condition and results of the Debtor entities. These factors include, but are not limited to:

          1) changes in industry capacity and trends,
          2) the loss of major customers,
          3) changes in demand for the Debtors' products,
          4) the seasonal nature of the business,
          5) changes in Federal, state, or local regulations affecting the Debtors' lines of business,
          6) the availability and quality of management,
          7) changes in accounting standards,
          8) changes in general economic conditions,
          9) changes in business strategy,
         10) further consolidation of the retail industry

As a consequence, current plans, anticipated actions, and future financial condition and results may differ materially from those expressed in the Projections. It is cautioned not to unduly rely on the Projections when evaluating the information presented in this Disclosure Statement.

The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current business environment that will have an unexpected impact on the Debtors' operations. The Projections assume an effective date of June 30, 2005. If the Debtors do not emerge from Chapter 11 by this date, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These additional bankruptcy expenses could significantly impact the Debtors' results of operations and cash flows.

The Projections should be read in conjunction with the assumptions, qualifications, and footnotes to the Projections as set forth herein. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practices. The assumptions regarding the operation of the business leading to and after the assumed effective date were prepared between January and February 2005, and were based, in part, on economic, competitive, and general business conditions prevailing at the time.

The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or in accordance with GAAP. The Projections have not been compiled, or prepared for examination or review, by independent auditors.

While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtor entities. Consequently, the inclusion of the Projections in this Disclosure Statement should not be regarded as a representation by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented herein. Due to the fact that such Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

                              SYRATECH CORPORATION
                   PROJECTED PRO FORMA STATEMENT OF NET INCOME
                          FOR YEARS ENDING DECEMBER 31
                                 (IN $US 000'S)

                                               Projected               Projected               Projected
                                                 2005                    2006                     2007
                                             ----------------------------------------------------------------
Net Sales                                    $       155,965         $      159,304         $        164,083

COGS                                                 110,134                112,199                  115,560
                                             ---------------         --------------         -----------------
  Gross Profit                                        45,831                 47,105                   48,523
  GROSS MARGIN                                          29.4%                  29.6%                    29.6%

SG&A
Direct                                                15,739                 15,878                   16,257
Indirect & Other                                      23,564                 21,635                   22,085
                                             ---------------         --------------         -----------------
  Total SG&A                                          39,303                 37,513                   38,342
                                             ---------------         --------------         -----------------
Operating Profit                                       6,529                  9,592                   10,181

Add Back: Depr/Amort                                   3,085                  3,000                    3,000
                                             ---------------         --------------         -----------------
  EBITDAR                                    $         9,614         $       12,592         $         13,181
                                             ===============         ==============         =================
Interest                                               4,925                  7,591                    7,909
Depr/Amort                                             3,085                  3,000                    3,000
Restructuring                                         13,715                    805                      250
                                             ---------------         --------------         -----------------
                                                      21,725                 11,396                   11,159
                                             ---------------         --------------         -----------------
Pre-Tax Income                                      (12,111)                  1,196                    2,022

Taxes                                                (2,000)                (2,000)                   (2,000)
                                             ---------------         --------------         -----------------
Net Income                                   $      (14,111)         $        (804)         $             22
                                             ===============         ==============         =================


                                   UNAUDITED

                              SYRATECH CORPORATION
                        PROJECTED PRO FORMA BALANCE SHEET
                                 (IN $US 000'S)



                                                  Preliminary*
                                                   Unaudited
                                                   12/31/2004        12/31/2005         12/3112006          12/3112007
                                                 --------------    --------------     --------------    -----------------
ASSETS
   Current Assets:
       Cash                                      $     1,762       $      2,000       $     2,000       $       2,000
       Accounts Receivable (Trade)                    22,912             19,620            20,209              20,815
       Inventory                                      36,849             29,400            29,666              30,557
       Deferred Income Tax                             6,676              6,676             6,676               6,676
       Prepaid Expenses and Other                      2,430                220               220                 220
                                                 -------------     ---------------    --------------    ----------------
         Total Current Assets                         70,629             57,917            58,771              60,268

   Property, Plant & Equipment                        11,683             10,598             9,098               7,599
   Other Long-Term Assets                              1,855              1,855             1,855               1,855
                                                 -------------     ---------------    --------------    ----------------
         Total Assets                            $    89,309       $     75,511       $    74,866       $      74,864
                                                 =============     ===============    ==============    ================
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
       Accounts Payable                                7,144              7,054             7,205               7,421
       Accrued Liabilities                             9,295              9,288             9,249               9,209
                                                 -------------     ---------------    --------------    ----------------
       Other                                           5,881              5,881             5,881               5,881
                                                 -------------     ---------------    --------------    ----------------
         Total Current Liabilities                    22,320             22,224            22,334              22,511

   Revolving Credit Facility                          15,959             14,820            10,476               9,290
   Banco Popular Loan                                    470                 --                --                  --
   Reorganized Subordinated Notes                                        58,318            64,478              67,233
   Original Subordinated Notes & Interest            127,538                 --                --                  --
   Other Long-Term Liabilities                         9,601              7,832             6,063               4,294
                                                 -------------     ---------------    --------------    ----------------
         Total Liabilities                           175,888            103,194           103,352             103,328

   Shareholders' Equity                             (86,579)           (27,682)          (28,486)            (28,464)
                                                 -------------     ---------------    --------------    ----------------
         Total Liabilities and Shareholders'
           Equity                                $   89,309        $    75,511        $   74,866        $     74,864
                                                 =============     ===============    ==============    ================

  *Note: Does not reflect impact of fresh start accounting.
         Does not include an adjustment for the potential sale of Silvestri.


                                   UNAUDITED

                              SYRATECH CORPORATION
                              PROJECTED CASH FLOWS
                                   DECEMBER 31
                                 (IN $US 000'S)



                                                       2005                2006                2007
                                                   ------------         ------------      ------------
EBITDAR                                                $ 9,614            $ 12,592         $ 13,181

Less Non-Cash Adj:                                      (1,769)             (1,769)          (1,769)
                                                   ------------         ------------      ------------

Cash EBITDAR                                             7,845              10,823           11,412

Less Cash Costs:
      CapEx                                             (2,000)             (1,500)          (1,500)
      Taxes                                             (2,000)             (2,000)          (2,000)
      Professional Fees                                     --                  --               --
      Restructuring Costs/Severence                     (5,745)               (305)              --
      Interest                                          (1,607)             (1,430)          (5,154)
      Professional Fees & Bank Fees                     (5,760)               (500)            (250)
                                                   ------------         ------------      ------------
                                                       (17,112)             (5,736)          (8,904)

Change in Working Capital:
      Accounts Receivable                                3,292               (589)             (606)
       Inventory                                         7,449               (265)             (891)
      Change in Min. Cash                                 (238)                --                --
      Accounts Payable                                     (90)                150              216
      Accrued Liabilities                                   (7)                (39)             (40)
                                                   ------------         ------------      ------------
                                                        10,406               (743)           (1,321)
                                                   ------------         ------------      ------------
Total Cash Flow                                          1,139             $ 4,344         $  1,186
                                                   ============         ============      =============

Beginning Revolving Credit Facility                   $ 15,959            $ 14,820         $ 10,476
      Add: Borrowings                                   17,876              15,737           15,835
                                                            --                  --               --
       Less: Repayment                                 (19,015)            (20,081)         (17,021)
                                                   ------------         ------------      ------------
Ending Revolving Credit Facility                      $ 14,820            $ 10,476          $ 9,290
                                                   ============         ============      =============


                                   UNAUDITED

NOTES TO PRO FORMA PROJECTED BALANCE SHEET

The projected pre-reorganization balance sheet is based upon the preliminary and unaudited December 31, 2004 balance sheet. These balances have not been completely closed and are subject to change. The balance sheet does not include an adjustment for the potential sale of Silvestri.

OPERATING ASSUMPTIONS

The Projections are based on the build-up of the projections of each of the Debtors' five key business units, along with the Debtors' support functions. The following summarizes the underlying assumptions behind the projections.

(a) PROJECTED INCOME STATEMENTS

    NET SALES - Net Sales are determined by reducing gross sales for dilution caused by sales allowances, advertising charge-backs and co-ops, and write-offs. Gross sales for 2005 are driven by estimates produced by the Debtors' sales force after reviewing sales backlog and customer sales histories and taking into consideration expected changes in customer and end-user demand for the current year for each of the Debtors' key business units. These estimates were built up on a customer-by-customer and SKU-by-SKU basis for all of 2005, and were then calendarized based on historic trends. Gross sales for 2006 and 2007 are projected by applying expected growth rates for the Debtors' key business units to 2005 (and then 2006) gross sales. Dilution, as a percentage of gross sales, is assumed to remain constant throughout the forecast, producing a growth in regular net sales consistent with that of the gross sales.

    COST OF GOODS SOLD ("COGS") - COGS expenses include the first cost of all inventory purchases, as well as the costs associated with sourcing the product, including, but not limited to, freight, duty, and warehousing costs. COGS for 2005 were by reviewing the expected costs to produce and deliver goods for each of the Debtors' key business units, taking into consideration the expected product and customer mix for 2005. COGS for 2006 and 2007 are determined based upon assumptions of COGS as a percentage of net sales for each of the Debtors' key business units.

    SG&A - SG&A expenses include the administrative expenses incurred to operate the business, as well as travel and expense costs for the Debtors' salespeople, commissions, royalties, advertising, and the overhead costs associated with these activities. SG&A expenses for 2005 were projected by reviewing historical costs for 2004, on a line item basis, and adjusting for inflation and expected changes in the Debtors' operations. To project SG&A expenses for 2006-2007, a baseline for cost growth is established by taking the 2005 expenses and adjusting them by annualizing the cost savings from various Debtors' initiatives instituted throughout 2005. These baseline expenses are then broken down between variable and non-variable costs. The variable costs are increased at the same rate as sales for 2006 and 2007. The non-variable expenses are assumed to grow at 2%.

     DEPRECIATION/AMORTIZATION - Depreciation/Amortization expense is based upon factors such as the remaining historical value of the property, plant, and equipment, projected capital expenditures, existing and proposed capital leases, and the remaining useful lives of the projected value of the property, plant, and equipment.

     EBITDAR - EBITDAR is the amount of the Debtors' earnings prior to adjustments for interest, taxes, depreciation/amortization, and restructuring costs.

     INTEREST - Interest expense includes both cash and non-cash interest charges arising from the projected balances of the Debtors' Revolver and Subordinated litotes throughout the Projections period.

     RESTRUCTURING - Restructuring expense includes all costs associated with the Debtors' bankruptcy and the restructuring of the Debtors' capital structure. These costs include professional fees, bank fees, severance payments for payroll and benefits, KERP payments, lease rejection costs, the costs and losses associated with the sale of Silvestri, Asian restructuring expenses, and other such items.

     TAXES - The Reorganized Companies are assumed to be a normal tax paying businesses. The Debtors currently estimate that they will have domestic net operating loss carryforwards sufficient to cover income occurring in the Projections period. The Debtors will, however, be subject to Hong Kong income taxes, which are estimated to be approximately $2 million in 2005. The Hong Kong taxes have been assumed to continue at approximately the same level in each year of the projected years.

(b) PROJECTED BALANCE SHEETS AND STATEMENTS OF CASH FLOW

      CASH - Beginning cash from the unaudited December 31, 2004 balance sheet is $1.76 million. The cash balance throughout the Projections period is fixed at $2.0 million, and any cash excess/shortage after funding the cash requirements of each projected period results in a paydown/draw on the revolving line of credit. The projected sources and uses of cash throughout the Projections period are reflected by line item in the Cash Flow Projections.

      ACCOUNTS RECEIVABLE -Accounts receivable are projected based upon an assumed number of days sales outstanding. The number of days outstanding is based upon historical trends which adjust for seasonality and customer mix.

      INVENTORY - Inventory is projected based upon historical trends and assumed inventory days on hand. The days on hand are established using historical trends which adjust for seasonality and product mix.

         PROPERTY, PLANT & EQUIPMENT - PP&E is projected by based upon assumed CapEx and Depreciation throughout the projected period. No sales of PP&E are contemplated in the Projections.

         CAPITAL EXPENDITURES - CapEx was forecasted based upon management's expectations of capital needs over the projected period. The Debtors' anticipate about 67% of 2005 CapEx will be used for equipment for Puerto Rico manufacturing. The remaining amount will be spent on Information Services, as the Debtors switch to SAP systems during the first quarter of 2005. Spending in 2006 - 2007 will be for ongoing tooling and maintenance costs.

         ACCOUNTS PAYABLE - Accounts payable are projected based upon an assumed days payables outstanding. The days payables outstanding are estimated by reviewing historic trends adjusted for seasonality and carrying these trends into future periods.

         ACCRUED LIABILITIES - The Accrued Liabilities account remains relatively constant, as most expenses are accrued and paid within the same time period.

         REVOLVING CREDIT FACILITY - The Revolving Credit Facility balance is projected based upon payments/draws on the facility as dictated by the excess/shortage of funds in each projected period.

         REORGANIZED SUBORDINATED NOTES - The Subordinated Notes balance is projected to increase from June 2005 through May 2007, as PIK interest adds to the Notes outstanding. Interest is assumed to be paid in cash thereafter, with no anticipated principal paydown in the projected period, resulting in a fixed balance from June 2007 through the end of the projections.

                                   Exhibit F

              (Form of Lock-up Agreement and Noteholder Term Sheet)

                      (This page intentionally left blank)

                                LOCK-UP AGREEMENT

                                 with respect to

                              SYRATECH CORPORATION

                          Dated as of November 15, 2004

                      (This page intentionally left blank)

                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I DEFINITIONS ........................................................2
    Section 1.1   Definitions.................................................2
    Section 1.2   Other Definitional Provisions ..............................5
ARTICLE II GENERAL RESTRUCTURING OBLIGATIONS .................................5
    Section 2.1   Commercially Reasonable Best Efforts........................5
    Section 2.2   Voting .....................................................5
    Section 2.3   Documentation...............................................6
    Section 2.4   Good Faith .................................................6
ARTICLE III COMPANY RESTRUCTURING OBLIGATIONS.................................6
    Section 3.1   Commencement of Bankruptcy Proceedings......................6
    Section 3.2   Modification of Financial Restructuring.....................6
    Section 3.3   Performance of Obligations .................................6
    Section 3.4   No Opposition to Financial Restructuring ...................6
    Section 3.5   Impact of Appointment of Creditors Committee ...............7
ARTICLE IV NOTEHOLDER RESTRUCTURING OBLIGATIONS ..............................7
    Section 4.1   Restrictions on Claim Transfers.............................7
    Section 4.2   No Support For Alternative Restructuring....................7
    Section 4.3   No Opposition To Financial Restructuring....................7
    Section 4.4   Fiduciary Exception ........................................7
    Section 4.5   Subsequently Acquired Notes.................................8
ARTICLE V EFFECTIVENESS OF AGREEMENT..........................................8
    Section 5.1   Effective Date .............................................8
ARTICLE VI TERMINATION OF AGREEMENT...........................................8
    Section 6.1   Termination Events..........................................8
    Section 6.2   Bankruptcy Termination Events ..............................9
    Section 6.3   Noteholder Termination......................................9
ARTICLE VII REPRESENTATIONS AND WARRANTIES...................................10

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
    Section 7.1   The Company................................................10
    Section 7.2   Each Noteholder............................................11
    Section 7.3   Conduct Business...........................................11
    Section 7.4   Lock-Up Noteholders........................................11
    Section 7.5   Other Noteholders..........................................11
ARTICLE VIII MISCELLANEOUS ..................................................12
    Section 8.1   Amendments to the Financial Restructuring..................12
    Section 8.2   Amendments to Agreement ...................................12
    Section 8.3   No Waiver..................................................12
    Section 8.4   Further Assurances.........................................12
    Section 8.5   Complete Agreement ........................................12
    Section 8.6   Notices ...................................................12
    Section 8.7   Governing Law .............................................13
    Section 8.8   Consent to Venue and Jurisdiction .........................13
    Section 8.9   Consent to Service of Process..............................14
    Section 8.10  Specific Performance.......................................14
    Section 8.11  Headings ..................................................14
    Section 8.12  Successors and Assigns.....................................14
    Section 8.13  Counterparts ..............................................14
    Section 8.14  No Third-Party Beneficiaries...............................14
    Section 8.15  No Solicitations...........................................14
    Section 8.16  Consideration .............................................14
    Section 8.17  Public Disclosures.........................................15
    Section 8.18  Reservation of Rights......................................15

                                LOCK-UP AGREEMENT

         This LOCK-UP AGREEMENT, dated as of November 15, 2004 (this "AGREEMENT"), is entered into by and among:

         (A) COMPANY. Syratech Corporation and each of its Subsidiaries (collectively, the "COMPANY"); and

         (B) NOTEHOLDERS. The undersigned holders of Senior Notes who are each identified on the signature page(s) hereto as a "LOCK-UP NOTEHOLDER" (collectively, the "LOCK-UP NOTEHOLDERS"), and each other registered or beneficial owner (or investment managers or advisors for the beneficial owners) of Senior Notes that executes a counterpart signature page to this Agreement after the date hereof (collectively, the "OTHER NOTEHOLDERS," and each, individually, an "OTHER NOTEHOLDER"; the Lock-up Noteholders and the Other Noteholders are collectively referred to as the "NOTEHOLDERS" and each individually as a "NOTEHOLDER").

                                   RECITALS:

         WHEREAS, the Company issued certain 11% Senior Notes Due 2007 (the "SENIOR NOTES") pursuant to that certain Indenture, dated as of April 16, 1997 between the Company, the Subsidiaries, and State Street Bank and Trust Company;

         WHEREAS, the current aggregate outstanding principal amount owed under the Senior Notes totals approximately $118 million;

         WHEREAS, the parties hereto have engaged in good faith negotiations regarding a financial restructuring with respect to the Company consistent in all material respects with the terms set forth in this Agreement and the Restructuring Term Sheet attached hereto as Annex A (the "FINANCIAL RESTRUCTURING"); and

         WHEREAS, the parties hereto intend to implement the Financial Restructuring by the commencement of the Bankruptcy Proceedings and confirmation of the Joint Plan of Reorganization, including without limitation in each case, the issuance of the New Securities and the execution of the Stockholders' Agreement as provided herein and in the Restructuring Term Sheet.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

         "ACCREDITED INVESTOR" means "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

         "ACTION" means any lawsuit, action, arbitration, investigation, complaint or legal, administrative or other governmental proceeding before any Governmental Authority, mediator, judge or arbitrator.

         "AGREEMENT" has the meaning specified in the first page of this Agreement.

         "AGREEMENT EFFECTIVE DATE" has the meaning specified in Section 5.1 of this Agreement.

         "ANCILLARY PROCEEDINGS" means proceedings commenced by the Company in jurisdictions other than the United States of America, as the Consenting Lock-Up Noteholders and the Company may subsequently agree, that are necessary or appropriate to enforce, and are commenced for the purpose of enforcing, the orders and judgments of the court with jurisdiction over the Bankruptcy Proceedings, including but not limited to enforcing or extending into such jurisdiction, (i) the automatic stay under Section 362 of the Bankruptcy Code,
(ii) the discharge injunction under section 1141 of the Bankruptcy Code, and/or
(iii) relief similar in effect to the foregoing, or otherwise effectuate the Financial Restructuring.

         "BANKRUPTCY CODE" means 11 U.S.C. SECTION 101 et seq.

         "BANKRUPTCY PROCEEDINGS" means (i) cases commenced by the Company under chapter 11 of the Bankruptcy Code, (ii) Ancillary Proceedings and (iii) cases commenced by the Company under such other insolvency laws and in such other jurisdictions as the Consenting Lock-Up Noteholders and the Company may subsequently agree.

         "COMPANY" has the meaning given on the first page of this Agreement.

         "CONSENTING LOCK-UP NOTEHOLDERS" means Lock-up Noteholders who hold in the aggregate at least 75% of the principal amount of Senior Notes held by Lock-up Noteholders.

         "DISCLOSURE STATEMENT" means a disclosure statement with respect to the Joint Plan of Reorganization that complies with section 1125 of the Bankruptcy Code in a form reasonably acceptable to the Consenting Lock-up Noteholders.

         "ELIGIBLE OFFEREE" means a Person that is an Accredited Investor.

         "FINANCIAL RESTRUCTURING" has the meaning given in the Recitals of this Agreement.

         "GOVERNMENTAL AUTHORITY" means any national, supranational, federal, state, province, county, city, municipal or other political subdivision, whether within or outside the United States, or any government, department, commission, board, bureau, court, agency or any other instrumentality of any of them.

         "INFORMAL NOTEHOLDERS' COMMITTEE" means the informal committee of holders and beneficial owners of the Senior Notes that have negotiated the terms of the Financial Restructuring with the Company, who are identified on the signature page(s) hereto.

         "JOINT PLAN OF REORGANIZATION" means a joint plan of reorganization concerning the Company consistent in all material respects with the terms set forth in this Agreement and the Restructuring Term Sheet which, if confirmed or approved in the Bankruptcy Proceedings, will implement the Financial Restructuring.

         "LOCK-UP NOTEHOLDER" and "LOCK-UP NOTEHOLDERS" has the meaning given on the first page of this Agreement.

         "MATERIAL ADVERSE CHANGE" means any change in the business, condition (financial, legal or otherwise) or operations of the Company and its subsidiaries, taken as a whole, that could reasonably be expected to have a material adverse effect (i) on such business, condition or operations of the Company, taken as a whole, or (ii) on the ability of the Company to consummate the Financial Restructuring or perform fully and punctually its obligations under and in respect of this Agreement and the Financial Restructuring; provided that the filing of the Bankruptcy Proceedings shall not constitute a Material Adverse Change.

         "NEW COMMON STOCK" has the meaning set forth in the Restructuring Term Sheet.

         "NEW SECURITIES" means the New Common Stock and the New Senior Notes.

         "NEW SENIOR NOTES" has the meaning set forth in the Restructuring Term Sheet.

         "NOTEHOLDER" and "NOTEHOLDERS" has the meaning given on the first page of this Agreement.

         "OLD INDENTURE" means the indenture (as amended, modified or supplemented from time to time), dated as of April 16, 1997, between Syratech Corporation, as issuer, and State Street Bank and Trust Company as indenture trustee.

         "OTHER NOTEHOLDER" and "OTHER NOTEHOLDERS" has the meaning given on the first page of this Agreement.

         "PERSON" means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

         "RELEVANT CLAIM" means any amount owed with respect to the Senior
Notes.

         "REORGANIZED COMPANY" means the Delaware corporation that will take the place of and continue the operations of the Company following of the Financial Restructuring.

         "REORGANIZED COMPANY CHARTER" means the certificate of incorporation of the Reorganized Company which authorizes the issuance of the New Securities and the by-laws of such Reorganized Company.

         "RESTRUCTURING DOCUMENTS" means the final, definitive documents that give effect to the Financial Restructuring including, without limitation, the Joint Plan of Reorganization, the Disclosure Statement, the Stockholders' Agreement, the Reorganized Company Charter and all other documents executed in connection with the Financial Restructuring.

         "RESTRUCTURING TERM SHEET" means that certain Restructuring Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Financial Restructuring.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SENIOR NOTES" means the 11% Senior Notes Due 2007 issued by the Company pursuant to the Old Indenture.

         "STOCKHOLDERS' AGREEMENT" means the agreement containing the terms set forth in the Restructuring Term Sheet to be entered into by and among the Reorganized Company and each Person who receives New Securities in the Financial Restructuring.

         "SUBSIDIARY" and "SUBSIDIARIES" means Wallace International de P.R., Inc. and CHI International, Inc.

         "TRANSFER" means, in relation to a Relevant Claim, to directly or indirectly (i) sell, pledge, assign, grant an option with respect to, transfer or otherwise dispose of any interest (voting or otherwise) in or
(ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, grant an option with respect to, transfer or otherwise dispose of any interest (voting or otherwise) in such Relevant Claim.

         SECTION 1.2 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "HEREOF", "HEREIN" AND "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II
                        GENERAL RESTRUCTURING OBLIGATIONS

         SECTION 2.1 COMMERCIALLY REASONABLE BEST EFFORTS. Each party hereto agrees, severally and not jointly, to use commercially reasonable best efforts to complete the Financial Restructuring through (i) the execution and delivery of the Restructuring Documents as each is described herein or in the Restructuring Term Sheet and (ii) the confirmation, enactment and/or approval in the Bankruptcy Proceedings of the Joint Plan of Reorganization.

         SECTION 2.2 VOTING. Each Noteholder represents and warrants, severally and not jointly, that, as of the date hereof it is the legal owner, beneficial owner and/or the investment adviser, representative or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of such beneficial owner's Relevant Claim. Each Noteholder agrees for itself, except as otherwise provided in Section 3.5, that it shall not vote its Relevant Claim to reject the Joint Plan of Reorganization provided that the terms of the Joint Plan of Reorganization and Disclosure Statement with respect thereto are consistent in all material respects with the terms described in the Restructuring Term Sheet and the information provided in the Disclosure Statement contains information not materially different from that previously provided to the Lock-up Noteholders. For so long as this Agreement shall remain in effect, the Noteholders shall oppose any action, objection or motion by any party that would result in termination of this Agreement or the Financial Restructuring, subject to the provisions of Section 3.5 and Article VIII of this Agreement.

         SECTION 2.3 DOCUMENTATION. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the parties hereto to consummate the Financial Restructuring shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Joint Plan of Reorganization, Disclosure Statement, the Restructuring Documents, the Reorganized Company Charter and each other Restructuring Document, which documents shall be in all respects consistent with this Agreement (including the Restructuring Term Sheet).

         SECTION 2.4 GOOD FAITH. Each of the parties hereto agrees to cooperate in good faith with each other party hereto to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

                                   ARTICLE III
                        COMPANY RESTRUCTURING OBLIGATIONS

         Section 3.1 COMMENCEMENT OF BANKRUPTCY PROCEEDINGS. If the required consents of the Noteholders are received to make the Restructuring Term Sheet effective by its terms, then within 45 days after such date (or such later date as the Consenting Lock-up Noteholders may agree), the Company shall file the Bankruptcy Proceedings including, substantially simultaneously therewith, the Joint Plan of Reorganization, Disclosure Statement and such "FIRST-DAY" motions and papers as are necessary or appropriate and seek confirmation of the Joint Plan of Reorganization. The Joint Plan of Reorganization, accompanying Disclosure Statement and all "FIRST-DAY" motions and papers shall be in form and substance reasonably satisfactory to the Company and counsel to the Consenting Lock-Up Noteholders.

         SECTION 3.2 MODIFICATION OF FINANCIAL RESTRUCTURING. The Company shall not, without the prior written consent of the Consenting Lock-up Noteholders seek to restructure the Company or any of its subsidiaries except through the Financial Restructuring in accordance with the Restructuring Term Sheet.

         SECTION 3.3 PERFORMANCE OF OBLIGATIONS. The Company shall perform all its obligations hereunder and under the Restructuring Term Sheet.

         SECTION 3.4 NO OPPOSITION TO FINANCIAL RESTRUCTURING. The Company further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Financial Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Financial Restructuring, or the execution, delivery, and performance of the obligations of the Company under this Agreement (including the Restructuring Term Sheet).

         SECTION 3.5 IMPACT OF APPOINTMENT OF CREDITORS COMMITTEE. If an official committee of holders of unsecured claims or similar body is appointed in the Bankruptcy Proceedings, the Company shall cooperate with the members of the Informal Noteholders' Committee in seeking to cause the appointment of the members of the Informal Noteholders' Committee to be members of such committee or body if the Informal Noteholders' Committee so elects (but the fact of such service on such committee or body shall not otherwise affect the continuing obligations of such Noteholders under this Agreement or the validity or enforceability of this Agreement; provided that, to the extent that a Noteholder is acting in his or its capacity as a member of such committee or body, such Noteholder will not be prohibited from acting as required by the fiduciary duties of a member of such committee or body in its good faith judgment and will not be liable to the parties hereto or in respect hereof for so acting).

                                   ARTICLE IV
                      NOTEHOLDER RESTRUCTURING OBLIGATIONS

         SECTION 4.1 RESTRICTIONS ON CLAIM TRANSFERS. Each Noteholder hereby agrees that it shall not Transfer any of the Senior Notes, unless the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement and such Noteholder provides a copy of such executed signature page to the Noteholders' counsel and the Company as set forth in this Agreement. Any Transfer of the Senior Notes that does not comply with the foregoing shall be deemed ineffective to Transfer any right to accept the Joint Plan of Reorganization, which right shall remain with and be exercised only by the purported transferor.

         SECTION 4.2 NO SUPPORT FOR ALTERNATIVE RESTRUCTURING. Each Noteholder agrees that, except as otherwise provided in Section 3.5, (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any tender offer, settlement offer, or exchange offer for the Senior Notes except as contemplated by the Restructuring Term Sheet and (ii) it will permit the prompt public disclosure, including in a press release, of the contents of this Agreement (and the Restructuring Term Sheet), including, but not limited to, the commitments given in this Article IV and the Restructuring Term Sheet, but not including information with respect to such Noteholder's name or specific ownership of Senior Notes.

         SECTION 4.3 NO OPPOSITION TO FINANCIAL RESTRUCTURING. Each Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Financial Restructuring or the Joint Plan of Reorganization, and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Financial
Restructuring or the Joint Plan of Reorganization.

         SECTION 4.4 FIDUCIARY EXCEPTION. Nothing in this Agreement shall be deemed to prevent any Noteholder from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person by reason of such Noteholder's appointment to any official committee in the Bankruptcy Proceedings or any other insolvency proceeding.

         SECTION 4.5 SUBSEQUENTLY ACQUIRED NOTES. Each Noteholder further agrees that any Senior Notes acquired by such Noteholder following the execution of this Agreement by such Noteholder shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Financial Restructuring as the Senior Notes held by such Noteholder as of the date of execution of this Agreement by such Noteholder.

                                    ARTICLE V
                           EFFECTIVENESS OF AGREEMENT.

         SECTION 5.1 EFFECTIVE DATE. This Agreement shall become effective as of the date first written above (the "AGREEMENT EFFECTIVE DATE") when each of the following has been satisfied or waived in accordance with the terms hereof:

         (a) Receipt by the Informal Noteholders' Committee of a counterpart of this Agreement, duly executed and delivered by the Company; and

         (b) Receipt by the Company of counterparts of this Agreement, duly executed and delivered by Noteholders who hold in the aggregate at least two-thirds of the principal amount of the Senior Notes.

                                   ARTICLE VI
                            TERMINATION OF AGREEMENT.

         SECTION 6.1 TERMINATION EVENTS. This Agreement shall terminate, and any action or consent taken or given by any party hereto in furtherance of or reliance upon this Agreement (including any vote in favor of the Joint Plan of Reorganization and any execution or deemed execution of the Stockholders' Agreement) shall be null and void upon:

         (a) The occurrence of a Material Adverse Change and written notice from the Consenting Lock-up Noteholders of their respective termination of this Agreement based upon the occurrence of a Material Adverse Change;

         (b) Unless approved in advance or subsequently ratified by the Consenting Lock-up Noteholders, the Joint Plan of Reorganization or any other Restructuring Document contains terms that are materially inconsistent with, or less favorable to the Noteholders than, the terms and conditions set forth in the Restructuring Term Sheet or the other Restructuring Documents;

         (c) Any representation or warranty made by the Company in this Agreement or the Restructuring Documents shall have been untrue in any material respect when made or shall have come untrue in any material respect, or any breach of any covenant or material provision hereof by the Company shall have occurred;

         (d) The Company's failure to pay the reasonable pre-petition or post-petition fees and expenses, when due, of the financial advisor and the counsel to the Informal Noteholders' Committee; PROVIDED, HOWEVER, the payment of any such post-petition fees and expenses will be subject to Bankruptcy Court approval, and only to the extent so approved;

    (e) The Company's failure to file prior to 9:00 a.m. on November 16, 2004 its Form 10-Q with the Securities & Exchange Commission which contains either the Restructuring Term Sheet as an exhibit, or a summary of the terms of the Restructuring Term Sheet.

         (f) The day preceding the filing of any bankruptcy or insolvency proceeding involving the Company other than the Bankruptcy Proceedings contemplated by this Agreement; or

         (g) Notwithstanding anything in this Section 6 to the contrary, this Agreement shall terminate on April 30, 2005 without the requirement of any further action by any of the parties hereto unless extended in writing by the Company and the Consenting Lock-up Noteholders.

         SECTION 6.2 BANKRUPTCY TERMINATION EVENTS. Notwithstanding anything to the contrary contained herein, this Agreement and all obligations of the parties hereto shall terminate if (i) the Company fails to commence the Bankruptcy Proceedings and file the Joint Plan of Reorganization and the Disclosure Statement on or before December 31, 2004; (ii) the Disclosure Statement is not approved within 60 days from the date the Company commences the Bankruptcy Proceedings; (iii) the Joint Plan of Reorganization is not confirmed by the Bankruptcy Court having jurisdiction over the Bankruptcy Proceedings within 45 days after the approval of the Disclosure Statement;
(iv) the effective date of the Joint Plan of Reorganization is not within 11 days from the date that the Joint Plan of Reorganization is confirmed; (v) the Company shall have filed any motion or other pleading, or otherwise shall have brought any action or proceeding, challenging or objecting to the claims of a Noteholder or otherwise seeking any recovery from, or injunctive relief against, a Noteholder (other than with respect to any alleged or actual breach by Noteholder of the terms of this Agreement or any other agreement between the Company and such Noteholder); (vi) the Bankruptcy Proceedings shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; (vii) a Chapter 11 trustee is appointed; or (viii) an examiner with enlarged powers relating to the operation of the Company's business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall have been appointed in the Bankruptcy Proceedings.

         SECTION 6.3 NOTEHOLDER TERMINATION. If not earlier terminated, this Agreement may be terminated by the Consenting Lock-up Noteholders if the Company does or effects any of the following actions, except to the extent expressly provided in, and not inconsistent with, this Agreement (including the Restructuring Term Sheet): (A) adjusts, splits, combines or reclassifies any of its capital stock; (B) makes, declares or pays any dividend or distribution on, or directly or indirectly redeems, purchases or otherwise acquires, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (C) grants any person any right or option to acquire any shares of its capital stock; (D) issues, delivers or sells or agrees to issue, deliver or sell any additional shares of its capital stock or any such securities; (E) merges, consolidates, reorganizes or recapitalizes, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets; or (F) makes or proposes any changes in its organizational documents.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES.

         SECTION 7.1 THE COMPANY. The Company represents and warrants to each other party hereto that the following statements, as applicable, are true, correct and complete as of the date hereof:

         (a) Power and Authority. It has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

         (b) Due Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part, other than the approval of the Bankruptcy Court, which the Company will seek promptly to the extent necessary upon commencement of the Bankruptcy Proceedings.

         (d) No Conflicts. The execution, delivery and performance of this Agreement by it does not and shall not (i) violate any provision of law, rule or regulation applicable to it; (ii) violate its certificate of incorporation, bylaws or other organizational documents; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

         (e) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, than (i) the approval of the Bankruptcy Court, which approval the Company will seek promptly to the extent necessary upon commencement of the Bankruptcy Proceedings and (ii) filings, if any, with the Securities and Exchange Commission in the United States.

         (f) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and similar applicable law, this Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms.

         (g) No Action. There is no pending or, to its knowledge, threatened Action against or affecting the Company in connection with the execution, delivery or performance of this Agreement or the Financial Restructuring.

         (h) No Broker. No broker or investment banker acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated herein, except Peter J. Solomon Company.

         (i) Available Information. To the best knowledge of the Company, the financial and other information concerning the Company which the Company or its representatives have made available to the Noteholders or their representatives was complete and correct in all material respects when delivered and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made.

        SECTION 7.2 EACH NOTEHOLDER. Each of the Noteholders hereto, severally and not jointly, represents warrants to each other party hereto that the following statements, as applicable, are true, correct and complete as of me doe hereof:

         (a) Power and Authority. It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

         (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or liability company action on its part.

         (c) Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and similar applicable law, this Agreement is a legally valid and binding against it in accordance with its terms.

         SECTION 7.3 CONDUCT BUSINESS. The Company agrees that at all times prior to the termination of this Agreement, unless otherwise agreed in writing by the Consenting Lock-up Noteholders, that is shall not (i) directly or indirectly engage in, agree to, or consummate any transaction outside the ordinary course of its business (other than the Financial Restructuring) or
(ii) enter into any transaction or perform any act which would constitute any breach of any of its representations, warranties, covenants or obligations hereunder.

         SECTION 7.4 LOCK-UP NOTEHOLDERS. Each of the Noteholders further represents and warrants to the other parties hereto that:

         (a) As of the date of this it is the record or beneficial owner of, or the investment adviser or manager for the beneficial owners of, principal amount at maturity of the Senior Notes, as represented to the financial advisor and counsel to the Informal Noteholders Committee with the power and authority to vote and dispose of such Senior Notes;

         (b) It is an Eligible Offeree; and

         (c) As of the date of this Agreement, to the best of its knowledge it does not owe any or similar duty to any other Person that fiduciary would prevent it from taking any action required of it under this Agreement.

         SECTION 7.5 OTHER NOTEHOLDERS. Each of the Other Noteholders further represents and warrants to the other parties hereto that:

         (a) As of the date it becomes a party to this Agreement, such Other Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Senior Notes, as represented to the financial advisor and counsel to the Informal Noteholders Committee with the power and authority to vote and dispose of such Senior Notes;

         (b) Such Other Noteholder is Eligible Offeree; and

         (c) As of the date it becomes a party to this Agreement, to the best of its knowledge, such Other Noteholder does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 AMENDMENTS TO THE FINANCIAL RESTRUCTURING. The Company shall not alter the material terms of the Financial Restructuring without the prior written consent of the Consenting Lock-up Noteholders, and the Noteholders shall not alter the material terms of the Financial Restructuring without the prior written consent of the Company.

         SECTION 8.2 AMENDMENTS TO AGREEMENT. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company and the Consenting Lock-up Noteholders.

         SECTION 8.3 NO WAIVER. Each of the parties hereto acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

         SECTION 8.4 FURTHER ASSURANCES. Each of the parties hereto covenants and agrees to execute and deliver all further documents and agreements that may be reasonably necessary or desirable, or that the Company may reasonably request, in order to enforce and effectively implement the terms and conditions of this Agreement, and to refrain from taking any action inconsistent with its obligations under this Agreement.

        SECTION 8.5 COMPLETE AGREEMENT. This Agreement, including the Schedules and Annex hereto, constitutes the complete agreement between the parties to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties to this Agreement. In the event that any provision of this Agreement conflicts with the Schedules or Annex hereto, the provisions of this Agreement shall be controlling.

        SECTION 8.6 NOTICES. ALL notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (i) transmitted by hand delivery, or (ii) mailed by first class, registered or certified mail, postage prepaid, or (iii) transmitted by overnight courier, or (iv) transmitted by telecopy, at the addresses set forth below:

         To the Company:

         Syratech Corporation
         175 McClellan Hwy
         P.O. Box 9114
         E. Boston, MA 02128
         Attn: Mr. Gregory W. Hunt
         Fax: 617-568-1361

         With copies to:

         Weil, Gotshal & Manges, LLP
         100 Federal Street, 34th Floor
         Boston, MA 02110
         Attn; Andrew M. Troop, Esquire
               Christopher R. Mirick, Esquire
         Fax: 617-772-8333

         To the Noteholders:

         At the address(es) set forth on the signature pages hereto

         With copies to:

         Anderson Kill & Olick, P.C.
         1251 Avenue of the Americas
         New York, NY 10020
         Attn: J. Andrew Rahl, Jr., Esquire
         Fax: 212-278-1733

         Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

         SECTION 8.7 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in the State of New York, except that the General Corporation Law of the State of Delaware shall govern as to matters of interest-holder approval and other corporate governance matters relating to the Company.

         SECTION 8.8 CONSENT TO VENUE AND JURISDICTION. Each of the parties hereto irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with irrevocably this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively (a) if the Company has commenced a case under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court in which such case is pending, or (b) if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code, in the courts of the United

         States of America for the District of Massachusetts. By its execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in which the Chapter 11 case is pending, or the courts of the United States of America for the District of Massachusetts, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

         SECTION 8.9 CONSENT TO SERVICE OF PROCESS. Each party to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of such party in Section 8.6 hereof or on the signature pages to this Agreement as the case may be. Each party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other parties to this Agreement.

        SECTION 8.10 SPECIFIC PERFORMANCE. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any remedy breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as a remedy for any such breach.

        SECTION 8.11 HEADINGS. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        SECTION 8.12 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of the parties to his Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement, are, in all respects, several and not joint.

         SECTION 8.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and do same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart. Any Other Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

         SECTION 8.14 NO THIRD-PARTY BENEFICIARIES. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the parties to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

        SECTION 8.15 NO SOLICITATIONS. This Agreement is not intended to be, and each party to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any plan of reorganization, including the Joint Plan of Reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

        SECTION 8.16 CONSIDERATION. It is hereby acknowledged by each of the parties that no consideration (other than the obligations of the other parties under this Agreement) shall be paid to the parties for their agreement to support the Joint Plan of Reorganization in accordance with the terms and conditions of this Agreement. The parties hereto further agree and acknowledge that his provision shall not limit the obligations of the Company to pay the reasonable fees and expenses of the financial advisor and the counsel to the Informal Noteholders' Committee including, without limitation, under those certain letter agreements by and among the Company and the financial advisor and the counsel to Informal Noteholders' Committee, subject to (and to the extent of) approval of the Bankruptcy Court, if applicable.

         SECTION 8.17 PUBLIC DISCLOSURES. Prior to the issuance of any public disclosures regarding the Financial Restructuring, those public including disclosures referred to in this Agreement, the Company shall consult with and accept all reasonable comments from counsel to the Noteholders as to the form and substance of such public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.17 shall be deemed to prohibit the Company from making any disclosure which its counsel deems necessary or advisable in order to satisfy their respective disclosure obligations imposed by law, after such consultation.

         SECTION 8.18 RESERVATION OF RIGHTS. Except as otherwise expressly provided in this Agreement, the parties hereto fully reserve any and all of their rights. Except as otherwise expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the Noteholders to protect and preserve any of its rights, remedies and interests, including without limitation, its claims against the Company, or its full participation in any bankruptcy case filed by the Company.

List of Schedules and Annexes:

Schedule A:   Other Noteholders
Schedule B:   Informal Noteholders' Committee
Annex A:      Restructuring Term Sheet


                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                                    ANNEX A

                            RESTRUCTURING TERM SHEET

                                                        Final Term Sheet 11/8/04


             DISCUSSION TERM SHEET FOR PROPOSED RECAPITALIZATION OF
                              SYRATECH CORPORATION

         This term sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan. Such offer or solicitation will be made only in compliance with all applicable securities laws and/or provisions of the Bankruptcy Code. This term sheet is being provided in furtherance of settlement discussions and is entitled to protection pursuant to Fed. R. Evid. 408 and any similar rule of evidence.

COMPANY:                       Syratech Corporation ("SYRATECH" or "THE COMPANY")

TRANSACTION                    A recapitalization effected through a solicitation of all of the
SUMMARY:                       beneficial  holders (the "NOTEHOLDERS") of Syratech's 11% senior notes (the "NOTES") in connection with a prearranged plan of reorganization for the Company (the "PLAN") under chapter 11, whereby
                               Noteholders shall receive (on the effective date of the Plan
                               (the "EFFECTIVE DATE") common stock (the "NEW COMMON STOCK") in the Reorganized Syratech ("REORGANIZED SYRATECH") and new senior notes to be issued by Reorganized Syratech (the "NEW SENIOR NOTES")
                               upon the terms and conditions specified herein.

IMPAIRED UNSECURED             o  405,000 shares of New Common Stock
CREDITORS(1):                  o  100% of New Senior Notes

EXISTING PREFERRED             Warrants for 5% of New Common Stock on a fully diluted basis:
& COMMON STOCKHOLDER'S
RECOVERY:                      o  warrant for 2.5% of New Common Stock exercisable when Company's equity value, assuming conversion of the New Senior Notes, exceeds $140,000,000

                               o  warrant for 2.5% of New Common Stock exercisable when Company's equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000

                               o  Term of warrants: 5 years

NEW SENIOR NOTES:               See Appendix A for material terms

--------------
(1) Class to include Notes and rejection claims.

I.     PRE ARRANGED PLAN OF REORGANIZATION

REQUIRED NOTEHOLDER             As dictated by the plan solicitation provisions under chapter 11 of
APPROVAL:                       the US Bankruptcy Code, upon the approval of a majority in number and two-thirds in amount of those voting in the Noteholders Class.

STOCKHOLDER APPROVALS:          The Existing Preferred Stockholders and Existing Common Stockholders
                                shall be solicited for votes accepting or rejecting the Plan.

DIP FINANCING:                  DIP Financing Facility providing up to a $70,000,000 line of credit provided by either existing prepetition lenders, or such other lenders agreed upon by the
                                Noteholders' Committee and the Company, upon terms and conditions agreed upon by the Noteholders' Committee and the Company.

EXIT FINANCING:                 Exit Financing Facility of up to $70,000,000 to be provided by the DIP Lender, or such other lenders agreed upon by the Noteholders' Committee and the Company, upon terms and conditions agreed upon by the Noteholders' Committee and the Company. Exit
                                Financing Facility will include provisions to allow for a mezzanine or other working capital facility within the $70,000,000 amount, which mezzanine or other working capital facility the Company may enter into at any time during the term of the
                                Exit Financing Facility. Terms and conditions of the Exit Facility shall be agreed upon by the Committee and the Company.

NOTES, EXISTING                 On the Effective Date, all Notes, Existing Preferred Stock,
COMMON STOCK AND                Existing Common Stock, stock options, warrants, or other rights
STOCK OPTIONS:                  exercisable into equity securities of the Company will be canceled.

OTHER UNSECURED                 Customer and vendor contracts and holders of other unsecured claims will be
CLAIMS:                         unimpaired under the Plan; PROVIDED, HOWEVER, that the Company and the
                                Noteholders' Committee may agree to reject (or, with the consent of the other party, modify and assume) executory contracts or unexpired leases with entities other than customers or vendors.(1)

---------------
(1) Rejection damage claims arising from rejected executory contracts and unexpired leases shall be placed in the same class as the Noteholders; PROVIDED HOWEVER, that as a condition precedent to the effectiveness of the Plan, the allowed rejection damage claims shall not be greater than $10,000,000.

II. CORPORATE GOVERNANCE OF THE COMPANY

SENIOR MANAGEMENT:              The composition of the senior management team of the Reorganized Company will be agreed upon by the Company and the Noteholders' Committee.

MANAGEMENT                      To be acceptable to the Noteholders' Committee and senior management.
EMPLOYMENT CONTRACTS            In particular, the employment contracts of Messrs. Meers, Hunt, and Kanter will be assumed, subject to such amendments that are acceptable to the
                                Noteholders Committee and each of those executives.

MANAGEMENT EQUITY               On the Effective Date, members of the senior management team shall be issued,
PLAN                            in aggregate, 45,000 shares of New Common Stock. The participating members of senior management and the allocation among such  individuals shall be agreed upon by the Company and the Noteholders Committee. Each individual stock grant shall vest as follows:

                                 a) 25% on the Effective Date,

                                 b) 37.5% performance vesting

                                    o  12.5% over $8 million EBITDA, 25% over $10 million of EBITDA, and all 37.5% over $12 million

                                    o  vesting schedule is straight line between identified points
                                       (i.e., at $9 million EBITDA, 12.5% + 6.25% vests)

                                    o  Clawback provision if financial targets are not met

                                 c) 37.5% time vesting (12.5% per on each subsequent one-year anniversary of the Effective Date).

BOARD OF DIRECTORS               The Post-Effective Date Board of Directors shall be comprised of 5 members, of which (a) 4 members shall be selected by the Noteholders' Committee, and (b) one member shall be the CEO. All directors to be
                                 identified no later than one week prior to confirmation hearing.

SHAREHOLDERS'                    On or before the bankruptcy filing to implement the transactions
AGREEMENT                        contemplated by this term sheet, the Noteholders Committee shall evidence its agreement to a term sheet setting forth the material terms of a shareholders agreement.

REGISTRATION RIGHTS              On or before the bankruptcy filing to implement the transactions contemplated by this term sheet, the Noteholders Committee shall evidence its agreement to a term sheet setting forth the material terms of a registration rights agreement.

III. OTHER PROVISIONS

OTHER TERMS:                    The Plan will provide for other matters customary for pre-arranged plans of reorganization, including, but not limited to, classification and treatment of claims, releases of all claims against the Company's officers, directors and advisors, and the affiliates successors and assigns of the foregoing;
                                releases of all claims against the members of the Noteholders' Committee and their advisors; restated charter and bylaws and other terms, in each case upon terms and conditions agreed upon by the Noteholders' Committee and the Company.

REPORTING                       The Company shall de-register from the `34 Act, but prepare quarterly and annual reports
REQUIREMENTS                    generally in compliance with the `34 Act and make these available to stakeholders on a basis to be determined.

FEES AND EXPENSES               Subject to Court approval to the extent required, all transaction fees and expenses, including fees and expenses owed pursuant to the Company's engagement letters with Anderson, Kill & Olick, Houlihan Lokey Howard & Zukin,
                                Peter J. Solomon Company, and Weil Gotshal & Manges will be paid by the
                                Company according to the terms of retention agreements and in no event later than the Effective Date of the Plan.

DOCUMENTATION                   The documents evidencing the foregoing shall be in form and substance satisfactory to the Noteholders' Committee.

CONDITIONS TO                   This term sheet shall become effective only after (a) the approval of
EFFECTIVENESS                   the Company's Board of Directors and (b) the execution and delivery to the
                                Company of lock-up agreements by the holders of two-thirds in principal amount of the Notes that bind any subsequent holders of those Notes to the terms of this term sheet and the lock-up agreement.

                                   APPENDIX A
                            TERMS OF NEW SENIOR NOTES

PRINCIPAL AMOUNT:               $55,000,000

TERM:                           Five (5) Years.

INTEREST:                       o  Payable semi-annually

                                o  First four coupon payments, at the option of the Company:

                                   o  8% annual interest if paid in cash, or

                                   o  10% annual interest if paid in kind in additional New Senior Notes

                                o  Subsequent coupon payments paid in cash at a 10% annual rate.

CONVERSION:                     Each $1000 principal amount of New Senior Notes shall be convertible into 10 shares of New Common Stock.

                                Conversion not permitted during any period that Company makes or has option of making PIK coupon payments on New Senior Notes, unless conversion is agreed to by a majority of the Company's Board of Directors
                                (including the CEO in his capacity as a director) and 75% or more of the outstanding principal amount of New Senior Notes.

CLASS CONVERSION:               If 75% or more of the outstanding principal amount of New Senior
                                Notes vote to convert the New Senior Notes into shares of New
                                Common Stock, then all of the outstanding New Senior Notes shall be automatically converted on the same terms.

REDEMPTION BY ISSUER:           The New Senior Notes shall be redeemable by the Company at any time at a price equal to 100% of the principal amount plus any accrued and unpaid interest. The New Senior Notes shall be redeemable in part by the Company at any time in increments of no less than
                                $10,000,000 principal amount, with the New Senior Notes subject to redemption being redeemed ratably from all holders.

SECURITY:                       The New Senior Notes shall receive liens in all of the assets and property of the Company, junior only to the liens granted to secure the indebtedness under or provided for in the Exit Financing Facility. The intercreditor agreement governing the rights of the lenders under the Exit Financing
                                Facility and the holders of the New Senior Notes shall be acceptable to the
                                Noteholders Committee.

COVENANTS:                      Covenants to be agreed on by the Noteholders Committee and the Company.

                      FIRST AMENDMENT TO LOCK-UP AGREEMENT

         THIS FIRST AMENDMENT TO LOCK-UP AGREEMENT, dated as of December 28, 2004 (this "First Amendment") is by and among SYRATECH CORPORATION and each of its Subsidiaries (collectively, the "Company"); and the Noteholders party hereto (the "Noteholders"),

         WHEREAS, the Company and the Noteholders are parties to that certain Lock-Up Agreement dated as of November 15, 2004 (the "Lock-Up Agreement"); capitalized terms used herein shall have the meanings ascribed thereto in the Lock-Up Agreement unless otherwise defined herein;

         WHEREAS, the Company filed a report on Form 8-K on December 17, 2004 (the "December 17th 8-K"), in which it reported that its fourth quarter financial performance to date and projected performance for the balance on the year were such that the Company did not expect to commence the actions called for in the Lock-Up Agreement by December 31, 2004;

         WHEREAS, the Company has requested that the Noteholders agree to amend certain terms of the Lock-Up Agreement as set forth below; and

         WHEREAS, the Noteholders have agreed to such amendments of certain terms of the Lock-Up Agreement; subject to the terms and conditions contained herein.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENTS AND WAIVERS

        1.1. AMENDMENTS TO SECTION 6.1 TERMINATION EVENTS.

             (a) Subsection 6.1(f) is hereby amended by deleting the word "or" at the end thereof;

             (b) Subsection 6.1(g) is amended by replacing the date "April 30, 2005" in the second line thereof with the date "May 31, 2005" and replacing the period at the end thereof with a semicolon;

             (c) Section 6.1 is further amended by adding the following new subsections immediately following subsection 6.1(g):

                "6.1(h) The Company shall fail to deliver to the Noteholders' counsel and financial advisor (collectively, the "Advisors") no later than January 10, 2005 a detailed revised business plan; in form and substance reasonably satisfactory to the Consenting Lock-Up Noteholders based upon the recommendation by the Advisors to such Noteholders that such plan is reasonably satisfactory and such Noteholders having accepted such recommendation, reflecting specific actions to be taken by the Company to reduce costs and ensure sufficient liquidity for the Company to meet its working capital needs for the calendar year 2005;

                6.1(i) If, (a) on or before December 28, 2004, the Consenting Lock-Up Noteholders request that the Company retain the services of an operations consultant acceptable to such Noteholders to assist with respect to its ongoing operations (the "Operations Consultant"), and the Company shall fail to do so on or before January 7, 2005, or (b) after December 28, 2004, the Consenting Lock-Up Noteholders request that the Company retain the services of an Operations Consultant and the Company fails to do so on or before the later of (x) January 7, 2005 and (y) five (5) business days after such request. The Operations Consultant shall report to the Company's Board of Directors, and shall make available to the Advisors copies of all reports and operational recommendations;

                6.1(j) The Board of Directors of the Company shall fail to review and seriously consider any material recommendation of the Operations Consultant; or

                6.1(k) The Company shall fail to obtain a commitment from financial institution(s) to provide DIP and exit financing to the Company in accordance WITH the terms of the Restructuring TERM Sheet, on or prior to the commencement of the Bankruptcy Proceedings."

         1.2. AMENDMENT TO SECTION 6.2 BANKRUPTCY TERMINATION EVENTS.

              The date "December 31, 2004" in the fourth line of Section 6.2 shall be replaced with the date of "January 31, 2005". As a result of such amendment, the beginning of the first sentence in Section 6.2 shall read as follows:

                 "Notwithstanding anything to the contrary contained herein, this Agreement and all *obligations of the parties hereto shall terminate if (i) the Company fails to commence the Bankruptcy Proceedings and file the Joint Plan of Reorganization and the Disclosure
        Statement on or before January 31, 2005;...."

         1.3. WAIVER

              To the extent that the change in the Company's financial performance described in the December 17th 8-K constitutes a Material Adverse Change, the occurrence of such Material Adverse Change is hereby waived by the Consenting Lock-Up Noteholders.

2. EFFECTIVENESS OF AGREEMENT

         2.1. This First Amendment shall become effective as of the date first above written upon the satisfaction of the following conditions:

              (a) EXECUTED DOCUMENTATION. Receipt by the Company of counterparts to this First Amendment duly executed by the Company and each Consenting Lock-Up Noteholder.

              (b) EXTENSION OF FORBEARANCE. Bank of America, N.A., as Agent and the other Lenders party to that certain Forbearance Agreement and Second Amendment dated as of November 15, 2004 (the "Forbearance Agreement") shall have agreed to an extension of the Forbearance Period (as defined in the Forbearance Agreement) to January 31, 2005.

3. MISCELLANEOUS

         3.1. NO OTHER AMENDMENT. Except for the specific amendments set forth above, nothing contained herein shall be deemed to constitute a waiver of any rights or remedies the parties hereto may have under the Lock-Up Agreement.

         3.2. FURTHER ASSURANCES. The Company agrees to promptly take such action, upon request of the Noteholders, as is necessary to carry out the intent of this First Amendment.

         3.3. COUNTERPARTS. This First Amendment may be executed by the parties hereto in several counterparts, each of WHICH SHALL be deemed to be an original and all of which shall constitute together but one and THE same agreement.

         3.4. SUCCESSORS AND ASSIGNS. This First Amendment shall be binding upon and inure to the benefit of THE parties hereto and their respective successors and assigns.


                           [Signature Pages to Follow]

                      SECOND AMENDMENT TO LOCK-UP AGREEMENT

         THIS SECOND AMENDMENT TO LOCK-UP AGREEMENT, dated as of January 31, 2005 (this "Second Amendment") is by and among SYRATECH CORPORATION and each of its Subsidiaries (collectively, the "Company"); and the Noteholders party hereto (the "Noteholders').

         WHEREAS, the Company and the Noteholders are parties to that certain Lock-Up Agreement dated as of November 15, 2004, as amended by that certain First Amendment to Lock-Up Agreement dated as of December 28, 2004 (the "Lock-Up Agreement"); capitalized terms used herein shall have the meanings ascribed thereto in the Lock-Up Agreement unless otherwise defined herein;

         WHEREAS, pursuant to the terms of the Lock-Up Agreement, a termination event will occur if the Company fails to commence the Bankruptcy Proceedings on or before January 31, 2005;

         WHEREAS, the Company does not expect to commence the Bankruptcy Proceeds by January 31, 2005 and has therefore requested that the Noteholders agree to amend e Lock-Up Agreement as set forth below; and

         WHEREAS, the Noteholders have agreed to such amendment of the Lock-Up Agreement, subject to the terms and conditions contained herein.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

l. AMENDMENT

    1.1. AMENDMENT TO SECTION 6.1 TERMINATION EVENTS.

         Section 6.1(g) is amended by replacing the date "May 31, 2005" in the second line thereof with the date "June 30, 2005."

    1.2.  AMENDMENT TO SECTION 6.2 BANKRUPTCY TERMINATION EVENTS.

         The date "January 31, 2005" in the fourth line of Section 6.2 shall be replaced with the date of "February 21, 2005". As a result of such amendment, the beginning of the first sentence in Section 6.2 shall read as follows:

                  "Notwithstanding anything to the contrary contained herein, this Agreement and all obligations of the parties hereto shall terminate if (i) the Company fails to commence the Bankruptcy Proceedings and file the Joint Plan of Reorganization and the
         Disclosure Statement on or before February 21, 2005;...."

2. EFFECTIVENESS OF AGREEMENT

         2.1. This Second Amendment shall become effective as of the date first above written upon the satisfaction of the following conditions:

              (a) EXECUTED DOCUMENTATION. Receipt by the Company and the Consenting Lock-Up Noteholders of counterparts to this Second Amendment duly executed by the Company and each Consenting Lock-Up Noteholder.

              (b) EXTENSION OF FORBEARANCE. Bank of America, N.A., as Agent and the other Lenders party to that certain Forbearance Agreement and Second Amendment, dated as of November 15, 2004 (the "Forbearance Agreement") shall have agreed to an extension of the Forbearance Period (as defined in the Forbearance Agreement) to February 21, 2005.

3. MISCELLANEOUS

         3.1. NO OTHER AMENDMENT. Except for the specific amendments set forth above, nothing contained herein shall be deemed to constitute a waiver of any rights or remedies the parties hereto may have under the Lock-Up Agreement.

         3.2. FURTHER ASSURANCES. The Company agrees to promptly take such action, upon the request of the Noteholders, as is necessary to carry out the intent of this Second Amendment.

         3.3. COUNTERPARTS. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

         3.4. SUCCESSORS AND ASSIGNS. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                           [Signature Pages to Follow]

                                    EXHIBIT G
                 (LIST OF MEMBERS OF THE NOTEHOLDERS' COMMITTEE)

Airlie Group
Bennett Management Corp.
Breakwater Master Fund, Ltd.
Contrarian Capital Management, L.L.C.
Dalton Investments, LLC
D.E. Shaw & Co., L.P.
Thomas E. Greenbaum
Mellon HBV Alternative Strategies LLC
Morgan Stanley
Stanfield Capital Partners LLC
The TCW Group Inc.
Trilogy Capital

                      (This page intentionally left blank)

                                    EXHIBIT H
                          (EXECUTORY CONTRACT SCHEDULE)

                      (This page intentionally left blank)

                               EXHIBIT H TO FIRST
                               AMENDED DISCLOSURE
                                    STATEMENT

                           EXECUTORY CONTRACT SCHEDULE


                                                                                                                          Estimate
                                                                                                                           Damage
Counter Party                           Address                              Agreement Type                                Claim
-----------------------------------------------------------------------------------------------------------------------------------

Taurus New England Investments Corp     PO Box 4219                          Lease Agreement                             965,121.29
                                        Deerfield Beach, FL 33442

Redscope, LLC                           149 Fifth Avenue, 4th Floor          Website Development Agreement
                                        New York, NY 10010                   Website Maintenance Agreement
                                                                             Web Hosting Agreement

NPD Group, Inc.                         900 West Shore Road                  Service Agreement -                           6,000.00
                                        Port Washington, NY 11050            Market Analysis Service

Puerto Rico Industrial Development      355 F.D. Roosevelt Avenue            Lease Agreement: Office/Warehouse            35,769.25
Company                                 Hato Rey, PR 00918

The City of San German                                                                                                    12,000.00
Federal ID # 66-0433531                 PO Box 85                            Lease Agreement: Parking Lot
                                        Ave. Universidad Interamericana
                                        San German, Puerto Rico 00683
                                                                                                                       ------------
                                                                                                                       1,018,890.54
                                                                                                                       ------------

                      (This page intentionally left blank)

                                    EXHIBIT I
                     (EXIT FINANCING COMMITMENT TERM SHEET)

                      (This page intentionally left blank)

[GRAPHIC OF CAPITAL SOURCE LOGO]

-------------------------------------------------------------------------------

                                                 4445 Willard Avenue
                                                 12th Floor
                                                 Chevy Chase, MD 20815
                                                 Phone: (301) 841-2700
                                                 Fax: (301) 841-2340

                                February 16, 2005
VIA EMAIL

SYRATECH CORPORATION
and its subsidiaries
c/o 175 McClellan Hwy
East Boston, MA 02128
Attention: Gregory Hunt

      Re: $45,000,000 REVOLVING EXIT FACILITY

Dear Mr. Hunt:

CAPITALSOURCE FINANCE LLC ("LENDER") is pleased to extend its commitment to SYRATECH CORPORATION and certain of its subsidiaries (individually and collectively, "BORROWER") for financing in accordance with the terms set forth in this letter and the attached Term Sheet (the "TERM SHEET" and together with this letter agreement, the "COMMITMENT"). All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Term Sheet. To the extent the Term Sheet and this letter are inconsistent (and not merely supplemental), this letter shall control.

        By executing this Commitment, Borrower hereby represents and warrants to Lender that all information submitted to Lender prior to the date of this Commitment and to be submitted prior to the closing of the Revolving Exit Facility is and will be true, correct and complete in all material respects. If Lender becomes aware after the date hereof of any information, or any event, development or change that it reasonably believes is inconsistent in a material and adverse manner with any information disclosed to Lender prior to the date hereof, and which is or is reasonably likely to be materially adverse to the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of Borrower or any guarantor, then Lender, in its sole discretion, may suggest alternative financing terms, amounts or structures that ensure adequate protection of the Lender, or may terminate this Commitment. The Commitment provided for herein also is subject to the Closing Conditions set forth on SCHEDULE A, attached hereto.

         INDEMNITY. By executing this Commitment, Borrower hereby indemnifies Lender, its directors, managers officers, employees, agents, auditors, accountants, consultants, counsel and affiliates (individually and collectively, an "INDEMNIFIED PERSON") from, and agrees to hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses including amounts paid in settlement, incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made, or any other transaction

SYRATECH CORPORATION
February 16, 2005
Page 2 of 15

contemplated, hereunder, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of any Indemnified Person. Borrower agrees that in any action now or hereafter arising from an alleged breach of this Commitment by Lender, the only damages that may be sought are those which are direct and reasonably foreseeable as the probable result of any breach thereof and shall be, in any event, limited to the Commitment Fee received by Lender plus the amount, if any, by which the Deposit received by Lender exceeds the costs, expenses and other obligations for which Borrower is responsible under the terms of this Commitment. Any right Borrower may have to indirect, special or punitive damages or lost anticipated profits in respect of any present or future breach by Lender of this Commitment is hereby waived.

         COMMITMENT FEE. In consideration of the issuance of this letter by Lender, Borrower shall pay to Lender a portion of the commitment fee (the "COMMITMENT FEE") referenced in the Term Sheet, of which $84,375 (the "UPFRONT PORTION") shall be paid to Lender on the closing date of the debtor-inpossession financing contemplated to be provided by Lender to Borrower in connection with the Bankruptcy Case (the "DIP FACILITY"). In any event, the Upfront Portion of the Commitment Fee shall be non-refundable and shall be deemed fully earned as of the date of the closing of the DIP Facility whether or not the Revolving Exit Facility closes or funds, and the unpaid balance of the Commitment Fee shall be paid by Borrower to Lender on the Closing Date of the Revolving Exit Facility and shall be deemed fully earned by Lender as of such date.

         EXPENSES. Borrower agrees to pay Leader from time to time on demand all reasonable costs and expenses incurred by Lender in connection with due diligence and analysis, investigation, examination and appraisals, documentation, negotiation and closing of the Revolving Exit Facility including, but not limited to, reasonable per diem charges of auditors, appraisers and consultants, legal fees and other out-of-pocket expenses incurred by Lender, whether or not Lender closes the Revolving Exit Facility.

         BROKERS. Other than a broker with whom Lender has directly contracted in writing, Lender will not be liable in any way for the payment of any, brokerage fees or commissions to any broker or other person entitled or claiming to be entitled to the same in connection herewith and the transactions contemplated hereby, and Borrower, by acceptance hereof, agrees to indemnify and to hold Lender harmless from all claims for brokerage fees or commissions (other than claims of a broker with whom Lender has directly contracted in writing) which may be made in connection with the transactions contemplated hereby.

         REVOCATION AND TERMINATION OF COMMITMENT. (A) PRIOR TO ACCEPTANCE:
Time and strict performance are of the essence with respect to all of the terms, conditions and provisions of this Commitment letter. The Commitment set forth herein may be revoked by Lender at any time prior to its acceptance in accordance with the terms of this Commitment, including, at Lender's sole option, if Borrower fails timely to fulfill all obligations hereunder or if any condition hereunder is not timely met. (B) FOLLOWING ACCEPTANCE: If the Borrower fails to close in accordance with the terms hereof, or if Lender at any time hereafter in its sole discretion determines that Borrower will likely be incapable of closing under this Commitment on or before February 16, 2006, for any reason, Lender may so notify Borrower, and Lender's obligations under this Commitment letter will terminate upon notification.

        GENERAL TERMS. The expiration, termination or revocation of this Commitment will not terminate, limit, or affect in any way: (a) the Borrower's obligations to pay for or reimburse Lender for Expenses; (b) the Borrower's indemnification obligations hereunder; or (c) any releases of Lender or limitations on the liability of Lender set forth herein. The terms set forth in this Commitment are

SYRATECH CORPORATION
February 16, 2005
Page 3 of 15

intended to be indicative of the principal terms of the Revolving Exit Facility, and this Commitment does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents. This Commitment and the closing of the Revolving Exit Facility will be subject to such other terms, covenants and conditions as Lender deems appropriate in the exercise of its sole credit judgment, including without limitation satisfaction of the closing conditions set forth in the Term Sheet and in Schedule A attached hereto. This Commitment supersedes all prior term sheets (other than the Term Sheet attached hereto), discussions, indications of interest and proposals (whether oral or written) previously delivered to Borrower. To the extent there are inconsistencies between this letter and the Term Sheet attached hereto, the provisions of this letter shall control. This Commitment may not be modified, amended or supplemented, except by a document in writing signed by the parties hereto. Borrower may not assign this Commitment.

        CONFIDENTIALITY. Lender is delivering this Commitment to Borrower with the understanding that Borrower will not disclose the contents hereof or Lender's involvement or interest in providing financing for the proposed transaction to any third party (including, without limitation, any financial institution or intermediary) without Lender's prior written consent, other than to prospective investors, governmental and regulatory authorities, the Bankruptcy Court and Borrower's advisors and officers on a need-to-know basis. Lender consents to Borrower's filing this Commitment as an exhibit to Borrower's disclosure statement in connection with the proposed Plan. Borrower agrees to inform all such persons who receive information concerning Lender or this Commitment that such information is confidential and may not be disclosed to any other person. Lender reserves the right to review and approve all materials that Borrower prepares that contain Lender's name or describe Lender's Commitment.

        GOVERNING LAW; WAIVER OF TRIAL BY JURY. This Commitment shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the conflicts of law principles thereof. Each of Borrower and Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment (including, without limitation, the Term Sheet), and the other transactions contemplated hereby or the actions of Lender in the negotiation, performance or enforcement hereof. This Commitment may be executed in counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same instrument.

        AUTOMATIC EXPIRATION OF COMMITMENT. This Commitment and all commitments and undertakings of Lender hereunder will expire at 5:00 p.m. (Washington D.C. time) on February 16, 2005, unless you execute this letter and return it to Lender prior to such time. Thereafter, all commitments and undertakings of Lender hereunder will expire, without further action by any party hereto, upon the earliest to occur of (a) the Closing (at which time the definitive Loan Documents will reflect the commitments and undertakings of the lender and other parties thereto), (b) February 16, 2006, and (b) the closing of a transaction similar to the Revolving Exit Facility contemplated by the Term Sheet with a lender other than Lender.

                            [Signature page follows.]

SYRATECH CORPORATION
February l6,2005
Page 4 of 15

         We look forward to working with you on this transaction. Please call Michael Keller at (615) 695-0000 x302 with any questions,

                                                        Very truly yours,


                                                        /s/ Keith D. Reuben
                                                        -----------------------
                                                        Keith D. Reuben
                                                        Chief Operating Officer

ACCEPTED AND AGREED TO:

As of February _, 2005

SYRATECH CORPORATION

By: /s/ Gregory W. Hunt
   -------------------------
Name:  Gregory W. Hunt
Title: EVP/CFO


CHI INTERNATIONAL, INC.

By: /s/ Gregory W. Hunt
   -------------------------
Name:  Gregory W. Hunt
Title: EVP/CFO


WALLACE INTERNATIONAL DE P.R., INC.

By: /s/ Gregory W. Hunt
   -------------------------
Name:  Gregory W. Hunt
Title: EVP/CFO

SYRATECH CORPORATION
February 16, 2005
Page 5 of 15

                                   TERM SHEET

                              [ATTACHED AS FOLLOWS]
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SYRATECH CORPORATION
February 16, 2005
Page 6 of 15


[GRAPHIC OF CAPITALSOURCE LOGO]



                                             4445 Willard Avenue
                                             12th Floor
                                             Chevy Chase, MD 20815
                                             Phone: (301) 841-2700
                                             Fax: (301) 841-2340
                                             Web Address: www.capitalsource.com



                                FEBRUARY 1, 2005



Mr. Doug Rosefsky
Managing Director
Alvarez & Marsal
600 Lexington Avenue
New York, New York 10022

Dear Mr. Rosefsky:

We are pleased to advise you that CapitalSource Finance LLC ("Lender") will consider providing exit financing for Syratech Corporation and its subsidiaries (collectively, "Borrower") in the form of a $45,000,000 revolving credit facility ("Revolving Exit Facility"). The proceeds of the Revolving Exit Facility will be used to payoff the debtor-in-possession financing (provided by Lender), and to provide ongoing working capital for Borrower:


                  REVOLVING EXIT FACILITY

REVOLVER          The maximum amount of advances available under the Revolving
MAXIMUM           Exit Facility during the Term (as defined below) shall be
LOAN AMOUNT:      $45,000,000 (the "Revolver Cap"). The amount of the Revolver
                  Cap available to Borrower will be based upon the Availability
                  (as described in the "Availability" paragraph below) which shall be determined subsequent to Lender's on-site due diligence. The Revolving Exit Facility will also include a Letter of Credit Sub-Facility in the amount of up to $10,000,000 (the "LC Amount"), which shall be reserved from Availability under the Revolving Exit Facility. The Revolving
                  Exit Facility is conditioned upon Lender obtaining a first priority perfected lien on, and security interest in, Borrower's accounts receivable, inventory and all present and after acquired property of Borrower as provided in the "Security" paragraph below. In addition, Lender shall be entitled to assign and/or participate the Revolving Exit
                  Facility with additional lenders.


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SYRATECH CORPORATION
February 16, 2005
Page 7 of 15


AVAILABILITY:     Availability under the Revolving Exit Facility shall be an amount up to 85.0% of the eligible accounts receivable.
                  Eligible accounts receivable and the net amounts thereof will be determined by Lender pursuant to general criteria which will be set forth in the loan documentation, but shall include
                  Hong Kong receivables due from an acceptable domestic account debtor. Generally, eligible accounts receivable will exclude accounts which are unpaid more than ninety (90) days past the original invoice due date, accounts owed by an account debtor which has more than fifty percent (50%) of the aggregate amount thereof unpaid more than ninety (90) days past the original invoice due date, contra accounts, poor credits, employee or affiliate accounts receivable, dilution amounts, and those other accounts which do not constitute collateral acceptable for lending purposes, which shall be determined by Lender upon completion of its on-site due diligence.

                  Availability under the Revolving Exit Facility shall also include an amount up to 60.0% of the value of eligible inventory of Borrower, including Puerto Rican inventory, Vera Wang inventory, in-transit inventory and letter of credit backed inventory, valued at the lower of cost or market, and subject to sublimits and other conditions, as determined by Lender, with cost determined under the first-in-first-out method. Such advance rate is subject to results satisfactory to Lender of an appraisal of inventory to be conducted at the expense of Borrower by independent appraisers acceptable to Lender. Lender agrees that the January 25, 2005 appraisal of Great American is acceptable for this purpose. Eligible inventory will be determined by Lender pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible inventory will exclude obsolete inventory and those other items which do not constitute collateral acceptable for lending purposes, which shall be determined by Lender upon completion of its on-site due diligence.


REPAYMENT         Advances under the Revolving Exit Facility shall be paid in
TERMS:            full by Borrower to Lender at the end of the Term or upon the earlier of (i) an Event of Default and acceleration of the obligations by Lender or (ii) termination.

TERM: The term of the Revolving Exit Facility shall be two years from the date of closing.


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SYRATECH CORPORATION
February 16, 2005
Page 8 of 15


INTEREST AND      (i) Interest on the outstanding balance of the Revolving Exit
FEES:             Facility shall be payable monthly in arrears at an annual
                  rate of the Prime Rate of interest, as quoted from time to time by Citibank, N.A, plus 1.0%, subject to a floor of 5.25% on Prime Rate or at an annual rate of the LIBOR Rate of Interest, as quoted from time to time by Citibank, N.A.
                  ("LIBOR Rate"), plus 3.65%, subject to a floor of 2.6% on LIBOR Rate. Interest on the outstanding balance of the Revolving Exit Facility shall be calculated each month on the basis of the actual number of days elapsed and a 360-day year.
                  Collections of cash by Lender under the Revolving Exit
                  Facility shall be credited to Borrower's obligations thereunder on a daily basis, subject to five business clearance days (but without impacting Availability).

                  (ii) Borrower shall pay Lender an annual Collateral Management Fee of $75,000, which shall be payable monthly in arrears.

                  (iii) Borrower shall pay Lender an Unused Line Fee of 0.083% per month on the unused portion of the Revolver Cap.

                  (iv) Borrower shall pay Lender a monthly fee not to exceed 1.75% per annum on the amount of any letters of credit provided on Borrower's behalf.

                  (v) On the date of Closing (as defined below), Borrower shall pay Lender a Commitment Fee of 0.75% of the Revolver Cap. However, if a Plan of Reorganization ("Plan") is approved within 90 days of Borrower's filing of a Chapter II bankruptcy proceeding and becomes effective within 30 days of such approval, the Commitment Fee shall be reduced to 0.50% of the Revolver Cap. Regardless, 25% of the Commitment Fee will be paid upon closing of the DIP Credit Facility and shall be deemed fully earned.

COLLATERAL AND    The Revolving Exit Facility shall be secured by a first
SECURITY:         priority perfected lien on and security interest in all
                  existing and future accounts receivable and inventory and proceeds thereof, and all other assets of Borrower and its direct and indirect subsidiaries, whether existing at Closing or thereafter organized or acquired, subject to permitted liens as determined by Lender.


                  OVERADVANCE FACILITY

OVERADVANCE
CAP:              The maximum amount of funding under the Overadvance
                  Facility shall be $8,000,000 ("Overadvance Cap"), with the proceeds being used to provide liquidity to Borrower. The Overadvance Facility shall be a sublimit within the Revolving Exit Facility.

TERM: The term of Overadvance Facility shall be two years from the date of closing and otherwise coterminous with the Revolving Exit Facility.


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SYRATECH CORPORATION
February 16, 2005
Page 9 of 15


REPAYMENT         Advances under the Overadvance Facility shall be paid in full
TERMS:            by Borrower to Lender at the end of the Term or upon the
                  earlier of (i) an Event of Default and acceleration of the obligations by Lender or (ii) termination.

INTEREST AND      (i) Interest on the outstanding balance of the Overadvance
FEES:             Facility shall be payable monthly in arrears at an annual
                  rate of the Prime Rate of interest, as quoted from time to time by Citibank, N.A, plus 4.25%, subject to a floor of 5.25% on the Prime Rate or at an annual rate of the LIBOR Rate, plus
                  6.90%, subject to a floor of 2.6% on the LIBOR Rate. Interest on the outstanding balance of the Overadvance Facility shall be calculated each month on the basis of the actual number of days elapsed and a 360-day year.

                  (ii) On the date of Closing (as defined below), Borrower shall pay Lender a Commitment Fee of 2.00% of the Overadvance Cap.

                  (iii) Borrower shall pay an early termination fee of one percent (1%) of the Revolver Cap if within the first year Borrower term nates the Revolving Exit Facility.



COLLATERAL AND    The Overadvance Facility shall be cross-collateralized and
SECURITY          cross-defaulted with the Revolving Exit Facility and all
                  other assets of Borrower's direct and indirect subsidiaries, whether existing at Closing or thereafter organized or acquired. The Loan shall be further secured by a pledge of the shareholder's ownership interest in the Borrower.


                  GENERAL TERMS

GENERAL           The definitive credit documentation to be provided to Borrower
TERMS:            relating to the Loan shall contain certain representations, warranties, covenants, and other terms and conditions consistent with those customarily found in similar financings and such other terms and conditions as shall be agreed upon by Borrower and Lender.

LOAN              Borrower shall execute and deliver to Lender such loan and
DOCUMENTS:        security agreements, notes, mortgages, deeds of trust,
                  instruments, documents, certificates, opinions, environmental indemnities, fraud guaranties, third party reports and assurances as are reasonable and customary for similar loans, and as Lender may reasonably require in connection with the Closing.


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SYRATECH CORPORATION
February 16, 2005
Page 10 of 15


CLOSING           (i) Prior to Closing, there shall be no material change in
CONDITIONS:       Borrower's business or general financial condition other than the filing of the bankruptcy proceeding; (ii) There shall be no material default in any of Borrower's obligations under any contract; (iii) Borrower shall be in compliance with all applicable laws; (iv) Lender shall receive an opinion from Borrower's counsel satisfactory to Lender; (v) The final ternis of any Plan to be consummated and the order of the Bankruptcy Court approving such Plan
                  (the "Confirmation Order") shall be satisfactory to the Lender in all respects. The Bankruptcy Court shall have approved any amendments or modifications to the Plan or the Confirmation Order and entered any and all related orders requested by the Lender in connection with the Loan and no other amendments or modifications shall have occurred. All conditions precedent to confirmation and to the "Effective
                  Date" under and as defined in the Plan shall have been met
                  (or the waiver thereof shall have been consented to by the Lender) and the "Effective Date" and substantive consummation of the Plan shall have occurred or shall be scheduled to occur but for the making of the Loan. The
                  Confirmation Order shall not have been reversed, modified, amended, or stayed and, unless otherwise agreed by the Lender, all appeal periods relating to the Confirmation
                  Order shall have expired, and no appeals from the Confirmation Order shall be outstanding. Except as consented to by the Lender, the Bankruptcy Court's retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the loan and security documents for the Loan or any rights or remedies relating thereto. The financial condition, capital structure, liabilities, and financial projections, including cash flow, of the Borrower shall be reasonably satisfactory to the Lender in all respects, and the terms of all capital stock and indebtedness shall be reasonably satisfactory to the Lender in all respects;




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SYRATECH CORPORATION
February 16, 2005
Page 11 of 15


CLOSING           (vi) The Lender shall be satisfied that the Disclosure
CONDITIONS        Statement filed in conjunction with the Plan does not contain
(CONT'D):         any materially inaccurate information (or fail to disclose material information) and that there are no material administrative expenses, priority tax claims, reclamation claims, general unsecured claims or other claims which have not been disclosed or estimated in the Disclosure Statement;
                  (vii) All necessary governmental and all material third party approvals and/or consents in connection with the consummation of the Plan and the Loan shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Plan and the Loan. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Loan; and
                  (viii) Lender and its advisors shall have the right to perform due diligence prior to Closing to determine the liquidity of Borrower's accounts receivable and inventory and the general financial and operational state of the Borrower. Lender's due diligence shall include, but not be limited to, a review of the collateral files, relevant financial information and other materials relevant to the Closing. In connection with the Closing, Lender is hereby authorized to file UCC-I Financing Statements for the Borrower as debtor. Following the Closing, Lender shall have the right to conduct customary periodic due diligence to assess the on-going collateral value of Borrower's accounts receivable and inventory.

CLOSING: The closing of the Loan will occur on a date that is mutually satisfactory to Borrower and Lender; however, if a Commitment Letter is not executed by February 28, 2005, this proposal shall expire (except for such provisions which survive) and shall have no further force or effect.



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SYRATECH CORPORATION
February 16, 2005
Page 12 of 15


COSTS AND         All costs associated with establishing the Loan including, but
EXPENSES:         not limited to, Lender's out-of-pocket expenses associated with the transaction, professional fees, referral fees, recording fees, search fees and filing fees shall be paid by Borrower regardless of whether the transaction closes. Upon acceptance of the general terms of this letter and the DIP
                  Credit Facility letter, Borrower shall wire a $85,000 non-refundable deposit, less the amounts of any deposit previously advanced in connection with Lender's proposal to provide a DIP Credit Facility, which shall be applied to all fees and expenses associated with the abovementioned transactions, Furthermore, Borrower represents and warrants to Lender that it has not contracted with, or does it know of, any broker who has participated in the Loan or the transactions contemplated herein.

                        Please advise Jim Mozingo at (301) 841-2731 or
                  jmozingo@capitalsource.com when deposit is remitted via wire transfer pursuant to the following instructions:

                  --------------------------------------------------------------
                          Bank:               Bank of America, MD
                  --------------------------------------------------------------
                          Account:            003930250176
                  --------------------------------------------------------------
                          ABA:                026009593
                  --------------------------------------------------------------
                          Account Name:       CapitalSource Finance LLC
                  --------------------------------------------------------------
                          Reference:          Syratech
                  --------------------------------------------------------------

TRANSACTION       Borrower will not disclose the contents of this letter (or
CONFIDENTIAL/     that Borrower and Lender are having any discussions related to
EXCLUSIVITY:      a possible Loan including the status thereof, termination
                  thereof, any decision on Borrower's or Lender's part to no longer consider any such Loan or any terms, conditions, or other facts with respect thereof) to any third party, including, without limitation, any financial institution or intermediary, without Lender's prior written consent, other than to Borrower's officers and advisors on a need-to-know basis. Borrower agrees to inform all such persons who receive information concerning this letter that such information is confidential and may not be disclosed to any other person. In connection with the requested Loan, Borrower understands that Lender will continue to make financial, legal and collateral investigations and determinations.

EXPIRATION:       If Lender does not receive this accepted term sheet and the deposit on or before the close of business on February 2, 2005, this term sheet shall automatically expire.



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SYRATECH CORPORATION
February 16, 2005
Page 13 of 15


By signing this letter, Borrower agrees to indemnify Lender, its managers, officers, and principals and hold each of them harrnless against any and all losses, liabilities and claims arising out of or by reason of any investigation, litigation, or other proceeding brought or threatened relating to any loan made or proposed to be made, including without limitation the claims of any brokers or anyone claiming a right to any fees in connection with the Loan unless directly caused by the gross negligence or willful misconduct of Lender. If the tenns and conditions set forth above are satisfactory, please sign the enclosed copy of this letter and return it to my attention along with the $85,000 non-refundable deposit, less the amount of any deposits previously advanced in connection with Lender's proposal to provide a DIP Credit Facility. Please call me at (615) 695-0000 x 302 should you have any questions or comments,

Very Truly Yours,




Michael P. Keller
Director of Special Investments

THE FOREGOING IS ACCEPTED AND AGREED TO:


By: __________________________________
Name: ________________________________
Title: _______________________________
Date: ________________________________


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SYRATECH CORPORATION
February 16, 2005
Page 14 of 15


                                   SCHEDULE A
                               CLOSING CONDITIONS

o Prior to or as of the date of closing (the "Closing Date") of the Revolving Exit Facility: (a) there shall have occurred no change, event or development which could be reasonably likely to have an adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or any guarantor of the Revolving Exit Facility, since the date of the most recent financial statements given to Lender as part of Lender's underwriting of the Revolving Exit Facility; (b) Lender shall have confirmed the completeness, accuracy and continued validity in all material respects of all facts, statements and financial information submitted by the Borrower and others prior to the date hereof; (c) Lender shall have completed all due diligence deemed necessary by Lender with respect to the Borrower, any guarantor, the assets being financed and the real and personal property serving as collateral, and the results of such due diligence shall have been reasonably satisfactory to Lender; (d) there are no inquiries, surveys, proceedings or litigation pending or threatened which may materially adversely affect the Borrower, any guarantor, the assets to be financed or the collateral to serve as security for the Revolving Exit Facility; (e) Borrower shall possess all necessary and appropriate permits, licenses, consents and approvals to conduct its business as it is currently being conducted and as contemplated by this Commitment; (f) Borrower has disclosed to Lender all facts, events or circumstances material to the operation of the assets to be financed or to the collateral to serve as security for the Revolving Exit Facility; and (g) Borrower and any guarantor shall have satisfied and met all representations, warranties, covenants and such other loan closing conditions as are usual and customary for transactions of this type which Lender deems necessary or appropriate in its sole and absolute discretion.

o Borrower and any guarantor will execute and deliver to Lender on or before February 16, 2006, such loan and security agreements, deeds of trust, mortgages, promissory notes, assignments, pledges, environmental indemnities, instruments, documents, certificates, opinions and assurances (the "Loan Documents") as Lender may require in connection with the financing. The Loan Documents also will contain the terms an conditions set forth in the Term Sheet as well as such warranties, representations, events of default, covenants and conditions as the Lender may require and as are normally contained in commercial loan documents,

o As of Closing, there shall exist no default in any of Borrower's obligations under any material contract or compliance with applicable laws. As of Closing, there will exist no fact or circumstance which, with the passage of time, the giving of notice, or both, could constitute a default under any material contract to which Borrower or any guarantor is a party or any law to which Borrower or any guarantor is subject.

o Lender will be permitted to perform, and will have completed, a pre-closing audit to determine the liquidity of Borrower's accounts receivable and the general financial and operational state of the Borrower; and the results of that audit will be satisfactory to Lender in Lender's sole and absolute discretion.

o Lender shall not be obligated to fund the financing or any portion thereof in the event there exists on the date of funding any default under any existing encumbrance or any other loan between Borrower thereunder or if Borrower, any guarantor or any principal of the Borrower is



                                      A-6


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SYRATECH CORPORATION
February 16, 2005
Page 15 of 15


     indicted or under active investigation by the U.S. Attorney for a felony crime.

o The Borrower shall take any additional actions or make any additional conveyances that may be necessary in order for Lender to obtain a valid lien on all collateral securing the financing.

o Borrower shall have obtained confirmation of a plan of reorganization in the Bankruptcy Case in form and substance reasonably satisfactory to Lender.

o Lender shall have received the following, all in form and substance satisfactory to Lender in its sole and absolute discretion:

          (a) appropriate UCC, judgment and tax lien searches, credit checks and background checks with respect to each Borrower and guarantor and their respective principals;

          (b) current financial statements, projections, budgets and such additional financial information with respect to the Borrower, any guarantor, their respective principals and the collateral as Lender shall deem necessary or appropriate;

          (c) copies of Borrower's insurance policies with all coverages required under the loan documents;

          (d) an opinion from Borrower's and any guarantor's counsel addressing enforceability, usury, due organization and authority of the Borrower and any guarantor, absence of conflicts with formation documents, judgments and agreements, compliance with laws and permitting and such other matters as Lender shall request;

          (e) copies of all documents pertaining to the organization and governance of each Borrower and any guarantor entity and the authority of each Borrower and any guarantor to enter into the financing transaction;

          (f)  copies of all leases pertaining to the property;

          (g) evidence that all real estate taxes and assessments have been paid currently;

          (h) copies of all licenses and permits required for Borrower to conduct the business in which it is currently engaged or is contemplated under the loan documents;

          (i) copies of all intercompany agreements, management agreements, documents relating to borrowed money, capital leases, occupancy leases and other material contracts;

          (j) all documents relating to the purchase of assets if the purchase is being made as part of this financing transaction;

          (k)  estoppel certificates from Borrower's landlord; and

          (l) such other documents and materials as Lender shall deem necessary or appropriate.



                                      A-7


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                      (This page intentionally left blank)



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                                    Exhibit J
                    (Term Sheet for Stockholders' Agreement)




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                      (This page intentionally left blank)



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                       STOCKHOLDERS' AGREEMENT TERM SHEET

                 This Term sheet summarizes the principal rights and obligations of the holders of common stock (the "New Common Stock") of reorganized Syratech Corporation (the "Company") to be reflected in the Company's Stockholders Agreement, By-Laws and Certificate of Incorporation (the "Governance Documents"). The rights and obligations of the stockholders of the Company as outlined in this Term Sheet are not exhaustive and other reasonable and typical terms of similar transactions may also apply and be reflected in the Governance Documents.

CORPORATE GOVERNANCE;
VOTING

BOARD OF          The Company's initial Board of Directors will consist of five
DIRECTORS         members. One member will be the Chief Executive Officer of the Company. The other members of the Board shall be selected as follows:

                  Each holder of Syratech's 11% Senior Notes (the "Senior Notes") who owns, together with its affiliates, at least 20% of the outstanding Senior Notes (each a "Designated Holder") shall be entitled to designate one director; PROVIDED, HOWEVER, no more than three Designated Holders may designate a director. To the extent there are more than three Designated Holders, the three Holders holding the highest percentage of outstanding Senior Notes shall be deemed Designated Holders. All of the remaining directors shall be designated by holders of Senior Notes who executed that certain Lock-up Agreement with Syratech Corporation dated as of November 15, 2004, as amended (the "Lock-up Noteholders"), excluding the Designated Holders. After the Effective Date, each Designated Holder's right to designate a director, including any vacancy as a result of the resignation or removal of such designated director, shall continue so long as such Designated Holder and its affiliates continue to own at least 10% of the outstanding New Common Stock. All other vacancies will be filled by a vote of the holders of the New Common Stock excluding Designated Holders to the extent such Designated Holders exercise their right to designate a director.

                  The directors shall serve for a term of one (1) year. On or prior to the Effective Date, substantially all of the parties that will be the initial holders of the New Common Stock upon issuance thereof pursuant to the Plan will enter into a Stockholders' Agreement pursuant to which such holders will agree to vote their shares of New Common Stock in accordance with the above terms.

GENERAL VOTING    Each holder of the New Common Stock (a "Holder") will be
RIGHTS            entitled to one vote per share on all matters submitted to stockholders for their consideration.

BOARD APPROVALS   Except as otherwise provided below, all actions of the Board shall be approved by a majority vote of the directors present at the meeting at which the action is taken.

                  A majority of the Board shall be required to constitute a quorum for taking any action.

CERTAIN           (a) Holders of New Common Stock shall be entitled to
PRE-EMPTIVE           preemptive rights in the event the Company proposes to
RIGHTS                sell equity securities, so as to enable such holders to
                      maintain the percentage equity interest in the Company immediately prior to such sale.

                  (b) In the event the Company proposes to sell or issue debt securities (in compliance with the Indenture governing the New Senior Notes), each Holder shall have the right to acquire a pro rata number or amount of such new debt securities, on the same terms as such new debt securities are to be offered to third parties, based upon such Holder's pro rata ownership in the New Senior Notes; provided, however, the foregoing shall not apply to debt incurred pursuant to the Company's exit facility.

CERTAIN APPROVAL  The Company, either directly or through its subsidiaries, may
RIGHTS not take any of the following actions without the prior approval of the holders of at least 70% of the outstanding New Common Stock ("Supermajority Approval"):

                    o the filing of an SEC registration statement in respect of an initial public offering of the New Common Stock;

                    o the filing of periodic reports with the SEC on a voluntary basis;

                    o a sale, transfer or other disposition of all or substantially all of the assets or business of the Company, by way of merger, consolidation, asset sale or otherwise;

                    o any acquisition of or investment in (by purchase, merger or otherwise) any other person or entity having a value in excess of $7.5 million;

                                  o  any action to liquidate or recapitalize the Company, other than in the course of a bankruptcy proceeding;

                                  o  any issuance of equity security or rights to acquire equity securities
                                     (other than dividends of additional shares of New Common Stock) other than in connection with an equity based incentive compensation plan which has previously been approved by the Board;

                                  o  any redemption, repurchase or other acquisition of shares of capital stock involving aggregate payments in excess of [$5 million];

                                  o  payment of any dividends in cash or other assets (other than additional shares of New Common Stock)

                                  Notwithstanding anything to the contrary specified herein, except to the extent required by applicable law, Supermajority Approval will not be required for any action by the Company or any of its subsidiaries that has been approved by unanimous consent of the Board.

TRANSFER RESTRICTIONS             The shares of New Common Stock and Warrants will be subject to certain transfer restrictions. Such transfer restrictions will prohibit a holder of New Common Stock and Warrants, as applicable, from transferring any shares to any person not already holding shares of the same class as proposed to be transferred after such class has record holders of 290 or more persons.

TAG-ALONG RIGHT                   Subject to the Drag-along provision specified below, in the event that a holder of New Common Stock (each a "Holder") or group of Holders
                                  (the "Selling Holder(s)") propose to sell, in one transaction or in a series of related transactions, to any person other than an affiliate of the Holder (a "Purchaser"), in excess of 50% of the outstanding
                                  New Common Stock, such Selling Holder(s) shall notify the other Holders of the terms of such proposed transaction(s), and each other Holder shall have the right (the "TagAlong Right") to include in such proposed transaction(s)
                                  up to a number of shares of New Common Stock held by such Holder equal to such Holder's pro rata share (based on the New Common Stock holdings of all
                                  Holders) of the number of shares proposed to be sold to the Purchaser, but in any event not greater, in the aggregate, than the number of shares proposed to be sold to the Purchaser; PROVIDED, that if any of the other Holders elect not to exercise any of their Tag-Along Rights, the shares not so sold may be sold by the other electing Holders pro rata (based on the New Common Stock holdings of the electing Holders). Any shares not so sold by the other Holders may be purchased by the Purchaser from the Selling Holder(s) on terms no more favorable than those presented to the other Holders.

DRAG-ALONG RIGHTS                 In the event that Holders beneficially owning in excess of 60% of the outstanding
                                  New Common Stock proposes to transfer to any person (other than a permitted transferee) all of their shares of New Common Stock, then the Holder proposing such transfer shall provide notice to all other stockholders and such Holders may require that all of the other stockholders transfer all of their shares of New Common Stock to the proposed transferee on the same terms and conditions as proposed by the transferring Holders.

                                  "Permitted Transfers" will include transfers by a Holder to any affiliate of such Holder, but not transfers between non-affiliated stockholders.

REGISTRATION RIGHTS               The Stockholders' Agreement shall provide that any time following the expiry of 180 days after the consummation of an initial public offering of the New Common Stock ("IPO") or such shorter period if consented to by the underwriters of the IPO certain stockholders who may be deemed to be "underwriters" or "affiliates" of the Company, as defined in Section 1145(b)(I) of the Bankruptcy Code (the "Demand
                                  Stockholders") will be entitled to request that the Company effect a registration ("Demand Registration") under the Securities Act, for shares of the New Common Stock owned by them. If the Company receives such a request it must notify all other Demand Stockholders in writing of the receipt of such request, and each Demand Stockholder may elect to have its New Common Stock included in such registration. The Company must then use reasonable best efforts to effect, at the earliest practicable date, the registration under the Securities Act and to maintain the effectiveness of the registration for the periods specified in the Stockholders'
                                  Agreement so as to permit the distribution of the shares covered thereby.
                                  The Company shall bear the cost of such registration which will be a shelf registration. The Company shall not be required to effect more than one registration of the New Common Stock pursuant to such a request.

                                  In addition, in the event the Company proposes to file a registration statement under the Securities Act with respect to an underwritten public offering of its New Common Stock, the Stockholders' Agreement will provide for customary
                                  "piggyback" rights for all Stockholders subject to usual cutbacks.



INFORMATION RIGHTS                Each Holder shall be entitled to receive (i) audited consolidated financial statements within 90 days after the end of each fiscal year, and (ii) unaudited quarterly consolidated financial statement within 45 days from the end of each quarter. The annual and quarterly financial statements shall be accompanied by a reasonably detailed narrative discussion of the changes in the Company's financial conditions and results of operations compared with the prior periods presented, similar to the discussion contained in the "MD&A" section of an Exchange Act report.

                                  Until the Company is reporting under the Exchange Act, the financial information listed above will be provided via Interlink or by mail.

TERMINATION OF CERTAIN            The rights and obligations of the Holders as outlined in this Term Sheet
RIGHTS                            (but not the Registration Rights) to be reflected in the Governance
                                  Documents shall lapse upon the earlier to occur of (i) the first underwritten public offering pursuant to an effective registration statement covering a sale of New Common Stock to the public, that results in gross proceeds of not less than $50 million and (ii) the approval of the Holders of at least 75% of the outstanding New Common
                                  Stock.

AMENDMENT TO                      Subject to the foregoing under "Termination of Certain Rights", the
GOVERNANCE DOCUMENTS              rights and obligations of the Holders as outlined in this Term Sheet to be reflected in the Governance Documents may not be amended without the prior approval of the Holders of at least 70% of the outstanding
                                  New Common Stock.

                      (This page intentionally left blank)

                                    Exhibit K
                    (Form of New Senior Notes and Indenture)


                     TO BE PROVIDED IN THE PLAN SUPPLEMENT.

                      (This page intentionally left blank)

                                    Exhibit L
                          (Term Sheet for New Warrants)

                      (This page intentionally left blank)

                              SYRATECH CORPORATION
                  NEW WARRANTS A AND NEW WARRANTS B TERM SHEET

                  This term sheet summarizes the principal rights and obligations of the holders of New Warrants A and New Warrants B of reorganized Syratech Corporation (the "Company") to be reflected in the Warrant Agreement and certain other corporate governance documents. The rights and obligations of the holders of the New Warrants A and New Warrants B as outlined in this term sheet are not exhaustive and other reasonable and typical terms of similar transactions may also apply and be reflected in the Warrant Agreement and certain other corporate governance documents.

ISSUER:                              The Company

NUMBER OF WARRANTS:                  Warrants for 5% of the common stock ("New
                                     Common Stock") of the Company:

                                     o  Existing Preferred Stockholders shall
                                        receive warrants for 2.5% of New Common
                                        Stock ("New Warrants A").

                                     o  Existing Common Stockholders shall
                                        receive warrants for 2.5% of New Common
                                        Stock ("New Warrants B", together with
                                        the New Warrants A, the "Warrants").

EXERCISE PRICE:                      The Warrants will entitle the holder to
                                     purchase shares of New Common Stock at an exercise price of 0.01 per share.

EXERCISABILITY/TERM:                 The New Warrants A shall be exercisable, in
                                     whole or in part, at any time from the date the Company's equity value, assuming conversion of the New Senior Notes, exceeds
                                     $140,000,000, as determined by the
                                     Company's Board of Directors, until the 5th anniversary of the date of issuance.

                                     The New Warrants B shall be exercisable, in whole or in part, at any time from the date the Company's equity value, assuming conversion of the New Senior Notes, exceeds $155,000,000 as determined by the Company's Board of Directors, until the 5th anniversary of the date of issuance.

                                     In order to determine the equity value of the Company the holders may compel the Company to conduct a valuation any time after the third anniversary of the issuance of the Warrants, upon the written request of the holders of a majority of the New Warrants A or the New Warrants B, as applicable; provided, however, the Company shall not be required to pay for more than one such valuation during any 24 month period after the third anniversary of the issuance of the Warrants.

ANTIDILUTION ADJUSTMENTS:           The exercise price per share of New Common
                                    Stock will be adjusted pursuant to customary antidilution provisions, including, dividends, stock splits, stock dividends, subdivisions or combinations with respect to the New Common Stock. No adjustment shall be made as a result of the issuance of New Common Stock under the Company's
                                    Incentive Plan.

REGISTRATION RIGHTS:                The Warrants shall not be registered.

TRANSFER RESTRICTIONS:              The Warrants will be subject to certain
                                    transfer restrictions. Such transfer
                                    restrictions will prohibit a holder of
                                    Warrants from transferring any Warrants
                                    to any person not already holding Warrants if the number of record holders of Warrants is more than 290 persons.

SALE OF COMPANY:                    In the event of (i) the sale or other
                                    disposition of substantially all of the
                                    outstanding New Common Stock of the Company;
                                    (ii) the sale or other disposition of
                                    substantially all of the assets of the
                                    Company; or (iii) the merger or
                                    consolidation of the Company with another entity where the Company is not the surviving entity (each of the foregoing, a "Transaction") prior to the time the Warrants are exercisable, such Warrants shall terminate upon consummation of a Transaction and shall be of no further force or effect. If a Transaction occurs at any time after the Warrants are exercisable the holders of such Warrants may immediately exercise the Warrants in order to participate in the Transaction. If a holder of Warrants fails to exercise the Warrants, such Warrants shall terminate upon consummation of such Transaction.

STOCKHOLDERS' AGREEMENT:            Immediately upon exercise of all or any
                                    part of the Warrants by any holder, such warrant holder shall become a party to the Stockholders' Agreement and shall be bound by the terms and conditions therein.

                                    Exhibit M
                         (Prepetition Equity Ownership)

                      (This page intentionally left blank)


                                                                 PREPETITION EQUITY OWNERSHIP
------------------------------------------------------------------------------------------------------------------
                                                           # OF SHARES OLD COMMON STOCK OF       % OF OUTSTANDING
  HOLDER NAME                                                      SYRATECH HELD                       SHARES
------------------------------------------------------------------------------------------------------------------
  Alan Kanter                                                           51,356                          1.36
------------------------------------------------------------------------------------------------------------------
  Anthony J. DiNovi                                                      8,100                          0.21
------------------------------------------------------------------------------------------------------------------
  Blotner Family                                                        13,552                          0.40
------------------------------------------------------------------------------------------------------------------
  Bruce Katz                                                             2,044                          0.10
------------------------------------------------------------------------------------------------------------------
  C. Hunter Boll                                                         9,720                          0.26
------------------------------------------------------------------------------------------------------------------
  CMS Business Spectrum Fund, L.P.                                      38,344                          1.01
------------------------------------------------------------------------------------------------------------------
  CMS Co-Investment Subpartnership                                     175,146                          4.63
------------------------------------------------------------------------------------------------------------------
  CMS Diversified Partners, L.P.                                         3,844                          0.10
------------------------------------------------------------------------------------------------------------------
  CMS Mid-Atlantic Business Opportunity Partners, L.P.                  38,344                          1.01
------------------------------------------------------------------------------------------------------------------
  David V. Harkins                                                      14,572                          0.39
------------------------------------------------------------------------------------------------------------------
  E. Merle Randolph                                                     17,000                          0.45
------------------------------------------------------------------------------------------------------------------
  Ellen Lipson                                                             903                          0.02
-----------------------------------------------------------------------------------------------------------------
  Faye A. Florence                                                       3,527                          0.09
------------------------------------------------------------------------------------------------------------------
  Fung Tai-Leung                                                        40,000                          1.10
------------------------------------------------------------------------------------------------------------------
  Irwin Schafetz Trust                                                   4,330                          0.10
------------------------------------------------------------------------------------------------------------------
  James Purcell                                                          8,687                          0.20
------------------------------------------------------------------------------------------------------------------
  Jayson Sore                                                              450                          0.01
------------------------------------------------------------------------------------------------------------------
  Joseph J. Incandela                                                    2,025                          0.05
------------------------------------------------------------------------------------------------------------------
  Kent R. Weldon                                                         1,215                          0.03
------------------------------------------------------------------------------------------------------------------
  Leonard Florence                                                     362,850                          9.60
------------------------------------------------------------------------------------------------------------------
  Marc Florence                                                          2,263                          0.10
------------------------------------------------------------------------------------------------------------------
  Matus Family                                                           6,776                          0.20
------------------------------------------------------------------------------------------------------------------
  Melvin L. Levine                                                      44,256                          1.17
------------------------------------------------------------------------------------------------------------------
  Morry Weiss                                                           15,610                          0.40
------------------------------------------------------------------------------------------------------------------
  Perlman/Onik & Trusts                                                 43,187                          1.10
------------------------------------------------------------------------------------------------------------------
  Peggy Randolph                                                        16,999                          0.40
------------------------------------------------------------------------------------------------------------------
  Publicly Held [unknown holders]                                      599,445                         15.80
------------------------------------------------------------------------------------------------------------------
  Richard Freiman                                                        3,316                          0.10
------------------------------------------------------------------------------------------------------------------
  RoitenBerg Investments                                                12,000                          0.30
------------------------------------------------------------------------------------------------------------------
  Scott A. Schoen                                                        9,720                          0.26
------------------------------------------------------------------------------------------------------------------
  Scott M. Sperling                                                      8,100                          0.21
------------------------------------------------------------------------------------------------------------------
  Seth W. Lawry                                                          2,430                          0.06
------------------------------------------------------------------------------------------------------------------
  Sumner Einhorn                                                         4,424                          0.10
------------------------------------------------------------------------------------------------------------------
  Terrance M. Mullen                                                       607                          0.02
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee                                                            791                          0.02
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Equity Fund III, L.P.                                1,952,082                         51.59
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Foreign Fund III, L.P.                                 120,789                          3.19
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Investors L.P.                                         123,345                          3.26
------------------------------------------------------------------------------------------------------------------
  Thomas M. Hagerty                                                      8,100                          0.21
------------------------------------------------------------------------------------------------------------------
  Thomas R. Shepherd                                                     5,062                          0.13
------------------------------------------------------------------------------------------------------------------
  Todd M. Abbrecht                                                         607                          0.02
------------------------------------------------------------------------------------------------------------------
  Warren C. Smith, Jr.                                                   8,100                          0.21
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
                                                                # OF SHARES OLD PREFERRED       % OF OUTSTANDING
  HOLDER NAME                                                            STOCK OF                     SHARES
                                                                       SYRATECH HELD
------------------------------------------------------------------------------------------------------------------
  Anthony J. DiNovi                                                         57.62                       0.32
------------------------------------------------------------------------------------------------------------------
  C. Hunter Boll                                                            69.14                       0.38
------------------------------------------------------------------------------------------------------------------
  CMS Business Spectrum Fund, L.P.                                         273.00                       1.52
------------------------------------------------------------------------------------------------------------------
  CMS Co-Investment Subpartnership                                       1,245.00                       6.92
------------------------------------------------------------------------------------------------------------------
  CMS Diversified Partners, LP.                                             27.00                       0.15
------------------------------------------------------------------------------------------------------------------
  CMS Mid-Atlantic Business Opportunity Partners, L.P.                     273.00                       1.52
------------------------------------------------------------------------------------------------------------------
  David V. Harkins                                                         103.65                       0.58
-----------------------------------------------------------------------------------------------------------------
  Joseph J. Incandela                                                       14.40                       0.08
------------------------------------------------------------------------------------------------------------------
  Kent R. Weldon                                                             8.64                       0.05
------------------------------------------------------------------------------------------------------------------
  Scott A. Schoen                                                           69.14                       0.38
------------------------------------------------------------------------------------------------------------------
  Scott M. Sperling                                                         57.62                       0.32
------------------------------------------------------------------------------------------------------------------
  Seth W. Lawry                                                             17.28                       0.10
-----------------------------------------------------------------------------------------------------------------
  Terrance M. Mullen                                                         4.32                       0.02
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee                                                              5.63                       0.03
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Equity Fund III, L.P.                                   13,883.00                      77.13
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Foreign Fund III, L.P.                                     859.00                       4.77
------------------------------------------------------------------------------------------------------------------
  Thomas H. Lee Investors L.P.                                             877.00                       4.87
------------------------------------------------------------------------------------------------------------------
  Thomas M. Hagerty                                                         57.62                       0.32
------------------------------------------------------------------------------------------------------------------
  Thomas R. Shepherd                                                        36.01                       0.20
------------------------------------------------------------------------------------------------------------------
  Todd M. Abbrecht                                                           4.32                       0.02
------------------------------------------------------------------------------------------------------------------
  Warren C. Smith, Jr.                                                      57.62                       0.32
------------------------------------------------------------------------------------------------------------------